EXHIBIT 4.02

EXECUTION VERSION

THIRD LIEN SUBORDINATED EXCHANGE NOTE

EXCHANGE AGREEMENT

among

NextWave Wireless Inc.,

NextWave Wireless LLC,

each Guarantor named herein,

and

the Purchasers named herein

Relating to:

Third Lien Subordinated Secured Convertible Notes due 2011

of

NextWave Wireless Inc.

Dated as of October 9, 2008

ARTICLE I PURCHASE, SALE AND ISSUANCE OF SECURITIES	1
1.1	Issuance of Notes.	1
1.2	Sale and Purchase of the Notes; Closing.	1
1.3	[RESERVED]	2
1.4	Purchasers’ Representations and Acknowledgement.	2
1.5	Expenses.	4
1.6	Indemnification.	5
1.7	Registration of Notes; etc.	7
1.8	Tax Matters.	8

ARTICLE II CLOSING CONDITIONS	11
2.1	Closing Conditions.	11

ARTICLE III HOLDERS' SPECIAL RIGHTS	15
3.1	Service Charges.	15
3.2	Direct Payment.	15
3.3	Lost, etc. Notes.	15
3.4	Inspection.	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES	16
4.1	Organization, Powers.	16
4.2	Qualification and Good Standing.	16
4.3	Company and Subsidiaries; Capitalization.	17
4.4	Due Authorization.	17
4.5	No Conflict.	17
4.6	Governmental Consents.	18
4.7	Binding Obligations.	18
4.8	No Default; Contracts and Spectrum Leases.	18
4.9	[RESERVED]	19
4.10	Financial Condition.	19
4.11	No Material Adverse Change; Absence of Undisclosed Liabilities.	19
4.12	Title to Collateral; Properties; Liens.	19
4.13	FCC Licenses.	20
4.14	Intellectual Property.	21
4.15	Litigation; Adverse Facts.	22
4.16	Payment of Taxes.	22
4.17	Compliance With Laws; Governmental Authorizations; Insurance.	22
4.18	Affiliate Transactions.	23
4.19	Investment Company Act.	24

- i -

(continued)

4.20	Securities Activities.	24
4.21	ERISA.	24
4.22	Certain Fees.	25
4.23	Environmental Matters.	25
4.24	Employee Matters.	26
4.25	Solvency.	26
4.26	Indebtedness.	26
4.27	No Violation of Regulations of Board of Governors of Federal Reserve System.	26
4.28	Private Offering.	26
4.29	Disclosure.	26
4.30	Representations and Warranties.	27
4.31	Creation, Perfection and Priority of Liens.	27
4.32	Subsidiary Rights.	27
4.33	Ranking of Notes.	27
4.34	Independent Auditors.	28
4.35	Books and Records.	28
4.36	Money Laundering.	28
4.37	SEC Compliance.	28
4.38	Necessary Approvals.	29

ARTICLE V COVENANTS	29
5.1	Financial Statements and Other Reports.	30
5.2	Payment of Notes.	32
5.3	Satisfaction of Obligations; Taxes.	32
5.4	Maintenance of Property; Insurance.	33
5.5	Corporate Existence.	33
5.6	Books and Records.	33
5.7	Compliance with Law, Maintenance of FCC Licenses.	33
5.8	Account Control Agreement Amendment.	34
5.9	Additional Guarantors; Additional Collateral.	34
5.10	Asset Sale Proceeds Account.	35
5.11	Limitation on Restricted Payments.	36
5.12	Liens and Related Matters.	37
5.13	Indebtedness.	38
5.14	Asset Sales.	39
5.15	Merger and Consolidation.	40
5.16	No Layering of Debt.	41
5.17	Limitation on Transactions With Affiliates.	41

- ii -

(continued)

5.18	Offer to Repurchase Upon Change of Control.	42
5.19	Nature of Business.	44
5.20	Investment Company Act.	44
5.21	Waiver of Stay, Extension or Usury Laws.	44
5.22	Spectrum Holdings.	44
5.23	Amendments of Organizational Documents.	44
5.24	OFAC.	45
5.25	Parent Issuer.	45
5.26	[RESERVED]	45
5.27	[RESERVED]	45
5.28	License Subsidiaries.	45

ARTICLE VI DEFAULTS AND REMEDIES	46
6.1	Event of Default.	46
6.2	Acceleration.	49
6.3	Other Remedies.	49
6.4	Waiver of Past Defaults.	49
6.5	Rights of Holders to Receive Payment.	50

ARTICLE VII [RESERVED]	50

ARTICLE VIII REDEMPTION AND REPURCHASE OF THE NOTES	50
8.1	Optional Redemption; Mandatory Redemption.	50
8.2	Selection of Notes to Be Redeemed or Purchased.	51
8.3	Notice of Redemption.	51
8.4	Effect of Notice of Redemption.	52
8.5	Deposit of Redemption or Purchase Price.	52
8.6	Notes Redeemed or Purchased in Part.	52

ARTICLE IX DEFINITIONS	52

ARTICLE X MISCELLANEOUS	73
10.1	Notices.	73
10.2	Successors and Assigns; Assignments.	74
10.3	Amendment and Waiver.	75
10.4	Release of Security Interest or Guaranty; Release of Guarantor.	76
10.5	Interest Rate Limitation.	76
10.6	Counterparts.	77
10.7	Headings.	77
10.8	Governing Law.	77

- iii -

(continued)

10.9	Consent to Jurisdiction and Service of Process.	77
10.10	Waiver of Jury Trial.	78
10.11	Survival of Warranties and Certain Agreements.	78
10.12	Failure or Indulgence Not Waiver; Remedies Cumulative.	78
10.13	Independence of Covenants.	79
10.14	Marshalling; Payments Set Aside.	79
10.15	Set-Off.	79
10.16	Classification of Transaction.	79
10.17	Exculpation.	80
10.18	Entire Agreement.	80
10.19	Severability.	80
10.20	Confidentiality.	80
10.21	Ratable Sharing.	81
10.22	Independent Nature of Holders’ Obligations and Rights.	82
10.23	Intercreditor Agreement.	82
10.24	Third Party Beneficiaries.	83
10.25	Rules of Construction.	83

- iv -

SCHEDULES AND EXHIBITS

Schedule 1.2	Purchasers
Schedule 4.3	Corporate and Capital Structure
Schedule 4.13	FCC Licenses
Schedule 4.14	Intellectual Property
Schedule 4.15	Claims and Proceedings
Schedule 4.18	Affiliate Transactions
Schedule 4.26	Indebtedness
Schedule 4.37	SEC Compliance
Schedule 5.12	Liens
Schedule 5.13	Existing Indebtedness
Schedule 5.14(c)	Lease or Sublease Markets

Exhibit A	Form of Note
Exhibit B	Form of Account Control Agreement Amendment
Exhibit C	Form of Opinion of Company Counsel
Exhibit D	Form of Tax Matters Certificate
Exhibit E	Form of Collateral Agency Agreement
Exhibit F	Form of Guaranty
Exhibit G	Form of Security Agreement
Exhibit H	Form of Intercreditor Agreement
Exhibit I	Form of Assumption Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Second Lien Purchase Agreement

- v -

THIRD LIEN SUBORDINATED EXCHANGE NOTE EXCHANGE AGREEMENT

THIRD LIEN SUBORDINATED EXCHANGE NOTE EXCHANGE AGREEMENT, dated as of October 9, 2008, among NextWave Wireless Inc., a corporation organized under the laws of the State of Delaware and the owner of 100% of the Capital Stock of the Company ("Parent Issuer"), NextWave Wireless LLC, a limited liability company organized under the laws of the State of Delaware (the "Company"), each Guarantor from time to time party hereto (together with the Company in its capacity as a Guarantor hereunder, each, a "Guarantor" and collectively, the "Guarantors"), the purchasers set forth in Schedule 1.2 (each, a "Purchaser" and collectively, the "Purchasers"), and The Bank of New York Mellon ("BONY"), as Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

PURCHASE, SALE AND ISSUANCE OF SECURITIES

1.1	Issuance of Notes.

On the date hereof, Parent Issuer will issue to the Purchasers, $478,294,966 aggregate Stated Value of Third Lien Subordinated Secured Convertible Notes in the form attached hereto as Exhibit A (the "Notes") in exchange for the number of shares of Series A Preferred Stock set forth on Schedule 1.2 in a transaction intended to qualify as an exchange pursuant to Section 3(a)(9) of the Securities Act. Parent Issuer will promptly pay or cause to be paid the Principal Amount of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes, and in accordance with the terms of the Intercreditor Agreement. The Notes will be exchangeable into the common stock, par value $0.001, of Parent Issuer ("Common Stock") in accordance with the terms of the Notes.

The Notes will at all times be secured pursuant to the Collateral Documents and guarantied by the Guarantors in accordance with the terms of this Agreement. Interest will be payable on the Notes at a rate and on terms set forth in the Notes and this Agreement. The Notes shall be subject to optional redemption, mandatory redemption and an obligation to make a repurchase offer upon the occurrence of a Change of Control, in each case as further set forth in this Agreement and the Notes. Capitalized terms used herein without definition have the meanings assigned to them in Article IX hereof.

1.2	Sale and Purchase of the Notes; Closing.

(a)       In reliance upon the Purchasers’ several representations made in Section 1.4 hereof and subject to the terms and conditions set forth in the Note Documents, Parent Issuer hereby agrees to sell to the Purchasers the Notes.In reliance upon the representations and warranties of Parent Issuer and the Company contained in the Note Documents, and subject to the terms and conditions set forth herein and therein, the Purchasers hereby agree to purchase the Notes from Parent Issuer as described in Section 1.2(b).

(b)       The sale and purchase of the Notes to be purchased by the Purchasers will take place at a closing (the "Closing") at 10:00 a.m., New York City time on the date hereof at the offices of O’Melveny & Myers LLP at Seven Times Square, New York, NY 10036. At the Closing, Parent Issuer will, subject to the terms and conditions set forth in the Note Documents, deliver to each Purchaser the Stated Value of Notes set forth with respect to such Purchaser on Schedule 1.2 (in such permitted denomination or denominations and registered in its name or the name of such nominee or nominees as such Purchaser may request) against delivery to Parent Issuer by such Purchaser of certificates representing the number of shares of Series A Preferred Stock set forth with respect to such Purchaser on such Schedule 1.2.

1.3	[RESERVED]
1.4	Purchasers’ Representations and Acknowledgement.

(a)       Each Purchaser represents, severally and not jointly, that it is acquiring the Securities to be acquired by it for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

Each Purchaser further represents, agrees and acknowledges, severally and not jointly, that it:

(i)        is an "accredited investor" as defined in Regulation D promulgated under the Securities Act;

(ii)       did not employ any broker or finder in connection with the transactions contemplated by this Agreement;

(iii)      understands that the Securities have not been registered under the Securities Act and are being issued by Parent Issuer in transactions exempt from the registration requirements of the Securities Act and Parent Issuer has not undertaken to register the Securities under the Securities Act or any state or blue sky law; and

(iv)      further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(c)       If any Purchaser desires to sell or otherwise dispose of all or any part of the Securities (other than pursuant to Rule 144, Rule 144A or an effective registration statement under the Securities Act), if requested by Parent Issuer, it will deliver to Parent Issuer an opinion of counsel, reasonably satisfactory in form and substance to Parent Issuer, that an exemption from registration under the Securities Act is available. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities (and all securities issued in exchange therefor, upon exercise thereof or in substitution thereof) shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE "SECURITIES ACT"). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUEST AN OPINION OF LEGAL COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER THAT ANY SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OR ENCUMBRANCE IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, IF SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OR ENCUMBRANCE IS NOT PURSUANT TO RULE 144, RULE 144A OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

In addition, upon original issuance thereof, the Notes (and all securities issued in exchange therefor, upon exercise thereof or in substitution thereof) shall bear the following legend:

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG THE COMPANY, PARENT ISSUER, THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND THE BANK OF NEW YORK MELLON, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH NOTE HOLDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT AND THE NOTE HOLDERS UNDER THE SECOND LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE

PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

As a condition to any Person becoming a Holder, such Person shall execute and deliver an Assumption Agreement and a counterpart to the Intercreditor Agreement.

(d)       Each Holder agrees, for the benefit of the other Holders only, that, in connection with the purchase of the Securities, it has relied on the representations of Parent Issuer and the Company herein, information provided by Parent Issuer and the Company, its own independent investigation of the financial condition and affairs of Parent Issuer and its Subsidiaries, and its own appraisal of the creditworthiness of Parent Issuer and its Subsidiaries. No individual Holder (or Affiliate or representative of any Holder) is acting as a financial advisor or fiduciary to any other Holder, or shall have any duty or responsibility to any other Holder, either initially or on a continuing basis. Without limiting the foregoing, no individual Holder (or Affiliate or representative of any Holder) shall have any duty or responsibility to any other Holder to make any investigation on behalf of any Holder or to provide any Holder with any credit or other information with respect to Parent Issuer and its Subsidiaries, whether coming into its possession before the purchase of the Securities, or at any time thereafter, and no Holder (or Affiliate or representative of any Holder) shall have any responsibility with respect to the accuracy or completeness of any information provided to Holders. The Holders acknowledge and agree that (i) the Holders, in such capacity, have no right to representation on the Board of Directors of Parent Issuer, the Company or any Subsidiary thereof, or to have an observer at meetings of any such Board of Directors, and that (ii) any Person affiliated or associated with an individual Holder who may serve as a member of the Board of Directors of Parent Issuer, the Company or any Subsidiary thereof is doing so in that Person’s individual capacity, not as a representative of any Holder, and, in such capacity, shall have no duty or responsibility to any Holder.

1.5	Expenses.

(a)     Whether or not any of the Notes are sold, Parent Issuer and the Company will pay all reasonable costs and expenses incurred by the Holders in connection with the transactions contemplated by this Agreement, including, without limitation:

1.   all reasonable out-of-pocket expenses (other than Taxes) incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents and all other agreements and transactions contemplated thereby, including without limitation due diligence and analysis (including as to FCC Licenses, Spectrum Leases and other Spectrum Holdings), examinations and appraisals;

2.   to the extent not specifically included in clause (1) above, the reasonable fees and expenses of O’Melveny & Myers LLP, who are acting as counsel to one or more Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents and all other agreements and transactions contemplated thereby;

3.   all reasonable out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Holders in connection with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby; and

4.   such other fees (including without limitation, commitment fees) as agreed to by the Company and the Purchasers.

(b)     Whether or not any of the Notes are sold, Parent Issuer and the Company will pay all reasonable costs and expenses incurred by the Collateral Agent in connection with the transactions contemplated by this Agreement, including, without limitation:

1.   the costs and expenses outlined in that certain fee schedule dated as of September 17, 2008;

2.   to the extent not specifically included in clause (1) above, the reasonable fees and expenses of McGuire, Craddock & Strother, P.C., who are acting as counsel to the Collateral Agent in connection with the preparation, negotiation, execution and delivery of the Note Documents; and

3.   all reasonable out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Collateral Agent in connection with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby.

1.6	Indemnification.

(a)     In addition to all rights and remedies available to the Purchasers at law or in equity, Parent Issuer and the Guarantors (collectively, the "Indemnifying Parties") shall jointly and severally indemnify and hold harmless the Purchasers, the Collateral Agent, each subsequent Holder and their respective affiliates, stockholders, partners, members, officers, directors, employees, agents, representatives, controlling persons, successors, heirs and assigns (collectively, the "Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (but not including any diminution in value of the Notes), liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any claims by or on behalf of Parent Issuer or any of its Subsidiaries or any third party, including interest, penalties, and reasonable attorneys’ fees and expenses of one counsel to the Indemnified Parties (or such additional counsel as may reasonably be required by reason of a conflict of interest among or between Indemnified Parties) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

1.   any misrepresentation or breach of a representation or warranty on the part of any Note Party under any Note Document;

2.   without duplication of Section 1.6(a)(1) above, any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits hereto, certificates or other instruments or documents furnished to the Holders by or on behalf of any Note Party made in or pursuant to any Note Document;

3.   any non-fulfillment or breach of any covenant or agreement on the part of any Note Party under any Note Document;

4.	any Environmental Claim; or

5.   except with respect to Taxes, any claim (whenever made) relating in any way to any Note Party and any claim (whenever made) arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (A) the execution, delivery and performance of this Agreement, the other Note Documents, and the documents and agreements contemplated hereby or thereby or (B) any actions taken by or omitted to be taken by any of the Indemnified Parties in connection with any Note Document;

provided, however, that no Indemnified Party shall be entitled to such rights and remedies to the extent that such Losses occur solely as a result of the willful misconduct, or the gross negligence on the part of any Indemnified Party, as finally determined by a court of competent jurisdiction.

(b)     All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby without limit, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Purchasers, their advisors and/or any of the Indemnified Parties or the acceptance by Parent Issuer or the Company of any certificate or opinion, and shall inure to the benefit of any purchaser or other holder of the Notes, in accordance with the terms hereof, and notwithstanding such Person’s subsequent assignment or transfer of its Notes.

(c)     If for any reason the indemnity provided for in this Section 1.6 is unavailable to any Indemnified Party or is insufficient to hold each such Indemnified Party harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then Parent Issuer and the Guarantors jointly and severally shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect not only the relative benefits received by Parent Issuer and the Guarantors on the one hand and such Indemnified Party on the other but also the relative fault of Parent Issuer and the Guarantors and the Indemnified Party as well as any relevant equitable considerations. In addition, Parent Issuer and the Guarantors, jointly and severally, agree to reimburse any Indemnified Party upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim. The indemnity, contribution and expenses reimbursement obligations that Parent Issuer and the Guarantors have under this Section 1.6 shall be in addition to any liability that Parent Issuer and the Guarantors may otherwise have at law or in equity. Parent Issuer and the Guarantors further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

(d)     Any indemnification or payments in respect of contribution of any Purchaser or any other Indemnified Party by Parent Issuer or the Guarantors pursuant to this Section 1.6 shall be effected by wire transfer of immediately available funds from Parent Issuer or any Guarantor to an account designated by such Purchaser or any other Indemnified Party within ten Business Days after the incurrence of a Loss.

1.7	Registration of Notes; etc.

(a)     Parent Issuer will maintain (and make available for inspection by the Holders upon reasonable prior notice at reasonable times) at its address referred to in Section 10.1(c) a register for the recordation of, and shall record, the names and addresses of Holders (and any changes thereto), the respective amounts of the Notes of each Holder from time to time and the amount that is due and payable, and paid, to each Holder (the "Register"). Promptly following the Closing and each subsequent change to the Register, Parent Issuer shall provide a copy of the Register to the Collateral Agent. Parent Issuer and the Company shall deem and treat the Persons listed as Holders in the Register as the holders and owners of the corresponding Notes listed therein for all purposes of this Agreement; all amounts owed with respect to any Note shall be owed to the Holder listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Holder shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Notes. Each Holder shall record on its internal records the amount of its Notes and each payment in respect thereof, and any such recordation shall be conclusive and binding on Parent Issuer, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Holder’s records. Failure to make any recordation in the Register or in any Holder’s records, or any error in such recordation, shall not affect any Notes or any obligation thereunder.

(b)     Subject to Section 10.2, a Holder may transfer a Note to a new Holder only by surrendering such Note to Parent Issuer duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only).

(c)     Upon surrender for registration of transfer of any Notes, Parent Issuer, at its expense, will mark the surrendered Notes as canceled, and Parent Issuer will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate Principal Amount. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated as of, and bear interest from, the date to which interest shall have been paid on the surrendered Note, or dated as of the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Promptly upon the transfer of any Note, Parent Issuer shall provide written notice of such transfer to the

Collateral Agent, including the date of such transfer, the amount of Note or Notes transferred and the name of and payment instructions for the transferee.

(d)     Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate Principal Amount, as applicable, but in different denominations. Whenever any Notes are so surrendered for exchange, Parent Issuer, at its expense, will mark the surrendered Notes as canceled, and Parent Issuer will execute and deliver the Notes that the Holder making the exchange is entitled to receive.

(e)     All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of Parent Issuer, evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

(f)      Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to Parent Issuer, duly executed by the Holder thereof or its attorney duly authorized in writing.

(g)     Upon receipt of a Note pursuant to clause (b) or (d) above and any forms, certificates or other evidence with respect to Tax matters that the new Holder may be required to deliver Parent Issuer pursuant to Section 1.8, Parent Issuer will record the relevant information in the Register.

(h)     Any transfer of any of the Notes is subject to Section 1.4(b) hereof and will not be valid unless and until such transfer is recorded in the Register.

1.8	Tax Matters.

(a)     Any and all payments by or on behalf of Parent Issuer or any Guarantor hereunder or under the Notes or the other Note Documents that are made to or for the benefit of a Holder shall be made free and clear of, and without deduction or withholding on account of, any Taxes. If Parent Issuer or any Guarantor or any other Person on behalf of Parent Issuer or any Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other Note Document to a Holder:

1.   Parent Issuer shall notify such Holder of any such requirement or any change in any such requirement as soon as it becomes aware of it;

2.   Parent Issuer shall timely pay any such Tax to the relevant Governmental Authority when such Tax is due, in accordance with Applicable Law;

3.   unless such Tax is an Excluded Tax, the sum payable shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this clause), each Holder receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

4.   within 30 days after Parent Issuer receives a receipt of payment of any Tax which Parent Issuer is required by clause (2) above to pay, shall deliver to the applicable Holder the original or a certified copy of an official receipt or other satisfactory evidence of the payment and its remittance to the relevant Governmental Authority.

(b)     In addition, without limiting the provisions of paragraph (a) above, Parent Issuer agrees to timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law and within thirty (30) days after Parent Issuer receives a receipt for payment of any such Taxes, Parent Issuer shall furnish to the applicable Holder a copy of such receipt.

(c)     Parent Issuer will indemnify each Holder, within 10 days after demand therefor, for the full amount of any Covered Taxes or Other Taxes (including for the full amount of any Covered Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8(c)) paid by such Holder, as the case may be, and any penalties (other than penalties imposed by reason of such Holder’s gross negligence or willful misconduct), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent Issuer by a Holder shall be conclusive absent manifest error.

(d)     If a Holder receives a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by Parent Issuer or with respect to which Parent Issuer paid additional amounts pursuant to this Section 1.8, it shall pay to Parent Issuer an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Parent Issuer pursuant to this Section 1.8 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, however, that Parent Issuer, upon the request of such Holder, agrees to repay to such Holder the amount paid over to Parent Issuer in the event that such Holder is required to repay such refund to such Governmental Authority.

(e)	Unless not legally entitled to do so:

1.   each Holder shall deliver such forms or other documentation prescribed by Applicable Law or reasonably requested by Parent Issuer as will enable Parent Issuer to determine whether or not such Holder is subject to backup withholding or information reporting requirements;

(i)        any Holder that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under the Notes or any other Note Document shall deliver to Parent Issuer, on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter, as may be necessary in the determination of Parent Issuer, in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(ii)       without limiting the generality of the foregoing, any Holder shall deliver to Parent Issuer (in such number of copies as shall be reasonably requested by Parent Issuer) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter, as may be necessary in the determination of Parent Issuer, in the reasonable exercise of its discretion), whichever of the following is applicable:

(A)

unless such Holder has otherwise established to the reasonable satisfaction of Parent Issuer that it is an "exempt recipient" (as defined in Section 6049(b)(4) of the Code and the United States Treasury Regulations thereunder), properly completed and duly executed copies of Internal Revenue Service Form W-9,

(B)	properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(C)	properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,
(D)

in the case of a Holder claiming the benefits of the exemption for "portfolio interest" under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate in the form of Exhibit D hereto to the effect that such Holder is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code) of Parent Issuer, or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, and

(E)	properly completed and duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by Applicable Law to permit Parent Issuer to determine the withholding or deduction required to be made, if any.

(f)      Without limiting the generality of the foregoing, each Holder hereby agrees, from time to time after the initial delivery of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Holder shall promptly (1) deliver to Parent Issuer two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Holder, together with any other certificate or statement of exemption required in order to confirm or establish that such Holder is entitled to an exemption from or reduction of any Tax with respect to payments to such Holder under the Note Documents, or (2) notify Parent Issuer of its inability to deliver any such forms, certificates or other evidence.

(g)     Any Holder claiming any additional amounts payable pursuant to this Section 1.8 shall use its reasonable best efforts to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise materially disadvantageous to such Holder.

(h)     Parent Issuer has determined, in accordance with Section 1.1441-3(c)(2)(ii) of the Income Tax Regulations, that it does not reasonably expect to have any current or accumulated earnings and profits for its taxable year that includes the Closing. Parent Issuer agrees, to the extent applicable, to elect not to withhold in connection with the sale and purchase described in Section 1.2 hereof pursuant to Section 1.1441-3(c)(2)(i) of the Income Tax Regulations and all comparable provisions of state and local tax law.

(i)      The obligations of Parent Issuer under this Section 1.8 shall survive the payment of the Notes and the termination of this Agreement.

ARTICLE II

CLOSING CONDITIONS

2.1	Closing Conditions.

The obligations of the Purchasers to purchase and pay for the Notes shall be subject to the satisfaction of each of the following conditions on or before the date hereof:

(a)	[RESERVED]

(b)     Opinion of Counsel. The Purchasers and the Collateral Agent shall have received opinions in form and substance satisfactory to the Purchasers and the Collateral Agent, dated as of the date hereof from Weil, Gotshal & Manges LLP or, with respect to the FCC Licenses and related matters, Patton Boggs, LLP,eachcounsel for Parent Issuer and the Guarantors, covering the matters set forth on Exhibit C with respect to Parent Issuer and the Guarantors, and covering such other matters incident to the transactions contemplated hereby as the Purchasers and the Collateral Agent may reasonably request.

(c)     Representations and Warranties True. The representations and warranties of Parent Issuer, the Company and the other Guarantors contained in this Agreement are true and correct in all material respects on and as of the date hereof (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete on and as of such earlier date).

(d)     Compliance with this Agreement; No Default. After giving effect to the transactions contemplated by this Agreement, (i) no Default or Event of Default shall have occurred and be continuing hereunder, (ii) no Default or Event of Default (each as defined under the First Lien Documents) shall have occurred and be continuing under the First Lien Documents, and (iii) no Default or Event of Default (each as defined under the Second Lien Documents) shall have occurred and be continuing under the Second Lien Documents.

(e)     Delivered Documents. On or before the date hereof, each of Parent Issuer and the Guarantors shall deliver to the Purchasers with respect to Parent Issuer or such Guarantor, as the case may be, each, unless otherwise noted, dated as of the date hereof:

1.   Note Documents; etc. Copies of the Note Documents and the Intercreditor Agreement duly executed by each party thereto (other than the Purchasers).

2.   Officer’s Certificate. A certificate, dated as of the date hereof and signed by a Responsible Officer of Parent Issuer and a Responsible Officer of the Company, certifying that the conditions set forth in this Article II have been satisfied on and as of such date.

3.   Secretary’s Certificate. A certificate, dated as of the date hereof and signed by the Secretary of Parent Issuer and the Secretary of each Guarantor, certifying as to the Board of Directors and other resolutions and Organizational Documents attached thereto and as to all other corporate or other organizational proceedings relating to the authorization, execution and delivery of the Notes, the Note Documents and the Intercreditor Agreement.

4.   Good Standing Certificates. A good standing certificate from the Secretary of State of such Person’s jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated as of a recent date prior to the date hereof.

5.   Incumbency Certificates. Signature and incumbency certificates of the officers of each Person executing the Note Documents, and any other documents, instruments and certificates required to be executed by such Person in connection herewith or therewith.

6.   Other Documents. Such other documents or certificates as the Purchasers or the Collateral Agent may reasonably request.

(f)      Issuance of Notes. Pursuant to Section 1.2 hereof, Parent Issuer shall have issued and delivered the $478,294,966 aggregate Stated Value of Notes to the Purchasers.

(g)     Governmental Authorizations; No Violation. Parent Issuer and the Guarantors shall have received all material Governmental Authorizations (including any required Governmental Authorizations from the FCC) and sent or made all material notices, filings, registrations and qualifications required to be obtained, sent or made in connection with the consummation of the Transactions. The consummation by Parent Issuer and the Guarantors of the Transactions shall not materially contravene, violate or conflict with any Applicable Law.

(h)	[RESERVED]

(i)      Payment of Fees and Expenses. Parent Issuer and the Company shall have paid the fees and expenses referred to in Section 1.5.

(j)      Purchase Permitted by Applicable Laws; Legal Investment. Each Purchaser’s purchase of and payment for the Notes to be purchased by it (i) shall not be prohibited by any Applicable Law or governmental regulation; and (ii) shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

(k)     Security Interests in Collateral. The Purchasers shall have received evidence satisfactory to the Purchasers and the Collateral Agent that Parent Issuer and the Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Purchasers or the Collateral Agent, desirable in order to create in favor of the Collateral Agent for the benefit of the Holders a valid and perfected Third Priority security interest in the entire Collateral in accordance with the Collateral Documents. Such actions shall include, without limitation, the following:

1.   Stock Certificates. Delivery to the Purchasers of a confirmation from First Lien Collateral Agent that it is in receipt of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Purchasers and the Collateral Agent) representing all Capital Stock pledged pursuant to the First Lien Security Agreement.

(iii)      Searches and UCC Termination Statements. Delivery to the Collateral Agent of (i) the results of a recent search, by a Person satisfactory to the Purchasers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal property of the Company and any of the Guarantors, together with copies of all such filings disclosed by such search, and (ii) termination statements duly executed by all applicable Persons and filed in all applicable jurisdictions necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iv)      UCC Financing Statements. Delivery to the Collateral Agent of UCC financing statements with respect to all Collateral of Parent Issuer and each Guarantor, filed in all jurisdictions necessary or, in the opinion of the Purchasers, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

(l)	[RESERVED]
(m)	[RESERVED]
(n)	[RESERVED]

(o)     First Lien Noteholders; First Lien Documents. The "Required Holders" (as defined in the First Lien Purchase Agreement) shall have (i) consented to the issuance of the Notes on the terms and conditions contained in this Agreement and the other Note Documents, the performance of each Note Party’s obligations hereunder and thereunder, and any other Transactions, and shall have entered into any necessary amendments to the First Lien Documents to reflect such consent, and (ii) executed and delivered an amendment to the First Lien Documents (A) providing that all "Net Proceeds" (as defined in the First Lien Purchase Agreement) from any "Asset Sales" (as defined in the First Lien Purchase Agreement) be used to immediately repay the First Lien Notes, (B) modifying Section 5.13(g) of the First Lien Purchase Agreement to conform to the terms of Section 5.13(g) of the Second Lien Purchase Agreement, and (C) making such other modifications as the "Required Holders" (as defined in the First Lien Purchase Agreement) and the Company may mutually agree to.

(p)     Fairness Opinion. The Purchasers and the Collateral Agent shall have received a copy of an opinion dated as of the date hereof, rendered to the Finance Committee of the Board of Directors of Parent Issuer from The Bank Street Group LLC, (i) stating that the Transactions, taken as a whole, are fair to Parent Issuer from a financial point of view.

(q)     Solvency Opinion. The Purchasers and the Collateral Agent shall have received a copy of an opinion dated as of the date hereof, from Valuation Research Company rendered to the Finance Committee of the Board of Directors of Parent Issuer, in form, scope and substance satisfactory to the Purchasers and the Collateral Agent, with appropriate attachments, demonstrating that after giving effect to the consummation of the Transactions, Parent Issuer and the Company, each individually, and Parent Issuer and its Subsidiaries, taken as a whole on a consolidated basis, are, and will be Solvent.

(r)	[RESERVED]
(s)	[RESERVED]
(t)	[RESERVED]

(u)     Second Lien Notes. The Company shall have issued and delivered the Second Lien Notes in accordance with the terms of the Second Lien Documents.

(v)     Anti-Money Laundering Laws. Purchasers shall have received from Parent Issuer and the Guarantors all documentation and other information required or requested by any Governmental Authority under applicable "know your customer" and anti-money-laundering rules and regulations, including the Anti-Money Laundering Laws.

(w)    Solvency Certificate. Purchasers and the Collateral Agent shall have received a Solvency Certificate from Parent Issuer and the Company dated as of the date hereof and addressed to the Purchasers and the Collateral Agent, and in form, scope and substance satisfactory to the Purchasers, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, Parent Issuer and the Company, each individually, and Parent Issuer and its Subsidiaries, taken as a whole on a consolidated basis, are, and will be Solvent.

(x)	[RESERVED]

Notwithstanding anything to the contrary in this Article II, with respect to the conditions precedent referenced, the Collateral Agent shall not be responsible for determining the satisfaction of such conditions precedent, or liable for any failure thereof.

ARTICLE III

HOLDERS’ SPECIAL RIGHTS

Parent Issuer and the Company hereby agree to grant to each Holder the following special rights:

3.1	Service Charges.

No service charge shall be made for any registration of transfer or exchange of the Notes.

3.2	Direct Payment.

(a)     Parent Issuer and the Company will pay or cause to be paid all amounts payable in cash with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 3:00 p.m., New York time on the date when due in accordance with this Agreement and the Note), by intra-bank or federal funds wire transfer to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior to the applicable payment. Each Purchaser’s initial bank account for this purpose is on such Purchaser’s signature page hereto, and if no notice is given pursuant to the previous sentence hereof, such transfer shall be made to such initial bank account.

(b)     Notwithstanding anything to the contrary contained in the Notes, if any amount payable with respect to a Note is payable on a Legal Holiday, then Parent Issuer and the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount up to, but excluding, the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that Parent Issuer or the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

3.3	Lost, etc. Notes.

Notwithstanding any provision in any Note Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then the affidavit of the Holder’s treasurer or assistant treasurer (or other authorized officer), briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by Parent Issuer or the transfer agent, as the case may be, with respect to such Note, of new Notes for a like amount, in substitution therefor, other than such Purchaser’s or such Holder’s reasonably satisfactory unsecured written agreement to indemnify Parent Issuer or the transfer agent, as the case may be.

3.4	Inspection.

Following the Closing, Parent Issuer and the Company (a) will allow the Holders the right, during normal business hours and upon reasonable prior notice, to visit and inspect any of the offices, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with the designated representatives and officers of Parent Issuer and the Guarantors (and by this provision, Parent Issuer and the Guarantors authorize their officers to discuss the affairs, finances and accounts of Parent Issuer and the Guarantors), all at such times and as often as may be reasonably requested, but not more frequently than twice per Fiscal Year unless an Event of Default has occurred and is continuing, and (b) authorizes its public accountants to discuss the affairs, finances and accounts of Parent Issuer and the Guarantors, in each case, subject to any limitations imposed by law or by confidentiality agreements binding on Parent Issuer or the relevant Guarantor and excluding materials subject to attorney-client privilege or attorney work product. The costs and expenses of such inspections will be paid by the Holders, provided that if an Event of Default then exists, such costs and expenses incurred by the Holders will be paid by Parent Issuer and the Guarantors. The Company shall be entitled to participate in or observe all such visits, inspections, examinations and discussions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Parent Issuer and the Guarantors hereby, jointly and severally, represent and warrant on and as of the date hereof and immediately after giving effect to the Transactions, that:

4.1	Organization, Powers.

Parent Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Guarantor that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each Guarantor that is a partnership or limited liability company is duly organized and a validly existing partnership or limited liability company, as the case may be, under the laws of its jurisdiction of formation and is in good standing in such jurisdiction. Each of Parent Issuer and the Guarantors has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Note Documents, to carry out the transactions contemplated hereby and thereby and, in the case of Parent Issuer, to issue and deliver the Securities and pay the obligations incurred under the Note Documents, and, in the case of each Guarantor, to issue its respective Guaranty and enter into the Collateral Documents to which it is a party.

4.2	Qualification and Good Standing.

Parent Issuer and each of the Guarantors is qualified or authorized to do business and is in good standing in the jurisdiction of its organization and in every other jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

4.3	Company and Subsidiaries; Capitalization.

The SEC Documents set forth a true and correct list of the holders of 5% or more of the Capital Stock of Parent Issuer and its Subsidiaries as of the date of Parent Issuer’s most recent Schedule 14A filing. As of the date hereof, Parent Issuer has the number of authorized, issued and outstanding shares of common stock and preferred stock (including the Series A Preferred Stock) as set forth on Schedule 4.3. As of the date hereof, all of the issued and outstanding Capital Stock of Parent Issuer has been duly authorized, validly issued and is fully paid and nonassessable. As of the date hereof, all of the issued and outstanding Capital Stock of the Company has been duly authorized, validly issued and is fully paid and nonassessable, and all of such Capital Stock of the Company is owned by Parent Issuer. Schedule 4.3 sets forth a true and correct list of every Subsidiary of Parent Issuer as of the date hereof. Each such Subsidiary is, directly or indirectly, 100% owned by Parent Issuer, except as otherwise described in the SEC Documents. Except as set forth in the SEC Documents, as of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, employee stock plans or other similar agreements or understandings for the purchase or acquisition of any shares of Capital Stock or other securities of Parent Issuer or any of its Subsidiaries. The Guarantors constitute all of the License Subsidiaries and Material Subsidiaries.

4.4	Due Authorization.

The execution, delivery and performance of the Note Documents, the issuance and delivery of the Securities and the Guaranties, and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company and/or partnership action, as applicable, on the part of Parent Issuer and each of the Guarantors.

4.5	No Conflict.

The execution, delivery and performance by Parent Issuer and each Guarantor of the Note Documents, including the issuance and delivery of the Securities and the Guaranties, as applicable, and the consummation of the Transactions do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Parent Issuer or any of the Guarantors, or violate any Organizational Documents of the Company or any of the Guarantors, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any FCC License, Spectrum Lease or other Material Contract of any Note Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (except pursuant to the Note Documents), (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Note Party, except for such approvals or consents obtained on or before the date hereof, or (v) give rise (except pursuant to the Note Documents) to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of any Note Party or any Material Contract to which any Note Party is a party or by which any Note Party is bound.

4.6	Governmental Consents.

The execution, delivery and performance by each Note Party of the Note Documents, the issuance and delivery of the Securities and the Guaranties, as applicable, and the consummation of the Transactions do not and will not require any Governmental Authorization by any Governmental Authority (including the FCC) except to the extent obtained on or before the date hereof.

4.7	Binding Obligations.

(a)     On and as of the date hereof, each Note Document has been duly executed and delivered by each Note Party party thereto and is the legally valid and binding obligation of each Note Party party thereto, enforceable against such Note Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

(b)     The Notes have been duly authorized by Parent Issuer and when executed and authenticated, will be entitled to the benefits of this Agreement and will constitute the legally valid and binding obligations of Parent Issuer, enforceable against Parent Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

4.8	No Default; Contracts and Spectrum Leases.
(a)	[RESERVED]

(b)     As of the date hereof, neither Parent Issuer nor any of the Guarantors is in default in the payment or performance of any of its Material Contracts or Spectrum Leases or has received any notice of default thereunder, and no such default has occurred or will occur as a result of the execution and delivery of the Note Documents and consummation of the Transactions. Each of Parent Issuer and the Company has no knowledge of any event which, upon the giving of notice or the passage of time, or both, would give rise to any default in the performance by it or, to its knowledge, any other party thereto, of any obligation under any Material Contract or Spectrum Lease.

(c)     Subsidiaries of the Company are the sole owners and holders of all of the leasehold or license interests granted by each Spectrum Lease. As of the date hereof, each Material Contract and Spectrum Lease is in full force and effect, constituting valid and binding obligations of the parties thereto and enforceable in accordance with their respective terms. As of the date hereof, neither Parent Issuer nor any of its Subsidiaries has received any notice that any party to any of the Material Contracts or Spectrum Leases intends to cancel or terminate any such Material Contract or Spectrum Lease.

4.9	[RESERVED]
4.10	Financial Condition.

(a)     The audited consolidated balance sheet of Parent Issuer and its Subsidiaries set forth in Parent Issuer’s most recently filed Annual Report on Form 10-K, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date, were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, fairly present, in all material respects, the financial condition of such Persons as at the dates indicated and the results of their operations and their cash flows for the periods indicated, except as otherwise indicated therein.

(b)     The unaudited consolidated balance sheets of Parent Issuer and its Subsidiaries included in Parent Issuer’s most recently filed Quarterly Report on Form 10-Q as at the end of each Fiscal Quarter ended more than 45 days prior to the date hereof, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the periods indicated were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, and certified by the chief financial officer of Parent Issuer that they fairly present, in all material respects, the financial condition of Parent Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, except for the absence of footnotes and as otherwise expressly noted therein.

4.11	No Material Adverse Change; Absence of Undisclosed Liabilities.

Since June 28, 2008, except as disclosed in the SEC Documents and except as set forth on Schedule 4.11, no event or change has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in the financial statements referred to in Section 4.10, since June 28, 2008, neither Parent Issuer nor any of its Subsidiaries has incurred any obligations or liabilities that would be required to be reflected on a balance sheet or the notes prepared thereto in accordance with GAAP consistently applied, other than obligations or liabilities incurred in the ordinary course of business.

4.12	Title to Collateral; Properties; Liens.

As of the date hereof, Parent Issuer and each of the Guarantors have (i) good title to its Collateral, (ii) good and marketable title in fee simple to all real property owned by it which is material to the business of Parent Issuer and its Subsidiaries and (iii) good title to or valid leasehold interests in all of its personal property which is material to the business of Parent Issuer and its Subsidiaries. Upon the completion of the Transactions, the Collateral Agent has and shall continue to have a Third Priority Lien in and to the Collateral; provided that if no First Lien Obligations are outstanding such Lien held by the Collateral Agent shall have priority over all other Liens in and to such Collateral (other than any Second Priority Liens and any Permitted Liens); and provided further that if no First Lien Obligations or Second Lien Obligations are outstanding such Lien held by the Collateral Agent shall have priority over all other Liens in and to such Collateral (other than any Permitted Liens). Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.13	FCC Licenses.

(a)     Schedule 4.13 contains a true and complete list, as of the date of this Agreement, of (i) each FCC License which the FCC has issued to Parent Issuer or any of its Subsidiaries, identifying the holder of each such FCC License and (ii) all material pending applications filed with the FCC by Parent Issuer or any of its Subsidiaries. Except as set forth on Schedule 4.13, neither Parent Issuer nor any of its Subsidiaries has any Foreign Spectrum Holdings as of the date hereof.

(b)     As of the date hereof, (i) each of the FCC Licenses issued to Parent Issuer or any of its Subsidiaries is valid, binding, in full force and effect, and enforceable by Parent Issuer or any of its Subsidiaries party thereto in accordance with its terms; (ii) Parent Issuer or any Subsidiary of Parent Issuer that is the holder of each such FCC License has performed all accrued obligations thereunder in all material respects and has not received written notice of intention to terminate any FCC License or written notice alleging a material default (other than letters of default that have been rescinded or with respect to defaults that have been cured or waived); (iii) no event caused by, relating to or affecting Parent Issuer or any Subsidiary of Parent Issuer that is the holder of an FCC License has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a material default or material breach by Parent Issuer or any Subsidiary of Parent Issuer party of the terms of such FCC License, the Communications Act or the FCC Rules, (iv) neither Parent Issuer nor any its Subsidiaries has modified any of the material terms of any FCC License held by Parent Issuer or any of its Subsidiaries and (v) to the knowledge of Parent Issuer and the Company, no holder of an Underlying License is in breach or default in any material respect thereunder and no event caused by, relating to or affecting any holder of an Underlying License has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a material default or material breach by such party of the terms of such Underlying License, the Communications Act or the FCC Rules. Neither Parent Issuer nor the Company has entered into any agreement, written or oral, or made any commitment to enter into any such agreement, pursuant to which Parent Issuer or the Company would accept any interference other than such interference contemplated by the applicable FCC Licenses, Underlying Licenses and FCC Rules, or to permit any additional signals in the Geographic Service Area covered by such FCC Licenses or Underlying Licenses and, to Parent Issuer and the Company’s knowledge, there is not any such interference or additional signal.

(c)     Neither Parent Issuer nor any of its Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any such Person or give rise to any order of forfeiture or could otherwise reasonably be expected to have a Material Adverse Effect. Neither Parent Issuer nor any of its Subsidiaries has any reason to believe that the FCC Licenses issued to Parent Issuer or any of its Subsidiaries will not be renewed in the ordinary course. Parent Issuer and each of its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to the FCC Rules. No licenses, authorizations, permits or other rights other than the FCC Licenses are required under the Communications Act or the FCC Rules to operate the respective businesses of Parent Issuer and the Company in substantially the manner it is being operated as of the date hereof.

4.14	Intellectual Property.

(a)     Parent Issuer and the Guarantors own (or have valid licenses with respect to) all right, title and interest in and to all trademarks and service marks, tradenames, patents, copyrights and trade secrets identified on Schedule 4.14 (collectively, the "Intellectual Property")(other than pending patent applications and any docketed disclosures), free and clear of all Liens, other than Liens permitted pursuant to Section 5.12(a). Except for Intellectual Property relating to WiMAX technology, as to which no representation is made herein, the Intellectual Property constitutes all such property as is material to the conduct of the business of Parent Issuer and the Guarantors. All material Intellectual Property (other than pending patent applications and any docketed disclosures) is subsisting, in full force and effect, and is valid and enforceable.

(b)     As of the date hereof, none of the owned or licensed Intellectual Property is subject to any outstanding order, ruling decree, judgment or stipulation to which Parent Issuer or any of its Subsidiaries is or has been made a party.

(c)     Except as set forth on Schedule 4.14, as of the date hereof, there are no agreements or arrangements (including covenants not to sue, non-assertion, settlement or similar agreements or consents) to which Parent Issuer or any of its Subsidiaries is a party (i) pursuant to which any of the owned Intellectual Property has been licensed to or used by any Person other than Parent Issuer or any of its Subsidiaries, or which permits use by any such other Person; or (ii) that restrict the rights of Parent Issuer or any of its Subsidiaries to use or enforce any of the owned Intellectual Property.

(d)     To the knowledge of Parent Issuer and the Company, the conduct of the business of Parent Issuer and its Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except that no representation or warranty is made relating to the development of the Company’s WiMAX technology and products. Except as set forth on Schedule 4.15, as of the date hereof, no claim or demand of any Person against Parent Issuer or its Subsidiaries has been made, nor is there any proceeding that is pending or to the knowledge of Parent Issuer or the Company threatened, which (in any such case) (i) challenges the rights of Parent Issuer or its Subsidiaries in respect of any Intellectual Property or (ii) asserts that Parent Issuer or any of its Subsidiaries is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property.

(e)     Except as set forth on Schedule 4.15, as of the date hereof, to the knowledge of Parent Issuer and the Company, no Person is infringing upon or misappropriating, or has infringed upon or misappropriated (i) any owned Intellectual Property or the rights of Parent Issuer or any of its Subsidiaries in any owned Intellectual Property or (ii) any Intellectual

Property licensed to Parent Issuer or any of its Subsidiaries or the rights of Parent Issuer or any of its Subsidiaries therein.

(f)      Except to the extent Parent Issuer or the Company, in its commercially reasonable judgment, has determined otherwise, the Intellectual Property capable of such registration, filing or issuance has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or the United States Copyright Office.

(g)     All material licenses of Intellectual Property to Parent Issuer and each of its Subsidiaries are valid and enforceable.

4.15	Litigation; Adverse Facts.

Except as set forth on Schedule 4.15, as of the date hereof, there is no action, suit, proceeding, arbitration or governmental investigation at law or in equity or before or by any Governmental Authority pending or, to the best knowledge of Parent Issuer and the Company, threatened, in writing against or affecting Parent Issuer or any of its Subsidiaries or any property of Parent Issuer or any of its Subsidiaries, which, either singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Parent Issuer nor any of its Subsidiaries is (i) in material violation of any Applicable Law or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority binding on Parent Issuer or any of its Subsidiaries.

4.16	Payment of Taxes.

All returns and reports of Parent Issuer and its Subsidiaries required to be filed by any of them with respect to material Taxes have been timely filed (or extended), and all material Taxes imposed upon Parent Issuer or its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been timely paid other than those which are being contested by Parent Issuer or any such Subsidiary in good faith and by appropriate proceedings promptly instituted and diligently conducted and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made or provided therefor. There is no audit or assessment of a material Tax proposed in writing against Parent Issuer or any of its Subsidiaries as of the date of this representation other than those which are being contested by Parent Issuer or any such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made therefor. Neither Parent Issuer nor the Company is a "United States real property holding corporation" within the meaning of Section 897 of the Code. The Company is disregarded as separate from Parent Issuer for Federal income tax purposes and local income tax purposes. Parent Issuer is taxable as a corporation for Federal income tax purposes.

4.17	Compliance With Laws; Governmental Authorizations; Insurance.

(a)     Parent Issuer and each of its Subsidiaries has obtained all Governmental Authorizations required for the conduct of its business substantially as described in Parent Issuer’s most recently filed Annual Report on Form 10-K. Parent Issuer and each of its Subsidiaries is in compliance with all such Governmental Authorizations and all Applicable

Laws, and all such Governmental Authorizations are in full force and effect, except to the extent that noncompliance, or the failure to be in full force and effect, could not reasonably be expected to have a Material Adverse Effect. No violations have been recorded in respect of any such Governmental Authorization, and no proceeding is pending or, to the knowledge of Parent Issuer and the Guarantors, threatened to revoke or limit any Governmental Authorization. All (i) Spectrum Holdings, including all FCC Licenses, and (ii) Spectrum Leases, by their terms and as performed and conducted by the parties thereto, are in compliance in all material respects with all Applicable Laws, including the Communications Act and the FCC Rules. With respect to all Spectrum Leases that require Governmental Authorization, including the authorization of the FCC, as of the date hereof Parent Issuer, the Company or the holder of the applicable Underlying Licenses has obtained such Governmental Authorization and such Governmental Authorization is in full force and effect, except as disclosed in the SEC Documents.

(b)     Parent Issuer and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as is customary in the business in which Parent Issuer and its Subsidiaries are engaged and which management of Parent Issuer believes to be prudent. All policies for such insurance are in full force and effect and all premiums due thereon have been paid. Neither Parent Issuer nor any of its Subsidiaries has been refused any insurance coverage that is material to the business of Parent Issuer and its Subsidiaries and that has been sought or applied for, and neither Parent Issuer nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.18	Affiliate Transactions.

Except as specifically disclosed in the SEC Documents, there have not been any material transactions or loans (including guarantees of any kind) between Parent Issuer or any of its Subsidiaries and (i) other Persons that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Parent Issuer or any of its Subsidiaries (other than Parent Issuer or any of its Subsidiaries), (ii) individuals owning, directly or indirectly, an interest in Parent Issuer or any of its Subsidiaries that gives them significant influence over Parent Issuer or any of its Subsidiaries, (iii) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of Parent Issuer or any of its Subsidiaries, including directors and senior management of companies and close members of such individuals’ families, and (iv) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any Person described in (ii) or (iii) or over which such a Person is able to exercise significant influence (including enterprises owned by directors or major stockholders of Parent Issuer or any of its Subsidiaries and enterprises that have a member of key management in common with Parent Issuer or any of its Subsidiaries). For purposes of this Section 4.18: (i) significant influence over an enterprise is the power to control the financial and operating policy decisions of the enterprise; and (ii) stockholders beneficially owning a 5% interest in the voting power of Parent Issuer or any of its Subsidiaries are presumed to have a significant influence on Parent Issuer or any of its Subsidiaries. Except as disclosed in the SEC Documents, no employee, officer, stockholder or director of Parent Issuer or any of its Subsidiaries or member of his or her immediate family is indebted to Parent Issuer or any of its Subsidiaries, as the case may be, nor is Parent Issuer or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Company’s Board of Directors).

4.19	Investment Company Act.

Neither Parent Issuer nor any of its Subsidiaries is or, immediately after receipt of payment for the Notes and the consummation of the Transactions, will be an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

4.20	Securities Activities.

Neither Parent Issuer nor any of the Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.21	ERISA.

(a)     Each of the Company, Parent Issuer, the Subsidiaries of Parent Issuer and the Guarantors are in compliance in all material respects with all requirements of each Plan, and each Plan materially complies, and is operated in material compliance, with all applicable provisions of law. Each of Parent Issuer and the Company is not aware, after due inquiry, of any item of non-compliance with respect to any Plan that could reasonably be expected to (i) result in the loss of Plan qualification or tax-exempt status, or (ii) give rise to a material excise tax or other penalty imposed by a Governmental Authority. No proceeding, claim, lawsuit and/or investigation (other than a routine claim for benefits) is pending concerning any Plan, which proceeding, claim, lawsuit or investigation could reasonably be expected to result in a material liability. All required contributions have been and will be timely made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to each of the Company, Parent Issuer, the Subsidiaries of Parent Issuer, the Guarantors, and each of their respective ERISA Affiliates, there are no, and have been no Unfunded Pension Liabilities in excess of $1,000,000 or Withdrawal Liabilities.

(b)     No ERISA Event has occurred or could reasonably be expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

(c)     Parent Issuer and each of its Subsidiaries, and each of their respective ERISA Affiliates, currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

4.22	Certain Fees.

None of Parent Issuer, the Company or any Person acting on behalf of Parent Issuer or the Company has entered into any agreement or arrangement as a result of which any broker’s or finder’s fee or commission will be payable by Parent Issuer or the Company with respect to the Note Documents or any of the Transactions contemplated hereby, and each of Parent Issuer and the Company hereby indemnifies the Purchasers against, and agrees that it will hold the Purchasers harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred by Parent Issuer or the Company in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability incurred by Parent Issuer or the Company.

4.23	Environmental Matters.

As of the date hereof, neither Parent Issuer nor any of the Guarantors nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or the Release or threatened Release of any Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Parent Issuer nor any of the Guarantors has received any request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable law related to a matter that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are and have been no violations of Environmental Laws or Release of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against Parent Issuer or any of the Guarantors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Parent Issuer nor any of the Guarantors nor, to the knowledge of Parent Issuer or the Company, any predecessor of Parent Issuer or any of the Guarantors has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Parent Issuer’s or any of the Guarantors’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except for any such activity conducted in material compliance with Environmental Laws and in a manner that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, no event or condition has occurred or is occurring with respect to Parent Issuer or any of the Guarantors relating to any Environmental Law, any Release or threatened Release of Hazardous Materials, or any other Hazardous Material Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.24	Employee Matters.

There is no strike or work stoppage in existence or, to the best knowledge of Parent Issuer and the Guarantors, threatened in writing involving Parent Issuer or any of its Subsidiaries.

4.25	Solvency.

Parent Issuer individually and Parent Issuer and the Guarantors, taken as a whole on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be Solvent.

4.26	Indebtedness.

The capitalization table on Schedule 4.26 sets forth and identifies in reasonable detail all outstanding short-term and long-term Indebtedness of Parent Issuer and its Subsidiaries, after giving effect to the Transactions and the other transactions contemplated by this Agreement.

4.27     No Violation of Regulations of Board of Governors of Federal Reserve System.

None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any Regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

4.28	Private Offering.

Subject to the truth and accuracy of the representations and warranties of the Purchasers hereunder, the sale of the Notes and the issuance of any other Securities pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act. In connection with each offer or sale of the Notes or issuance of any other Securities, no form of general solicitation or general advertising was used by Parent Issuer or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

The Purchasers are the only purchasers of the Notes. No similar securities have been issued and sold by Parent Issuer within the six-month period immediately prior to the date hereof. Parent Issuer agrees that neither it, nor anyone acting on behalf of it, will offer or sell the Securities, or any similar securities, in the future if such offer or sale will bring the issuance and/or sale of the Securities hereunder within the provisions of Section 5 of the Securities Act.

4.29	Disclosure.

The representations and warranties of Parent Issuer and the Guarantors contained in this Agreement and the information contained in the other documents, certificates and written statements furnished to any of the Purchasers by or on behalf of Parent Issuer or the Guarantors for use in connection with the transactions contemplated by this Agreement, including the documents filed by any Note Party with the SEC, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

4.30	Representations and Warranties.

All statements contained in any certificate delivered to the Purchasers or the Collateral Agent by or on behalf of any Note Party pursuant to or in connection with this Agreement as of the Closing shall be deemed to constitute representations and warranties under this Agreement with the same force and effect as the representations and warranties expressly set forth herein.

4.31	Creation, Perfection and Priority of Liens.

The execution and delivery of the Collateral Documents by Parent Issuer and each of the Guarantors, together with the actions taken on or prior to the date hereof pursuant to Section 2.1(k) are effective to create in favor of the Collateral Agent, on behalf of the Holders, as security for the obligations under the Note Documents, a valid Third Priority Lien on all of the Collateral; provided that if no First Lien Obligations are outstanding, such Lien shall have priority over all other Liens on such Collateral (other than any Second Priority Liens and any Permitted Liens); and provided further that if no First Lien Obligations or Second Lien Obligations are outstanding, such Lien shall have priority over all other Liens on such Collateral (other than any Permitted Liens). All filings and other actions necessary or desirable to perfect and maintain the perfection and such priority status of such Liens have been duly made or taken and remain in full force and effect, other than the periodic filing of UCC continuation statements in respect of UCC financing statements (including any fixture filings) filed by or on behalf of the Holders.

4.32	Subsidiary Rights.

Parent Issuer or one of Parent Issuer’s Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by Applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as are owned by Parent Issuer or any such Subsidiary.

4.33	Ranking of Notes.

Subject to the provisions of the Intercreditor Agreement, no Indebtedness of Parent Issuer or any of its Subsidiaries is senior to the Third Lien Obligations in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. The Holders acknowledge that their rights under the Third Lien Obligations will rank third in priority as to priority of payment and lien priority to the rights of the First Lien Noteholders under the First Lien Obligations for so long as such First Lien Obligations remain outstanding and second as to priority of payment and lien priority to the rights of the Second Lien Noteholders under the Second Lien Obligations for so long as the Second Lien Obligations remain outstanding.

4.34	Independent Auditors.

Ernst & Young LLP, who have certified the consolidated financial statements of Parent Issuer contained in Parent Issuer’s most recently filed Annual Report on Form 10-K, are independent public accountants within the meaning of the Securities Act.

4.35	Books and Records.

The books of account, ledgers, order books, records and documents of Parent Issuer and its Subsidiaries (in the case of any acquired Subsidiary, since the date of its acquisition) accurately and completely reflect all information relating to the respective businesses of Parent Issuer and its Subsidiaries, the nature, acquisition, maintenance, and location of each of their respective assets, and the nature of all transactions giving rise to material obligations or accounts receivable of Parent Issuer or its Subsidiaries, as the case may be, except where the failure to so reflect such information could not reasonably be expected to have a Material Adverse Effect. The minute books of Parent Issuer and its Subsidiaries (in the case of any acquired Subsidiary, since the date of its acquisition) contain accurate records in all material respects of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors, and other governing Persons of Parent Issuer and its Subsidiaries, respectively.

4.36	Money Laundering.

Parent Issuer and its Subsidiaries are in compliance with, and have not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations ("Anti-Money Laundering Laws"), including, but not limited to the laws, regulations and Executive Orders and sanctions programs administered by OFAC, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism" (66 Fed. Reg. 49079 (2001); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

4.37	SEC Compliance.

(a)     Any documents filed with the SEC by any Note Party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act when they were or are filed with the SEC, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder, and did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)     Parent Issuer is subject to and in compliance in all material respects with the requirements of Section 13 or 15(d) of the Exchange Act; and Parent Issuer has made all filings required by the SEC in a timely manner to ensure the availability of Form S-3.

(c)     Except as set forth on Schedule 4.37, Parent Issuer and each of its Subsidiaries maintain (i) effective "internal control over financial reporting" (as defined in Rule

13a-15 under the Exchange Act) and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)     Except as set forth on Schedule 4.37, since the end of Parent Issuer’s most recent audited fiscal year, there has been (i) no material weakness in Parent Issuer’s internal control over financial reporting (whether or not remediated) and (ii) no change in Parent Issuer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent Issuer’s internal control over financial reporting.

(e)     Parent Issuer and its Subsidiaries maintain an effective system of "disclosure controls and procedures" (as defined in Rule 13a-15 under the Exchange Act) that is designed to ensure that information required to be disclosed by Parent Issuer in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent Issuer’s management as appropriate to allow timely decisions regarding required disclosure. Parent Issuer and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by the Exchange Act.

(f)      There is and has been no failure on the part of Parent Issuer and any of Parent Issuer’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

4.38	Necessary Approvals.

Parent Issuer and each of the Guarantors has obtained all governmental, shareholder, third party and other approvals necessary or advisable in connection with the Transactions (including receipt of written notice from the National Association of Securities Dealers Automated Quotation System ("NASDAQ") stating that Parent Issuer qualifies for the financial viability exemption contemplated by NASDAQ Marketplace Rule 4350(i)(2)) and the continuing operations of the business of Parent Issuer and its Subsidiaries after giving effect to the Transactions.

ARTICLE V

COVENANTS

So long as any of the Notes remain unpaid and outstanding, Parent Issuer and each of the Guarantors covenant to the Holders as follows:

5.1	Financial Statements and Other Reports.

Parent Issuer will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Parent Issuer will deliver to the Collateral Agent and the Holders:

(a)     Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year), the unaudited consolidated balance sheet of Parent Issuer and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Parent Issuer and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, reviewed by Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Parent Issuer, setting forth in each case in comparative form (x) with respect to such statements of income, the corresponding figures for the corresponding periods for the previous Fiscal Year, and (y) with respect to such balance sheets, the corresponding figures as of the end of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Parent Issuer that they fairly present, in all material respects, the financial condition of Parent Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated; provided, that the delivery by Parent Issuer of quarterly reports on Form 10-Q of Parent Issuer and its consolidated Subsidiaries (which shall include all material information contained in the Officer’s Certificate delivered in connection therewith pursuant to clause (c)) shall satisfy the requirements of this Section 5.1(a). Following delivery of each quarterly report, the Holders will have the opportunity to review the contents of the quarterly report with members of the executive management of Parent Issuer, including without limitation Parent Issuer’s chief financial officer, subject to customary confidentiality undertakings if any non-public information is requested to be presented in such meetings. Parent Issuer shall determine the time and location thereof and notice thereof will be provided to each Holder at least 15 Business Days in advance. Telephonic attendance will be permitted on the part of any of Parent Issuer’s representatives and/or any Holder. In addition, as soon as available and in any event within 15 days of the end of each month that is not the end of a Fiscal Quarter, the Company shall deliver to each Electing Holder (as defined below) the unaudited consolidated balance sheet of Parent Issuer and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Parent Issuer and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form (x) with respect to such statements of income, the corresponding figures for the corresponding periods for the previous Fiscal Year, and (y) with respect to such balance sheets, the corresponding figures as of the end of the previous Fiscal Year, all in reasonable detail. Following delivery of each monthly report, the Electing Holders will have the opportunity to review the contents of the monthly report with members of the executive management of Parent Issuer, including without limitation Parent Issuer’s chief financial officer. Parent Issuer shall determine the time and location thereof and notice thereof will be provided to each Electing Holder at least 5 Business Days in advance. Telephonic attendance will be permitted on the part of any of Parent Issuer’s representatives and/or any Electing Holder. For purposes hereof, "Electing Holder" means a Holder that has notified Parent Issuer that it wishes to receive the monthly reports described above, and has provided a confidentiality undertaking reasonably satisfactory to Parent Issuer, provided that such a Holder shall cease to be an Electing Holder upon it notifying Parent Issuer in writing that it no longer wishes to receive the monthly reports described above;

(b)     Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Parent Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent Issuer and its Subsidiaries for such Fiscal Year, all in reasonable detail and certified by the chief financial officer of Parent Issuer that they fairly present, in all material respects, the financial condition of Parent Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Parent Issuer, which report shall be unqualified, shall express no assumptions or qualifications concerning the ability of Parent Issuer and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, that the delivery by the Company of annual reports on Form 10-K of Parent Issuer and its consolidated Subsidiaries (which shall include all material information contained in the Officer’s Certificate delivered in connection therewith pursuant to Section 5.1(c)) shall satisfy the requirements of this Section 5.1(b);

(c)     Compliance Certificates: together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b) above, an Officer’s Certificate of Parent Issuer and the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Parent Issuer and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Parent Issuer or other Note Party has taken, is taking and proposes to take with respect thereto;

(d)     Events of Default, etc.: promptly upon any officer of Parent Issuer or the Company obtaining knowledge of (i) any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Holder has given notice with respect to a claimed Default or Event of Default, (ii) any violation of any law, statute, rule, regulation or ordinance of any Governmental Authority, or of any agency thereof, binding on Parent Issuer or any of the Guarantors which has had or could reasonably be expected to have a Material Adverse Effect, (iii) any condition or event that could reasonably be expected to result in a violation or breach of the terms or conditions of any FCC License, Underlying License or Spectrum Lease, or result in the termination, invalidity or loss of any material rights under any FCC License, Underlying

License or Spectrum Lease or (iv) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action Parent Issuer or other Note Party has taken, is taking and proposes to take with respect thereto;

(e)     ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent Issuer and any of its Subsidiaries, or any of their respective ERISA Affiliates, has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f)      ERISA Notices: with reasonable promptness, copies of (i) all notices received by Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, from a Multiemployer Plan sponsor concerning an ERISA Event; and (ii) copies of such other documents or governmental reports or filings relating to any Plan as the Holders shall reasonably request; and

(g)     Build-Out Reports: from time to time and, upon the reasonable prior request of a Holder, provided that such information is not otherwise available in documents filed by Parent Issuer with the SEC, reports concerning the status of Parent Issuer’s (or its applicable Subsidiary’s) satisfaction of its build-out and service requirements in connection with its FCC Licenses and Spectrum Leases.

5.2	Payment of Notes.

Parent Issuer will promptly pay or cause to be paid the Principal Amount of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes, and in accordance with the terms of the Intercreditor Agreement.

5.3	Satisfaction of Obligations; Taxes.

(a)     Parent Issuer will, and will cause each of its Subsidiaries to, perform all obligations under any Contractual Obligation to which Parent Issuer or any of its Subsidiaries is bound, or to which any of its properties is subject, except where the failure to perform would not reasonably be expected to have a Material Adverse Effect.

(b)     Parent Issuer will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable before the same shall become a Lien (other than Liens permitted pursuant to Section 5.12(a) upon any of its properties or assets); provided that no such Tax or claims need be paid if being contested in good faith by appropriate proceedings and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.4	Maintenance of Property; Insurance.

(a)     Parent Issuer will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition in all material respects, ordinary wear and tear and accidental or unforeseen circumstances excepted, all properties necessary in the business of Parent Issuer and each of its Subsidiaries, and all Collateral, and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof, consistent with industry practice.

(b)     Parent Issuer will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent Issuer and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

5.5	Corporate Existence.

Except as otherwise permitted pursuant to the terms of this Agreement, Parent Issuer will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence; provided, however, that Parent Issuer and its Subsidiaries shall not be required to preserve the corporate existence of any Subsidiary (other than the Company) if the Board of Directors of Parent Issuer shall determine that the preservation thereof is no longer desirable in the conduct of its business and the business of its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders, and provided that such Subsidiary does not hold any Spectrum Holdings, other than such Spectrum Holdings as Parent Issuer and its Subsidiaries would not be required to maintain in full force and effect in accordance with Section 5.7(c) below.

5.6	Books and Records.

Parent Issuer will, and will cause each of its Subsidiaries to, keep complete and accurate books and records in conformity with GAAP.

5.7	Compliance with Law, Maintenance of FCC Licenses.

Parent Issuer will, and will cause each of its Subsidiaries to:

(a)       comply with all Applicable Laws except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(e)       maintain all Governmental Authorizations in compliance with all Applicable Law except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(f)        maintain in full force and effect the FCC Licenses and Spectrum Leases and any Foreign Licenses or Foreign Spectrum Leases necessary for the operation of its business, and comply with the construction, operating and reporting requirements of the FCC or other applicable Governmental Authority, including the satisfaction of all FCC and other service and/or buildout requirements, except for such noncompliance or failures to maintain, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.8	Account Control Agreement Amendment.

Parent Issuer will deliver to the Collateral Agent and the First Lien Collateral Agent the Account Control Agreement Amendment duly executed by all applicable Persons within ten (10) Business Days after the date hereof.

5.9	Additional Guarantors; Additional Collateral.

(a)     In the event that Parent Issuer or any of its Subsidiaries forms or acquires a License Subsidiary or any other Material Subsidiary, Parent Issuer and the Company shall promptly notify the Collateral Agent (who shall notify the Holders) of that fact and cause each such License Subsidiary and Material Subsidiary to execute and deliver to the Collateral Agent counterparts of the Guaranty and the Security Agreement, and, if applicable, shall cause the immediate parent of such Subsidiary (including any such Foreign Subsidiary) to execute a counterpart of the Security Agreement, and, in each case, all such further documents and instruments as may be necessary or, in the opinion of the Required Holders, or the Collateral Agent, desirable to create a valid and perfected Lien on all of the assets of such Subsidiary that constitute Collateral, as well as a pledge of the Subsidiary’s Capital Stock. For so long as the First Lien Obligations and the Second Lien Obligations are outstanding, such Lien and pledge in favor of the Holders shall be a Third Priority Lien and pledge, subject only to the prior rights of the First Lien Noteholders and the Second Lien Noteholders in accordance with the terms of the Intercreditor Agreement. Upon the satisfaction in full of the First Lien Obligations, such Lien and pledge in favor of the Holders shall be a second priority Lien and pledge in and to such Collateral and Capital Stock in favor of the Holders, subject only to the prior rights of the Second Lien Noteholders in accordance with the terms of the Intercreditor Agreement. Upon the satisfaction in full of the First Lien Obligations and the Second Lien Obligations, such Lien and pledge in favor of the Holders shall be a first priority Lien and pledge in and to such Collateral and Capital Stock in favor of the Holders. Notwithstanding the foregoing, (i) no Foreign Subsidiary shall be required to execute and deliver the Guaranty or the Security Agreement and (ii) the Capital Stock of a Foreign Subsidiary required to be pledged pursuant to the provisions of the Security Agreement shall apply only to a Foreign Subsidiary that is directly owned by Parent Issuer or a Domestic Subsidiary and shall be limited to 66% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)). Parent Issuer and the Company shall also deliver to the Holders, together with such counterparts of the Guaranty and the Security Agreement and other documents and instruments, (A) certified copies of such Guarantor’s Organizational Documents, together with a good standing certificate from the Secretary of State (or equivalent officer) of the jurisdiction of its organization or formation, each to be dated as of a recent date prior to their delivery to the Holders, (B) a certificate executed by the secretary or an assistant secretary of such Guarantor as to (a) the incumbency and signatures of the officers of such Guarantor executing the counterparts of the Guaranty and the Security Agreement and such other documents and instruments executed in connection therewith and (b) the fact that the attached resolutions of the Governing Authority of such Guarantor authorizing the execution, delivery and performance of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments are in full force and effect and have not been modified or rescinded, and (C) a favorable opinion of counsel to Parent Issuer and such Guarantor, in form and substance reasonably satisfactory to the Required Holders, as to (a) the due organization or formation and good standing of such Guarantor, and the ownership of the Capital Stock thereof, (b) the due authorization, execution and delivery by such Guarantor of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments, and (c) the enforceability of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments.

(b)     Parent Issuer and each of the Guarantors will (i) cause the Collateral to be subject at all times to a Lien perfected in favor of the Collateral Agent to secure the obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the date hereof, such other additional security documents as the Holders shall reasonably request, subject in any case to Liens permitted hereunder and (ii) deliver such other documentation as the Required Holders or the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC financing statements and other items of the types required to be delivered pursuant to Section 2.1(k), all in form, content and scope reasonably satisfactory to the Required Holders or the Collateral Agent, and duly executed by all applicable Persons and/or filed in all jurisdictions necessary or, in the opinion of the Required Holders, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents. Without limiting the generality of the above, Parent Issuer and the Guarantors will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary that is a Material Subsidiary and (b) 66% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary that is directly owned by Parent Issuer or a Domestic Subsidiary and that is a Material Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Required Holders or the Collateral Agent shall reasonably request. In each case, the priority of the Liens and pledges described in this Section 5.9(b) shall be in accordance with the priorities described in this Section 5.9 and in the Intercreditor Agreement.

5.10	Asset Sale Proceeds Account.
(a)	[RESERVED]

(b)     Parent Issuer and the Company shall use any amounts in or deposited in the Asset Sale Proceeds Account in the following order of priority, first, for so long as any First Lien Obligations are outstanding, to satisfy the First Lien Obligations in accordance with the terms of the First Lien Documents, second, to the extent such amounts are not required to be applied to satisfy the First Lien Obligations and for so long as any Second Lien Obligations are outstanding, to satisfy the Second Lien Obligations in accordance with the terms of the Second Lien Documents, and third, to the extent such amounts are not required to be applied to satisfy the First Lien Obligations or the Second Lien Obligations and for so long as any Third Lien Obligations are outstanding, to satisfy the Third Lien Obligations in accordance with the terms of the Note Documents (including Section 8.1(b) hereof), until the Third Lien Obligations are satisfied in full; provided that in connection with any Asset Sale occurring simultaneously with or subsequent to the satisfaction in full of the Second Lien Obligations, to the extent that the Company’s cash and Cash Equivalent balance as of the date the Second Lien Obligations are satisfied in full is less than $15 million (after giving effect to any satisfaction of the Second Lien Obligations on such date) (such shortfall, the "Cash Deficiency"), the Company shall be permitted to retain all or a portion of the Net Proceeds in excess of any amount used to satisfy the Second Lien Obligations in full from such Asset Sale or any subsequent Asset Sales, provided that the amount so retained from all such Asset Sales in the aggregate shall not exceed the Cash Deficiency. In the case of a redemption pursuant to Section 8.1(a) or 8.1(b) hereof, Parent Issuer shall state in the Notice of Redemption the aggregate amount of proceeds in the Asset Sale Proceeds Account that will be applied to effect such redemption. No later than three (3) Business Days prior to the Redemption Date specified in the Notice of Redemption, the Collateral Agent shall deliver to the financial institution with which the Asset Sale Proceeds Account is maintained a consent to the release of such proceeds from the Asset Sale Proceeds Account on such Redemption Date.

(c)     All amounts credited to the Asset Sale Proceeds Account shall be held in cash or invested solely in Cash Equivalents of a type described in clauses (i) through (iv) of the definition thereof, and all such cash and Cash Equivalents shall be held in, and credited to, such accounts.

5.11	Limitation on Restricted Payments.

(a)     Parent Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not prohibit:

(i)        Restricted Payments made to the Company or any other Guarantor, or by any Subsidiary of the Company that is not a Guarantor on a pro rata basis to the holders of its Capital Stock;

(ii)       the repurchase of Capital Stock of Parent Issuer deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price;

(iii)      Restricted Payments constituting the repurchase of Capital Stock of Parent Issuer, constituting fractional shares, in an aggregate amount not exceeding $100,000 per Fiscal Year;

(iv)      the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent Issuer, held by any current or former employee, consultant or director of Parent Issuer or any of its Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement approved by a majority of the disinterested members of the Board of Directors of Parent Issuer, in an aggregate amount not exceeding $500,000 per Fiscal Year;

(v)       after the satisfaction in full in cash of all First Lien Obligations and Second Lien Obligations, Restricted Payments made to Parent Issuer, or by any Subsidiary of Parent Issuer that is not a Guarantor on a pro rata basis to the holders of its Capital Stock; or

(vi)      Restricted Payments to Parent Issuer in an amount not to exceed the amount required by Parent Issuer to pay any consolidated, combined or unitary Taxes of Parent Issuer and/or any of its Subsidiaries that are due and payable within 10 days of the Restricted Payment.

5.12	Liens and Related Matters.

(a)     Prohibition on Liens. Parent Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent Issuer or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

1.	Permitted Liens;

2.   Liens with respect to Capital Leases and Liens on any asset existing at the time of acquisition of such asset by the Company or a Subsidiary of the Company (provided that no such Lien shall secure any Indebtedness incurred in contemplation of such acquisition or constituting (x) a refinancing, extension or replacement of Indebtedness existing at the time of acquisition of such asset or (y) an increase in the principal amount of Indebtedness existing at the time of acquisition of such asset except to the extent such increase was contemplated pursuant to commitments existing under the agreement evidencing such Indebtedness at the time of such acquisition), or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by the Company or a Subsidiary of the Company or to secure any Indebtedness permitted hereby incurred by the Company or a Subsidiary of the Company at the time of the acquisition of such asset, which Indebtedness is incurred for the sole purpose of financing all or any part of the purchase price thereof (and does not exceed such purchase price); provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof and shall not apply to any Collateral; and provided further, that all such Liens do not in the aggregate secure Indebtedness in a principal amount in excess of $25,000,000 at any time outstanding; and

3.	Liens described in Schedule 5.12 annexed hereto.

(b)     No Restrictions on Subsidiary Distributions to Parent Issuer or Other Subsidiaries. Parent Issuer will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Parent Issuer or any other Subsidiary of Parent Issuer, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Parent Issuer or any other Subsidiary of Parent Issuer, (iii) make loans or advances to Parent Issuer or any other Subsidiary of Parent Issuer, or (iv) transfer any of its property or assets to Parent Issuer or any other Subsidiary of Parent Issuer, except (A) as provided in the Note Documents, the First Lien Documents or the Second Lien Documents, (B) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, and (C) as to any assets subject to Liens permitted under Section 5.12(a), as may be permitted in any agreement relating to Indebtedness secured by such Lien permitted under Section 5.12(a).

(c)     No Negative Pledges. Subject to the terms of the Intercreditor Agreement, neither Parent Issuer nor any of its Subsidiaries shall enter into any agreement or remain party to any agreement prohibiting the creation or assumption of any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure obligations under any Note Documents, including this Agreement.

5.13	Indebtedness.

Parent Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except that:

(a)     Parent Issuer and the Guarantors may become and remain liable with respect to Indebtedness arising or existing under this Agreement, the Notes, the Guaranty, the other Note Documents, the First Lien Notes and the Second Lien Notes;

(b)     any Guarantor may become and remain liable with respect to Indebtedness to any other Guarantor, and any Subsidiary of the Company that is not a Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary of the Company that is not a Guarantor;

(c)     the Guarantors may become and remain liable with respect to Indebtedness of the type described in Section 5.12(a)(2) in an aggregate principal amount not in excess of $25,000,000 at any time outstanding;

(d)     the Guarantors may become and remain liable with respect to Indebtedness arising under Spectrum Leases that are Capital Leases under GAAP;

(e)     the Guarantors may incur short-term Indebtedness to the FCC in respect of the purchase price of FCC Licenses acquired by a License Subsidiary pursuant to FCC auctions, provided that all such amounts are paid in full when payment is due in accordance with FCC Rules;

(f)      the Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 5.13 annexed hereto; and

(g)     solely for the purpose of funding a working capital line of credit (a "Working Capital Line"), the Company and its Subsidiaries may become and remain liable with respect to additional Indebtedness in an aggregate principal amount of up to $25,000,000, provided that such Indebtedness (i) is secured (if at all) solely by accounts receivable and inventory of the Company and its Subsidiaries, and (ii) is negotiated and approved by the COO (as defined in the Second Lien Purchase Agreement).

5.14	Asset Sales.

(a)       General Requirements. Parent Issuer will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale, unless:

1.   the Net Proceeds thereof are deposited in the Asset Sale Proceeds Account and applied first, to the extent required by the First Lien Noteholders, to the satisfaction in full of the outstanding First Lien Obligations (so long as any First Lien Obligations are outstanding), in accordance with the terms of the First Lien Documents, second, to the extent required by the Second Lien Noteholders, to the satisfaction in full of the outstanding Second Lien Obligations (so long as any Second Lien Obligations are outstanding), in accordance with the terms of the Second Lien Documents, and third, to the satisfaction in full of the outstanding Third Lien Obligations in accordance with the terms of the Note Documents (including Section 8.1(b) hereof); provided that in connection with any Asset Sale occurring simultaneously with or subsequent to the satisfaction in full of the Second Lien Obligations, to the extent of any Cash Deficiency existing as of the date the Second Lien Obligations are satisfied in full, the Company shall be permitted to retain all or a portion of the Net Proceeds in excess of any amount used to satisfy the Second Lien Obligations in full from such Asset Sale or any subsequent Asset Sales, provided that the amount so retained from all such Asset Sales in the aggregate shall not exceed the Cash Deficiency; and provided further that the Company may retain up to an aggregate of $1,500,000 in Net Proceeds resulting from any one or more Asset Sales during the term of the Notes, each of which individually does not result in Net Proceeds greater than $1,500,000;

2.   the Company (or the Subsidiary of the Company, as the case may be) receives consideration at the time of such Asset Sale that yields Net Proceeds greater than the aggregate original purchase price paid by the Company or any of its Subsidiaries for such assets or Capital Stock; and

3.   all of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents;

provided that the requirements of clause (2) of this Section 5.14(a) shall not apply to any sale or other disposition of all or any part of the Capital Stock or assets of IPW, Go Networks or the Semiconductor Strategic Business Unit of NextWave Broadband, in one or a series of Asset Sales.

(b)       Notwithstanding the foregoing provisions of this Section 5.14, in the case of an Asset Sale that will yield Net Proceeds sufficient, together with any other amounts then on deposit in the Asset Sale Proceeds Account, to satisfy in full, any and all outstanding First Lien Obligations (in accordance with the terms of and at the prices specified in the First Lien

Documents), any and all outstanding Second Lien Obligations (in accordance with the terms of and at the prices specified in the Second Lien Documents), and any and all outstanding Third Lien Obligations (in accordance with the terms of and at the prices specified in the Note Documents), such Net Proceeds may be less than the aggregate original purchase price of the assets being sold pursuant to such Asset Sale; provided that Parent Issuer or the Company, as applicable shall deliver a Notice of Redemption in accordance with Section 8.3 no later than the date of consummation of such Asset Sale, which Notice of Redemption shall indicate that the Notes will be redeemed in whole on the redemption date specified therein; and provided further that such Net Proceeds shall be deposited into and maintained in the Asset Sale Proceeds Account until the specified redemption date.

(c)       Parent Issuer shall not, and shall not permit its Subsidiaries to, lease or sublease any of its rights under or in respect of any FCC License or Foreign License, provided that the Company and its Subsidiaries may enter into such leases or subleases in no more than five of the markets set forth on Schedule 5.14(c) hereof (one lease per market, for a maximum of five leases), and provided further that, solely to the extent that the Net Proceeds of such lease or sublease are applied to pay scheduled interest on the First Lien Notes or the Second Lien Notes (or reserved for such purpose, in an amount not to exceed the aggregate amount of the next scheduled interest payment), such Net Proceeds are not required to be applied as described in Section 5.14(a), above.

(d)       Notwithstanding anything to the contrary in this Section 5.14, the Holders shall have no right to consent or object to any Asset Sale permitted in accordance with the terms of the Intercreditor Agreement.

5.15	Merger and Consolidation.

Parent Issuer shall not, and shall not permit its Subsidiaries to, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not Parent Issuer or the Company is the surviving corporation) or change its form of organization, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, or (iii) consummate a stock sale or other business combination (including without limitation, a reorganization, recapitalization, spin-off or scheme or arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock; except that any Subsidiary of the Company may merge into (A) any wholly-owned Subsidiary of the Company that is a Guarantor of the Notes or (B) with or into another Person, provided that, after giving effect to any such merger described in clause (A) or (B), no Default or Event of Default shall have occurred and be continuing, and provided further that, in the case of clause (B), if such Subsidiary is a Material Subsidiary (or is otherwise a Note Party), such Subsidiary shall be the surviving entity, shall have reaffirmed all of its obligations under the Note Documents and shall continue to be a wholly-owned Subsidiary of the Company, and in all other cases (except a merger in connection with an Asset Sale that is permitted by the terms hereof) the surviving entity shall be a Subsidiary of the Company.

5.16	No Layering of Debt.

Parent Issuer (i) will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Parent Issuer and senior in right of payment to, or pari passu in right of payment with, the Notes, and (ii) will not permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to, or pari passu in right of payment with, such Guarantor’s obligations under the Guaranty, in each case, other than a Working Capital Line. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to, or pari passu in right of payment with, such Guarantor’s obligations under the Guaranty, other than a Working Capital Line. Notwithstanding the foregoing provisions of this Section 5.16, Parent Issuer and the Guarantors shall be permitted to incur, maintain and guaranty all obligations under the First Lien Documents and the Second Lien Documents.

5.17	Limitation on Transactions With Affiliates.

(a)     Parent Issuer will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of Parent Issuer (each an "Affiliate Transaction") except as disclosed on Schedule 4.18, unless:

1.   the Affiliate Transaction is, or series of Affiliate Transactions are, on terms that are no less favorable to Parent Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Parent Issuer or such Subsidiary with an unrelated Person on an arm’s length basis;

(vii)     Parent Issuer delivers to each of the Holders a resolution of the Board of Directors of Parent Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 5.17(a) and that such Affiliate Transaction has been approved by a majority of the independent members of the Board of Directors of Parent Issuer; provided that such Officer’s Certificate shall only be required in connection with an Affiliate Transaction or series of Affiliate Transactions in excess of $5,000,000; and

(viii)    with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness, to Parent Issuer or such Subsidiary, of such Affiliate Transaction from a financial point of view, issued by an accounting, valuation, appraisal or investment banking firm of national standing.

(b)     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.17(a) hereof:

1.	transactions between or among any Guarantors;

(ix)      reasonable and customary salaries and fees paid to members of the Boards of Directors and officers of Parent Issuer and its Subsidiaries;

(x)       reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Boards of Directors of Parent Issuer and its Subsidiaries on or after the date hereof, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into; or

(xi)      salary, bonus, employee stock option, stock repurchase, employee benefit compensation, business expense reimbursement, health care, insurance and other like benefits, severance, termination and other employment-related agreements, arrangements or plans and other compensation and employment arrangements with directors, officers, managers and employees in the ordinary course of business, including, without limitation, in connection with any employment agreements or benefits arrangements between Parent Issuer and any of its Subsidiaries with employees.

(c)     Notwithstanding any other provision of this Section 5.17, any transactions between or among Parent Issuer or any of its Affiliates, on the one hand, and any Purchaser or Holder (or their representatives) on the other hand, with respect to or in connection with the Notes, the First Lien Notes or the Second Lien Notes will be deemed an Affiliate Transaction but will not be subject to the provisions of Section 5.17(a)(3).

5.18	Offer to Repurchase Upon Change of Control.

(a)     Upon the occurrence of a Change of Control, Parent Issuer will, to the extent permitted by the Intercreditor Agreement and Section 5.18(c) hereof, make an offer (a "Change of Control Offer") to each Holder, at each Holder’s option, to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes at a purchase price (the "Change of Control Payment"), payable in cash, equal to the sum of (i) the aggregate Principal Amount of such Holder’s Notes, plus (ii) any accrued and unpaid interest thereon to the date of repurchase. Within 30 days following any Change of Control, Parent Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

1.   that the Change of Control Offer is being made pursuant to this Section 5.18 and that all Notes tendered will be accepted for payment;

(xii)     the Change of Control Payment and the repurchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(xiii)    that any Note (or portion thereof) not tendered will continue to accrue interest;

(xiv)    that, unless Parent Issuer defaults in the payment of the Change of Control Payment, all Notes (or portion thereof) accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(xv)     that Holders electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" attached to the Notes completed, or transfer by book-entry transfer, to Parent Issuer at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(xvi)    that Holders will be entitled to withdraw their election if Parent Issuer receives, not later than the close of business on the fourth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the Principal Amount of Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes repurchased; and

(xvii)   that Holders whose Notes are being repurchased only in part will be issued new Notes equal in Stated Value to the unpurchased portion of the Principal Amount of the Notes surrendered, which unpurchased portion must be equal to $1,000 in Principal Amount or an integral multiple thereof.

Parent Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.18, Parent Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.18 by virtue of such compliance.

(b)     On the Change of Control Payment Date, Parent Issuer will, to the extent lawful and to the extent permitted by the Intercreditor Agreement and Section 5.18(c) hereof, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Parent Issuer will promptly (but in any case not later than two Business Days after the Change of Control Payment Date) make payment in accordance with Section 3.2, to each Holder of Notes properly tendered, the Change of Control Payment for such Notes, and Parent Issuer will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in Stated Value to any unpurchased portion of the Principal Amount of the Notes surrendered, if any; provided that each such new Note will be in a Stated Value of $1,000 or an integral multiple of $1,000.

(c)     Prior to the commencement of a Change in Control Offer, but in any event within 30 days following any Change in Control, and as a condition precedent to any payment pursuant to Section 5.18(b), Parent Issuer and the Company will:

1.	satisfy all First Lien Obligations and Second Lien Obligations; or

2.   obtain the requisite consents under the First Lien Purchase Agreement and the Second Lien Purchase Agreement to permit the repayment or repurchase of the Notes as provided herein.

5.19	Nature of Business.

Parent Issuer will not, and will not permit any of its Subsidiaries to, engage in any material respect in any business substantially different from a Permitted Business.

5.20	Investment Company Act.

Parent Issuer will not, and will not permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

5.21	Waiver of Stay, Extension or Usury Laws.

Parent Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which prohibit or forgive Parent Issuer or such Guarantor from paying all or any portion of the Principal Amount of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) Parent Issuer and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

5.22	Spectrum Holdings.

All Spectrum Holdings of Parent Issuer and its Subsidiaries shall be owned by a License Subsidiary that is a Guarantor or, in the case of Foreign Spectrum Holdings, except to the extent Applicable Law or the reasonable tax planning requirements of Parent Issuer and its Subsidiaries require otherwise, a Foreign Subsidiary that is directly and wholly owned by Parent Issuer, the Company or a Domestic Subsidiary that is a wholly-owned Subsidiary of the Company. At no time shall Parent Issuer or a Guarantor lease, transfer, or otherwise alienate any portion of the Spectrum Holdings, except in accordance with Section 5.14. Parent Issuer and the Guarantors will take the actions required to maintain the value and utility of the spectrum in the Spectrum Holdings including, without limitation, exercising diligence in preventing any increased interference or undesired signal levels in the radio frequencies specified in the FCC Licenses, Underlying Licenses, Foreign Licenses and licenses relating to any Foreign Spectrum Lease throughout the entirety of the Geographic Service Area (or similar foreign area) specified in such licenses. All such actions in respect of US Spectrum Holdings shall be consistent with the Communications Act and the FCC Rules.

5.23	Amendments of Organizational Documents.

Parent Issuer shall not, nor shall it permit any of its Subsidiaries to amend, supplement or otherwise change their respective Organizational Documents in a manner that is adverse to the Holders.

5.24	OFAC.

Neither Parent Issuer nor any Subsidiary of Parent Issuer: (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2 of such order, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.25	Parent Issuer.

Parent Issuer shall be a holding company and shall not engage in any business or other activities, other than the issuance of its Capital Stock, the ownership of the Capital Stock of the Company, such activities as are customary for a publicly traded holding company that is not itself an operating company, and other activities expressly contemplated hereby. For the avoidance of doubt, Parent Issuer shall be permitted to issue the Notes pursuant to the terms hereof and to carry out its obligations arising thereunder in accordance with the Note Documents and the Intercreditor Agreement; provided that so long as any of the First Lien Obligations or the Second Lien Obligations are outstanding, Parent Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any cash sum for any payment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar cash payment with respect to, any Third Lien Obligations.

5.26	[RESERVED]
5.27	[RESERVED]
5.28	License Subsidiaries.

Parent Issuer and each of its Subsidiaries shall cause each FCC License and Spectrum Lease to be held directly by a corporation, limited liability company, or limited partnership organized under the laws of a jurisdiction in the United States that (a) is a wholly-owned direct or indirect Subsidiary of Parent Issuer, (b) does not engage in any business or activity other than the ownership and use of one or more FCC Licenses and/or Spectrum Leases and activities incidental thereto, (c) does not own or acquire any assets other than one or more FCC Licenses and/or Spectrum Leases and Capitol Stock of a Subsidiary with operating personnel for FCC-related business, and (d) does not have or incur any Indebtedness or other liabilities other than liabilities under the Note Documents, liabilities imposed by laws, including tax liabilities, or other liabilities incidental to its existence and permitted business and activities (any corporation, limited liability company, or limited partnership satisfying the foregoing requirements, a "License Subsidiary").

ARTICLE VI

DEFAULTS AND REMEDIES

6.1	Event of Default.

Each of the following is an "Event of Default":

(a)     Parent Issuer defaults and such default continues for a period of five (5) days in the payment when due of interest or fees on the Notes or other fees or payments under this Agreement;

(b)     Parent Issuer defaults in the payment when due of the Principal Amount of, or premium, if any, on the Notes;

(c)	[RESERVED];

(d)     Parent Issuer or any Guarantor, as applicable, fails to observe or perform any term or condition contained in Sections 4.9, 5.4(b), 5.5, 5.7(c), or 5.8 through 5.28 of this Agreement;

(e)     any Note Party fails to observe or perform any covenant in any Note Document, other than as set forth in Section 6.1(d) or any other covenant a default in the performance of which is covered elsewhere in this Section 6.1, for 20 days after the earlier of (1) the date such Note Party becomes aware of the default or (2) written notice to Parent Issuer by the Holders of at least twenty-five percent (25%) of the aggregate Principal Amount of the outstanding Notes specifying the default and demanding that such default be remedied and stating that such notice is a "Notice of Default";

(f)      (1) the occurrence of any default or event of default in respect of the First Lien Notes or the Second Lien Notes if, in either such case, the effect of such default or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided, however, that an "Event of Default" under and as defined in the First Lien Purchase Agreement or an "Event of Default" under and as defined in the Second Lien Purchase Agreement shall constitute an Event of Default under this Section 6.1(f) only after a "Notice of Acceleration" as variously described in the First Lien Purchase Agreement or the Second Lien Purchase Agreement, as applicable, has been given and not rescinded in accordance with the terms of the First Lien Purchase Agreement or the Second Lien Purchase Agreement, as the case may be, or (2) after the satisfaction in full in cash of all First Lien Obligations and Second Lien Obligations, the occurrence of any default or event of default in respect of a Working Capital Line if the effect of such default or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

(g)     (1) a payment default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any other Indebtedness for money borrowed by Parent Issuer or any of its Subsidiaries in excess of

$7,500,000, whether such Indebtedness now exists, or is created after the date of this Agreement, or (2) the occurrence of any other default or event of default under any such mortgage, indenture or instrument, if, in either such case, the effect of such default or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

(h)     a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Parent Issuer or any of its Subsidiaries, which judgment or judgments are not paid, discharged or stayed for a period of 30 days; provided that the aggregate of all such undischarged judgments (exclusive of any applicable, independent third party insurance coverage or third party indemnity, on terms and conditions and from indemnitors reasonably acceptable to the Holders) exceeds $7,500,000;

(i)      Parent Issuer or any of its Subsidiaries (other than any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus):

1.	commences a voluntary bankruptcy proceeding;

(xviii)  consents to the entry of an order for relief against it in an involuntary bankruptcy case;

 (xix)    consents to the appointment of a custodian of it or for all or substantially all of its property;

(xx)	makes a general assignment for the benefit of its creditors; or
(xxi)	generally is not paying its debts as they become due;

(j)      1.   a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)	is for relief against Parent Issuer or any of its Subsidiaries;
(B)	appoints a custodian for all or substantially all of the property of Parent Issuer or any of its Subsidiaries; or orders the liquidation of Parent Issuer or any of its Subsidiaries; or
(C)	orders the liquidation of Parent Issuer or any of its Subsidiaries; and
(D)	the order or decree remains unstayed and in effect for 30 consecutive days; or

2.   a bankruptcy proceeding is commenced against Parent Issuer or any of its Subsidiaries and such proceeding shall continue for 30 consecutive days without being dismissed, bonded or discharged;

provided that this Section 6.1(j) shall not apply to any such order, decree or proceeding to the extent it solely applies to any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus;

(k)     the Security Agreement or the Guaranty is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason (other than the payment in full of the obligations under this Agreement or any other termination thereof in accordance with the terms hereof) to be in full force and effect in any material respect or Parent Issuer, any Guarantor, or any Person acting on behalf of any such Person, shall deny or disaffirm in writing its obligations under the Guaranty or under the Security Agreement (other than in accordance with the terms hereof);

(l)      any representation, warranty, certification or other statement made or furnished to the Holders by or on behalf of Parent Issuer or any Guarantor in this Agreement, any Note Document or any instrument, certificate or financial statement furnished (in compliance with or in reference thereto) proves to be false, incorrect, breached, or misleading in any material respect when made or furnished;

(m)    one or more ERISA Events occur that individually or in the aggregate result in or could reasonably be expected to result in liability of Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, in excess of $7,500,000 during the term of this Agreement; or Unfunded Pension Liabilities exist individually or in the aggregate for all Plans (excluding for purposes of such computation any Plans with respect to which assets exceed benefit liabilities), which exceeds $7,500,000; and

(n)     any FCC License or Foreign License or other Spectrum Holdings owned or held by Parent Issuer or its Subsidiaries and required for the lawful ownership, lease, control, use, operation, management or maintenance of any Wireless Communications System owned by Parent Issuer or its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof, the result of which, individually or in the aggregate together with similar events with respect to other FCC Licenses, Foreign Licenses or other Spectrum Holdings held by Parent Issuer or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; one or more of the FCC Licenses, Foreign Licenses or other Spectrum Holdings held by Parent Issuer or its Subsidiaries, the loss of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall no longer be in full force and effect; or any other proceeding shall have been instituted by or shall have been commenced before any Governmental Authority that more likely than not will result in the cancellation, termination, rescission, revocation, impairment or suspension of one or more such FCC License, Foreign License or other Spectrum Holdings or result in such modification of one or more such FCC Licenses, Foreign Licenses or other Spectrum Holdings that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.2	Acceleration.

Subject to the terms of the Intercreditor Agreement:

(a)     upon the occurrence of an Event of Default (an "Insolvency Default") specified in clause (i) or (j) of Section 6.1 hereof, all outstanding Notes will become due and payable immediately without further action or notice; and

(b)     if any other Event of Default occurs and is continuing, Holders of not less than fifty-one percent (51%) of the aggregate Principal Amount of the outstanding Notes may declare all the Notes to be due and payable by notice in writing to Parent Issuer specifying the respective Event of Default and that it is a "Notice of Acceleration."

For the avoidance of doubt, the Principal Amounts due under this Section 6.2 shall be due and payable in cash, together with all other amounts, whether interest or otherwise, due and payable under this Section 6.2, upon the Notes becoming due and payable under this Section 6.2.

The Required Holders, by written notice to Parent Issuer may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than nonpayment of principal, interest or the premium that has become due solely because of the acceleration) have been cured or waived.

6.3	Other Remedies.

(a)     If an Event of Default occurs and is continuing, the Holders or the Collateral Agent, as applicable, may pursue any available remedy (i) to collect the payment of principal, premium, and interest on the Notes, (ii) to enforce the performance of any provision of the Notes, this Agreement, or the Guaranty, or (iii) exercise remedies under the Collateral Documents.

(b)     A delay or omission by any Holder or the Collateral Agent in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

6.4	Waiver of Past Defaults.

Required Holders may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default or Event of Default in the payment of the Principal Amount of, premium or interest on, the Notes and (ii) a Default or Event of Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Agreement; provided, however, that the Required Holders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, subject to the terms of the final paragraph of Section 6.2. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Each of the Purchasers and subsequent Holders hereby consents to and approves of, and, if applicable, waives any Event of Default resulting solely in connection with and arising from the commencement of any bankruptcy, insolvency or liquidation proceeding to the extent the claims and/or liabilities in connection therewith affect only any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus.

6.5	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal, premium and interest on such Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE VII

[RESERVED]

ARTICLE VIII

REDEMPTION AND REPURCHASE OF THE NOTES

8.1	Optional Redemption; Mandatory Redemption.

(a)     Optional Redemptions; Redemption Amount. Parent Issuer may at any time redeem all or a portion of the Notes, in a minimum amount of $5,000,000 and integral multiples of $1,000,000, upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price equal to the sum of (i) the Principal Amount of the Notes to be redeemed plus (ii) any accrued and unpaid interest with respect to the Principal Amount of the Notes to be redeemed and all other amounts due and payable under the Note Documents to the date of redemption (the sum of the amounts referred to in clauses (i) and (ii), above, being the "Redemption Amount"); provided that all of the First Lien Obligations and the Second Lien Obligations must be satisfied in full before any of the Notes may be redeemed.

(b)     Asset Sales. Subject to the terms of the Section 5.14, following the satisfaction in full of the First Lien Obligations and the Second Lien Obligations, within three (3) Business Days of any Asset Sale consummated simultaneously with or after the satisfaction in full of the First Lien Obligations and the Second Lien Obligations, Parent Issuer shall make a redemption of the Notes in an amount equal to the Net Proceeds of such Asset Sale (or, in the case of any redemption of the Notes occurring simultaneously with the satisfaction in full of the First Lien Obligations and/or the Second Lien Obligations, any excess Net Proceeds of such Asset Sale following the satisfaction in full of the First Lien Obligations and the Second Lien Obligations), at a redemption price equal to the Redemption Amount of the Notes to be redeemed; provided that in connection with any Asset Sale occurring simultaneously with or subsequent to the satisfaction in full of the Second Lien Obligations, to the extent that the Company’s cash and Cash Equivalent balance as of such date of payment (after giving effect to such repayment) has suffered a Cash Deficiency, the Company shall be permitted to retain all or a portion of the Net Proceeds in excess of any amount used to satisfy the Second Lien

Obligations in full from such Asset Sale in an aggregate amount equal to such Cash Deficiency; and provided further that Parent Issuer shall not be required to redeem any Notes under this Section 8.1(b) until the aggregate Principal Amount of the Notes to be redeemed shall exceed $2,500,000. For the avoidance of doubt, if any redemption of the Notes under this Section 8.1(b) shall occur simultaneously with the satisfaction in full of the First Lien Obligations and/or the Second Lien Obligations, then the amount of the redemption required by this Section 8.1(b) shall be reduced by the amount so used to satisfy the First Lien Obligations or the Second Lien Obligations, as applicable.

(c)	[RESERVED]
(d)	[RESERVED]

(e)     Mechanics of Redemptions. Any redemption pursuant to this Section 8.1 shall be made pursuant to the provisions of Sections 8.2 through 8.6 hereof.

8.2	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, Parent Issuer will select Notes for redemption or purchase on a pro rata basis.

8.3	Notice of Redemption.

In the case of any optional redemption of Notes pursuant to Section 8.1(a) hereof, at least 30 days but not more than 60 days before the applicable redemption date, Parent Issuer will mail or cause to be mailed, by first class mail or courier, notice of redemption (a "Notice of Redemption") to each Holder whose Notes are to be redeemed at its registered address. The notice will identify the Notes to be redeemed and will state:

(a)	the redemption date;
(b)	the redemption price;

(c)     if any Note is being redeemed in part, the portion of the Principal Amount of such Note to be redeemed, and that, after the redemption date upon surrender of such Note, a new Note or Notes in aggregate Stated Value equal to the unredeemed portion of the Principal Amount of the original Note will be issued upon cancellation of such original Note;

(d)     that Notes must be surrendered to Parent Issuer to collect the redemption price;

(e)     that, unless Parent Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(f)      the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

8.4	Effect of Notice of Redemption.

Once the Notice of Redemption is mailed in accordance with Section 8.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A Notice of Redemption may not be conditional.

8.5	Deposit of Redemption or Purchase Price.

Payments on Notes that are to be redeemed or purchased in an offer to purchase will be made in accordance with Section 3.2 of this Agreement.

If Parent Issuer complies with the provisions of the immediately preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest to the date of redemption will be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of Parent Issuer to comply with the preceding paragraph, interest shall be paid in cash on the unpaid Principal Amount, from the redemption or purchase date until such Principal Amount is paid, at the rate provided in the Notes and in accordance with Section 3.2 hereof.

8.6	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, Parent Issuer will issue at the expense of Parent Issuer a new Note or Notes equal in aggregate Stated Value to the unredeemed or unpurchased portion of the Principal Amount of the Note surrendered.

ARTICLE IX

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Account Control Agreement Amendment" means an amendment to the Account Control Agreement relating to the Asset Sale Proceeds Account in substantially the form of Exhibit B.

"Account Control Agreements" means, collectively, (i) the Account Control Agreements, each dated as of July 14, 2006, among UBS Financial Services Inc., the Company and First Lien Collateral Agent and (ii) any other control agreements entered into by any Note Party, First Lien Collateral Agent and the financial institution or securities intermediary at which the Asset Sale Proceeds Account is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the First Lien Collateral Agent’s security interest in such accounts, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the First Lien Collateral Agent as to the disposition of funds in such account, without further consent by any Note Party, as any such control agreement referred to clause (i) or (ii) above may be amended, restated, supplemented or otherwise modified from time to time.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to "control" or be "controlled by" a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Affiliate Transactions" has the meaning assigned to such term in Section 5.17.

"Aggregate Amounts Due" has the meaning assigned to such term in Section 10.21.

"Agreement" means this Third Lien Subordinated Exchange Note Exchange Agreement and all Schedules, Exhibits and Annexes attached hereto.

"Anti-Money Laundering Laws" has the meaning assigned to such term in Section 4.36.

"Applicable Interest Rate" means, 7.5% per annum, unless there has occurred and is continuing, an Event of Default, in which case the Applicable Interest Rate shall be increased to include Default Interest.

"Applicable Law"means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting Parent Issuer or any of its Subsidiaries or any collateral or any of their other assets, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto.

"Asset Sales" means the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition by Parent Issuer or any of its Subsidiaries to any Person of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Capital Stock of any of Parent Issuer’s Subsidiaries, provided that the sale, conveyance or other disposition of all or substantially all of the assets of Parent Issuer and its Subsidiaries taken as a whole will be governed by the provisions of Section 5.15 and not by the provisions of Section 5.14. In addition, the term "Asset Sale" shall exclude:

(a)       sales or other dispositions of obsolete, damaged, surplus, worn-out, condemned, unsuitable or not required property and equipment;

(b)	licensing of intellectual property in the ordinary course of business;

(c)       sale or transfer of cash or Cash Equivalents in the ordinary course of business;

(d)       any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(e)       any sale or disposition of property or assets by a Subsidiary of Parent Issuer to Parent Issuer or a Guarantor, or by a Subsidiary of Parent Issuer that is not a Guarantor to another Subsidiary of Parent Issuer that is not a Guarantor; and

(f)        any transaction or series of related transactions resulting in aggregate gross proceeds to Parent Issuer and its Subsidiaries of $250,000 or less.

"Asset Sale Proceeds Account" means an account of the Company established with UBS Financial Services, Inc. or another financial institution reasonably satisfactory to the Purchasers, for the purpose set forth in Section 5.10 and subject to an Account Control Agreement.

"Assumption Agreement" means an Assumption Agreement substantially in the form of Exhibit I attached hereto, pursuant to which any Person becoming a Holder after the date hereof shall become a party to (i) this Agreement, (ii) the Collateral Agency Agreement, and (iii) the Intercreditor Agreement.

"Avenue Capital" means Avenue Capital Management II, L.P.".

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or similar governing body.

"BONY" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Business Day" means any day that is not a Legal Holiday.

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Cash Deficiency" has the meaning assigned to such term in Section 5.10.

"Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guarantied as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s ("S&P") or Moody’s Investors Service, Inc. ("Moody’s"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has "Tier 1 capital" (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s. For the avoidance of doubt, Cash Equivalents shall not include any auction rate or similar securities where the obligor is not absolutely required to redeem or repay the Indebtedness in question within such one year (or shorter) period.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (iii) any determination of a court or other Governmental Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" means the occurrence of any of the following events:

(a)       the approval by the holders of the Company’s Capital Stock or the Capital Stock of Parent Issuer of any plan or proposal for liquidation or dissolution;

(g)       any "person" or "group" (each as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) (other than a person or group comprised solely of holders of Parent Issuer’s Capital Stock as of the date hereof) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of Parent Issuer; or

(h)       the Continuing Directors shall cease to constitute a majority of the Board of Directors of Parent Issuer.

"Change of Control Offer" has the meaning assigned to such term in Section 5.18.

"Change of Control Payment" has the meaning assigned to such term in Section 5.18.

"Change of Control Payment Date" has the meaning assigned to such term in Section 5.18.

"Closing" has the meaning assigned to such term in Section 1.2.

"Code" means the Internal Revenue Code of 1986, as amended to the date hereof from time to time hereafter, and any successor statute.

"Collateral" has the meaning assigned to such term in the Security Agreement.

"Collateral Agency Agreement" means the Third Lien Collateral Agency Agreement dated as of the date hereof, in substantially the form of Exhibit E hereto, by and between the Holders and the Collateral Agent.

"Collateral Agent" means BONY, acting in its capacity as collateral agent for the benefit of the Holders under the Collateral Agency Agreement, together with its successors and assigns.

"Collateral Documents" means the Security Agreement, the Collateral Agency Agreement, the Account Control Agreement Amendment, and all other instruments or documents delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to grant to the Collateral Agent, on behalf of Holders, a Third Priority Lien on any property of such Note Party as security for the obligations; provided that if no First Lien Obligations are outstanding such Lien shall have priority over all other Liens in and to such Collateral (other than any Second Priority Liens and any Permitted Liens); and provided further that if no First Lien Obligations or Second Lien Obligations are outstanding such Lien shall have priority over all other Liens in and to such Collateral (other than any Permitted Liens).

"Common Stock" has the meaning assigned to such term in Section 1.2(c).

"Communications Act" means the Communications Act of 1934, as amended.

"Company" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Compliance Certificate" means an Officer’s Certificate delivered in accordance with Section 5.1(c).

"Continuing Directors" means the directors of Parent Issuer as of the date hereof, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Parent Issuer is recommended by at least a majority of the then Continuing Directors.

"Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Covered Taxes" shall mean Taxes other than Excluded Taxes and Other Taxes.

"Cygnus" means Cygnus Communications, Inc., a Delaware corporation.

"Daily Interest Rate" means, as of each date of determination, the quotient of (i) the Applicable Interest Rate divided by (ii) 360.

"Default" means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

"Default Interest" means, during any period during which there has occurred and is continuing any Event of Default, a rate per annum equal to 2% to the extent payment of such amount shall be legally enforceable.

"Definitive Agreement" has the meaning assigned to such term in Section 5.14(b).

"Domestic Subsidiary" means a Subsidiary of Parent Issuer incorporated, organized or otherwise formed under the laws of any state in the United States of America or the District of Columbia.

"Electing Holder" has the meaning assigned to such term in Section 5.1(a).

"Environmental Claim" means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law; (ii) in connection with any Release or threatened Release of or exposure to Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to, natural resources or the environment.

"Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities (i) imposing liability or establishing standards for conduct for the preservation and protection of the environment; (ii) relating to any Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or land use matters, as they relate to protection or preservation of the environment or toxic materials, substances or wastes, in any manner applicable to Parent Issuer or any of its Subsidiaries or any Facility.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

"ERISA Affiliate," as applied to any Person, means any trade or business (whether or not incorporated) under common control with that Person or treated as a single employer with that Person within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

"ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, to timely make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which Parent Issuer or any of its Subsidiaries may be directly or indirectly liable; or (j) a Qualified Plan becomes in an at-risk status pursuant to Section 303 of ERISA or Section 430 of the Code.

"Event of Default" has the meaning assigned to such term in Section 6.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute.

"Excluded Taxes" means, with respect to any Holder or any other recipient of any payment to be made by or on account of any obligation of Parent Issuer hereunder (i) Taxes that are imposed on the net income (however denominated) and franchise Taxes imposed in lieu thereof (a) by the United States, (b) by any other Governmental Authority under the laws of which such recipient is organized or has its principal office or maintains its applicable lending office, or (c) by any Governmental Authority as a result of a present or former connection between such recipient and the jurisdiction of such Governmental Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Note Documents), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Parent Issuer is located, and (iii) any Tax that (x) is imposed on amounts payable at the time such recipient becomes a party hereto (or designates a new office), or (y) is attributable to such recipient’s failure or inability (other than as a result of a Change in Law after such recipient becomes a party hereto) to comply with its obligations under Sections 1.8(e) and (f), except, in the case of clause (x) above, to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new office (or assignment), to receive additional amounts from Parent Issuer with respect to such withholding Tax pursuant to Section 1.8.

"Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent Issuer.

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving undue pressure or compulsion to complete the transaction on the part of either party, determined in good faith by the Board of Directors of Parent Issuer (unless otherwise provided in this Agreement).

"FCC" means the Federal Communications Commission and any successor thereto.

"FCC License" means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

"FCC Rules" means all rules, regulations, written policies, orders and decisions of the FCC adopted under the Communications Act, in each case as from time to time in effect.

"First Lien Collateral Agency Agreement" means the Collateral Agency Agreement dated as of July 17, 2006, among BONY and the First Lien Noteholders. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Collateral Agency Agreement" shall mean any replacement collateral agency agreement entered into in connection with such refinancing, extension or replacement.

"First Lien Collateral Agent" means BONY, acting in its capacity as collateral agent for the benefit of the First Lien Noteholders under the First Lien Collateral Agency Agreement, together with its successors and assigns. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Collateral Agent" shall mean any replacement collateral agent in connection with such refinancing, extension or replacement.

"First Lien Collateral Documents" means the First Lien Security Agreement, the First Lien Collateral Agency Agreement, each Account Control Agreement, and all other instruments or documents delivered by any Note Party pursuant to the First Lien Purchase Agreement or any of the other documents related thereto in order to grant to the First Lien Collateral Agent, on behalf of the First Lien Noteholders, a First Priority Lien on any assets of such Note Party as security for the obligations of such Note Party to First Lien Noteholders.

"First Lien Documents" means the First Lien Purchase Agreement, the First Lien Notes, the First Lien Guaranty, the First Lien Parent Guaranty, the First Lien Collateral Documents, the First Lien Warrant Agreement, the First Lien Registration Rights Agreement, and all certificates, instruments and other documents made or delivered in connection therewith.

"First Lien Guaranty" means the Guaranty dated as of July 17, 2006, by certain Subsidiaries of the Company in favor of and for the benefit of BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Guaranty" shall mean any replacement guaranty agreement entered into by such Subsidiaries of the Company in connection with such refinancing, extension or replacement.

"First Lien Note Maturity Date" shall mean the date on which all Indebtedness under the First Lien Notes has been repaid.

"First Lien Noteholder" means a holder of First Lien Notes.

"First Lien Notes" means the $350,000,000 in aggregate principal amount of senior secured notes of the Company due July 17, 2010 issued on July 17, 2006, or such lesser amount of such notes as the same may be reduced pursuant to redemption, repayment or otherwise as required or permitted by the First Lien Purchase Agreement and the Intercreditor Agreement.

After any refinancing, extension or replacement of any Indebtedness under such senior secured notes of the Company pursuant to the terms of the Intercreditor Agreement, the term "First Lien Notes" shall mean any notes evidencing the Indebtedness of the Company incurred in connection with such refinancing, extension or replacement.

"First Lien Obligations" means the "Secured Obligations" as defined in the First Lien Security Agreement.

"First Lien Parent Guaranty" means that certain Parent Issuer Guaranty dated as of July 17, 2006 by Parent Issuer in favor of and for the benefit of BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Parent Guaranty" shall mean any replacement guaranty agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

"First Lien Purchase Agreement" means the Purchase Agreement dated as of July 17, 2006, by and among the Company, certain Subsidiaries of the Company, and the purchasers named therein, as amended by the First Amendment, dated as of March 12, 2008, pursuant to which the First Lien Notes were issued. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Purchase Agreement" shall mean any replacement purchase agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

"First Lien Registration Rights Agreement" means the Registration Rights Agreement dated as of July 17, 2006, among Parent Issuer and the purchasers listed therein.

"First Lien Security Agreement" means the Pledge and Security Agreement, dated as of July 17, 2006, among the Company, certain Subsidiaries of the Company, and BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "First Lien Security Agreement" shall mean any replacement security agreement entered into in connection with such refinancing, extension or replacement.

"First Lien Warrant Agreement" means the Warrant Agreement dated as of July 17, 2006, among the initial holders listed therein and Parent Issuer.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than any Permitted Liens).

"Fiscal Quarter" means a fiscal quarter of a Fiscal Year.

"Fiscal Year" means the fiscal year of Parent Issuer and its Subsidiaries ending on the last Saturday of each calendar year.

"Foreign License" means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by any Governmental

Authority other than the FCC, including authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

"Foreign Spectrum Holdings" means the right of a Person to use a defined portion of the radiofrequency spectrum resulting from the Person being the holder of Foreign Licenses, and rights of the Person arising under Foreign Spectrum Leases.

"Foreign Spectrum Lease" means any lease, license, agreement or other arrangement to which any Foreign Subsidiary of Parent Issuer is now or may hereafter become a party pursuant to which any such Foreign Subsidiary leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to radiofrequency specified in a Foreign License issued to the lessor or sublessor, in each case, as amended, restated, supplemented or otherwise modified from time to time.

"Foreign Subsidiary" means a Subsidiary of Parent Issuer that is not a Domestic Subsidiary.

"GAAP" means the generally accepted accounting principles in the United States as in effect as of the date hereof, provided that with respect to Sections 5.1 and 5.6, GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time.

"Geographic Service Area" means the geographic area over which a licensee is entitled to transmit signals pursuant to an FCC License or Underlying License. In the case of site-based licenses in the Educational Broadband Service and Broadband Radio Service, this area is bounded by a circle having 35 mile radius and centered at the stations’ reference coordinates, which was the previous protected service area to which incumbent licensees were entitled prior to January 10, 2005, and is bounded by the chords drawn between intersection points of the licensee’s previous 35 mile protected service area and those of respective adjacent market co-channel licensees.

"Go Networks" means Go Networks, Inc., a Delaware corporation.

"Governmental Authority" means (a) the government of the United States of America or any state or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which Parent Issuer or any of its Subsidiaries conducts business, or which properly asserts jurisdiction over any Facilities, (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government or (d) any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Guarantors" means each of:

(1)	the guarantors party to the Guaranty; and

(2)       any other Subsidiary of Parent Issuer that executes the Guaranty in accordance with the provisions of this Agreement,

and their respective successors and assigns.

"Guaranty" means the Third Lien Guaranty executed and delivered by Parent Issuer, the Company and the existing Material Subsidiaries of Parent Issuer on the date hereof and to be executed and delivered by additional Material Subsidiaries of Parent Issuer from time to time thereafter in accordance with Section 5.9, substantially in the form of Exhibit F annexed hereto.

"Hazardous Materials" means any chemical, material or substance, the generation, use, storage, transportation or disposal of which, or the exposure to which, is prohibited, limited or regulated pursuant to an Environmental Law.

"Holder"or "Holders" means the Purchasers (as the initial holders of the Notes) and their respective successors or assignees in whose name a Note is registered.

"Indebtedness" means, as applied to any Person, (i) all obligations for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables incurred in the ordinary course of business, volume based vendor arrangements accounted for as deferred income on the balance sheet of Parent Issuer, obligations under earn-out agreements which are not yet earned and obligations under earn-out agreements to the extent such obligations are payable in shares of Capital Stock of Parent Issuer at Parent Issuer’s option), (iv) all obligations evidenced by notes, bonds (other than performance or surety bonds), debentures or other similar instruments, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (vi) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (vii) all contingent obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

"Indemnified Parties" has the meaning assigned to such term in Section 1.6.

"Indemnifying Parties" has the meaning assigned to such term in Section 1.6.

"Insolvency Default" has the meaning assigned to such term in Section 6.2.

"Intellectual Property" has the meaning assigned to such term in Section 4.14(a).

"Intercreditor Agreement" means the Intercreditor Agreement dated as of even date herewith, by and among the Company, Parent Issuer, certain Subsidiaries of the Company,

BONY, as First Lien Collateral Agent, BONY, as Second Lien Collateral Agent, and BONY, as Collateral Agent, substantially in the form of Exhibit H hereto.

"Interest Payment Date" means each March 31, June 30, September 30 and December 31, except if such day is not a Business Day, the next succeeding Business Day shall be considered the Interest Payment Date.

"Interest Period" means, each quarterly period, beginning on and including an Interest Payment Date (or the date hereof in the case of the first Interest Period) and ending on and including the day next preceding the next succeeding Interest Payment Date.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guaranties or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the term "Investment" shall not include: (a) trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms and (b) deposits, advances and prepayments to suppliers for goods and services in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto minus all payments received in respect thereof, including payments of principal, interest, proceeds of sale or other disposition and cash dividends or distributions in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"IPW" means IP Wireless, Inc., a Delaware corporation.

"Legal Holiday" means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of Parent Issuer or in New York are not required to be open. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and interest shall accrue for the intervening period.

"License Subsidiary" has the meaning assigned to such term in Section 5.28.

"Lien"means any lien, mortgage, pledge, assignment, security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease in the nature thereof but not including Operating Leases and any agreement to give any security interest) and any trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.

"Losses" has the meaning assigned to such term in Section 1.6.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on (a) the ability of Parent Issuer and its Subsidiaries to perform, or of the Collateral Agent and Holders to enforce, the obligations under the Note Documents, (b) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent Issuer, the Company and the Material Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Note Documents or the rights or remedies of the Holders hereunder or thereunder.

"Material Contracts" means any or all of the following, as the context may require: (i) any material indenture, mortgage, deed of trust, agreement or other instrument evidencing or with respect to indebtedness in a principal amount in excess of $7,500,000 to which Parent Issuer or any of its Subsidiaries is a party and (ii) any other document, agreement or instrument that is material to the operation or business of Parent Issuer and its Subsidiaries, taken as a whole.

"Material Subsidiary" means each of NextWave Broadband, PacketVideo Corporation, a Delaware Corporation, NW Spectrum Co., a Delaware Corporation, AWS Wireless Inc., a Delaware corporation, WCS Wireless License Subsidiary, LLC, a Delaware limited liability company, IPW, each other License Subsidiary, each Foreign Subsidiary that holds any Foreign Spectrum Holdings and each other Subsidiary of Parent Issuer that constitutes a "Significant Subsidiary" within the meaning of Regulation S-X promulgated by the SEC; provided, however, that notwithstanding anything herein to the contrary, Go Networks shall not be deemed to be a Material Subsidiary.

"Maturity Date" means December 31, 2010.

"Maximum Rate"has the meaning assigned to such term in Section 10.5.

"Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, may have any liability.

"NASDAQ" has the meaning assigned to such term in Section 4.38.

"Net Proceeds" means, with respect to any Asset Sale, cash proceeds of such Asset Sale net of bona fide direct costs of sale including, without limitation, (i) income taxes actually paid or reasonably estimated to be actually payable, as the case may be, as a result of such Asset Sale, (ii) transfer, sales, use and other taxes payable in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Indebtedness under the First Lien Notes, the Second Lien Notes or the Notes) that is secured by a Lien on the stock or assets in question or Indebtedness that is required to be repaid under the terms thereof as a result of such Asset Sale, (iv) brokers’ and financial advisors’ commissions and reasonable fees and expenses of counsel and other advisors (including, without limitation, accountants and investment bankers) and other reasonable costs and expenses incurred or estimated to be incurred in connection with such Asset Sale, (v) amounts to be paid to third parties having a beneficial interest in the assets sold, and (vi) reasonable reserves against indemnities or other obligations (so long as such indemnity or other obligations are outstanding) in respect of post-closing and purchase price adjustments

(including adjustments related to the performance or results of any divested or acquired business) in connection with the acquisition or disposition of assets permitted hereunder.

"NextWave Broadband" means NextWave Broadband Inc., a Delaware corporation.

"Note Documents" means this Agreement, the Notes, the Guaranty, the Collateral Documents, the Collateral Agency Agreement, the Intercreditor Agreement, and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

"Note Parties" means, collectively, Parent Issuer, the Guarantors and any other Subsidiary of Parent Issuer that is a party to a Note Document and "Note Party" means any of such Persons.

"Notes" has the meaning assigned to such term in Section 1.1.

"Notice of Redemption" has the meaning assigned to such term in Section 8.3.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

"Officer’s Certificate" means, with respect to any Person, a certificate executed on behalf of such Person (x) if such Person is a partnership or limited liability company, by the chairman of the Board of Directors (if an officer), chief executive officer, or chief financial officer or vice president of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (y) if such Person is a corporation, on behalf of such corporation by its chairman of the Board of Directors (if an officer) or chief executive officer or its chief financial officer or vice president, and (z) if such person is Parent Issuer or a Subsidiary of Parent Issuer, a Responsible Officer.

"Operating Lease", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease.

"Organizational Documents" means, with respect to any Person, the bylaws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.

"Other Taxes" means any present or future stamp, documentary, excise, privilege, property, intangible Taxes, charges or similar levies arising from any payment made under any and all Note Documents or from the execution or delivery by Parent Issuer or any of the Guarantors or from the filing or recording or maintenance of, or otherwise with respect to the exercise or enforcement by the Holders of their respective rights under any and all Note Documents.

"Parent Issuer" has the meaning assigned to such term in the introductory paragraph to this agreement.

"Participant" has the meaning assigned to such term in Section 10.2.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Permitted Business"means any business in which Parent Issuer or any of its Subsidiaries was engaged on the date hereof and any business that is a reasonable extension thereof or is ancillary or related thereto.

"Permitted Liens" means the following types of Liens:

(i)        so long as any First Lien Obligations are outstanding, the First Priority Liens; provided, however, that no First Priority Lien shall be a Permitted Lien to the extent that such First Priority Lien is incurred in contravention of the terms of the Intercreditor Agreement;

(ii)       so long as any Second Lien Obligations are outstanding, the Second Priority Liens; provided, however, that no Second Priority Lien shall be a Permitted Lien to the extent that such Second Priority Lien is incurred in contravention of the terms of the Intercreditor Agreement;

(iii)	the Third Priority Liens;

(iv)      Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties, provided that payment thereof is not yet required;

(v)       Liens incurred or deposits made in the ordinary course of business of Parent Issuer and any of the Guarantors in connection with worker’s compensation, unemployment insurance, other business-related insurance, social security and other like laws;

(vi)      Leases, subleases, licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the conduct of the business of Parent Issuer and any of the Guarantors, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense;

(vii)     Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment does not constitute an Event of Default;

(viii)    easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Parent Issuer and any of the Guarantors;

(ix)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(x)       Liens which constitute the right of set off of a customary nature of banker’s lien with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with the arrangements entered into with banks in the ordinary course of business;

(xi)      Liens incurred in connection with the extension, renewal or refinancing of the obligations secured by Liens of the type herein above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien;

(xii)	Liens in favor of Parent Issuer or any of the Guarantors;

(xiii)    Liens for Taxes the payment of which, at the relevant time, is not required by Section 5.3 hereof;

(xiv)    precautionary financing statement filings regarding Operating Leases; and

(xv)	Liens securing Indebtedness incurred in accordance with Section 5.13(g).

"Permitted Spectrum Holdings" means (i) US Spectrum Holdings in any of the following spectrum bands: AWS, WCS, EBS, and BRS, and (ii) Foreign Spectrum Holdings or Spectrum Holdings in other spectrum bands, provided that the aggregate purchase price paid for all such Foreign Spectrum Holdings and Spectrum Holdings in other spectrum bands, plus the aggregate obligations of Parent Issuer and its Subsidiaries under Foreign Spectrum Leases and Spectrum Leases of rights in other spectrum bands, shall not exceed $10,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

"PIK Amount" means, as of any date of determination, an amount to be added to the outstanding principal amount under each Note on such date equal to the product of (i) the Daily Interest Rate multiplied by (ii) the Principal Amount of the applicable Note outstanding as of the immediately preceding Interest Payment Date (or in the case of the first Interest Period for each Note, the date hereof), subject to any reduction in the Principal Amount of the applicable Note as a result of any repayment of the principal of such Note prior to such date of determination in accordance with the terms hereof and the Intercreditor Agreement.

"Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is, or within the past five (5) years was, sponsored, maintained or contributed to by Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, or to which Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, has any potential or outstanding liability, including each Qualified Plan.

"Principal Amount" means, with respect to any Note, (i) as of the date hereof, the Stated Value of such Note as of the Closing, and (ii) on each other date of determination, the Stated Value of such Note, plus the aggregate of all PIK Amounts accrued prior to or on such date of determination, and minus the aggregate amount of any repayments of principal made prior to such date of determination in accordance with the terms of the Notes and the Intercreditor Agreement.

"Purchasers" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Qualified Plan" means a "pension plan" (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code that Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, sponsors or maintains, or at any time during the immediately preceding five (5) years has sponsored or maintained or contributed to, or to which Parent Issuer or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes, is making or is obligated to make contributions, or has any potential or outstanding liability.

"Redemption Amount" has the meaning assigned to such term in Section 8.1(a).

"Register" has the meaning assigned to such term in Section 1.7(a).

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Released Guarantor" has the meaning assigned to such term in Section 10.4(b).

"Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"Required Holders" means the Holders of at least two-thirds (66-2/3%) of the aggregate Principal Amount of the outstanding Notes.

"Required Net Proceeds" has the meaning assigned to such term in Section 5.14(b).

"Required Sale Period" has the meaning assigned to such term in Section 5.14(b).

"Responsible Officer" means the chief executive officer, chief financial officer, president, any executive vice president or chief operating officer of Parent Issuer or the applicable Subsidiary of Parent Issuer, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of Parent Issuer or of the applicable Subsidiary of Parent Issuer.

"Restricted Payments" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or Parent Issuer now or hereafter outstanding (other than a dividend payable solely in additional shares of the same class of Capital Stock to the holders of that class), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or Parent Issuer now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding, options or other rights to acquire shares of any class of Capital Stock of the Company or Parent Issuer now or hereafter outstanding (other than any outstanding warrants issued pursuant to the First Lien Warrant Agreement) and (iv) any payment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Notes.

"Rule 144" means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

"Rule 144A" means Rule 144A as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

"SEC" means the Securities and Exchange Commission.

"SEC Documents" shall mean all reports, schedules, forms, and statements filed by Parent Issuer or the Company (including all exhibits, financial statements, notes and schedules thereto and documents incorporated by reference therein) required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

"Second Lien Collateral Agency Agreement" means the Second Lien Collateral Agency Agreement dated as of even date herewith, among BONY and the holders of the Second Lien Notes. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Collateral Agency Agreement" shall mean any replacement collateral agency agreement entered into in connection with such refinancing, extension or replacement.

"Second Lien Collateral Agent" means BONY, together with its successors and assigns, acting in its capacity as collateral agent for the benefit of the holders of the Second Lien Notes under the Second Lien Collateral Agency Agreement. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Collateral Agent" shall mean any replacement collateral agent in connection with such refinancing, extension or replacement.

"Second Lien Collateral Documents" means the Second Lien Security Agreement, the Second Lien Collateral Agency Agreement, and all other instruments or documents delivered by any Note Party pursuant to the Second Lien Purchase Agreement or any of the other documents related thereto in order to grant to the Second Lien Collateral Agent, on behalf of the holders of the Second Lien Notes, a Second Priority Lien on any assets of such Note Party as security for the obligations of such Note Party to holders of the Second Lien Notes.

"Second Lien Documents" means the Second Lien Notes, the Second Lien Purchase Agreement, the Second Lien Guaranty, the Second Lien Parent Guaranty, the Second Lien Collateral Documents, the Second Lien Collateral Agency Agreement, the Second Lien Warrant Agreements and the Second Lien Registration Rights Agreement and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

"Second Lien Guaranty" means the Second Lien Guaranty dated as of even date herewith, by certain Subsidiaries of the Company in favor of and for the benefit of BONY, as Second Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Guaranty" shall mean any replacement guaranty agreement entered into by such Subsidiaries of the Company in connection with such refinancing, extension or replacement.

"Second Lien Noteholder" means a holder of Second Lien Notes.

"Second Lien Notes" means the $105,263,157 in aggregate principal amount of senior-subordinated secured second lien notes of the Company due December 31, 2011 issued on October 9, 2008, or such lesser amount of such notes as the same may be reduced pursuant to redemption, repayment or otherwise as required or permitted by the Second Lien Purchase Agreement and the Intercreditor Agreement. After any refinancing, extension or replacement of any Indebtedness under such senior-subordinated secured second lien notes of the Company pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Notes" shall mean any notes evidencing the Indebtedness of the Company incurred in connection with such refinancing, extension or replacement.

"Second Lien Obligations" means the "Secured Obligations" as defined in the Second Lien Security Agreement.

"Second Lien Parent Guaranty" means that certain Second Lien Parent Guaranty dated as of even date herewith by Parent Issuer in favor of and for the benefit of BONY, as Second Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Parent Guaranty" shall mean any replacement guaranty agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

"Second Lien Purchase Agreement" means the Second Lien Subordinated Note Purchase Agreement dated as of the date hereof, by and among the Company, Parent Issuer, the purchasers set forth therein, any guarantor from time to time party thereto, and BONY, as collateral agent, in substantially the form attached hereto as Exhibit K. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Purchase Agreement" shall mean any replacement purchase agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

"Second Lien Registration Rights Agreement" means the Registration Rights Agreement dated as of even date herewith, among Parent Issuer and the initial purchasers of the Second Lien Notes.

"Second Lien Security Agreement" means the Second Lien Pledge and Security Agreement, dated as of even date herewith, among the Company, Parent Issuer, certain Subsidiaries of the Company, and BONY, as Second Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the Second Lien Notes pursuant to the terms of the Intercreditor Agreement, the term "Second Lien Security Agreement" shall mean any replacement security agreement entered into in connection with such refinancing, extension or replacement.

"Second Lien Warrant Agreements" means, collectively, (i) the Warrant Agreement dated as of the date hereof, among Parent Issuer and the initial holders listed therein, and (ii) on and after the Additional Warrant Issuance Date (as defined in the Second Lien Purchase Agreement), the Warrant Agreement dated as of the Additional Warrant Issuance Date (as defined in the Second Lien Purchase Agreement), among Parent Issuer and the initial holders of the Additional Warrants (as defined in the Second Lien Purchase Agreement) listed therein.

"Second Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Second Lien Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than any Permitted Liens) apart from the First Priority Liens for so long as the First Priority Liens shall exist.

"Securities" means, collectively, the Notes and the Guaranties.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

"Security Agreement" means the Third Lien Pledge and Security Agreement dated as of even date herewith among the Collateral Agent, Parent Issuer, the Company and the other Guarantors, substantially in the form of Exhibit G to this Agreement, as the same may be amended, supplemented and modified from time to time.

"Series A Preferred Stock" means the convertible preferred stock issued pursuant to the Series A Preferred Stock Certificate of Designations.

"Series A Preferred Stock Certificate of Designations" means the Certificate of Designation, Preferences and Rights of the Series A Senior Convertible Preferred Stock of NextWave Wireless Inc., dated as of March 28, 2007.

"Sola Group" means, collectively, Sola Ltd or one or more of its Affiliates.

"Solvency Certificate" means a Solvency Certificate of the chief financial officer of Parent Issuer substantially in the form of Exhibit J attached hereto.

"Solvent" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Spectrum Holdings" means US Spectrum Holdings and/or Foreign Spectrum Holdings.

"Spectrum Lease" means any lease, license, agreement or other arrangement to which any Note Party is now or may hereafter become a party pursuant to which any Note Party leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to radiofrequency specified in an Underlying License, in each case, as amended, restated, supplemented or otherwise modified from time to time.

"Stated Value" means the original principal amount of each Note as of the issuance date of such Note.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties and any similar liabilities with respect thereto.

"Third Lien Obligations" means the "Secured Obligations" as defined in the Security Agreement.

"Third Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than any Permitted Liens) apart from the First Priority Liens for so long as the First Priority Liens shall exist, and the Second Priority Liens for so long as the Second Priority Liens shall exist.

"Transactions" means the consummation of the transactions contemplated under this Agreement and the other Note Documents.

"UCC" means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

"Underlying License" means any license granted by the FCC to a Person who is the lessor to Parent Issuer or its Subsidiaries under a Spectrum Lease or, in the case of a sublease, to the Person who is the lessor to the applicable sublessor to Parent Issuer or its Subsidiaries.

"Unfunded Pension Liabilities" means the amount of "unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, with respect to Qualified Plans only.

"US Spectrum Holdings" means the right of a Person to use a defined portion of the radiofrequency spectrum within a Geographic Service Area, including rights resulting from such Person being the holder of FCC Licenses and rights of such Person arising under Spectrum Leases.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)       the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

"Wireless Communications System" means any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.

"Withdrawal Liabilities" means the amount of withdrawal liability as determined in accordance with Section 4201 of ERISA.

"Working Capital Line" has the meaning assigned to such term in Section 5.13(g).

ARTICLE X

MISCELLANEOUS

10.1	Notices.

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier or overnight air courier guarantying next day delivery:

(a)     if to the Purchasers or any Holder, to the address set forth on its signature page hereto or as otherwise provided in writing to Parent Issuer, with a copy (which shall not constitute notice) to O’Melveny & Myers LLP, 1999 Avenue of the Stars, 7th Floor, Los Angeles, CA 90067, Attention: David J. Johnson, Jr., Esq.;

(b)     if to Collateral Agent, to the address set forth on its signature page hereto or as otherwise provided in writing to Parent Issuer and the Holders, with a copy (which shall not constitute notice) to McGuire, Craddock & Strother, P.C., 500 North Akard, Suite 3550, Dallas, Texas 75210, Attention: Jonathan Thalheimer, Esq.; and

(c)     if to Parent Issuer or its Subsidiaries, to it at 12670 High Bluffs Drive, San Diego, CA 92130 (Facsimile No. 858-480-3112), Attention: Frank Cassou, Esq.; with a copy (which shall not constitute notice) to Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153-0119 Attention: Marita Makinen, Esq.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guarantying next day delivery. The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

10.2	Successors and Assigns; Assignments.

(a)     This Agreement shall inure to the benefit of and be binding upon the successors and registered assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders.

(b)     Each Holder may sell or assign all or any portion of its Notes to any Person, at any time, subject to clause (e) below.

(c)     Each Holder may, in the ordinary course of its business and in accordance with the Note Documents and Applicable Law, including applicable securities laws, at any time sell to one or more Persons (each, a "Participant"), participating interests in all or a portion of its rights and obligations under this Agreement. Notwithstanding any such sale by such Holder of participating interests to a Participant, such Holder’s rights and obligations under this Agreement shall remain unchanged, such Holder shall remain solely responsible for the performance thereof, and Parent Issuer shall continue to deal solely and directly with such Holder and shall have no obligations to deal with any Participant in connection with such Holder’s rights and obligations under this Agreement or the Notes. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting an extension of the scheduled final maturity date of any Note allocated to such participation or a reduction of the Principal Amount of or the rate of interest payable on any Note allocated to such participation. Subject to the further provisions of this subsection 10.2(c), Parent Issuer agrees that each Participant shall be entitled to the benefits of Section 1.8 to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to Section 10.2. A Participant shall not be entitled to receive any greater payment under Section 1.8 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Parent Issuer’s prior written consent.

(d)     In the event that any Holder sells any participation or assigns or transfers any interest in any Note, each Participant, successor or assign shall agree to (i) make the representations and warranties in Section 1.4 of this Agreement, and (ii) execute and deliver an Assumption Agreement. Each assignee, by its purchase or other acquisition of a Note, hereby agrees to be bound by the terms of the Collateral Agency Agreement and the Intercreditor Agreement.

(e)     In no event may a Holder sell any participation or assign or transfer any interest in any Note to a business competitor of Parent Issuer or any Guarantor.

(f)        Parent Issuer and each of the Guarantors shall assist any Holder in connection with any transfer, whether by sale or otherwise, assignment or participation permitted under this Agreement as reasonably required to enable the assigning or selling Holder to effect any such transfer, assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Parent Issuer and each Guarantor shall certify the correctness, completeness and accuracy of all descriptions of each of them and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(g)       Any Holder may furnish any information concerning Parent Issuer and the Guarantors in the possession of such Holder from time to time to transferees, assignees and participants (including prospective transferees, assignees and participants); provided that such Holder shall obtain from actual or potential transferees, assignees or participants confidentiality covenants substantially equivalent to those contained in Section 10.20.

10.3	Amendment and Waiver.

(a)     Except as otherwise expressly provided elsewhere in this Agreement, this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by Parent Issuer, the Guarantors and the Required Holders; provided further, however, that any amendment, modification or supplement that:

(i)	reduces the Principal Amount of any Note;

(ii)       (other than as set forth in this Agreement) reduces the rate of interest on any Note (including default interest), reduces the amount of principal or changes the principal maturity date of any Note or the redemption or prepayment provisions (other than any notice provisions relating thereto, which shall require only the written consent of the Required Holders) as specified above;

(iii)      makes any Note payable in money or property other than that stated in the Note; or

(iv)      makes any change in Sections 6.2, 6.4, 6.5 or 10.10 hereof or this Section 10.3 (or any related defined terms) or in the definition of "Required Holders"

shall not be binding upon any Holder of outstanding Notes that has not consented thereto in writing.

(b)     For all purposes under this Agreement, in determining whether the Holders of the requisite Principal Amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Notes owned by Parent Issuer or any of its Subsidiaries or Affiliates (other than Avenue Capital and its Affiliates) shall be disregarded.

10.4	Release of Security Interest or Guaranty; Release of Guarantor.

(a)     Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Parent Issuer) that is permitted by this Agreement or the Intercreditor Agreement or to which Required Holders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Guarantor to any Person (other than an Affiliate of Parent Issuer) that is permitted by this Agreement or to which Required Holders have otherwise consented, for which Parent Issuer or any of the Guarantors desire to obtain a security interest release or a release of the Guaranty from the Holders, Parent Issuer or such Guarantor shall deliver an Officer’s Certificate to the Holders and the Collateral Agent (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, the Collateral Agent shall, at Parent Issuer’s expense, so long as the Collateral Agent (a) does not know that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to the Required Holders have been made for delivery of the Net Proceeds from such Asset Sale as required by Section 5.14, execute and deliver, at Parent Issuer’s expense and without representation warranty or recourse, such releases of its security interest in such Collateral or such Guaranty as may be reasonably requested by Parent Issuer or such Guarantor.

(b)     If (i) a Guarantor (a "Released Guarantor") shall have been unconditionally and absolutely released as a guarantor of and obligor with respect to any and all Indebtedness and such release is not part of a plan of financing that contemplates such Guarantor guarantying any other Indebtedness of Parent Issuer or becoming a co-obligor with respect thereto, and (ii) no Default or Event of Default shall have occurred and be continuing, Parent Issuer may deliver to the Collateral Agent an Officer’s Certificate to such effect and from and after the date such Officer’s Certificate is delivered to the Collateral Agent, such Released Guarantor shall, subject to this Section 10.4(b) if such Released Guarantor shall again become a Guarantor, be released from its obligations under the Guaranty.

10.5	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the "Maximum Rate"). If any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal Amount of the Notes, or, if it exceeds such unpaid Principal Amount, refunded to Parent Issuer. In determining whether the interest contracted for, charged, or received by any Holder exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Notes hereunder.

10.6	Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.7	Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.8	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.9	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PARENT ISSUER OR ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, PARENT ISSUER AND EACH OF THE GUARANTORS, EACH FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)        ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)     AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PARENT ISSUER OR ANY GUARANTOR, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1;

(IV)     AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PARENT ISSUER AND THE GUARANTORS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)      AGREES THAT HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST

PARENT ISSUER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)     AGREES THAT THE PROVISIONS OF THIS SECTION 10.9 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.10	Waiver of Jury Trial.

PARENT ISSUER, THE GUARANTORS AND THE HOLDERS HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Parent Issuer, the Guarantors and the Holders each acknowledge that this waiver is a material inducement for Parent Issuer, the Guarantors and the Holders to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Parent Issuer, the Guarantors and the Holders further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.11	Survival of Warranties and Certain Agreements.

All agreements, representations and warranties made herein or in any Note Document shall survive the execution and delivery of this Agreement and the execution and delivery of the Securities hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Parent Issuer and the Guarantors set forth in sections 1.5, 1.6 and 1.8 shall survive repayment of the Notes and termination of this Agreement.

10.12	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Holder or Collateral Agent in the exercise of any power, right or privilege hereunder or under any Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.13	Independence of Covenants.

Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

10.14	Marshalling; Payments Set Aside.

No Holder or Collateral Agent shall be under any obligation to marshal any assets in favor of Parent Issuer, any Guarantor or any other party or against or in payment of any or all of the obligations. To the extent that Parent Issuer or any Guarantor makes a payment or payments to any Holder (or to the Collateral Agent for the benefit of Holders), or any Holder or Collateral Agent enforces any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.15	Set-Off.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Holder is hereby authorized by Parent Issuer and the Guarantors at any time or from time to time, without notice to Parent Issuer, any Guarantor or any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Holder to or for the credit or the account of Parent Issuer or any Guarantor against and on account of the obligations and liabilities of Parent Issuer or any Guarantor to that Holder under this Agreement and the other Note Documents, including all claims of any nature or description arising out of or connection with this Agreement or any other Note Document, irrespective of whether or not (i) that Holder shall have made any demand hereunder or (ii) the Principal Amount of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 6.

10.16	Classification of Transaction.

Notwithstanding anything to the contrary herein contained, the Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and none of Parent Issuer, any Guarantor or any Holder intends any Holder to be, deemed a partner or joint venturer with Parent Issuer or any Guarantor.

10.17	Exculpation.

Parent Issuer and the Guarantors acknowledge that neither the Collateral Agent nor any of its affiliated entities, nor the partners of any Holder nor any investment manager or adviser to any Holder, any investor or participant in the partners of any Holders, nor any of their respective officers, directors, employees, partners, members or shareholders, assume any personal liability for any of the obligations under the Note Documents.

10.18	Entire Agreement.

The Note Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. The Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the Note Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

10.19	Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Purchasers’ rights and privileges shall be enforceable to the fullest extent permitted by law.

10.20	Confidentiality.

(a)       Each Holder and the Collateral Agent shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Holder’s and Collateral Agent’s customary procedures for handling confidential information of this nature, it being understood and agreed by Parent Issuer that in any event a Holder or the Collateral Agent may make disclosures (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (2) to the extent requested by any Government Authority, (3) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement or the other Note Documents, (5) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section 10.20, to any assignees of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (7) with the consent of Parent Issuer, (8) to the extent such information (i) is or becomes publicly available other than as a result of a breach of this Section 10.20 or (ii) becomes available to Collateral Agent or any Holder on a nonconfidential basis from a source other than Parent Issuer, (9) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Holder’s, the Collateral Agent’s or their respective Affiliates’ investment portfolio in connection with ratings issued with respect to such Holder or its Affiliates, or (10) to the Federal Reserve supervisory staff; provided that, unless specifically prohibited by Applicable Law or court order, each Holder and the Collateral Agent shall promptly notify Parent Issuer (it being understood that such notice is not permitted by the Federal Reserve without its prior approval) of any request by any Government Authority or representative thereof (other than any such request in connection with any regulatory examination or examination of the financial condition of such Holder or the Collateral Agent by such Government Authority) for disclosure of any such non-public information; and provided, further that in no event shall any Holder or the Collateral Agent be obligated or required to return any materials furnished by Parent Issuer or any of its Subsidiaries. In addition, the Collateral Agent and the Holders may disclose the existence of the Note Documents and information about the Note Documents to market data collectors, similar service providers to the lending industry, and service providers to Collateral Agent and Holders.

(i)        No Holder shall be in possession of any material, nonpublic information received from Parent Issuer, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the filings made by Parent Issuer with the SEC in compliance with Regulation FD unless such Holder (i) has been provided with an opportunity to decline receipt of such information and (ii) has affirmatively agreed to receive such information. For the purposes of this paragraph, material, nonpublic information shall not include any information which such Holder obtains or is privy to because such Holder has representation (direct or indirect) on Parent Issuer’s Board of Directors.

10.21	Ratable Sharing.

Subject to the terms of the Intercreditor Agreement, the Holders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of the Notes made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Holder hereunder or under the other Note Documents (collectively, the "Aggregate Amounts Due" to such Holder) that is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Collateral Agent and each other Holder of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of Parent Issuer or its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Parent Issuer pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Holder as consideration for the assignment or transfer (other than an assignment or transfer pursuant to this Section 10.21) of its Note(s) pursuant to Section 10.2. Parent Issuer expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Holder as to such assignment as fully as if that Holder had complied with the provisions of Section 10.2 with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Holder and each selling Holder agree to comply with the provisions of Section 10.2 at the request of a selling Holder or a purchasing Holder.

10.22	Independent Nature of Holders’ Obligations and Rights.

The obligations of each Holder under any Note Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Note Document. Nothing contained herein or in any other Note Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Note Documents. Each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Note Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

10.23	Intercreditor Agreement.

Notwithstanding any provision to the contrary in this Agreement or any Note issued hereunder, this Agreement and all Notes issued hereunder shall be subject in all respects to the provisions of the Intercreditor Agreement. Each Purchaser and each subsequent Holder hereunder (i) acknowledges that it has received a copy of each of the Intercreditor Agreement; (ii) consents to the payment subordination and subordination of Liens provided for in the Intercreditor Agreement; (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and (iv) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Purchaser or Holder, as the case may be. Each Purchaser and each subsequent Holder hereunder hereby (i) acknowledges that BONY is acting under the Intercreditor Agreement and the documents referred to therein in multiple capacities and for multiple parties, including the First Lien Note Holders, the Second Lien Note Holders and the Third Lien Note Holders (each as defined in the Intercreditor Agreement) and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against BONY any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

10.24	Third Party Beneficiaries.

The provisions of Section 10.23 are intended as an inducement to the First Lien Noteholders to extend credit to the Company under the First Lien Notes and other First Lien Documents, and the Second Lien Noteholders to extend credit to the Company under the Second Lien Notes and other Second Lien Documents, and such First Lien Noteholders and Second Lien Noteholders are intended third party beneficiaries of such provisions.

10.25	Rules of Construction.

The definitions used herein shall apply equally to the singular and plural forms of the terms defined. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, restated, supplemented or otherwise modified, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Note Documents, the First Lien Documents and the Second Lien Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT ISSUER:	NEXTWAVE WIRELESS INC.

By:	/s/ George Alex

Name: George Alex

Title: Chief Financial Officer and Executive Vice President

GUARANTORS:	NEXTWAVE WIRELESS lLC,

NEXTWAVE BROADBAND INC.,

NW SPECTRUM CO.,

AWS WIRELESS INC.,

WCS WIRELESS LICENSE SUBSIDIARY, LLC, and

IP WIRELESS, INC.

By:	/s/ George Alex

Name: George Alex

Title: Chief Financial Officer and Executive Vice President

PACKETVIDEO CORPORATION

By:	/s/ George Alex

Name: George Alex

Title: Senior Vice President

S-1	PURCHASE AGREEMENT

COLLATERAL AGENT:              THE BANK OF NEW YORK MELLON,

as Collateral Agent
By:	/s/ Robert D. Hingston

Name: Robert D. Hingston

Title: Vice President

Address:	The Bank of New York Mellon
Asset Solutions Division
600 East Las Colinas Blvd.
Suite 1300
Irving, Texas 75039
Attention:	Bob Hingston/Risk Management

PURCHASE AGREEMENT

Investcorp Interlachen Multi-Strategy Master Fund Limited

By: Interlachen Capital Group LP, Authorized Signatory

By:	/s/ Gregg T. Colburn
Name:	Gregg T. Colburn
Title:	Authorized Signatory
Address:	c/o Interlachen Capital Group LP

800 Nicollet Mall, Suite 2500

Minneapolis, MN 55402

Tel: (612) 659-4407 or (612) 659-4450

Email: gcolburn@interlachencapital.com AND legal@interlachencapital.com

Attn: Gregg Colburn

Initial Bank Account:	Citibank, NY

ABA #021-000-089

A/C Morgan Stanley & Co. Incorporated, NY

A/C 38890774

BIC: CITIUS33

Account: 038C0961

Investcorp Interlachen Multi-Strategy Master Fund Limited

Attn: Steve Jeffers, 312.706.4277, stephen.jeffers@morganstanley.com

PURCHASE AGREEMENT

 Kevin Finn & Madeline Marin Finn Living Trust

By:	/s/ Kevin Finn
Name:	Kevin Finn
Title:
Address:	[ADDRESS]

[ADDRESS]

[1324 West Bay Ave]

[Newport Beach, CA 92661]

Tel: (949) 244-4645

Email: kevinfinn@sbcglobal.net

Attn: [Kevin Finn]

Initial Bank Account:	[Bank of America]

ABA #026-009-593

FBO: [	]
Acct: [	]
F/F/C: [	]

Acct #: [1205903813]

Attn: [            ]

PURCHASE AGREEMENT

D. E. Shaw Valence Portfolios, LLC.

By: D. E. Shaw & Co., L.P., as managing member

By:	/s/ Joseph Prior
Name:	Joseph Prior
Title:	Senior Vice President

Address:

120 West 45th St., 39th Floor

New York NY 10036

tel: (212) 478 0746

fax: (212) 849 0905

email: registration-ops@deshaw.com

Initial Bank Account:

Clearing Bank Name: HSBC Bank USA NA, New York

Clearing Bank ABA Number: 021 001 088

Wire Instruction 1: A/C: D. E. Shaw Valence Portfolios, L.L.C.

Wire Instruction 2: A/C: 639-20012-5

PURCHASE AGREEMENT

Manchester Financial Group, LP

By:	/s/ Douglas F. Manchester
Name:	Douglas F. Manchester
Title:	Founder and Chairman
Address:	One Market Place, 33rd Floor

San Diego, CA 92101

Tel: (619) 231-3800

Email: smcrory@manchesterfinancialgroup.com

Attn: Sally McRory

Initial Bank Account:	U.S. Bank

ABA #: 122235821

FBO: Manchester Financial Group, LP

Acct: 1534-9131-6797

PURCHASE AGREEMENT

HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC

Its Trading Manager

By:	/s/ Adam J. Chill
Name:	Adam J. Chill
Title:	Managing Director
Address:	c/o Highbridge Capital Management, LLC

9 West 57th Street, 27th Floor

New York, NY 10019

Tel: (212) 287-4720

Email: ari.storch@highbridge.com / adam.chill@highbridge.com

Attn: Ari J. Storch/Adam J. Chill

Initial Bank Account:	Bank: Bank of New York

ABA: 021-000-018

FBO: Highbridge Intl LLC

A/C: Highbridge Intl LLC

A/C: 8900614498

PURCHASE AGREEMENT

HIGHBRIDGE CONVERTIBLE

ARBITRAGE MASTER FUND, L.P.

By: Highbridge Capital Management, LLC

Its Trading Manager

By:	/s/ Mark Vanacore
Name:	Mark Vanacore
Title:	Managing Director
Address:	c/o Highbridge Capital Management, LLC

9 West 57th Street, 27th Floor

New York, NY 10019

Tel: (212) 287-4700

Email: mark.vanacore@highbridge.com

Attn: Mark Vanacore

Initial Bank Account:	Bank of New York

ABA 021-000-018

A/C Credit Suisse Securities (Europe) Limited

A/C No. 890 0361 158

Further Credit to: Account Name Highbridge Convertible

Arbitrage Master Fund LP

Acct# OEK1

PURCHASE AGREEMENT

D. E. Shaw Laminar Portfolios, L.L.C.

By:	/s/ Daniel Posner
Name:	Daniel Posner
Title:	Authorized Signatory

Address: 1166 Avenue of the Americas, 5th Floor, Attn: Jenny Bachtell

Tel: (212) 478-0879

Email: bachtell@deshaw.com

Attn: Jenny Bachtell

Initial Bank Account:	HSBC Bank USA NA, New York

ABA #: 021-001-088

FBO: D. E. Shaw Laminar Portfolios, L.L.C.

Acct: 639-72516-3

PURCHASE AGREEMENT

UBS SECURITIES LLC F/B/O KINGS ROAD INVESTMENTS LTD.

By:	/s/ Brandon L. Jows
Name:	Brandon L. Jows
Title:	Co-head, Private Investments
Address:	Kings Road Investments Ltd.

C/O Polygon Investment Partners LP

399 Park Ave 22nd Floor

New York, NY 10022

Tel: 212-359-7337

Email: operations@polygoninv.com

Attn: Frank Hujber

Initial Bank Account:	UBS AG, Stamford

ABA #: 026-007-993

FBO: UBS AG. London

Acct: 101-WA-377104-00

F/F/C: Kings Road Investments Ltd.

Acct #: 101-WA-377104-00

PURCHASE AGREEMENT

YORK GLOBAL VALUE PARTNERS, L.P.

By:	York Global Value Holdings, LLC, its General Partner
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Global Value Partners, L.P.

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Global Value Partners, L.P.

Acct #: 102-28006

Attn: Christopher Church

PURCHASE AGREEMENT

YORK SELECT, L.P.

By:	York Select Domestic Holdings, LLC, its General Partner
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Select, L.P.

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Select, L.P.

Acct #: 102-04464

Attn: Christopher Church

PURCHASE AGREEMENT

YORK CREDIT OPPORTUNITIES UNIT TRUST

By:	York Credit Opportunities Offshore Holdings, LLC, its Investment Manager
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Credit Opportunities Unit Trust

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Credit Opportunities Unit Trust

Acct #: 102-36572

Attn: Christopher Church

PURCHASE AGREEMENT

PERMAL YORK LIMITED

By:	JGD Management Corp., its Investment Manager
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

Permal York Limited

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: Permal York Limited

Acct #: 102-36144

Attn: Christopher Church

PURCHASE AGREEMENT

YORK INVESTMENT LIMITED

By:	York Offshore Holdings, Ltd., its Investment Manager
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Investment Limited

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Investment Limited

Acct #: 102-02250

Attn: Christopher Church

PURCHASE AGREEMENT

YORK CAPITAL MANAGEMENT, L.P.

By:	Dinan Management, LLC
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Capital Management, L.P.

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Capital Management, L.P.

Acct #: 102-19770

Attn: Christopher Church

PURCHASE AGREEMENT

YORK CREDIT OPPORTUNITIES FUND, L.P.

By:	York Credit Opportunities Domestic Holdings, LLC, its General Partner
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Credit Opportunities Fund, L.P.

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Credit Opportunities Fund, L.P.

Acct #: 102-27418

Attn: Christopher Church

PURCHASE AGREEMENT

YORK SELECT UNIT TRUST

By:	York Select Offshore Holdings, LLC, its Investment Manager
By:	/s/ Adam J. Semler
Name:	Adam J. Semler
Title:	CFO
Address:	C/O York Capital Management

York Select Unit Trust

767 Fifth Avenue, 17th Floor

New York, NY 10153

Tel: (212) 300-1300

Email: acohen@yorkcapital.com, dcharnin@yorkcapital.com

Attn: Alan H. Cohen, David B. Charnin

Initial Bank Account:	Citibank NA

ABA #: 021-000-089

FBO: Bear Stearns

Acct: 092-53186

F/F/C: York Select Unit Trust

Acct #: 102-26496

Attn: Christopher Church

PURCHASE AGREEMENT

SOLUS CORE OPPORTUNITIES MASTER FUND LTD

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	Director
Address:	Solus Core Opportunities Master Fund Ltd

c/o Solus Alternative Asset Management LP

430 Park Avenue, 9th Floor

New York, NY 10022

Tel: (212) 284-4300

Email: cchobor@soluslp.com; puc@soluslp.com

Attn: Craig Chobor

Christopher Pucillo

Initial Bank Account:	The Bank of New York Mellon

ABA # 021000018

AC-: GLA 211551

BNFName: SOLUS CORE OPPORTUNITIES

For final credit to: TAS 745400

Details of Payment: Attn: Mary Pena/(Name of Payment)

.	S-6	PURCHASE AGREEMENT

SOLA LTD

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	Director
Address:	Sola Ltd

c/o Solus Alternative Asset Management LP

430 Park Avenue, 9th Floor

New York. NY 10022

Tel: (212) 284-4300

Email: cchobor@soluslp.com; puc@soluslp.com

Attn: Craig Chobor

Christopher Pucillo

Initial Bank Account:	The Bank of New York Mellon

ABA # 021000018

AC-: GLA 211551

For final credit to: 770283

Details of Payment: Attn: Mary Pena/(Name of Payment)

S-6	PURCHASE AGREEMENT

Navation Inc.

By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	CEO
Address:	Address: 30 East 85th Street, #3B

New York, NY 10028

Tel: (212) 535-6005

Email: asalmasi@nextwave.com

Attn: Allen Salmasi

PURCHASE AGREEMENT

AVENUE SPECIAL SITUATIONS FUND IV, LP.

By: Avenue Capital Partners IV, LLC, its General Partner

By: GL Partners IV, LLC, its Managing Member

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	President and Managing Partner
Address:	Avenue Capital Group

535 Madison Avenue

14th Floor

New York, NY 10022

Tel: (212) 878-3568

Email: rsymington@avenuecapital.com; bmulhern@avenuecapital.com

Attn: Robert Symington

Brian Mulhern

Esther Posner

Initial Bank Account:	JP Morgan Chase Bank

ABA #: 021-000-021

FBO: Citigroup Global Markets, Inc.

Acct: 066-645-646

F/F/C: Avenue Omnibus Account, LLC

Acct #: 522-43316

Attn: Prime Broker Group

Note Exchange Agreement

AVENUE CDP GLOBAL OPPORTUNITIES FUND, L.P.

By:  Avenue Global Opportunities Fund GenPar, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	President and Managing Partner
Address:	Avenue Capital Group

535 Madison Avenue

14th Floor

New York, NY 10022

Tel: (212) 878-3568

Email: rsymington@avenuecapital.com; bmulhern@avenuecapital.com

Attn: Robert Symington

Brian Mulhern

Esther Posner

Initial Bank Account:	JP Morgan Chase Bank

ABA #: 021-000-021

FBO: Citigroup Global Markets, Inc.

Acct: 066-645-646

F/F/C: Avenue Omnibus Account, LLC

Acct #: 522-43316

Attn: Prime Broker Group

Note Exchange Agreement

PURCHASERS:

AVENUE INVESTMENTS, L.P.

By: Avenue Partners, LLC, its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	President and Managing Partner
Address:	Avenue Capital Group

535 Madison Avenue

14th Floor

New York, NY 10022

Tel: (212) 878-3568

Email: rsymington@avenuecapital.com; bmulhern@avenuecapital.com

Attn: Robert Symington

Brian Mulhern

Esther Posner

Initial Bank Account:	JP Morgan Chase Bank

ABA #: 021-000-021

FBO: Citigroup Global Markets, Inc.

Acct: 066-645-646

F/F/C: Avenue Omnibus Account, LLC

Acct #: 522-43316

Attn: Prime Broker Group

Note Exchange Agreement

AVENUE INTERNATIONAL MASTER L.P.

By: Avenue International Master Fund GenPar, Ltd., its General Partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	President and Managing Partner
Address:	Avenue Capital Group

535 Madison Avenue

14th Floor

New York, NY 10022

Tel: (212) 878-3568

Email: rsymington@avenuecapital.com; bmulhern@avenuecapital.com

Attn: Robert Symington

Brian Mulhern

Esther Posner

Initial Bank Account:	JP Morgan Chase Bank

ABA #: 021-000-021

FBO: Citigroup Global Markets, Inc.

Acct: 066-645-646

F/F/C: Avenue Omnibus Account, LLC

Acct #: 522-43316

Attn: Prime Broker Group

Note Exchange Agreement

DISCLOSURE SCHEDULES

THIRD LIEN SUBORDINATED EXCHANGE NOTE

EXCHANGE AGREEMENT

among

NextWave Wireless Inc.,

NextWave Wireless LLC,

each Guarantor named therein,

and

the Purchasers named therein

Relating to:

Third Lien Subordinated Secured Convertible Notes due 2011

of

NextWave Wireless Inc.

Dated as of October 9, 2008

INTRODUCTION

Attached to and forming a part of the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008, (the “Agreement”) among NextWave Wireless Inc., a corporation organized under the laws of the state of Delaware (the “Parent Issuer”), NextWave Wireless LLC, a limited liability company organized under the laws of the state of Delaware (the “Company”), each Guarantor from time to time party thereto (each, a “Guarantor” and collectively, the “Guarantors”), the Purchasers set forth in Schedule 1.2 herein (each, a “Purchaser” and collectively, the “Purchasers”) and The Bank of New York Mellon as Collateral Agent.

The representations and warranties of the Parent Issuer and the Guarantors in the Agreement are qualified by, and made subject to, the disclosures in these Schedules to the extent, and solely to the extent, expressly stated in the applicable provision(s) to which any Schedule relates. Notwithstanding the foregoing, inclusion of information in these Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial condition, results of operations or prospects of the Parent Issuer or the Guarantors, or otherwise material, or that such information is required to be included in these Schedules, and inclusion of information in connection with disclosure of matters that are not in the ordinary course of business shall not be construed as an admission that the included items or actions are not in the ordinary course of business.

Schedule 1.2

Purchasers

Purchaser	Number of shares of Series A Preferred Stock	Original liquidation preference	Liquidation preference and accrued dividends as of 10/9/08	Stated value of Notes
Avenue International, Ltd.	48,739	48,739,000	54,722,109	65,666,531
Avenue Investments, L.P.	20,828	20,828,000	23,384,806	28,061,768
Avenue Special Situations Fund IV, L.P.	13,726	13,726,000	15,410,978	18,493,174
Avenue - CDP Global Opportunities Fund, L.P.	15,241	15,241,000	17,111,957	20,534,348
GPC 73, LLC	1,466	1,466,000	1,645,963	1,975,156
D.E. Shaw Laminar Portfolios, L.L.C.	10,500	10,500,000	11,788,960	14,146,753
D.E. Shaw Valence Portfolios, L.L.C.	3,500	3,500,000	3,929,653	4,715,584
Highbridge International LLC	24,500	24,500,000	27,507,574	33,009,089
Highbridge Convertible Arbitrage Master Fund LP	1,000	1,000,000	1,122,758	1,347,310
Investcorp Interlachen Multi-Strategy Master Fund Limited	7,500	7,500,000	8,420,686	10,104,823
UBS Securities LLC F/B/O Kings Road Investments Ltd.	25,000	25,000,000	28,068,953	33,682,744
Navation	50,000	50,000,000	56,137,907	67,365,488
Manchester Financial Group LLP	50,000	50,000,000	56,137,907	67,365,488
Kevin Finn & Madeline Marin-Finn Living Trust	2,000	2,000,000	2,245,516	2,694,620
Sola LP (Stanfield Offshore Leveraged Assets, Ltd.)	40,000	40,000,000	44,910,325	53,892,390
Solus Core Opportunities Master Fund Ltd	1,000	1,000,000	1,122,758	1,347,310
York Capital Management, L.P.	3,600	3,600,000	4,041,929	4,850,315
York Investment Limited	11,800	11,800,000	13,248,546	15,898,255
York Credit Opportunities Fund, L.P.	11,000	11,000,000	12,350,339	14,820,407
York Select, L.P.	4,000	4,000,000	4,491,033	5,389,239
York Select Unit Trust	4,600	4,600,000	5,164,687	6,197,625
York Global Value Partners, L.P.	5,000	5,000,000	5,613,791	6,736,549

Schedule 4.3

Corporate and Capital Structure

Authorized, issued and outstanding shares of common stock and preferred stock (including Series A Preferred Stock) of the Parent Issuer

The Parent Issuer has authorized four hundred million (400,000,000) shares of Common Stock, par value $0.001 per share and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share.

As of October 9, 2008, the Parent Issuer has outstanding 103,091,858 shares of Common Stock, par value $0.001 per share and 355,000 shares of Series A Senior Convertible Preferred Stock, par value $0.001 per share (before giving effect to the transactions contemplated by the Exchange Notes Exchange Agreement).

Corporate Structure – Subsidiaries of the Parent Issuer

Entity Name	Owner(s) (100% unless otherwise stated)
NextWave Wireless LLC	N/A (NextWave Wireless Inc. is sole member)
NextWave Broadband Inc.	Company
GO Networks, Inc.	Company
IPWireless, Inc.	Company
NextWave Argentina S.A.	Company (98%) NW Spectrum Co. (2%)
NextWave Latin America Corp.	Company
NextWave Japan KK	Company
Hughes Systique Corporation	Company (50% of voting shares)
CYGNUS Communications, Inc.	Company
PacketVideo Corporation	NextWave Broadband Inc.
NW Spectrum Co.	NextWave Broadband Inc.
AWS Wireless Inc.	NextWave Broadband Inc.
Korean Liaison Office	NextWave Broadband Inc.
TELE*Code Inc.	NextWave Broadband Inc.
NextWave Metropolitan, Inc.	NextWave Broadband Inc.
WiMax Telecom AG	NextWave Broadband Inc.

Entity Name	Owner(s) (100% unless otherwise stated)
PacketVideo Japan KK	PacketVideo Corporation
PacketVideo France SARL	PacketVideo Corporation
PacketVideo India Private Limited	PacketVideo Corporation
PacketVideo Finland	PacketVideo Corporation
PacketVideo N.Carolina Corp	PacketVideo Corporation
PacketVideo (Germany)	PacketVideo Corporation
PacketVideo Korea Branch	PacketVideo Corporation
PacketVideo Switzerland	PacketVideo Corporation
NextWave Wireless Sub, LLC	NW Spectrum Co.
WCS Wireless License Subsidiary, LLC	NW Spectrum Co.
GWireless LLC	NW Spectrum Co.
4253311 Canada, Inc.	4399773 Canada, Inc.
4399773 Canada, Inc.	NW Spectrum Co.
Inquam Broadband GmbH	WiMax Telecom AG
Callix Consulting AG	WiMax Telecom AG
WiMax Telecom GmbH	WiMax Telecom AG
WiMax Telecom SRO	WiMax Telecom AG
WiMax Telecom d.o.o.	WiMax Telecom GmbH
B-Max Breitband GmbH	WiMax Telecom GmbH
Amtel Networks S.r.o.	WiMax Telecom SRO
Go Networks, Ltd	GO Networks, Inc.*
Go Global, Ltd	GO Networks, Inc.
Go Networks Intl Inc.	GO Networks, Inc.
IPWireless UK Ltd (UK)	IPWireless, Inc.
IPWireless Pte Ltd (SG)	IPWireless, Inc.
IPWireless Denmark ApS	IPWireless, Inc.
Blue Broadband Access Corp.	IPWireless, Inc.
Magnavision Corp.	Blue Broadband Access Corp.
Infotel Argentina S.A.	NextWave Argentina (99.98%) Company (0.02%)
Callbi S.A.	NextWave Argentina

Entity Name	Owner(s) (100% unless otherwise stated)
NextWave Latin America LLC	NextWave Latin America Corp.
NextWave America Latina Ltda.	NextWave Latin America LLC
Cygnus Multimedia Communications, Inc.	Cygnus Communications, Inc.
Cygnus Multimedia Communications, Ltd	Cygnus Communications, Inc.
Cygnus Acquisitions, Co.	Cygnus Multimedia Communications, Inc
Cygnus Communications Canada Co.	Cygnus Acquisitions, Co.
Babian Software India Pvt India	Hughes Systique Corporation
Inquam Broadband Holding Ltd.	NextWave Broadband Inc.
Digital World Services AG	PV Switzerland
Inquam Norway AS	NextWave Broadband Inc.
NextWave Mexico LLC	NextWave Latin America LLC
NextWave Wireless de Mexico S. de R.L. de C.V.	NextWave Mexico LLC 99% NextWave Latin America 1%
NextWave Spectrum UK Ltd	NextWave Wireless LLC
NextWave Inversiones Ltda	NextWave Spectrum UK Ltd
Southam Chile SA	NextWave Inversiones
NextWave Chile Ltda`	NextWave Spectrum UK Ltd
Sociedad Televisora CBC Ltd	NextWave Chile Ltda
NextWave Wireless Taiwan (Branch Office)	In process of being set up

* On September 28, 2008, the Company’s wholly-owned subsidiary, Go Networks, Inc., a Delaware corporation (the “Applicant”), submitted an application pursuant to Chapter 12 of the Israeli Companies Ordinance, 1983-5743 (the “Israeli Companies Ordinance”) with the Tel Aviv District Court (the "Court") requesting the appointment of a permanent liquidator for the purpose of effecting a court-supervised liquidation of Go Networks Ltd (a corporation organized under the laws of the state of Israel) (“Go Networks Israel”). In addition, concurrently with such application, the Applicant also submitted to the Court an application pursuant to Chapter 12 of the Israeli Companies Ordinance to appoint a temporary liquidator during the interim period until a permanent liquidator is appointed. If appointed, the temporary liquidator will be entitled to seize control over the assets of Go Networks Israel and such appointment will also result in an automatic stay of all pending legal proceedings against Go Networks Israel until a permanent liquidator is appointed. As an alternative to the appointment of the temporary liquidator, the Applicant also applied for a stay of all pending legal proceedings against Go Networks Israel until a permanent liquidator is appointed.

Schedule 4.13

FCC Licenses

• FCC Rules governing WCS, and adjacent spectrum in the Digital Audio Radio Satellite Service, are subject to modification pursuant to an ongoing FCC rulemaking: Amendment of Part 27 of the Commission’s Rules to Govern the Operation of Wireless Communications Services in the 2.3 GHz Band (WT Docket No. 07-293); and Establishment of Rules and Policies for the Digital Audio Radio Satellite Service in the 2310-2360 MHz Frequency Band (IB Docket No. 95-91).

• In response to the Company’s WCS renewal applications, filed on April 23, 2007, at least two parties about which the Company is aware, Snapline Communications, LLC and Green Flag Wireless LLC, made filings purporting to be “competing applications.” The basis on which the third-party filings were made was the alleged failure of the Company to deploy service and satisfy substantial service requirements by July 21, 2007. However, on December 1, 2006, the FCC issued an order extending the substantial service deadline for WCS licensees to July 21, 2010. See Consolidated Request of the WCS Coalition for Limited Waiver of Construction Deadline for 132 WCS Licenses, Order, 21 FCC Rcd 14134 (2006). The FCC has not made any of the third-party filings available in the public record, and it has not accepted them for filing. The Company has no knowledge of the status of these filings and cannot predict how the FCC may address them or how these filings may impact the Company’s renewal applications.

• The Company holds thirty WCS licenses issued by the Federal Communications Commission (“FCC”) for Wireless Communications Service (“WCS”) spectrum. Renewal applications for all 2.3 GHz WCS licenses, including those issued to the Company, were due to be filed with the FCC on July 21, 2007. The Company filed its WCS renewal applications on April 23, 2007. The renewal applications remain pending. See the disclosure above and on Schedule 4.15 for a discussion of certain “competing applications” which may be pending against the renewal applications. That discussion is incorporated herein by reference.

Domestic FCC Licenses

NEXTWAVE’S DOMESTIC AWS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WQGD614	Fort Smith	AR-OK	AWS	AWS Wireless Inc.
WQGD525	Mendocino	CA	AWS	AWS Wireless Inc.
WQGD491	Salinas-Seaside-Monterey	CA	AWS	AWS Wireless Inc.
WQGD523	San Luis Obispo	CA	AWS	AWS Wireless Inc.
WQGD497	Santa Cruz	CA	AWS	AWS Wireless Inc.
WQGD490	Santa Rosa-Petaluma	CA	AWS	AWS Wireless Inc.

NEXTWAVE’S DOMESTIC AWS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WQGD528	Litchfield	CT	AWS	AWS Wireless Inc.
WQGD494	New London-Norwich	CT	AWS	AWS Wireless Inc.
WQGD529	Windham	CT	AWS	AWS Wireless Inc.
WQGD533	Citrus	FL	AWS	AWS Wireless Inc.
WQGD530	Collier	FL	AWS	AWS Wireless Inc.
WQGD595	Fort Myers-Cape Coral	FL	AWS	AWS Wireless Inc.
WQGD531	Glades	FL	AWS	AWS Wireless Inc.
WQGD532	Hardee	FL	AWS	AWS Wireless Inc.
WQGD535	Monroe	FL	AWS	AWS Wireless Inc.
WQGD534	Putnam	FL	AWS	AWS Wireless Inc.
WQGD594	Savannah	GA-SC	AWS	AWS Wireless Inc.
WQGD540	Lemhi	ID	AWS	AWS Wireless Inc.
WQGD628	Boise City	ID-OR	AWS	AWS Wireless Inc.
WQGD550	Franklin	MA	AWS	AWS Wireless Inc.
WQGD502	Pittsfield	MA	AWS	AWS Wireless Inc.
WQGD485	Springfield-Chicopee-Holyoke	MA	AWS	AWS Wireless Inc.
WQGD549	Kennebec	ME	AWS	AWS Wireless Inc.
WQGD547	Oxford	ME	AWS	AWS Wireless Inc.
WQGD493	Portland	ME	AWS	AWS Wireless Inc.
WQGD548	Somerset	ME	AWS	AWS Wireless Inc.
WQGD626	Great Falls	MT	AWS	AWS Wireless Inc.
WQGD627	Missoula	MT	AWS	AWS Wireless Inc.
WQGD625	Billings	MT-WY	AWS	AWS Wireless Inc.
WQGD601	Asheville	NC	AWS	AWS Wireless Inc.
WQGD515	Burlington	NC	AWS	AWS Wireless Inc.
WQGD559	Cabarrus	NC	AWS	AWS Wireless Inc.
WQGD556	Chatham	NC	AWS	AWS Wireless Inc.
WQGD590	Fayetteville	NC	AWS	AWS Wireless Inc.
WQGD589	Greenville	NC	AWS	AWS Wireless Inc.
WQGD558	Hoke	NC	AWS	AWS Wireless Inc.
WQGD557	Rockingham	NC	AWS	AWS Wireless Inc.
WQGD592	Wilmington	NC-SC	AWS	AWS Wireless Inc.
WQGD603	Hickory-Morganton	NC-TN	AWS	AWS Wireless Inc.
WQGD553	Carroll	NH	AWS	AWS Wireless Inc.
WQGD495	Portsmouth-Dover-Rochester	NH	AWS	AWS Wireless Inc.
WQGD554	Hunterdon	NJ	AWS	AWS Wireless Inc.
WQGD555	Sussex	NJ	AWS	AWS Wireless Inc.
WQGD505	Vineland-Millville-Bridgeton	NJ	AWS	AWS Wireless Inc.
WQGD624	Santa Fe	NM	AWS	AWS Wireless Inc.
WQGD629	Farmington	NM-CO	AWS	AWS Wireless Inc.
WQGD621	Hobbs	NM-TX	AWS	AWS Wireless Inc.
WQGD585	Albany - Schenectady - Troy	NY	AWS	AWS Wireless Inc.
WQGD631	Pendleton	OR-WA	AWS	AWS Wireless Inc.
WQGD591	Columbia	SC	AWS	AWS Wireless Inc.
WQGD600	Greenville-Spartanburg-Anderson	SC-NC	AWS	AWS Wireless Inc.
WQGD619	Abilene	TX	AWS	AWS Wireless Inc.

NEXTWAVE’S DOMESTIC AWS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WQGD576	Cherokee	TX	AWS	AWS Wireless Inc.
WQGD575	Fannin	TX	AWS	AWS Wireless Inc.
WQGD574	Jack	TX	AWS	AWS Wireless Inc.
WQGD496	Killeen-Temple	TX	AWS	AWS Wireless Inc.
WQGD500	Longview-Marshall	TX	AWS	AWS Wireless Inc.
WQGD622	Lubbock	TX	AWS	AWS Wireless Inc.
WQGD620	Odessa-Midland	TX	AWS	AWS Wireless Inc.
WQGD508	Tyler	TX	AWS	AWS Wireless Inc.
WQGD499	Waco	TX	AWS	AWS Wireless Inc.
WQGD506	Wichita Falls	TX	AWS	AWS Wireless Inc.
WQGD623	Amarillo	TX-NM	AWS	AWS Wireless Inc.
WQGD630	El Paso	TX-NM	AWS	AWS Wireless Inc.
WQGD577	Box Elder	UT	AWS	AWS Wireless Inc.
WQGD578	Juab	UT	AWS	AWS Wireless Inc.
WQGD580	Addison	VT	AWS	AWS Wireless Inc.
WQGD579	Franklin	VT	AWS	AWS Wireless Inc.
WQGD632	Anchorage	AK	AWS	Proposed Assignee: ACS Wireless License Sub, Inc.
WQGD509	Ocala	FL	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD596	Sarasota-Bradenton	FL	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD598	Albany	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD538	Chattooga	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD537	Dawson	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD539	Jasper	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD599	Macon	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD536	Whitfield	GA	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD593	Augusta-Aiken	GA-SC	AWS	Proposed Assignee: MetroPCS AWS, LLC
WQGD518	Cleburne	AL	AWS	Proposed Assignee: T-Mobile License LLC
WQGD609	Montgomery	AL	AWS	Proposed Assignee: T-Mobile License LLC
WQGD519	Washington	AL	AWS	Proposed Assignee: T-Mobile License LLC
WQGD597	Dothan	AL-FL-GA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD520	Cross	AR	AWS	Proposed Assignee: T-Mobile License LLC
WQGD613	Little Rock-North Little Rock	AR	AWS	Proposed Assignee: T-Mobile License LLC
WQGD615	Fayetteville-Springdale-Rogers	AR-MO-OK	AWS	Proposed Assignee: T-Mobile License LLC

NEXTWAVE’S DOMESTIC AWS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WQGD616	Jonesboro	AR-MO	AWS	Proposed Assignee: T-Mobile License LLC
WQGD503	Chico	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD521	Del Norte	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD527	El Dorado	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD522	Modoc	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD482	Sacramento	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD526	Sierra	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD488	Stockton	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD524	Tehama	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD514	Yuba City	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD511	Redding	CA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD611	Lafayette	LA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD612	Monroe	LA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD610	New Orleans	LA-MS	AWS	Proposed Assignee: T-Mobile License LLC
WQGD586	Salisbury	MD-DE-VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD551	Benton	MS	AWS	Proposed Assignee: T-Mobile License LLC
WQGD552	Copiah	MS	AWS	Proposed Assignee: T-Mobile License LLC
WQGD608	Greenville	MS	AWS	Proposed Assignee: T-Mobile License LLC
WQGD607	Tupelo	MS-AL-TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD563	Cimarron	OK	AWS	Proposed Assignee: T-Mobile License LLC
WQGD618	Western Oklahoma	OK	AWS	Proposed Assignee: T-Mobile License LLC
WQGD617	Tulsa	OK-KS	AWS	Proposed Assignee: T-Mobile License LLC
WQGD504	Altoona	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD566	Bedford	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD567	Huntingdon	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD492	Johnstown	PA	AWS	Proposed Assignee: T-Mobile License LLC

NEXTWAVE’S DOMESTIC AWS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WQGD568	Lebanon	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD484	Northeast Pennsylvania	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD480	Pittsburgh	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD565	Union	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD564	Wayne	PA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD573	Bledsoe	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD570	Cannon	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD487	Chattanooga	TN-GA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD572	Fayette	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD486	Knoxville	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD569	Lake	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD571	Macon	TN	AWS	Proposed Assignee: T-Mobile License LLC
WQGD501	Clarksville-Hopkinsville	TN-KY	AWS	Proposed Assignee: T-Mobile License LLC
WQGD602	Johnson City-Kingsport-Bristol	TN-VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD633	Puerto Rico-U.S. Virgin Islands	US	AWS	Proposed Assignee: T-Mobile License LLC
WQGD582	Ameilia	VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD581	Buckingham	VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD512	Danville	VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD584	Frederick	VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD583	Greensville	VA	AWS	Proposed Assignee: T-Mobile License LLC
WQGD588	Roanoke	VA-NC-WV	AWS	Proposed Assignee: T-Mobile License LLC
WQGD587	Staunton	VA-WV	AWS	Proposed Assignee: T-Mobile License LLC
WQGD604	Charleston	WV-KY-OH	AWS	Proposed Assignee: T-Mobile License LLC
WQGD605	Wheeling	WV-OH	AWS	Proposed Assignee: T-Mobile License LLC

NEXTWAVE’S DOMESTIC WCS SPECTRUM LICENSES[1]
Call Sign	City	State	License Type	Licensee Name
KNLB219	Phoenix	AZ	WCS	NW Spectrum Co.
KNLB220	Los Angeles-San Diego	CA	WCS	NW Spectrum Co.
KNLB307	Denver	CO	WCS	WCS Wireless License Subsidiary, LLC
KNLB213	Jacksonville	FL	WCS	NW Spectrum Co.
KNLB308	Hawaii	HI	WCS	WCS Wireless License Subsidiary, LLC
KNLB293	Des Moines-Quad Cities	IA	WCS	NW Spectrum Co.
KNLB305	Chicago	IL	WCS	WCS Wireless License Subsidiary, LLC
KNLB306	Kansas City	KS-MO	WCS	WCS Wireless License Subsidiary, LLC
KNLB200	Boston	MA	WCS	NW Spectrum Co.
KNLB304	Detroit	MI	WCS	WCS Wireless License Subsidiary, LLC
KNLB218	Minneapolis-St. Paul	MN	WCS	NW Spectrum Co.
KNLB292	Minneapolis-St. Paul	MN	WCS	NW Spectrum Co.
KNLB207	St. Louis	MO	WCS	WCS Wireless License Subsidiary, LLC
KNLB322	St. Louis	MO	WCS	NW Spectrum Co.
KNLB294	Omaha	NE	WCS	NW Spectrum Co.
KNLB208	Buffalo	NY	WCS	WCS Wireless License Subsidiary, LLC
KNLB302	Cleveland	OH	WCS	WCS Wireless License Subsidiary, LLC
KNLB303	Cleveland	OH	WCS	WCS Wireless License Subsidiary, LLC
KNLB295	Portland	OR	WCS	WCS Wireless License Subsidiary, LLC
KNLB323	Houston	TX	WCS	NW Spectrum Co.
KNLB215	San Antonio	TX	WCS	NW Spectrum Co.
KNLB255	San Antonio	TX	WCS	NW Spectrum Co.
KNLB296	Seattle	WA	WCS	WCS Wireless License Subsidiary, LLC
KNLB206	Milwaukee	WI	WCS	NW Spectrum Co.
KNLB217	Milwaukee	WI	WCS	NW Spectrum Co.
KNLB297	Northeast	US	WCS	WCS Wireless License Subsidiary, LLC

_________________________

1  FCC Rules governing WCS, and adjacent spectrum in the Digital Audio Radio Satellite Service, are subject to modification pursuant to an ongoing FCC rulemaking: Amendment of Part 27 of the Commission’s Rules to Govern the Operation of Wireless Communications Services in the 2.3 GHz Band (WT Docket No. 07-293); and Establishment of Rules and Policies for the Digital Audio Radio Satellite Service in the 2310-2360 MHz Frequency Band (IB Docket No. 95-91).

NEXTWAVE’S DOMESTIC WCS SPECTRUM LICENSES[1]
Call Sign	City	State	License Type	Licensee Name
KNLB298	Central	US	WCS	WCS Wireless License Subsidiary, LLC
KNLB299	Central	US	WCS	WCS Wireless License Subsidiary, LLC
KNLB300	West	US	WCS	WCS Wireless License Subsidiary, LLC
KNLB301	West	US	WCS	WCS Wireless License Subsidiary, LLC

NEXTWAVE’S DOMESTIC BRS SPECTRUM LICENSES
Call Sign	City	State	License Type	Licensee Name
WHT661	Albuquerque	NM	BRS	NW Spectrum Co.
WHT662	Albuquerque	NM	BRS	NW Spectrum Co.
WHT722	Henderson	NV	BRS	NW Spectrum Co.
WQGH651	Las Vegas	NV	BRS	NW Spectrum Co.
WHT724	Las Vegas	NV	BRS	NW Spectrum Co.

Pending FCC Applications

Pending FCC Applications With Respect To AWS Licenses:2

Call Sign	Licensee	Service	Pending Application
WQGD632	AWS Wireless Inc.	AWS	File No. 0003517878: assignment of license from AWS Wireless Inc. (“AWSW”) to ACS Wireless License Sub, Inc.
WQGD509	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD596	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD598	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD538	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD537	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD539	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD599	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD536	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC

_________________________

2  The FCC consented to the pending assignment applications on October 8, 2008 and they appeared on Public Notice as consented to on October 8, 2008.

Call Sign	Licensee	Service	Pending Application
WQGD593	AWS Wireless Inc.	AWS	File No. 0003517893: assignment of license from AWSW to MetroPCS AWS, LLC
WQGD518	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD609	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD519	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD597	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD520	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD613	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD615	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD616	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD503	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD521	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD527	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD522	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD482	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD526	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD488	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD524	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD514	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD511	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD611	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD612	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD610	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD586	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD551	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD552	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD608	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC

Call Sign	Licensee	Service	Pending Application
WQGD607	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD563	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD618	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD617	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD504	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD566	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD567	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD492	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD568	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD484	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD480	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD565	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD564	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD573	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD570	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD487	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD572	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD486	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD569	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD571	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD501	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD602	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD633	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD582	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD581	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD512	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC

Call Sign	Licensee	Service	Pending Application
WQGD584	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD583	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD588	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD587	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD604	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC
WQGD605	AWS Wireless Inc.	AWS	File No. 0003530627: assignment of license from AWSW to T-Mobile License LLC

Pending FCC Applications With Respect To WCS Licenses3 4

Call Sign	Licensee	Service	Pending Application
KNLB200	NW Spectrum Co.	WCS	File No. 0003001466: license renewal
KNLB206	NW Spectrum Co.	WCS	File No. 0003001467: license renewal
KNLB213	NW Spectrum Co.	WCS	File No. 0003001468: license renewal
KNLB215	NW Spectrum Co.	WCS	File No. 0003001469: license renewal
KNLB217	NW Spectrum Co.	WCS	File No. 0003001470: license renewal
KNLB218	NW Spectrum Co.	WCS	File No. 0003001471: license renewal
KNLB219	NW Spectrum Co.	WCS	File No. 0003001472: license renewal
KNLB220	NW Spectrum Co.	WCS	File No. 0003001473: license renewal
KNLB255	NW Spectrum Co.	WCS	File No. 0003001474: license renewal
KNLB292	NW Spectrum Co.	WCS	File No. 0003001475: license renewal
KNLB293	NW Spectrum Co.	WCS	File No. 0003001476: license renewal
KNLB294	NW Spectrum Co.	WCS	File No. 0003001477: license renewal
KNLB322	NW Spectrum Co.	WCS	File No. 0003001478: license renewal
KNLB323	NW Spectrum Co.	WCS	File No. 0003001479: license renewal

_________________________

3  In response to NextWave’s WCS renewal applications, filed on April 23, 2007, at least two parties about which NextWave is aware, Snapline Communications, LLC and Green Flag Wireless LLC, made filings purporting to be “competing applications.” The basis on which the third-party filings were made was the alleged failure of NextWave to deploy service and satisfy substantial service requirements by July 21, 2007. However, on December 1, 2006, the FCC issued an order extending the substantial service deadline for WCS licensees to July 21, 2010. See Consolidated Request of the WCS Coalition for Limited Waiver of Construction Deadline for 132 WCS Licenses, Order, 21 FCC Rcd 14134 (2006). The FCC has not assigned file numbers to any of the third-party filings, and it has not accepted them for filing. NextWave has no knowledge of the status of these filings and cannot predict how the FCC may address them or how these filings may impact NextWave’s renewal applications.

4  NextWave holds thirty WCS licenses issued by the FCC for WCS spectrum. Renewal applications for all 2.3 GHz WCS licenses, including those issued to NextWave, were due to be filed with the FCC on July 21, 2007. NextWave filed its WCS renewal applications on April 23, 2007. The renewal applications remain pending. See the disclosure in Footnote 3 above and on Schedule 4.15 for a discussion of certain “competing applications” which may be pending against the renewal applications. That discussion is incorporated herein by reference.

Call Sign	Licensee	Service	Pending Application
KNLB207	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001459: license renewal
KNLB208	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001460: license renewal
KNLB295	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001461: license renewal
KNLB296	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001462: license renewal
KNLB297	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001463: license renewal
KNLB298	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001448: license renewal
KNLB299	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001449: license renewal
KNLB300	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001450: license renewal
KNLB301	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001451: license renewal
KNLB302	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001452: license renewal
KNLB303	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001453: license renewal
KNLB304	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001454: license renewal
KNLB305	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001455: license renewal
KNLB306	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001456: license renewal
KNLB307	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001457: license renewal
KNLB308	WCS Wireless License Subsidiary, LLC	WCS	File No. 0003001458: license renewal

NextWave Foreign Spectrum Holdings

NEXTWAVE CANADIAN WCS LICENSES
License Number	City	Licensee Name
4981418	Placentia	4253311 Canada Inc.
4981419	Gander/Grand Falls/Windsor	4253311 Canada Inc.
4981420	Corner Brook/ Stephenville	4253311 Canada Inc.
4981421	Labrador	4253311 Canada Inc.
4981422	Mont-Joli	4253311 Canada Inc.
4981423	Riviere-du-Loup	4253311 Canada Inc.
4981424	La Malbaie	4253311 Canada Inc.
4981425	Chicoutimi/ Jonquiere	4253311 Canada Inc.
4981426	Montmagny	4253311 Canada Inc.
4981427	Quebec	4253311 Canada Inc.
4981428	Sainte-Marie	4253311 Canada Inc.
4981429	Saint-Georges	4253311 Canada Inc.
4981430	Lac Megantic	4253311 Canada Inc.
4981431	Thetford Mines	4253311 Canada Inc.
4981432	Plessisville	4253311 Canada Inc.
4981433	La Tuque	4253311 Canada Inc.
4981434	Louiseville	4253311 Canada Inc.
4981435	Victoriaville	4253311 Canada Inc.
4981436	Coaticook	4253311 Canada Inc.
4981437	Windsor	4253311 Canada Inc.
4981438	Farnham	4253311 Canada Inc.
4981439	Joliette	4253311 Canada Inc.
4981440	Sainte-Agathe-des-Monts	4253311 Canada Inc.
4981441	Hawkesbury	4253311 Canada Inc.
4981442	Pembroke	4253311 Canada Inc.
4981443	Arnprior/ Renfrew	4253311 Canada Inc.
4981444	Rouyn-Noranda	4253311 Canada Inc.
4981445	Notre-Dame-du-Nord	4253311 Canada Inc.
4981446	La Sarre	4253311 Canada Inc.
4981447	Roberval/Saint-Felicien	4253311 Canada Inc.
4981448	Cornwall	4253311 Canada Inc.
4981449	Napanee	4253311 Canada Inc.
4981450	Alliston	4253311 Canada Inc.
4981451	Fort Erie	4253311 Canada Inc.
4981452	Windsor/ Leamington	4253311 Canada Inc.
4981453	Sudbury	4253311 Canada Inc.
4981454	Kirkland Lake	4253311 Canada Inc.
4981455	Timmins	4253311 Canada Inc.
4981456	Kapuskasing	4253311 Canada Inc.
4981457	Kenora/Sioux Lookout	4253311 Canada Inc.
4981458	Iron Bridge	4253311 Canada Inc.

NEXTWAVE CANADIAN WCS LICENSES
4981459	Saulte Ste. Marie	4253311 Canada Inc.
4981460	Thunder Bay	4253311 Canada Inc.
4981461	Steinbach	4253311 Canada Inc.
4981462	Winnipeg	4253311 Canada Inc.
4981463	Morden/Winkler	4253311 Canada Inc.
4981464	Brandon	4253311 Canada Inc.
4981465	Portage La Prairie	4253311 Canada Inc.
4981466	Dauphin	4253311 Canada Inc.
4981467	Creighton/Flin Flon	4253311 Canada Inc.
4981468	Thompson	4253311 Canada Inc.
4981469	Moose Jaw	4253311 Canada Inc.
4981470	Swift Current	4253311 Canada Inc.
4981471	Battleford	4253311 Canada Inc.
4981472	Northern Saskatchewan	4253311 Canada Inc.
4981473	Wetaskiwin/ Ponoka	4253311 Canada Inc.
4981474	Barrhead	4253311 Canada Inc.
4981475	West Kootenay	4253311 Canada Inc.
4981476	Powell River	4253311 Canada Inc.
4981477	Merritt	4253311 Canada Inc.
4981478	Kamloops	4253311 Canada Inc.
4981479	Ashcroft	4253311 Canada Inc.
4981480	Williams Lake	4253311 Canada Inc.
4989477	St. John's	4253311 Canada Inc.
4989478	Charlottetown	4253311 Canada Inc.
4989479	Summerside	4253311 Canada Inc.
4989480	Truro	4253311 Canada Inc.
4989481	Amherst	4253311 Canada Inc.
4989482	Antigonish/New Glasgow	4253311 Canada Inc.
4989483	Sydney	4253311 Canada Inc.
4989484	Fredericton	4253311 Canada Inc.
4989485	Miramichi/ Bathurst	4253311 Canada Inc.
4989486	Grand Falls	4253311 Canada Inc.
4989487	Campbellton	4253311 Canada Inc.
4989488	Matane	4253311 Canada Inc.
4989489	Trois-Rivieres	4253311 Canada Inc.
4989490	Sherbrooke	4253311 Canada Inc.
4989491	Montreal	4253311 Canada Inc.
4989492	Ottawa	4253311 Canada Inc.
4989493	Gananoque	4253311 Canada Inc.
4989494	Kingston	4253311 Canada Inc.
4989495	Guelph/ Kitchener	4253311 Canada Inc.
4989496	Niagara/St. Catharines	4253311 Canada Inc.
4989497	London/ Woodstock/St. Thomas	4253311 Canada Inc.
4989498	Midland	4253311 Canada Inc.
4989499	Regina	4253311 Canada Inc.
4989500	Prince Albert	4253311 Canada Inc.
4989501	Edmonton	4253311 Canada Inc.

NEXTWAVE CROATIAN 3.5 GHz LICENSES
License Number	City	Licensee Name
Klasa: 344-01/05-01/304 Ur.broj.: 376-05-02-3	Splitsko-dalmatinska	WiMAX Telecom d.o.o.
	4 NW Counties	WiMAX Telecom d.o.o.
Klasa:UP/l-344-05/06-01/2852 Ur.broj.: 316-03-06-4	Bjelovarsko-bilogorska	WiMAX Telecom d.o.o.
Klasa: UP/I-344-01/06 -01/257 Ur.broj.: 376-06-02-5	Istarska	WiMAX Telecom d.o.o.
Klasa: 344-01/05-01/304 Ur.broj.: 376-05-02-5	Primorsko-goranska	WiMAX Telecom d.o.o.
Klasa: 344-01/05-01/341 Ur.broj.: 376-05-02-3	Osjecko-baranjska	WiMAX Telecom d.o.o.
Klasa: 344-01/05-01/341 Ur.broj.: 376-05-02-3	Zagrebacka	WiMAX Telecom d.o.o.
	Licko-senjska	WiMAX Telecom d.o.o.
Klasa: 344-05/05-01/8847 Ur.broj.: 376-06-11-2-3	Šibensko-kninska	WiMAX Telecom d.o.o.
Klasa: UP/I-344-01/06-01/258 Ur.broj.: 376-06-02-5	Zadarska	WiMAX Telecom d.o.o.
Klasa: UP/I-344-05/06-01/2849 Ur.broj.: 376-03-06-4	Karlovacka	WiMAX Telecom d.o.o.
Klasa: UP/I-344-05/06 -01/2850 Ur.broj.: 376-03-06-4	Sisacko-moslavacka	WiMAX Telecom d.o.o.
Klasa: UP/I-344-05/06-01/ 2851 Ur.broj.: 376-03-06-4	Požeško-slavonska	WiMAX Telecom d.o.o.
Klasa:UP/I-344-05/07-01/7955 Ur.broj.:376-08-11-1	Vukovarsko-srijemska + Brodsko-posavska	WiMAX Telecom d.o.o.

NEXTWAVE GERMAN 3.5 GHz LICENSES
License Number	City	Licensee Name
98 38 3057	01 Schleswig	Inquam Broadband GmbH
98 38 3058	02 Hamburg	Inquam Broadband GmbH
98 38 3059	03 Weser - Ems	Inquam Broadband GmbH
98 38 3060	04 Bremen - Lüneburg	Inquam Broadband GmbH
98 38 3061	05 Hannover - Braunschweig	Inquam Broadband GmbH
98 38 3062	06 Mecklenburg	Inquam Broadband GmbH
98 38 3063	07 Vorpommern	Inquam Broadband GmbH
98 38 3064	08 Koeln - Duesseldorf	Inquam Broadband GmbH
98 38 3065	09 Detmold - Arnsberg	Inquam Broadband GmbH
98 38 3066	10 Muenster	Inquam Broadband GmbH
98 38 3067	11 Sachsen Anhalt	Inquam Broadband GmbH
98 38 3068	12 Berlin - Brandenburg	Inquam Broadband GmbH
98 38 3069	13 Trier - Koblenz	Inquam Broadband GmbH
98 38 3070	14 Saarland - Pfalz	Inquam Broadband GmbH
98 38 3071	15 Rhein - Main	Inquam Broadband GmbH
98 38 3072	16 Kassel - Giessen	Inquam Broadband GmbH
98 38 3073	17 Thueringen	Inquam Broadband GmbH
98 38 3074	18 Halle - Leipzig	Inquam Broadband GmbH
98 38 3075	19 Dresden - Lausitz	Inquam Broadband GmbH
98 38 3076	20 Chemnitz	Inquam Broadband GmbH
98 38 3077	21 Stuttgart - Karlsruhe	Inquam Broadband GmbH
98 38 3078	22 Freiburg	Inquam Broadband GmbH
98 38 3079	23 Tuebingen	Inquam Broadband GmbH
98 38 3080	24 Franken	Inquam Broadband GmbH
98 38 3081	25 Oberpfalz	Inquam Broadband GmbH
98 38 3082	26 Schwaben	Inquam Broadband GmbH
98 38 3083	27 Oberbayern	Inquam Broadband GmbH
98 38 3084	28 Niederbayern	Inquam Broadband GmbH

NEXTWAVE NORWEGIAN 2.0 GHz LICENSES
License Number	City	Licensee Name
1001950	Nationwide	Inquam Norway AS

NEXTWAVE SWITZERLAND BWA LICENSES
License Number	City	Licensee Name
2551407	Nationwide	Callix Consulting AG

NEXTWAVE AUSTRIAN 3.5 GHz LICENSES
License Number	City	Licensee Name
F 5/04-37 (08.11.2004) F 3/07-5 (16.04.2007)	Regions 1,2,3,4,5,6 except for cities listed below in Regions 1 and 6	WiMAX Telecom GmbH
F 5/04-37 (08.11.2004) F 3/07-5 (16.04.2007)	Region 1 cities: • Eisenstadt (Stadt) • Rust (Stadt) • Eisenstadt-Umgebung • Mattersburg • Neusiedl am See • Oberpullendorf Region 6 cites: • Güssing • Jennersdorf • Oberwart	B-MAX Breitband GmbH

NEXTWAVE SLOVAKIAN 3.5 GHz LICENSES
License Number	City	Licensee Name
9510721014	Nationwide	WiMAX Telecom Slovakia s.r.o.
9510721011	Nationwide	WiMAX Telecom Networks s.r.o.

NEXTWAVE ARGENTINE 2.5 GHz LICENSES
License Number	City	Licensee Name
Resolution S.C. 263/03 (Telecommunications license) Resolution S.C. 3357/99 (Value-added service license) Resolution S.C. 95/02 (Spectrum usage authorization)	National National Buenos Aires Metropolitan Area	Infotel Argentina S.A.
Resolution S.C. 191/03 (Telecommunications license) Resolution S.C. 2267/97 (Value-added service license) Resolution S.C. 362/01 (Spectrum usage authorization)	National National Buenos Aires Metropolitan Area	Callbi S.A.

NEXTWAVE CHILEAN 2.5 GHz LICENSES
License Number	City	Licensee Name
Resolution: No. 55 of January 15, 2007 (Digital television license) Decree: No. 1,023 of November 7, 2007 (Intermediate services license)	Santiago	Southam Chile S.A.
Resolution: No. 54 of January 15, 2007 (Digital television license) Decree: No. 252 of April 14, 2008 (Intermediate services license)	Copiapó Viña del Mar and Valparaíso Temuco Concepción Punta Arenas Antofagasta	Sociedad Televisora CBC Ltda.

Schedule 4.14

Intellectual Property

1.	Trademarks:

A.	NextWave Broadband Inc. Trademarks – See Annex A attached.

B.	IP Wireless, Inc. Trademarks – See Annex B attached.

C.	Cygnus Communications, Inc. Trademarks – See Annex C attached.

D.	PacketVideo Corporation Pending Trademarks – See Annex D attached.

E.        PacketVideo Corporation Trademark Applications and Registrations – See Annex E attached.

2.	Patents:

A.	NextWave Broadband Inc. Patents – See Annex F attached.

B.	IP Wireless, Inc. Patents – See Annex G attached.

C.	Cygnus Communications, Inc. Patents – See Annex H attached.

D.	PacketVideo Corporation Patents – See Annex I attached.

3.	Trade Names:

None.

4.	Copyrights:

None.

5.

More than 20 companies have submitted letters of assurance related to IEEE 802.16 and amendments stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential intellectual property to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. The Company has submitted one or more Letters of Assurance to the IEEE 802.22 and other standards bodies indicating that Company will grant licenses to essential patents under reasonable rates, terms and conditions for compliant products and services.

6.	There are two license agreements that IPWireless, Inc. has with Alcatel and with UTStarcom that may affect the IPWireless, Inc. patents.

Schedule 4.15

Claims and Proceedings

1.

Sandra Lifschitz, On Behalf of Herself and All Others Similarly Situated, as Plaintiff and the Parent Issuer, Allen Salmasi, George C Alex and Frank A Cassou as Defendants in a class action complaint for violation of the federal securities law.

2.

Kevin Wailes, Derivatively on Behalf of the Parent Issuer, as Plaintiff and Allen Salmasi, William J Jones, James C Brailean, Frank A Cassou, Kevin M Finn, Roy D Berger, R Andrew Salony, George C Alex, Douglas F Manchester, Jack Rosen, Robert T Symington, William H Webster, David B Needham, Kenneth Stanwood and DOES 1-25 inclusive as Defendants and the Parent Issuer as Nominal Defendant in a shareholder derivative complaint for breach of fiduciary duty, waste of corporate assets, unjust enrichment and violations of California Corporations Code.

3.

On September 28, 2008, the Parent Issuer’s wholly-owned subsidiary, Go Networks, Inc. (the “Applicant”), submitted an application pursuant to Chapter 12 of the Israeli Companies Ordinance, 1983-5743 (the “Israeli Companies Ordinance”) with the Tel Aviv District Court (the "Court") requesting the appointment of a permanent liquidator for the purpose of effecting a court-supervised liquidation of Go Networks Ltd. In addition, concurrently with such application, the Applicant also submitted to the Court an application pursuant to Chapter 12 of the Israeli Companies Ordinance to appoint a temporary liquidator during the interim period until a permanent liquidator is appointed. If appointed, the temporary liquidator will be entitled to seize control over the assets of Go Networks Ltd. and such appointment will also result in an automatic stay of all pending legal proceedings against Go Networks Ltd. until a permanent liquidator is appointed. As an alternative to the appointment of the temporary liquidator, the Applicant also applied for a stay of all pending legal proceedings against Go Networks Ltd. until a permanent liquidator is appointed.

4.

Flextronics (Israel) Ltd. has made a demand against a $2 Million guarantee provided by the Parent Issuer in connection with the dispute identified in item 3 above. The Company is not aware of Flextronics having commenced any formal proceedings to attempt to collect against this guarantee.

5.

Line of Site Spectrum Lease. NW Spectrum Co. and Line of Site, Inc. entered into a Spectrum Acquisition Agreement on September 8, 2006.  Line of Site has notified NW Spectrum Co. that it is in breach of contract for failure to make certain payments totaling $$379,539.00 and has stated that it is terminating the agreement. A risk exists that Line of Site may seek damages for the alleged breach.

6.

The Stockholder Representative of the former GO Networks stockholders has filed a demand for arbitration in the amount of $10.44 Million alleging that the Parent Issuer failed to pay compensation owed for GO Networks purportedly having met an operational milestone provided for in the GO Networks acquisition agreement. In addition, the Stockholder Representative has sent a letter objecting to the Parent Issuer’s determination that GO Networks failed to achieve a second operational milestone and that no compensation is due to the former GO Networks stockholders. The Company is not aware of any formal complaints or demands having been filed in connection with the second operational milestone at this time.

7.

On September 8, 2008, the Financial Industry Regulatory Authority (FINRA) issued a letter requesting information from the Parent Issuer in connection with its second quarter financial report and subsequent drop in its stock price.

FCC Litigation/Adverse Facts

In response to the Company’s WCS renewal applications, filed on April 23, 2007, at least two parties about which the Company is aware, Snapline Communications, LLC and Green Flag Wireless LLC, made filings purporting to be “competing applications.” The basis on which the third-party filings were made was the alleged failure of the Company to deploy service and satisfy substantial service requirements by July 21, 2007. However, on December 1, 2006, the FCC issued an order extending the substantial service deadline for WCS licensees to July 21, 2010. See Consolidated Request of the WCS Coalition for Limited Waiver of Construction Deadline for 132 WCS Licenses, Order, 21 FCC Rcd 14134 (2006). The FCC has not assigned file numbers to any of the third-party filings, and it has not accepted them for filing. The Company has no knowledge of the status of these filings and cannot predict how the FCC may address them or how these filings may impact the Company’s renewal applications.

Schedule 4.18

Affiliate Transactions

1.

On July 5, 2006, the Company issued 500,000 LLC interests to Manchester Financial Group LP (“Manchester Financial”) as consideration for services rendered in connection with the Company’s acquisition of certain licensed spectrum leases. The LLC interests were issued in connection with options issued on July 18, 2005, which had a one year term and an exercise price of $1.00 per interest. Douglas F. Manchester, a member of the Parent Issuer’s Board of Directors, is the controlling shareholder of the general partner of Manchester Financial.

2.

On July 17, 2006, the Company issued Senior Notes and Warrants to Avenue Capital Group affiliates. Robert Symington, a member of the Parent Issuer’s Board of Directors, is a portfolio manager employed by an Avenue Capital Group affiliate. Affiliates of Avenue Capital Group have received consent fees in connection with the First Amendment to the Purchase Agreement governing the Senior Notes. Avenue Capital Group may be considered to be an Affiliate of the Company.

3.

On March 28, 2007, the Parent Issuer issued and sold 355,000 shares of its Series A Senior Convertible Preferred Stock at a price of $1,000 per share in a private placement transaction. Certain of the Parent Issuer’s directors and executive officers had a direct or indirect material interest in this transaction.  Navation, Inc., an entity owned by Allen Salmasi, the Parent Issuer’s Chairman and CEO, purchased 50,000 shares of preferred stock for $50 million.  Manchester Financial Group, L.P., an entity indirectly owned and controlled by Douglas F. Manchester, a member of the Parent Issuer’s Board of Directors, purchased 50,000 shares of preferred stock for $50 million. An entity owned by Kevin Finn, the Parent Issuer’s Chief Compliance Officer, purchased 2,000 shares of preferred stock for $2 million.

4.	Each of Manchester Financial Group, Navation, Inc., Kevin Finn and Avenue Capital Group affiliates will participate in the transactions contemplated by the Exchange Notes Exchange Agreement.

Schedule 4.26

Indebtedness

Long Term Obligations
(in thousands)
		Pro Forma
	September 27, 2008	September 27, 2008

Second Lien Subordinated Notes, $100,000 due 2010		$100,000
Third Lien Subordinated Exchange Notes, $478,000 due 2011		$478,000
7% Senior Secured Notes, $350,000 due 2010, net of unamortized discount and fair value of warrants of $37,177, interest payable semiannually in January and July each year	$ 312,823	$ 312,823
Wireless spectrum leases, imputed interest at 9.66%, expiring from 2011 through 2036, net of unamortized discounts of $19,749, with three renewal options for 15 years each	$27,022	$27,022
9.08% note payable to Silicon Valley Bank, due June 1, 2009, principal and interest of $214 payable monthly, net of unamortized discount of $41	$1,836	$1,836
8.00% note payable to VTR, due 2015, principal and interest due in three payments in 2013, 2014, and 2015	$3,400	$3,400
Line of credit payable to UBS, collateralized by auction rate securities, interest at 30-day LIBOR plus 25 basis points, payable on demand	$21,463	$21,463
Other	$310	$310
Total Indebtedness	$ 366,854	$ 944,854

Schedule 4.37

SEC Compliance

1.

The Parent Issuer is in the process of evaluating the internal control structures of its recently acquired subsidiaries SDC Secure Digital Container AG, acquired in January 2007, GO Networks, Inc., acquired in February 2007, IPWireless, Inc., acquired in May 2007, WiMax Telecom AG, acquired in July 2007, Digital World Services AG, acquired in September 2007, and Websky Argentina SA, acquired in October 2007, and integrating these acquired entities into the Parent Issuer’s existing internal control structure. In some cases, the Parent Issuer anticipates that the internal controls of certain recently-acquired subsidiaries, formerly private companies not subject to the Sarbanes-Oxley Act, will need to be improved to avoid deficiencies that could rise to the level of one or more material weaknesses in internal control over financial reporting once our evaluation of controls is completed.

2.

In connection with the Parent Issuer’s financial statement close process and acquisition integration efforts, it identified several control deficiencies at one of the acquired companies. Specifically, there were deficiencies in information technology general controls and the availability of a sufficiently trained workforce in the accounting organization. Ernst & Young LLP, in connection with their financial statement audit for the year ended December 29, 2007, also identified control deficiencies in the revenue recognition and financial statement close processes at this same acquired company. During the six months ended June 28, 2008, the Parent Issuer identified several control deficiencies at another of the acquired companies, relating to the availability of a sufficiently trained workforce in the accounting organization, and the Parent Issuer anticipates that it may identify additional control deficiencies at acquired subsidiaries as it works to complete its analysis of internal controls. These deficiencies could rise to the level of one or more material weaknesses in internal control over financial reporting once the evaluation of these controls has been completed.

Schedule 5.12

Liens

	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
1.	AWS Wireless Inc.	The Bank of New York	Delaware	62453355	7/17/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
2.	GO Networks, Inc.	Silicon Valley Bank Gold Hill Venture Lending 03, LP	Delaware	51830893	6/14/05	All assets and property of debtor, also negative pledge on intellectual property (Loan and Security Agreement dated as of June 9, 2005 among Debtor, Secured Party and others)
	GO Networks, Inc.	Silicon Valley Bank	Delaware	2007 0025279	1/3/07	All assets and property of debtor (Loan and Security Agreement dated as of June 9, 2005 among Debtor, Secured Party and others)
	GO Networks, Inc.	The Bank of New York	Delaware	2007 3736625	10/3/07	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
3.	IPWireless, Inc.	Solectron Corporation Solectron Europe B.V.[5]	Delaware	53329340	10/26/05	None listed
	IPWireless, Inc.	The Bank of New York	Delaware	2007 3735957	10/3/07	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
4.	NextWave Broadband Inc.	The Bank of New York	Delaware	62453108	7/17/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
5.	NextWave Wireless Inc.	The Bank of New York	Delaware	62452894	7/17/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement

_________________________

5  Underlying obligations have been satisfied.

Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
	NextWave Wireless Inc.	Wirth Business Credit, Inc.	Delaware	2007 2272713	6/15/07	Equipment
	NextWave Wireless Inc.	Wirth Business Credit, Inc.	Delaware	2007 3110821	8/15/07	Equipment
6.	NextWave Wireless LLC	Cellco Partnership D/B/A Verizon Wireless, as Agent[6]	Delaware	51118406	4/12/05

All of Debtor’s right, title and interest in, to and under the Escrow Account and all securities or other property from time to time credited to the Escrow Account, and all proceeds, products, accessions, additions, substitutions, replacements, rents and profits in respect thereof, excluding (i) any funds released from the Escrow Account pursuant to Section 3 or Section 20(b) of the Escrow Agreement to Debtor or to another Person (other than Secured Party, AirTouch Cellular (“Acquiror”) or any Indemnified Party referred to in the Escrow Agreement dated as of April 13, 2005 among Debtor, Secured Party, Acquiror, NextWave Telecom Inc. and JPMorgan Chase Bank, N.A., as Escrow Agent, and Secured Party shall have no right, title or interest in any such released funds or (ii) the right of Debtor to receive funds pursuant to the Escrow Agreement

_________________________

6  Underlying obligations have been satisfied.

Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral Description
	NextWave Wireless LLC	JPMorgan Chase Bank, N.A., as Trustee[7]	Delaware	51144261	4/13/05

1) Debtor’s rights and claims under that certain Escrow Agreement dated as of April 13, 2005 among Cellco Partnership D/B/A Verizon Wireless, AirTouch Cellular, Debtor, NextWave Telecom Inc. and Secured Party, as escrow agent (“Verizon Escrow Agreement”), to receive, and Debtor’s benefits and interests in, any and all cash, funds and payment that constitute any and all funds released from time to time from the separate escrow account (“Verizon Escrow Account”) to be maintained by Secured Party under the Escrow Agreement to Debtor, or pursuant to Debtor’s directions, directly to the account established by Secured Party (“Notes Escrow Account”) to hold the Released Escrow Amount and Tax Distribution Amounts pursuant to the terms and conditions of the Verizon Escrow Agreement, but excluding (i) any funds released under Section 3 of the Verizon Escrow Agreement which are payable to the Federal Communications Commission or (ii) any and all funds released from time to time from the Verizon Escrow Account to Debtor, or directly to the Notes Escrow Account, pursuant to Section 20(b) of the Verizon Escrow Agreement (“Tax Distribution Amount”); 2) Debtor’s rights and claims under the Verizon Escrow Agreement to receive, and its benefits and interests in, any and all cash, funds and payments that constitute the Tax Distribution Amount and any and all such cash, funds and payments; 3) the Notes Escrow Account, and (4) all proceeds of the rights referred to in (1) and (2) above. Collateral excludes amounts actually paid to the Federal Communications Commission by Secured Party pursuant to Debtor’s irrevocable written directions.

	NextWave Wireless LLC	The Bank of New York	Delaware	62452621	7/17/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
	NextWave Wireless LLC	MWB Business Systems	Delaware	64096442	11/22/06	Equipment lease
7.	NW Spectrum Co.	The Bank of New York	Delaware	62453413	7/17/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement
8.	PacketVideo Corporation	Dell Financial Services, L.P.	Delaware	32673948	10/14/03	Equipment lease
9.	WCS Wireless License Subsidiary, LLC	The Bank of New York	Delaware	63606100	10/18/06	Investment Property and General Intangibles as more fully described in the Pledge and Security Agreement

_________________________

7  Underlying obligations have been satisfied.

Schedule 5.13

Existing Indebtedness

1.	Credit Line Agreement dated as of August 6, 2008, between the Parent Issuer and UBS Credit Corp.
2.	Silicon Valley Bank facility.
3.	7% Senior Secured Notes, due 2010.
4.	VTR loan assumed in acquisition of Southam Chile.

Schedule 5.14(c)

Lease or Sublease Markets

EXHIBIT A

[FORM OF NOTE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUEST AN OPINION OF LEGAL COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER THAT ANY SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OR ENCUMBRANCE IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, IF SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OR ENCUMBRANCE IS NOT PURSUANT TO RULE 144, RULE 144A OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG THE COMPANY, PARENT ISSUER, THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND THE BANK OF NEW YORK MELLON, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH NOTE HOLDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT AND THE NOTE HOLDERS UNDER THE SECOND LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR FURTHER INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE, THE HOLDER OF THIS NOTE SHOULD CONTACT THE OFFICE OF THE CHIEF FINANCIAL OFFICER OF NEXTWAVE WIRELESS INC. AT 12670 HIGH BLUFFS DRIVE, SAN DIEGO, CA 92130, WHO WILL PROMPTLY MAKE SUCH INFORMATION AVAILABLE.

NEXTWAVE WIRELESS INC.

October [__], 2008

THIRD LIEN SUBORDINATED SECURED CONVERTIBLE NOTE DUE 2011

No: [___]	ORIGINAL PRINCIPAL AMOUNT ("STATED VALUE")

Exhibit A-1

U.S. $[__________]

NextWave Wireless Inc., a Delaware corporation (and its permitted successors and assigns, "Parent Issuer"), for value received, promises to pay to [__________], or its permitted assigns, on the 31st day of December, 2011, the Principal Amount of this Note, plus accrued and unpaid interest hereon to such date of payment. For so long as any of the First Lien Obligations or the Second Lien Obligations (including any refinancing or replacement of the First Lien Obligations or the Second Lien Obligations) are outstanding, in lieu of the cash payment of interest, the Principal Amount of this Note shall be increased on a daily basis by the PIK Amount; provided that the PIK Amount shall compound on each Interest Payment Date, commencing with the first Interest Payment Date following the date hereof. On and after the date on which the First Lien Obligations and the Second Lien Obligations (including any refinancing or replacement of the First Lien Obligations or Second Lien Obligations) are satisfied in full, at Parent Issuer’s option, either (i) the Principal Amount of this Note shall continue to be increased on a daily basis by the PIK Amount in lieu of the cash payment of interest, as provided above, or (ii) interest shall accrue at the Applicable Interest Rate on the then outstanding Principal Amount of this Note, and shall be paid in cash, quarterly in arrears, on each Interest Payment Date commencing with the first Interest Payment Date following the date on which the First Lien Obligations and the Second Lien Obligations (including any refinancing or replacement of the First Lien Obligations or Second Lien Obligations) are satisfied in full, and continuing until all principal, premium (if any), interest and fees and other amounts due hereunder are paid in full. Interest shall be calculated based upon a twelve-month year consisting of 30-day months.

This Note is a duly authorized issue of Third Lien Subordinated Secured Convertible Notes of Parent Issuer, designated as "Third Lien Subordinated Secured Convertible Notes due 2011" (the "Notes"), in the original aggregate principal amount of U.S. $478,294,966 issued under the Third Lien Subordinated Exchange Note Exchange Agreement, dated as of October 9, 2008, by and among Parent Issuer, NextWave Wireless LLC, the guarantors named therein (the "Guarantors"), the Purchasers named therein, and The Bank of New York Mellon, as Collateral Agent (as amended, restated, modified or supplemented from time to time, the "Exchange Agreement"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Exchange Agreement. This Note shall at all times be secured by the Collateral Documents, guarantied by the Guarantors pursuant to the Guaranty, and subject to the terms and conditions of the Exchange Agreement.

Parent Issuer shall treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes. The Principal Amount, premium, if any, and interest on this Note is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts in the manner set forth in the Exchange Agreement.

The Holder’s determination of the Principal Amount of this Note shall be conclusive and binding, absent manifest error.

1.	Conversion of Notes.

Exhibit A-2

This Note shall be convertible into Common Stock as follows:

(a)	Conversion at the Holder’s Option.

(i)        At the option of the holder hereof, all or any portion of the Principal Amount of this Note may be converted (provided that any such conversion shall be in increments of $1,000 Stated Value of the Note) without the payment of additional consideration, at any time or from time to time prior to the close of business on the Business Day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(ii)       Each holder of any Notes who elects to convert the same into shares of Common Stock shall surrender the Notes to be converted at the office of Parent Issuer or any transfer agent for the Common Stock, or the holder shall notify Parent Issuer or its transfer agent that such Notes have been lost, stolen or destroyed and deliver an agreement reasonably satisfactory to Parent Issuer to indemnify Parent Issuer from any loss incurred by it in connection with such certificates, and in each case shall give written notice to Parent Issuer at such office that such holder elects to convert the same and shall state therein the amount of Notes being converted. Thereupon, Parent Issuer shall promptly issue and deliver at such office to such holder a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon such conversion and, if applicable, a replacement Note representing the balance amount of the portion of such Note not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Notes to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b)       Optional Conversion/Conversion Price. Each Note shall be convertible in accordance with Section 1(a) above into the number of shares of Common Stock which results from dividing the then existing Principal Amount of such Note, plus any accrued and unpaid interest thereon, by the conversion price that is in effect at the time of conversion (the "Conversion Price").Parent Issuer may make such decreases in the Conversion Price, in addition to those required by this Section 1, as the Board of Directors of Parent Issuer considers advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. The initial Conversion Price shall be $11.05, subject to adjustment as provided for in this Section 1.

(c)       Adjustment Upon Common Stock Event. The Conversion Price shall each be subject to adjustment from time to time as provided below. Following each adjustment thereof, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the such amount in effect immediately prior to such Common Stock Event by a fraction:

Exhibit A-3

(i)        the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and

(ii)       the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event.

The Conversion Price for the Notes shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "Common Stock Event" shall mean at any time or from time to time after the date on which the first Note is issued by Parent Issuer (the "Issuance Date"), (i) the issue by Parent Issuer of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(d)       Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Issuance Date Parent Issuer pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of Parent Issuer, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Notes shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of Parent Issuer which they would have received had their Notes been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1 with respect to the rights of the holders of the Notes or with respect to such other securities by their terms.

(e)       Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issuance Date the Common Stock issuable upon the conversion of the Note is changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger or consolidation provided for elsewhere in this Section 1), then in any such event each holder of an Note shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(f)        Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Issuance Date there is a reorganization of Parent Issuer (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1) or a merger or consolidation of Parent Issuer with or into another entity, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Notes thereafter shall be entitled to receive, upon conversion of the Notes,

Exhibit A-4

the number of shares of stock or other securities or property of Parent Issuer, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1 with respect to the rights of the holders of the Notes after the reorganization, merger or consolidation to the end that the provisions of this Section 1 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Notes) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 1(f) shall similarly apply to successive reorganizations, mergers and consolidations.

(g)       Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price, Parent Issuer, at its expense, shall cause its chief financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Notes at the holder’s address as shown in Parent Issuer’s books.

(h)       Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Notes. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Note by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, Parent Issuer shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(i)        Reservation of Stock Issuable Upon Conversion. Parent Issuer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, Parent Issuer will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j)        Notices. Any notice required by the provisions of the Certificate of Incorporation to be given to the holders of Notes shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of Parent Issuer.

(k)       Payment of Taxes. Parent Issuer will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or

Exhibit A-5

delivery of shares of Common Stock upon conversion of Notes, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Notes so converted were registered.

2.	Optional Redemption.

This Note is subject to optional redemption by Parent Issuer as provided in Section 8.1(a) of the Exchange Agreement.

3.	Asset Sales.

This Note is subject to mandatory redemption in connection with certain Asset Sales as provided in Section 5.14 and Section 8.1(b) of the Exchange Agreement.

4.	Change of Control Offers.

This Note is subject to mandatory offers to redeem in connection with a Change of Control as provided in Section 5.18 of the Exchange Agreement.

5.	Guaranty.

Pursuant to the Guaranty, each Guarantor has unconditionally guarantied the payment of all obligations of Parent Issuer under the Notes.

6.	Collateral Documents.

Pursuant to the Collateral Documents, Parent Issuer has secured its obligations under the Note and the Note Documents and each Guarantor has secured its obligations under the Guaranty by granting to the Holders, a Third Priority Lien on substantially all of their right, title and interest in and to the "Collateral" (as defined in the Security Agreement); provided that if no First Lien Obligations are outstanding, such Lien shall have priority over all other Liens in and to such Collateral (other than any Second Priority Liens and any Permitted Liens); and provided further that if no First Lien Obligations or Second Lien Obligations are outstanding, such Lien shall have priority over all other Liens in and to such Collateral (other than any Permitted Liens). The Collateral shall be held by the Collateral Agent for the benefit of the Holders pursuant to the terms of the Collateral Agency Agreement.

7.	Exchange Agreement.

Parent Issuer issued this Note under the Exchange Agreement. The terms of this Note include those stated in the Exchange Agreement, including, without limitation, the provisions in the Exchange Agreement respecting covenants, Events of Default and remedies.

8.	Modification of Notes.

Exhibit A-6

The Notes may be modified as provided in Section 10.3 of the Exchange Agreement.

9.	Transfer.

This Note is subject to certain transfer restrictions as set forth in the Exchange Agreement.

10.	Non-Waiver.

No course of dealing between Parent Issuer and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

11.	Intercreditor Agreement.

Notwithstanding any provision to the contrary in this Note or the Exchange Agreement, this Note shall be subject in all respects to the provisions of the Intercreditor Agreement. As a condition to any Person becoming a Holder of this Note, such Person shall execute and deliver an Assumption Agreement.

12.	Governing Law.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

13.	Successors and Assigns.

All of the covenants, promises and agreements in this Note shall bind Parent Issuer’s successors and assigns, whether so expressed or not.

14.	Headings.

The headings of the sections and paragraphs of this Note are inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page to Follow]

Exhibit A-7

IN WITNESS WHEREOF, Parent Issuer has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

NEXTWAVE WIRELESS INC.

By:_____________________________

Name:

Title:

Exhibit A-8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Parent Issuer pursuant to Section 5.18 of the Exchange Agreement, check the box below:

☐Yes

If you want to elect to have only part of the Note purchased by Parent Issuer pursuant to Section 5.18 of the Exchange Agreement, state the amount you elect to have purchased (if no amount is set forth below you will have elected to have the full amount of the Note purchased by Parent Issuer): $____________

Date: _______________

Your Signature: _____________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: _______________________

Exhibit A-1-9

EXHIBIT I

NEXTWAVE WIRELESS INC.

CONVERSION NOTICE

Reference is made to the Third Lien Subordinated Secured Convertible Note (the "Note") issued to the undersigned by NextWave Wireless Inc. ("Parent Issuer"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.01 per share (the " Common Stock "), as of the date specified below.

Date of Conversion:	______________________________________________________

Aggregate Conversion Amount to be converted: ________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Common Stock to be issued: _______________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:	________________________________________________________________
________________________________________________________________
________________________________________________________________

Facsimile Number: ________________________________________________________

Authorization: ___________________________________________________________

By: ______________________________________________________________

Title: _____________________________________________________________

Dated: ____________________________________________________________

Account Number: _________________________________________________________

(if electronic book entry transfer)

Transaction Code Number: __________________________________________________

(if electronic book entry transfer)

Exhibit A-10

ACKNOWLEDGEMENT

NextWave Wireless Inc. hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [______], 2008 from NextWave Wireless Inc. and acknowledged and agreed to by American Stock Transfer & Trust Company.

NEXTWAVE WIRELESS INC.

By:_________________________
Name:
Title:

Exhibit A-11

EXHIBIT B

FORM OF CONTROL ACCOUNT AGREEMENT

[See Attached]

UBS FINANCIAL SERVICES INC.

AMENDED AND RESTATED CORPORATE CASH MANAGEMENT SERVICES

ACCOUNT CONTROL AGREEMENT

FULL ACCOUNT TITLE		BRANCH			ACCOUNT NUMBER					FINANCIAL ADVISOR
Nextwave Wireless LLC - Asset Sale Proceeds Acct At UBS Financial Services Inc.	-	C	P	-	0	1	3	7	0	D	E

ACCOUNT TRADING PERMITTED? (See Section 3 below)		Yes ☒ No ☐

This Amended and Restated Corporate Cash Management Services Account Control Agreement (this "Agreement") dated as of October ___, 2008, between UBS Financial Services Inc. (the "Firm"), the party signing this Agreement as Client where indicated below ("Client") and First Lien Collateral Agent (as defined below), Second Lien Collateral Agent (as defined below) and Third Lien Collateral Agent (as defined below and, together with First Lien Collateral Agent and Second Lien Collateral Agent, collectively, "Creditor") amends and restates in its entirety that certain Corporate Cash Management Services Account Control Agreement dated as of July 13, 2006 between the Firm, Client and First Lien Collateral Agent.

WHEREAS, pursuant to separate security agreements between (i) Client and certain of its affiliates and The Bank of New York, now known as The Bank of New York Mellon, in its capacity as first lien collateral agent for certain note holders (together with its successors and assigns, "First Lien Collateral Agent"), (ii) Client and certain of its affiliates and The Bank of New York Mellon, in its capacity as second lien collateral agent for certain note holders (together with its successors and assigns, "Second Lien Collateral Agent"), and (iii) Client and certain of its affiliates and The Bank of New York Mellon, in its capacity as third lien collateral agent for certain note holders (together with its successors and assigns, "Third Lien Collateral Agent"), respectively, Client has granted Creditor security interests in the above-referenced account (the "Account") and in the "security entitlements" (within the meaning of the Uniform Commercial Code as in effect in the State of New York ("UCC")) carried in the Account; and

WHEREAS, First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral Agent have entered into that certain Intercreditor Agreement dated as of October ___, 2008, pursuant to which First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral agent have agreed that First Lien Collateral Agent shall act on behalf of Second Lien Collateral Agent and Third Lien Collateral Agent with respect to possession or control of the Collateral (as defined therein) and that First Lien Collateral Agent shall be deemed to be "Creditor" hereunder and on behalf of Second Lien Collateral Agent and Third Lien Collateral

SF1:730357.2

Agent; provided however, upon the Firm’s receipt of termination of this Agreement by First Lien Collateral Agent pursuant to Section 10, Second Lien Collateral Agent shall be deemed to be "Creditor" hereunder and on behalf of Third Lien Collateral Agent; provided further, upon the Finn’s receipt of one or more terminations of this Agreement signed by First Lien Collateral Agent and Second Lien Collateral Agent pursuant to Section 10, Third Lien Collateral Agent shall be deemed to be "Creditor" hereunder; and

WHEREAS, Creditor, Client and the Firm are entering into this Agreement to provide for the control of the Account and of the security entitlements from time-to-time carried in the Account, and to perfect Creditor’s security interests in the Account and in such security entitlements;

NOW THEREFORE, the parties hereby agree as follows:

Section 1.	The Account.

(a)       The Firm hereby represents and warrants to Creditor and Client that (i) the Account has been established in the name and with the account number recited above; (ii) the Firm has established the Account pursuant to a Corporate Cash Management Account Agreement or other account agreement between Client and the Firm (the "Account Agreement"), as a "securities account" within the meaning of Section 8-501 of the UCC and the Account is an account to which "financial assets" (within the meaning of the UCC) are or may be credited; and (iii) except for the claims and interests of Creditor and Client in the Account, and except for any claim in favor of the Firm permitted under Section 2, the Firm does not know of any claim to or interest in the Account.

(b)       All property now or hereafter credited by the Firm to the Account will be treated as financial assets under Article 8 of the UCC. No property credited to the Account shall be invested in assets held directly by Client and/or by Client’s third party custodian or in any other asset that is not held in and credited to the Account.

Section 2.       Priority of Lien. The Firm hereby acknowledges the security interests granted to Creditor by Client. The Firm hereby confirms that the Account is a cash account and that it will not advance any margin or other credit to Client with respect to the assets carried in the Account. The Firm acknowledges that any claim to, security interest in or lien upon the Account that the Firm has or hereafter acquires in the Account shall be junior and subordinate to the security interests of the Creditor, except for liens, encumbrances, claims and rights of setoff for the payment of the Firm’s customary fees, commissions and charges pursuant to the Account Agreement, for the payment for financial assets purchased for the Account and for delivery of financial assets liquidated for the Account. The Firm will not agree with any third party that the Firm will comply with "entitlement orders" (within the meaning of the UCC) concerning the Account originated by such third party without the prior written consent of Creditor and Client.

Section 3.       Control; Trading in the Account. The Firm will comply with entitlement orders originated by Creditor concerning the Account without further consent by Client. Unless "ACCOUNT TRADING PERMITTED?" at the top of this Agreement is marked "NO," and except as otherwise provided in Section 4, the Firm also will comply with entitlement orders

SF1:730357.2	2

concerning the Account originated by Client or Client’s authorized representatives, until such time as Creditor delivers a written notice, in the form set forth as Exhibit A hereto, to the Firm that Creditor is thereby exercising exclusive control over the Account (a "Notice of Exclusive Control"). As soon as commercially practicable, but in any event no later than three (3) business days, after receipt by the Firm of a Notice of Exclusive Control, the Firm will cease complying with entitlement orders or other directions concerning the Account that are originated by Client or its representatives until such time as the Firm receives a written notice from Creditor rescinding the Notice of Exclusive Control. The Firm will settle any transactions entered into by Client prior to the effectiveness of Creditor’s Notice of Exclusive Control. The parties agree that the Firm is entitled to rely upon any Notice of Exclusive Control received from Creditor and shall have no duty to investigate or make any determination as to whether Creditor is entitled, or has been authorized, to give any such Notice of Exclusive Control.

Section 4.       Withdrawals from the Account. If (a) the Firm has received and is complying with a Notice of Exclusive Control pursuant to Section 3 above, then notwithstanding the provisions of Section 3, the Firm will neither accept nor comply with any entitlement order from Client or its authorized representatives withdrawing or making a free delivery of any financial assets from the Account nor deliver any such financial assets to Client nor pay any amount owing from the Firm to Client with respect to the Account without the specific prior written consent of Creditor. (b) If no Notice of Exclusive Control is in effect, then the Firm may accept and comply with entitlement orders from Client or its authorized representatives withdrawing or making a free delivery of financial assets from the Account, may deliver any such financial assets to Client and may pay any amount owing from the Firm to Client with respect to the Account, provided that no such action is permitted if such withdrawal, delivery or payment would, after giving effect thereto, reduce the amount on deposit in such Account to less than $75,000,000 (unless the Creditor provides specific prior written consent). Creditor will execute and provide to the Firm a standing letter of authorization, in a form acceptable to the Firm, consistent with this Section 4. The prohibition on a withdrawal pursuant to this clause (b) will not limit the obligation of the Firm to comply with other entitlement orders concerning the Account that are originated by Client or Client’s authorized representatives in accordance with Section 3.

Section 5.       Court Orders. In case any assets in the Account shall be attached, garnished or levied upon pursuant to any court order, or the delivery thereof shall be stayed or enjoined by any order of court, or any order, judgment or decree shall be made or entered by any court order affecting the assets held by the Firm under this Agreement, or any part thereof, the Firm is hereby expressly authorized in its reasonable discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its choosing are binding upon it, and in case the Firm obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.

Section 6.       Statements and Confirmations. The Firm will send copies of all official Firm monthly or quarterly Account statements and all confirmations of transactions required by applicable law concerning the Account to Creditor at the address set forth below; the Firm shall

SF1:730357.2	3

not be required to provide to Creditor copies of any other reports or communications concerning the Account issued by the Firm or any of its agents, employees or associated persons.

Section 7.       Indemnification of the Firm. Client hereby agrees to indemnify and hold harmless the Firm, its affiliates and their respective directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent caused by the Firm’s material breach of its obligations hereunder. Creditor, in its capacity as collateral agent for certain third-party lenders, hereby agrees to indemnify and hold harmless the Firm, its affiliates and their respective directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including, without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with (a) honoring or following any entitlement order or other instruction the Firm receives from Creditor, or (b) not honoring or following any entitlement order or other instruction the Firm receives from Client after the Firm’s receipt of a Notice of Exclusive Control, except, in each case, to the extent caused by the Firm’s material breach of its obligations hereunder. This Agreement does not create any obligation or duty of the Firm other than those expressly set forth herein and the Firm shall bear no liability or responsibility for failure to take any action not expressly required hereunder or for taking any action that is expressly permitted hereunder. Under no circumstances shall the Firm or any of its affiliates or their respective directors, officers, agents or employees, be liable or responsible (x) for any consequential, indirect, incidental, special, exemplary or punitive damages, or lost profits, arising from this Agreement; or (y) to Creditor or any third-party with respect to increases or decreases in the value of the Account or the assets held therein.

Section 8.       Client Account Agreement. This Agreement supplements the Account Agreement, and except as otherwise expressly provided herein, does not supersede or abridge any rights or obligations of any of the parties to the Account Agreement. In the event of a conflict between the express terms of this Agreement and the Account Agreement or any other agreement between the Firm and Client relative to the Account, the terms of this Agreement will prevail.

Section 9.       Investment of Account Property. All property credited to the Account, subject to Section 1(b), shall be invested solely in (i) marketable securities (a) issued or directly and unconditionally guarantied as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations (including auction rate securities and variable rate demand obligations) issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s ("S&P") or Moody’s Investors Service, Inc. ("Moody’s") (with respect to any such security that has an auction or put feature, the next auction, put or reset date, and not final maturity, constitutes such security’s maturity for all purposes hereunder); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (iv)

SF1:730357.2	4

certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia. For the avoidance of doubt, in no event shall any property credited to the Account be invested in any auction rate or similar securities where the obligor is not absolutely required to redeem or repay the indebtedness in question within such one year (or shorter) period.

Section 10.     Termination. The rights and powers granted herein to the Creditor have been granted in order to perfect its security interests in the Account, are powers coupled with an interest and will neither be affected by the bankruptcy, insolvency or assignment for the benefit of creditors of Client nor by the lapse of time. This Agreement shall continue in effect until terminated: (a) by each of First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral Agent upon five (5) business days advance written notice to the Firm that the Agreement is to be terminated or that the security interest of each of First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral Agent in the Account has terminated; provided that the interests of any of First Lien Collateral Agent, Second Lien Collateral Agent or Third Lien Collateral Agent under this Agreement may be terminated with respect to such person only by delivery of such a written notice by such person; or (b) by the Firm upon thirty (30) days advance written notice to Client and Creditor. Termination shall not, however, affect liabilities or obligations incurred or arising from entitlement orders, directions or transactions initiated under this Agreement prior to such termination date. Sections 7, 10, 11, 12, 13, 14 and 16 hereof, and any provisions which by their terms are intended to survive termination, shall survive termination of this Agreement.

Section 11.     Choice of Law; Entire Agreement; Amendments. This Agreement, its enforcement and the relationship between the parties hereto shall be governed by the laws of the State of New York, without giving effect to the choice of law or conflict of laws provisions thereof. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. No amendment or modification of this Agreement, nor any assignment of any rights hereunder, shall be binding on any party hereto unless it is in writing and is signed by each party hereto (which consent will not be unreasonably withheld) provided, however, that any of First Lien Collateral Agent, Second Lien Collateral Agent or Third Lien Collateral Agent may, upon written notice to the Firm in accordance with Section 14 below, assign the Agreement without the written approval of Client or Firm to a successor Creditor duly appointed as a successor "Collateral Agent" under the applicable collateral agency agreement between Client and Creditor. No waiver of any rights hereunder shall be binding on any party hereto unless such waiver is in writing and signed by the party against whom enforcement is sought.

Section 12.     Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed (to the maximum extent possible) in such a way as to give effect to the intent of the invalid, void, or unenforceable provision in question.

Section 13.     Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

SF1:730357.2	5

Section 14.     Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by facsimile and electronic confirmation of error free receipt is received, or upon receipt of notice sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to that party at the address(es) set forth below; notice to the Firm shall not be deemed effective until given (as defined above) to both Firm recipients set forth below. Any party may change its address(es) for notices in the manner set forth above.

Section 15.     Counterparts; Effective Date. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. This Agreement shall become effective upon written acceptance by the Firm.

Section 16.     Jurisdiction; Waiver of Jury Trial. Creditor and Client each agrees that unless it timely demands arbitration pursuant to the rules of the National Association of Securities Dealers, Inc., any actions or proceedings with respect to any controversy arising out of or related to this Agreement shall be litigated by bench trial before a court of competent jurisdiction in any of the following forums: (a) the United States District Court for the Southern District of New York; or (b) the Supreme Court of the State of New York, New York County. The parties hereby submit to jurisdiction in the foregoing forums and waive any rights they may have to transfer or change the venue of any litigation brought in any such forum. Client and Creditor each consent to service of process by certified mail to the applicable address below. The parties hereby irrevocably waive their rights to a jury trial.

[Remainder of page intentionally left blank.]

SF1:730357.2	6

IN WITNESS WHEREOF, the parties have signed this Agreement, or caused it to be signed on their behalf by their duly authorized representatives, as of the date indicated below.

CLIENT NAME: NextWave Wireless LLC	CREDITOR NAME: The Bank of New York Mellon, as First Lien Collateral Agent

By: ____________________________________	By: __________________________________
Name: __________________________________	Name: _______________________________
Date: ___________________________________	Date: ________________________________
Title: ___________________________________	Title: ________________________________
Address: ________________________________	Address: _____________________________
________________________________	_____________________________
________________________________	_____________________________
Facsimile No.: ___________________________	Facsimile No.: ________________________

CREDITOR NAME: The Bank of New York Mellon, as Second Lien Collateral Agent	CREDITOR NAME: The Bank of New York Mellon, as Third Lien Collateral Agent

By: ____________________________________	By:__________________________________
Name: __________________________________	Name: _______________________________
Date: ___________________________________	Date: ________________________________
Title: ___________________________________	Title: ________________________________
Address: ________________________________	Address: _____________________________
________________________________	_____________________________
________________________________	_____________________________
Facsimile No.: ____________________________	Facsimile No.: ________________________

UBS FINANCIAL SERVICES INC.

By: ____________________________________
Name: __________________________________
Date: ___________________________________	AND
Title: ___________________________________
Address: 499 Washington Boulevard	UBS Financial Services, Inc.
10th Floor	Attn: Your Financial Advisor
Jersey City, New Jersey 07310	{Street/City/State indicated on your most
Attn: Legal Verification Group	recent account statement}
Facsimile No.: (201) 318-2890

S-1

SF1:730357.2

Exhibit A

[ON CREDITOR’S LETTERHEAD]

UBS Financial Services Inc.

499 Washington Boulevard

10th Floor

Jersey City, New Jersey 07310

Attn: Legal Verification Group

Facsimile:	(201) 318-2890

Re:	Notice of Exclusive Control; Account No. ________ (the "Account")

Please take notice, pursuant to the terms of that Account Control Agreement (the "Control Agreement") among the undersigned ("Creditor"), [Client’s name] ("Client"), and UBS Financial Services Inc, (the "Firm"), that the undersigned is hereby exercising exclusive control over the Account and that the Firm should no longer follow instructions or entitlement orders concerning the Account, or any assets held in the Account, from Client, except to the extent consented to in writing and in advance by Creditor.

Very truly yours,

The Bank of New York Mellon

By:	_________________________________
cc:	[Client]

[UBS Financial Advisor responsible for the Account, by facsimile or in-person delivery]

SF1:730357.21

EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

[See Attached]

October 9, 2008

The Bank of New York Mellon,

as Collateral Agent, under the Exchange

Agreement referred to below and for

itself and for each of the Purchasers referred to therein

Ladies and Gentlemen:

We have acted as counsel to NextWave Wireless Inc., a Delaware corporation (the "Parent"), NextWave Wireless LLC, a Delaware limited liability company (the "Company"), NextWave Broadband Inc., a Delaware corporation ("Broadband"), NW Spectrum Co., a Delaware corporation ("NW Spectrum"), AWS Wireless Inc., a Delaware corporation ("AWS Wireless"), WCS Wireless License Subsidiary, LLC, a Delaware limited liability company ("WCS Wireless"), PacketVideo Corporation, a Delaware corporation ("PacketVideo"), and IPWireless, Inc., a Delaware corporation ("IPWireless", and together with the Company, Broadband, NW Spectrum, AWS Wireless, WCS Wireless and PacketVideo, each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors", and the Subsidiary Guarantors together with the Parent, each a "Grantor" and collectively the "Grantors", and the Subsidiary Guarantors together with the Parent, each an "Opinion Party" and collectively the "Opinion Parties") in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by the Third Lien Subordinated Exchange Note Exchange Agreement relating to Third Lien Subordinated Secured Convertible Notes due 2011 of the Parent dated as of October 9, 2008 (the "Exchange Agreement") among the Parent, each Subsidiary Guarantor, and the purchasers named therein (the "Purchasers"), with The Bank of New York acting as collateral agent for the Purchasers (in such capacity, the "Collateral Agent"). Capitalized terms defined in the Exchange Agreement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Exchange Agreement;
(b)	the Notes issued on the date hereof;

ERROR! UNKNOWN DOCUMENT PROPERTY NAME.

October 8, 2008

(c)        the Third Lien Collateral Agency Agreement dated as of October 9, 2008, among the holders named therein and the Collateral Agent;

(d)       the Third Lien Pledge and Security Agreement dated as of October 9, 2008, among the Parent, the Subsidiary Guarantors and the Collateral Agent (the "Security Agreement");

(e)        the Third Lien Guaranty Agreement dated as of October 9, 2008, executed by the Subsidiary Guarantors in favor of and for the benefit of the Collateral Agent;

(f)        the Intercreditor Agreement dated as of October 9, 2008, among the Parent, the Subsidiary Guarantors, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Collateral Agent;

(g)       the Amended and Restated Account Control Agreement for Corporate Cash Management Account, dated on or about October 9, 2008, among UBS Financial Services Inc. ("UBS"), the Company, the Collateral Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent (the "Control Agreement"); and

(h)       Financing Statements on form UCC-1 naming each Grantor, as debtor, and the Collateral Agent, as secured party, to be filed with the Secretary of State of Delaware, copies of which are attached hereto as Schedule I (the "Financing Statements").

The documents specified in clauses (a) through (g) are collectively referred to as "New York Documents".

In addition we have examined such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Opinion Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Opinion Parties and upon the representations and warranties of the Opinion Parties contained in the New York Documents. As used herein, "to our knowledge" and "of which we are aware" mean the conscious awareness of facts or other information by any lawyer in our firm on the date hereof who has, within one year prior to the date hereof, devoted substantial time to matters involving the Opinion Parties or the transactions contemplated by the New York Documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

October 8, 2008

1.    Each of the Opinion Parties is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware.

2.    Each of the Opinion Parties has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted.

3.    Each of the Opinion Parties has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver the New York Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the New York Documents by each of the Opinion Parties party thereto has been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Opinion Party.

4.    Each of the New York Documents has been duly and validly executed and delivered by each of the Opinion Parties party thereto. Assuming the due authorization, execution and delivery of the New York Documents by the other parties thereto, each of the New York Documents constitutes the legal, valid and binding obligation of the Opinion Parties party thereto, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) no opinion is expressed with respect to set-offs by participants, (C) no opinion is expressed with respect to any provision of the New York Documents providing for liquidated damages and (D) certain remedial provisions of the Security Agreement are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provision does not affect the validity of the Security Agreement, and the Security Agreement contains adequate provisions for the practical realization of the rights and benefits afforded thereby. No opinion is expressed in this paragraph as to the attachment, perfection or priority of any liens granted pursuant to the Security Agreement.

5.    The execution and delivery by each of the Opinion Parties of the New York Documents to which it is a party and the performance by each of the Opinion Parties of its obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or Certificate of Formation, as applicable, or by-laws or operating agreement, as applicable (including all amendments thereto to the date hereof) of such Opinion Party, (ii) any of the terms, conditions or provisions of any agreement listed on Schedule II hereto, (iii) Delaware corporate or limited liability company, New York state or federal law or regulation including Regulation T, U or X of the Board of Governors of the Federal Reserve System (other than the Communication Act, FCC Rules and federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on such Opinion Party of which we are aware.

October 8, 2008

6.    No consent, approval, waiver, license or authorization or other action by or filing with any Delaware corporate or limited liability company, New York state or federal governmental authority is required in connection with the execution and delivery by the Opinion Parties of the New York Documents to which they are parties, the consummation by the Opinion Parties of the transactions contemplated thereby or the performance by the Opinion Parties of their obligations thereunder, except for filings in connection with perfecting security interests, the Communications Act, FCC Rules and federal and state securities or blue sky laws, as to which we express no opinion in this paragraph, and those already obtained.

7.    To our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Opinion Parties that relates to any of the transactions contemplated by the Exchange Agreement.

8.    On the date hereof, immediately after giving affect to the purchase of the Notes, none of the Opinion Parties is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

9.           (a)       The execution and delivery of the Security Agreement by the Grantors creates a valid security interest in the Collateral (as defined in the Security Agreement) as security for the Secured Obligations (as defined in the Security Agreement). Assuming the filing of the Financing Statements with the Secretary of State of the State of Delaware, such security interests granted by the Grantors are perfected, to the extent a security interest in the Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the State of Delaware (the "DE UCC").

(b)        Assuming (i) delivery in the State of New York to the Collateral Agent (the "Pledgee") of all certificates that represent the Pledged Equity (as defined in the Security Agreement), together with stock powers properly executed in blank with respect thereto, and (ii) that the Pledgee was without notice of any adverse claim (as such phrase is defined in Section 8-105 of the Uniform Commercial Code in effect in the State of New York (the "NY UCC" and, together with the DE UCC, the "UCC")) with respect to the Pledged Equity, such security interest is perfected.

(c)         The execution and delivery of the Security Agreement by the Grantors creates a valid security interest in the Asset Sale Proceeds Account described therein (the "Securities Account") and all Securities Entitlements with respect to the Financial Assets credited to the Securities Account. Upon the execution and delivery of the Control Agreement by the Company, the Collateral Agent, the First Lien Collateral Agent, the Second Lien Collateral Agent and UBS, the security interest granted to the Collateral Agent in the Securities Account and such Securities Entitlements maintained at UBS and subject to the Control Agreement will be perfected.

The opinions in subparagraph (a) of paragraph 9 and, with respect to subclause A below, subparagraphs (a) and (b) of paragraph 10 are subject to the following exceptions:

A.      that with respect to rights in the Collateral of any Grantor, we express no opinion, and have assumed that such Grantor has rights in the Collateral;

October 8, 2008

B.      that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the State of New York and the DE UCC, we express no opinion; and

C.      that with respect to transactions excluded from Article 9 of the UCC by Section 9-109 thereof, we express no opinion.

The opinions in subparagraph (c) of paragraph 9 are subject to the following exceptions:

D.      that with respect to rights in the Collateral of any Opinion Party, we express no opinion, and have assumed that such Opinion Party has rights in the Collateral; and

E.      that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the State of New York or Delaware, we express no opinion.

In addition, the opinions in subparagraphs (a), (b) and (c) of paragraph 10 are subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to buyers in the ordinary course of business imposed by Sections 9-318 and 9-320 of the UCC; (iii) the limitations with respect to documents, instruments and securities imposed by Sections 8-302, 9-312 and 9-331 of the UCC; (iv) the provisions of 9-203(b)(2) relating to the time of attachment of the security interest in Collateral as to which the Opinion Parties do not, on the date hereof, have rights in, or the power to transfer rights in, such Collateral; and (v) Section 552 of Title 11 of the United States Code (the "Bankruptcy Code") with respect to any Collateral acquired by any Opinion Party subsequent to the commencement of a case against or by such Opinion Party under the Bankruptcy Code.

We assume that UBS is a "securities intermediary" (as defined in Section 8-102(a)(14) of the UCC), and that UBS’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is the State of New York. We further assume that all filings will be timely made and duly filed as necessary (i) in the event of a change in the name, identity or corporate structure of any Opinion Party, (ii) in the event of a change in the location of any Opinion Party and (iii) to continue to maintain the effectiveness of the original filings.

10.  Assuming that the representations of the Purchasers contained in the Exchange Agreement are true, correct and complete and assuming compliance by the Purchasers with its covenants set forth in the Exchange Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchasers pursuant to the Exchange Agreement to (i) register the Notes under the Securities Act of 1933, as amended, or (ii) qualify the Exchange Agreement under the Trust Indenture Act of 1939, as amended.

11.  The shares of common stock to be issued upon conversion of the Notes have been duly authorized and, when issued as contemplated by the Notes, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law and Parent’s Certificate of Incorporation and by-laws.

October 8, 2008

The opinions expressed herein are limited to the laws of the State of New York, the corporate and limited liability company laws of the State of Delaware, Article 9 of the DE UCC and the federal laws of the United States, other than the Communication Act and FCC Rules, and we express no opinion as to the effect on the matters covered by this letter of any other jurisdiction.

[Remainder of this page internationally left blank]

October 8, 2008

The opinions expressed herein are rendered solely for your benefit and for the benefit of your permitted assigns in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, other than to bank regulatory authorities or your permitted assigns.

Very truly yours,

Schedule I

Financing Statements

See attached.

ERROR! UNKNOWN DOCUMENT PROPERTY NAME.

Schedule II

List of Agreements

1.	First Lien Documents

2.	Second Lien Documents

3.	Amended and Restated Certificate of Incorporation of NextWave Wireless Inc., as restated on November 6, 2006

4.	Amended and Restated By-laws of NextWave Wireless Inc., adopted on October 30, 2007

5.	Form of Station 4, LLC Warrant

6.	Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto

7.	Certificate of Designations for NextWave Wireless Inc.’s Series A Senior Convertible Preferred Stock

8.	Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto

9.	Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC

10.	Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative

11.	Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto

12.	Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004

13.

Acquisition Agreement, dated as of May 9, 2006, by and among (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp., (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative

14.	Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on Schedule I thereto

15.	Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers

16.	Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative

EXHIBIT D

TAX MATTERS CERTIFICATE

[See Attached]

SF1:728511

CERTIFICATE

OF

[HOLDER]

[____________], 2008

Reference is made to the Third Lien Subordinated Exchange Note Exchange Agreement dated as of October [___], 2008 (the "Exchange Agreement") among NextWave Wireless LLC ("Parent Issuer"), NextWave Wireless Inc., each Guarantor named therein, each Purchaser named therein, and The Bank of New York Mellon, as collateral agent.

This Certificate is being delivered by [Holder], a [____________] ("Holder"), pursuant to Section 1.8(e)(3)(D) of the Purchase Agreement.

The undersigned hereby certifies that (i) [he/she] is the duly appointed and acting [____________] of Holder, and (ii) Holder is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B)a ten-percent shareholder (within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code) of the Company, or (C) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first above written.

[HOLDER]

By:	________________________________

Name:

Title:

SF1:729852.1

EXHIBIT E

FORM OF COLLATERAL AGENCY AGREEMENT

[See Attached]

EXECUTION VERSION

THIRD LIEN COLLATERAL AGENCY AGREEMENT

This THIRD LIEN COLLATERAL AGENCY AGREEMENT (this "Agreement") dated as of October 9, 2008 is entered into by and among The Bank of New York Mellon, as collateral agent ("Collateral Agent"), and the undersigned Purchasers (together with their successors and assigns and any subsequent holder of Notes under the Purchase Agreement referred to below, the "Holders").

R E C I T A L S

A.        The Holders are the purchasers and holders of Notes under the Third Lien Subordinated Exchange Note Exchange Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement") by and among NextWave Wireless Inc., a Delaware corporation (the "Parent Issuer"), NextWave Wireless LLC, a Delaware limited liability company (the "Company"), and the Subsidiaries of the Parent Issuer or Company from time to time party thereto (together with the Company, collectively, the "Guarantors"), the Purchasers named therein and the Collateral Agent.

B.        The Guarantors and the Collateral Agent, in its capacity as collateral agent and representative for the Holders, have entered into that certain Third Lien Guaranty dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Guaranty") pursuant to which the Guarantors have guaranteed the payment and performance of the Notes and the obligations of the Parent Issuer under the Purchase Agreement and other Note Documents (the "Obligations").

C.        The Parent Issuer, the Guarantors and the Collateral Agent, in its capacity as collateral agent and representative for the Holders, have entered into that certain Third Lien Pledge and Security Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), pursuant to which the Parent Issuer and Guarantors have granted and assigned to the Collateral Agent all of the Parent Issuer’s and the Guarantors’ right, title and interest in and to the Collateral.

D.        Pursuant to the terms and conditions of the Collateral Documents, the Parent Issuer and the Guarantors have provided collateral security for all of the Obligations.

E.        Pursuant to the terms and conditions of the Collateral Documents, among other things, the Parent Issuer and the Guarantors have granted to the Collateral Agent for the benefit of Holders, a security interest in, and a lien on the Collateral.

F.        The Parent Issuer, the Guarantors, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Collateral Agent have entered into that certain Intercreditor Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement").

G.        The Collateral Agent and the Holders wish to enter into this Agreement to, among other things, set forth their understandings and agreements regarding the Holders’ and the

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Collateral Agent’s respective rights, obligations and priorities with respect to the Collateral and all proceeds thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and promises set forth herein, each of the parties to this Agreement agrees as follows:

SECTION I.	DEFINITIONS; INTERPRETATION.

1.01     Definitions. Initially capitalized terms used in this Agreement without definition in Exhibit A or otherwise defined herein are defined in the Purchase Agreement.

1.02     Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

1.03     Plural Terms. All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.04     Time. All references in this Agreement to a time of day means New York City time, unless otherwise indicated.

1.05     Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Holders, the Collateral Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto and no ambiguity shall be construed in favor of or against any Holder or the Collateral Agent.

1.06     Conflicts. In the event of a conflict between the terms of this Agreement and the terms of any of the other Note Documents with respect to the matters related to the Collateral contained herein, as among the Collateral Agent and the Holders the terms of this Agreement shall control.

1.07     Other Interpretive Provisions. References in this Agreement to "Recitals," "Sections," "Exhibits" and "Schedules" are to recitals, sections, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement shall (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "include" and "including" and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive.

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SECTION II.	COLLATERAL AND REMEDIES.

2.01     Priority of Liens. The Collateral Agent and the Holders hereby agree that the security interests and liens granted to the Collateral Agent under the Collateral Documents and any claims of the Collateral Agent and/or Holders under guaranties executed by Guarantors shall be treated, as among the Holders, as having equal priority and shall, except to the extent otherwise provided in Section 3.02, at all times be shared by the Holders as provided herein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other applicable Governmental Rules affecting the rights of creditors generally) to which the Collateral Agent or any Holders may be entitled or subject.

2.02     Custody of Collateral. From and after the occurrence and during the continuation of an Event of Default, if any Holder acquires custody, control or possession of any Collateral other than any proceeds thereof distributed to such Holder pursuant to the terms of any Note Document, then such Holder shall promptly cause such Collateral to be delivered to, or put in the custody, possession or control of, the Collateral Agent for disposition or distribution in accordance with the provisions of this Agreement and the Intercreditor Agreement. From and after the occurrence and during the continuation of an Event of Default and until such time as the provisions of the immediately preceding sentence have been complied with, such Holder shall be deemed to hold such Collateral in trust for the parties entitled thereto under this Agreement.

2.03     Additional Collateral or Guaranties. None of the Holders shall accept a security interest in, or a Lien on, any collateral for the Obligations other than such Holder’s beneficial interest in the security interest in, and Lien on, the Collateral granted to the Collateral Agent under the Collateral Documents; provided, however, that nothing contained in the foregoing shall be construed as prohibiting the opening and maintenance of deposit accounts for the account of the Parent Issuer or Guarantors in the ordinary course of business. No Holder shall accept any guaranty of its Obligations from any Person unless such Person has previously or simultaneously guaranteed the Obligations held by each of the other Holders.

2.04     Enforcement of Remedies. Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent shall, subject to the other provisions of this Agreement, take such action with respect to such Event of Default as shall be directed by the Required Holders (a "Direction Notice"); provided, however, that, in the absence of a Direction Notice, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Holders (other than the exercise of foreclosure remedies). Upon receipt by the Collateral Agent of a Direction Notice, the Collateral Agent shall seek to enforce the Collateral Documents and to realize upon the Collateral in accordance with such Direction Notice; provided, however, that the Collateral Agent shall not follow any Direction Notice if the Collateral Agent reasonably determines on the basis of an opinion of counsel that such Direction Notice is in conflict with any provisions of any applicable Governmental Rule, this Agreement or any of the relevant

SF1:728511	3

Collateral Documents, and the Collateral Agent shall not, under any circumstances, be liable to any Holder, the Parent Issuer or any other Person for following a Direction Notice.

2.05     Remedies of the Holders. Unless otherwise consented to in writing by the Required Holders, no Holder, individually or together with any other Holder, shall have the right to, nor shall it, exercise or enforce any of the rights, powers or remedies which the Collateral Agent is authorized to exercise or enforce under this Agreement or any of the Collateral Documents.

2.06     Holder Information.

(a)       Collateral Agent shall provide to any Holder, when and if requested by such Holder, a copy of the Register delivered to Collateral Agent by the Parent Issuer in accordance with Section 1.7(a) of the Purchase Agreement.

(b)       If the Collateral Agent proceeds to foreclose upon, collect, sell or otherwise dispose of or take any other action with respect to any or all of the Collateral or to enforce any provisions of the Collateral Documents or takes any other action pursuant to this Agreement or any provision of the Collateral Documents or requests directions from the Holders as provided herein, upon the request of the Collateral Agent, each of the Holders (or any agent of or representative for such Holder) shall promptly deliver a written notice to the Collateral Agent and each of the other Holders setting forth (a) the aggregate amount of principal, interest, fees, and other Obligations owing to such Holder under the applicable Note Documents as of the date specified by the Collateral Agent in such request and (b) such other information as the Collateral Agent may reasonably request.

SECTION III.	DISTRIBUTION OF PROCEEDS.
                                           3.01     Collateral Proceeds Account.

(a)       Upon receipt of a Direction Notice, the Collateral Agent shall establish a collateral proceeds account subject to the Lien created by the Collateral Documents in the name of the Collateral Agent into which the Proceeds (as defined below) shall be deposited and from which only the Collateral Agent may effect withdrawals (the "Collateral Proceeds Account"). Such amounts shall be held by the Collateral Agent in the Collateral Proceeds Account and shall be distributed from time to time by the Collateral Agent in accordance with Section 3.02.

(b)       Following the occurrence and during the continuation of an Event of Default, the following proceeds, payments and amounts (collectively, the "Proceeds") shall be deposited and held by the Collateral Agent in the Collateral Proceeds Account and shall be distributed from time to time by the Collateral Agent to the Holders in accordance with Section 3.02:

(i)        any proceeds of any collection, recovery, receipt, appropriation, realization or sale of any or all of the Collateral through the enforcement of the Collateral Documents received by the Collateral Agent or any Holder; and

SF1:728511	4

(ii)       any amounts held in the Collateral Proceeds Account at the time an Event of Default occurs.

Each Holder agrees to deliver any Proceeds to the Collateral Agent within three (3) Business Days after receipt of such Proceeds, or if later (in the case of clause (ii)), within three (3) Business Days of being advised of the occurrence of an Event of Default. Until such time as the provisions of the immediately preceding sentence have been complied with, such Holder shall be deemed to hold such Proceeds in trust for the parties entitled thereto under this Agreement.

3.02     Distribution of Proceeds. The Collateral Agent, at the request of the Holders, shall distribute the Proceeds which are held in the Collateral Proceeds Account in accordance with Section 12 of the Security Agreement, it being understood, however, that the Collateral Agent may deduct from any distribution the amount of all Collateral Agent’s reimbursable fees and expenses that have not been paid by the Parent Issuer or the Holders pursuant to Section 4.03 or otherwise. The Collateral Agent shall make such distributions as promptly as reasonably practicable after the deposit of any Proceeds into the Collateral Proceeds Account and in any event within five (5) Business Days of receipt thereof.

3.03     Distributions Recovered. Notwithstanding anything to the contrary contained in this Agreement, in each case in which any proceeds (or the value thereof) or payments are recovered as a preferential or otherwise voidable payment (whether by a trustee in bankruptcy or otherwise) from the party which distributed those proceeds to another party or parties under this Agreement (the "Distributor"), each party to whom any of those proceeds were ultimately distributed (a "Distributee") shall, upon the Distributor’s notice of the recovery to the Distributee, return to the Distributor an amount equal to the Distributee’s ratable share of the amount recovered, together with a ratable share of interest thereon to the extent the Distributor is required to pay interest thereon computed on the amount to be returned from the date of the recovery. For purposes of this Agreement, "proceeds" means any payment (whether made voluntarily or involuntary) from any source, including any offset of any deposit or other indebtedness, any security (including any guaranty or any collateral) or otherwise.

SECTION IV.	THE COLLATERAL AGENT AND RELATIONS AMONG SECURED CREDITORS.

4.01     Appointment, Powers and Immunities. Each Holder has appointed and authorized the Collateral Agent to act as its agent hereunder and under the Note Documents with such powers as are expressly delegated to the Collateral Agent by the terms of the Note Documents, together with such other powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in the Note Documents. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall not be required to take any action which is contrary to any Note Document or any applicable Governmental Rule. The Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible to the Holders or any Holder for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

SF1:728511	5

       4.02     Reliance by the Collateral Agent.

Notwithstanding anything in any Note Document to the contrary, the Collateral Agent’s duties under all such Note Documents are administrative only and it shall not be required under any circumstances to exercise discretion in the performance of its duties under any Note Document, but shall be required to act or to refrain from acting upon instructions of the Required Holders and shall in all cases be fully protected by the Holders in acting, or in refraining from acting, hereunder or under any Note Document in accordance with the instructions of the Required Holders, and such instructions of the Required Holders and any action taken or failure to act pursuant thereto shall be binding on all of the Holders. As to any other matters not expressly provided for by any Note Document, the Collateral Agent shall not be required to take any action, but shall be required to act or to refrain from acting upon instructions of the Required Holders and shall in all cases be fully protected by the Holders in acting, or in refraining from acting, hereunder or under any Note Document in accordance with the instructions of the Required Holders, and such instructions of the Required Holders and any action taken or failure to act pursuant thereto shall be binding on all of the Holders. In determining the Holders that make up the "Required Holders", the Collateral Agent may rely on the latest information given to it by the Parent Issuer pursuant to Section 1.7(a) of the Purchase Agreement.

         4.03     Collateral Agent Fees; Expenses; Interest.

The Collateral Agent shall not be obliged to expend its own funds in performing its obligations under any Note Document.

4.04     Resignation or Removal of the Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent in accordance with this Section 4.04, the Collateral Agent may resign as collateral agent by delivering not less than thirty (30) days prior written notice to the Holders and the Collateral Agent may be removed at any time with or without cause by the Required Holders. Upon any such resignation or removal, the Required Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Required Holders and shall have accepted such appointment within sixty (60) days after the retiring Collateral Agent’s giving of notice of resignation or the Required Holders’ removal of the retiring Collateral Agent, then the retiring Collateral Agent’s resignation or removal shall nonetheless be effective, and the Required Holders shall assume and perform all duties of the Collateral Agent until such time, if any, as the Required Holders appoint a successor agent. Unless an Event of Default has occurred and is continuing, any succession or appointment of a Collateral Agent or co-Collateral Agent pursuant to the provisions of this Section 4.04 shall require the prior written consent of the Parent Issuer, such consent not to be unreasonably withheld or delayed. Upon the earlier of (i) the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent and (ii) sixty (60) days after the retiring Collateral Agent’s giving of notice of resignation, such successor Collateral Agent or, if applicable, the Required Holders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section IV and the provisions of Sections 1.5 and 1.6 of the Purchase Agreement shall

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continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

4.05     Appointment of Co-Collateral Agent. The Collateral Agent may and, upon the request of the Required Holders, shall by an instrument in writing delivered to the Parent Issuer and Holders, appoint a bank or trust company or an individual to act as separate Collateral Agent or co-Collateral Agent in a jurisdiction where the Collateral Agent is disqualified from acting or for any other purpose deemed by the Collateral Agent or the Required Holders to be advantageous to their respective interests, such separate Collateral Agent or co-Collateral Agent to exercise only such rights and to have only such duties as shall be specified in the instrument of appointment. The Parent Issuer will pay the reasonable out-of-pocket cost and expenses of any such separate Collateral Agent or co-Collateral Agent and, if requested by the Collateral Agent, such separate Collateral Agent or co-Collateral Agent or the Required Holders, the Parent Issuer will enter into an amendment to this Agreement, satisfactory in substance and form to the Collateral Agent, the Required Holders, the Parent Issuer (whose satisfaction shall not be unreasonably withheld or delayed) and such separate Collateral Agent or co-Collateral Agent, confirming the rights and duties of such separate Collateral Agent or co-Collateral Agent.

4.06     Authorization; Liability of Collateral Agent and Reliance.

(a)       Each Holder hereby authorizes the Collateral Agent to (i) execute, deliver and perform each Note Document to which the Collateral Agent is or is intended to be a party, (ii) subject to the other terms and provisions hereof, exercise and enforce any or all rights, powers and remedies provided to the Collateral Agent by any Note Document, any applicable Governmental Rule or any other document, instrument or agreement, whether before or after the occurrence of an Event of Default, and (iii) subject to the other terms and provisions hereof, take any other action under any Note Document which it shall deem advisable in the best interests of the Holders. Each Holder shall be bound by all of the agreements of the Note Documents and by all other actions taken by the Collateral Agent pursuant to the Note Documents.

(b)       Collateral Agent shall not (i) be liable for any action taken or omitted to be taken by it under or in connection with any Note Document or the transactions contemplated hereby, except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, (ii) be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, other than an error resulting from its own gross negligence or willful misconduct, the sole recourse of any Holder to whom payment was due but not made shall be to recover from other Holders any payment in excess of the amount to which they are determined to be entitled (and such other Holders hereby agree to return to such Holder any such erroneous payments received by them), or (iii) be responsible in any manner to any Holder or its transferees for any recital, statement, representation or warranty made by the Parent Issuer or the Guarantors or any officer thereof, contained herein or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of any Note Document, or for any failure of the Parent Issuer or the Guarantors or any other party to any Note Document to perform its obligations hereunder or thereunder. The Collateral Agent shall not be responsible for (i) any failure to

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perfect, maintain, monitor, preserve or protect the security interest or lien granted under the Note Documents, except to the extent caused by the Collateral Agent’s willful misconduct or gross negligence resulting in a failure of the Collateral Agent to comply with any express written request by the Required Holders to take reasonable specific actions to perfect or protect security interest in the Collateral in accordance with the Collateral Agent’s obligations under the Note Documents, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on, or the payment of taxes with respect to, any of the Collateral. In no event shall the Collateral Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, the Collateral Agent shall exercise the same care that it would in dealing with loans for its own account. The Collateral Agent shall be under no obligation to any Holder or transferee to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Note Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Parent Issuer or the Guarantors or any Affiliate thereof. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or any other Note Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein and shall not have or be deemed to have any fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Collateral Agent.

(c)       The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Parent Issuer or the Guarantors), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by such Person in its sole discretion. The Collateral Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal or exposes the Collateral Agent to any liability for which the Collateral Agent has not received satisfactory indemnification. The Collateral Agent shall be fully justified in failing or refusing to take any action under the Note Documents unless it shall first receive such advice or concurrence of the Required Holders as it deems reasonably appropriate. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Note Documents in accordance with a request of the Required Holders, and such a request and any action taken or any failure to act pursuant thereto shall be binding upon all of the Holders.

(d)       The Holders shall indemnify and hold harmless the Collateral Agent and its affiliates, stockholders, partners, members, officers, directors, employees, agents, representatives, controlling persons, successors, heirs and assigns (collectively, the "Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any

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claims by or on behalf of the Holders or any third party, including interest, penalties, and reasonable attorneys’ fees and expenses of one counsel to the Indemnified Parties (or such additional counsel as may reasonably be required by reason of a conflict of interest among or between Indemnified Parties) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the Note Documents or the transactions contemplated thereby or any action taken or omitted by the Indemnified Parties under or in connection with any of the foregoing; provided, however, that no Indemnified Party shall be entitled to such rights and remedies to the extent that such Losses occur solely as a result of the willful misconduct, or the gross negligence on the part of any Indemnified Party, as finally determined by a court of competent jurisdiction.

4.07     Free Exercise of Rights. Except as specifically provided herein and in the other Note Documents, (a) each Holder may exercise its rights and remedies under this Agreement and the other Note Documents to which it is party and all related documents, instruments and agreements for its sole benefit and (b) no Holder shall have any obligation or duty to exercise any such rights or duties for the benefit of any other Holder.

4.08     Indemnification by the Holders With Respect to Section 2.05.Without limiting the obligations of the Parent Issuer under any Note Document, each Holder hereby agrees to indemnify each other Holder (any such Holder, a "Harmed Holder") for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Harmed Holder in any way relating to or arising out of an action that would cause a breach by such Holder of Section 2.05 of this Agreement. The provisions of this Section 4.08 shall survive the payment in full of all the Obligations and the termination of this Agreement, all other Note Documents, and shall continue to apply to any Holder which ceases to be a Holder hereunder.

SECTION V.	MISCELLANEOUS.

5.01     Third Party Beneficiaries. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person (including the Parent Issuer and its Subsidiaries), other than the Holders and the Collateral Agent, their permitted successors and assigns hereunder any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

5.02     Notices. All notices and other communications provided for herein, (including any modifications of, or waivers or consents under this Agreement) shall be sent in accordance with Section 10.1 of the Purchase Agreement.

5.03     Amendments; Waivers. Any term, covenant, agreement or condition of this Agreement or any of the Collateral Documents may be amended or waived if such amendment or waiver is in writing and is signed by the Required Holders; provided, however that:

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(a) Any amendment or waiver which affects the rights or duties of the Collateral Agent must be in writing and be signed also by the Collateral Agent;

(b) Any amendment or waiver which waives or amends this Section 5.03 or Section 5.04 must be in writing and signed by all Holders and the Parent Issuer; and

(c) Any amendment to this Agreement which by its terms increases or modifies the obligations of the Parent Issuer hereunder must be in writing and acknowledged and agreed to by the Parent Issuer.

No failure or delay by the Collateral Agent or the Holders in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

5.04     Releases of Collateral. The parties hereto agree that the Collateral Agent shall release (and hereby authorize the Collateral Agent to release) all or any portion of the Collateral (other than in connection with the exercise of its rights and remedies pursuant to Section 2.04) upon the receipt by the Collateral Agent of a written notice from the Required Holders (or in the case of a release of all or substantially all of the Collateral, all Holders) stating that such Holders have approved the release of all of the Collateral or such portion of the Collateral specified in such notice. Upon receipt of such written notice, the Collateral Agent shall, at the Parent Issuer’s expense and without representation, warranty or recourse, execute and deliver such releases of its security interest in, or Lien on, such Collateral to be released, and provide a copy of such releases to the Holders.

In addition, the parties hereto agree that the Collateral Agent shall release Collateral without the written approval of the Required Holders or Holders, as applicable, in accordance with Section 10.4 of the Purchase Agreement.

5.05     Successors and Assigns. This Agreement and the Collateral Documents shall be binding upon and inure to the benefit of the Holders and the Collateral Agent and their respective successors and permitted assigns permitted under the Purchase Agreement, except that no Person other than a Holder (including any Person which becomes a holder of Notes after the date hereof in accordance with the Purchase Agreement) and the Collateral Agent (including any Person which becomes a successor Collateral Agent pursuant to Section 4.04) shall have any rights and remedies under this Agreement or any other Collateral Document. Any purported assignment that does not comply with the Purchase Agreement shall be null and void. Subject to the foregoing limitations, all references in this Agreement to any Person shall be deemed to include all successors and permitted assigns of such Person.

5.06     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

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5.07     GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5.08     Merger. This Agreement and the Note Documents supersede all prior agreements, written or oral, among the parties with respect to the subject matter of such agreements.

5.09     Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any applicable Governmental Rule of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Governmental Rules of any other jurisdiction shall in any way be affected or impaired thereby.

5.10     Jury Trial.   EACH OF THE COLLATERAL AGENT AND THE HOLDERS TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE COLLATERAL AGENT AND THE HOLDERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE COLLATERAL AGENT AND THE HOLDERS TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

THE BANK OF NEW YORK MELLON,

as the Collateral Agent

By:___________________________

Name:_________________________

Title:__________________________

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[HOLDER SIGNATURE BLOCKS TO COME]

SF1:728511	S-2

THE UNDERSIGNED HEREBY ACKNOWLEDGE AND CONSENT TO THE FOREGOING:

PARENT ISSUER:	NEXTWAVE WIRELESS INC.

By:	______________________________
Name:	Frank Cassou
Title:	Executive Vice President

GUARANTORS:	NEXTWAVE WIRELESS LLC

NEXTWAVE BROADBAND INC.

NW SPECTRUM CO.

AWS WIRELESS INC.

PACKETVIDEO CORPORATION

WCS WIRELESS LICENSE SUBSIDIARY, LLC

IP WIRELESS, INC.

Each By:_______________________________

Name:	George Alex
Title:	Executive Vice President and Chief Financial Officer

PACKETVIDEO CORPORATION

Each By:________________________________

Name:	George Alex
Title:	Senior Vice President

SF1:728511	S-2

Exhibit A

Glossary

"Agreement" has the meaning given to that term in the introductory paragraph of this Agreement.

"Collateral" has the meaning given to that term in the Security Agreement.

"Collateral Agent" has the meaning given to that term in the introductory paragraph of this Agreement.

"Collateral Proceeds Account" has the meaning given to that term in Section 3.01(a) of this Agreement.

"Company" has the meaning given to that term in the Recitals to this Agreement.

"Direction Notice" has the meaning given to that term in Section 2.04 of this Agreement.

"Distributee" has the meaning given to that term in Section 3.03 of this Agreement.

"Distributor" has the meaning given to that term in Section 3.03 of this Agreement.

"Governmental Authorization" means any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

"Governmental Rule" means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization guidelines, policy or similar form of decision of any Governmental Authority.

"Guarantors" has the meaning given to that term in the Recitals to this Agreement.

"Guaranty" has the meaning given to that term in the Recitals to this Agreement.

"Holders" has the meaning given to that term in the introductory paragraph of this Agreement.

"Intercreditor Agreement" has the meaning given to that term in the Recitals to this Agreement.

"Obligations" has the meaning given to that term in the Recitals to this Agreement.

"Parent Issuer" has the meaning given to that term in the Recitals to this Agreement.

"Proceeds" has the meaning given to that term in Section 3.01(b) of this Agreement.

SF1:728511	-i-

"Purchase Agreement" has the meaning given to that term in the Recitals to this Agreement.

"Security Agreement" has the meaning given to that term in the Recitals to this Agreement.

SF1:728511	-ii-

Page

SECTION I.	DEFINITIONS; INTERPRETATION	2
1.01	Definitions	2
1.02	Headings	2
1.03	Plural Terms	2
1.04	Time	2
1.05	Construction	2
1.06	Conflicts	2
1.07	Other Interpretive Provisions	2
SECTION II.	COLLATERAL AND REMEDIES	3
2.01	Priority of Liens	3
2.02	Custody of Collateral	3
2.03	Additional Collateral or Guaranties	3
2.04	Enforcement of Remedies	3
2.05	Remedies of the Holders	4
2.06	Holder Information	4
SECTION III.	DISTRIBUTION OF PROCEEDS	4
3.01	Collateral Proceeds Account	4
3.02	Distribution of Proceeds	5
3.03	Distributions Recovered	5
SECTION IV. THE COLLATERAL AGENT AND RELATIONS AMONG SECURED CREDITORS	5
4.01	Appointment, Powers and Immunities	5
4.02	Reliance by the Collateral Agent	7
4.03	Collateral Agent Fees; Expenses; Interest	7
4.04	Resignation or Removal of the Collateral Agent	7
4.05	Appointment of Co-Collateral Agent	7
4.06	Authorization; Liability of Collateral Agent and Reliance	8
4.07	Free Exercise of Rights	9
4.08	Indemnification by the Holders With Respect to Section 2.05	9
SECTION V.	MISCELLANEOUS	10
5.01	Third Party Beneficiaries	10
5.02	Notices	10

SF1:728511	-i-

(continued)

Page

5.03	Amendments; Waivers	10
5.04	Releases of Collateral	10
5.05	Successors and Assigns	11
5.06	Counterparts	11
5.07	GOVERNING LAW	11
5.08	Merger	11
5.09	Partial Invalidity	11
5.10	Jury Trial	11
5.11	Intercreditor Agreement	12

SF1:728511	-ii-

EXHIBIT F

FORM OF GUARANTY

[See Attached]

EXECUTION VERSION

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG THE COMPANY (AS DEFINED BELOW), PARENT ISSUER (AS DEFINED BELOW), THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON (AS DEFINED BELOW), AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND GUARANTIED PARTY, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH BENEFICIARY HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE GUARANTIED PARTY TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS GUARANTY, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

THIRD LIEN GUARANTY

ThisTHIRD LIEN GUARANTY (this "Guaranty")is entered into as of October 9, 2008 by the undersigned (each a "Guarantor", and together with any future Subsidiaries of Company executing this Guaranty, being collectively referred to herein as the "Guarantors") in favor of and for the benefit of The Bank of New York Mellon, as Collateral Agent for and representative of (in such capacity, together with its successors and assigns herein called "Guarantied Party") the holders of the Notes (as defined in the Purchase Agreement referred to below) (sometimes referred to as "Holders" or "Beneficiaries") issued pursuant to that certain Third Lien Subordinated Exchange Note Exchange Agreement dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the "Exchange Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) by and among NextWave Wireless Inc., a Delaware corporation ("Parent Issuer"), NextWave Wireless LLC, a Delaware limited liability company ("Company"), the Subsidiaries of Company from time to time party thereto, the Purchasers named therein and the Guarantied Party, as Collateral Agent.

WHEREAS, it is a condition precedent to the issuance of the Notes under the Exchange Agreement that Parent Issuer’s obligations under the Note Documents be guarantied by Guarantors;

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WHEREAS, Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Parent Issuer.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Purchasers to enter into the Exchange Agreement and purchase the Notes, Guarantors hereby agree as follows:

1.         Guaranty. (a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes any and all obligations of Parent Issuer in respect of notes, advances, borrowings, loans, debts, interest, fees, costs, expenses (including, without limitation, legal fees), indemnities and liabilities of whatsoever nature, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Exchange Agreement, the Notes, this Guaranty and the other Note Documents.

Each Guarantor acknowledges that a portion of the proceeds of the Notes may be advanced to it and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Parent Issuer (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Parent Issuer of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Parent Issuer, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Parent Issuer to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

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(b)       Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Note Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Parent Issuer or other affiliates of Parent Issuer to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c)       Each Guarantor under this Guaranty, and each guarantor under any other guaranties of the Obligations of the Parent Issuer under the Exchange Agreement and the Notes (the "Related Guaranties") that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2.         Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Exchange Agreement; (c) the obligations of each Guarantor hereunder are independent of the obligations of Parent Issuer under the Note Documents and the obligations of any other guarantor of obligations of Parent Issuer and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Parent Issuer or any of such other guarantors and whether or not Parent Issuer is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including, without limitation, any such right arising

SF1:728512	3

under New York Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3.         Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, consistent with the Exchange Agreement and the Note Documents, including, any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Note Documents.

4.         No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Exchange Agreement, the Notes, any of the other Note Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) any agreement relating to the Guarantied Obligations at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Parent Issuer may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay

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to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5.         Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Parent Issuer, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Parent Issuer, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Parent Issuer or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Parent Issuer including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of any agreement or instrument relating to the Guarantied Obligations or by reason of the cessation of the liability of Parent Issuer from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Exchange Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Parent Issuer and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.         Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations shall have been paid in full, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Parent Issuer or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Parent Issuer, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Parent Issuer, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees

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that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Parent Issuer or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Parent Issuer, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Parent Issuer now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Parent Issuer to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7.         Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Note Document.

8.         Financial Condition of Parent Issuer. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Parent Issuer or any matter or fact relating to the business, operations or condition of Parent Issuer. Each Guarantor has adequate means to obtain information from Parent Issuer on a continuing basis concerning the financial condition of Parent Issuer and its ability to perform its obligations under the Note Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Parent Issuer and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9.         Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Exchange Agreement as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Note Documents to which it is a party.

10.       Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, such Guarantor will, unless the Holders shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or

SF1:728512	6

observe, all of the terms, covenants and agreements that the Note Documents state that Parent Issuer is to cause a Guarantor and such Subsidiaries to perform or observe.

11.       Set Off. In addition to any other rights any Beneficiary may have under law or in equity, upon the occurrence and during the continuation of an Event of Default, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12.	Discharge of Guaranty

(a)       Sale of Guarantor. If all of the Capital Stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition permitted by the Exchange Agreement or otherwise consented to by the Holders, such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver, at Guarantor’s expense, documents or instruments, that may be necessary or desirable, or that Guarantor may reasonably request, to evidence the release and discharge of this Guaranty as provided in Section 10.4 of the Exchange Agreement and the Guarantied Party shall execute and deliver such documents and instruments and such Guarantor shall be released and discharged from this Guaranty in accordance with Section 10.4 of the Exchange Agreement and clause (b) below.

(b)       Release of Guarantor. If Parent Issuer shall have delivered to the Guarantied Party an Officer’s Certificate in accordance with Section 10.4 of the Exchange Agreement, then, upon delivery of such Officer’s Certificate, such documents delivered by Guarantied Party in accordance with Section 12(a) shall be effective as a release of such Guarantor, or such successor in interest, as the case may be, under this Guaranty without any further action by the Guarantied Party or the Holders.

13.       Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14.       Successors and Assigns. This Guaranty will be binding upon each Guarantor and its successors and assigns and will inure to the benefit of successors and assigns of the Holders permitted under the Exchange Agreement and, in the event of any such transfer or assignment of rights by any Holder, the rights and privileges conferred upon that party in this Guaranty and in the Notes shall automatically extend to and be vested in such transferee or assignee.

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15.       Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Parent Issuer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Note Documents or any agreement between one or more Guarantors and one or more Beneficiaries or between Parent Issuer and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE

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RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16.       Additional Guarantors. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, pursuant to Section 5.9 of the Exchange Agreement, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "Additional Guarantor"), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to the Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Holders not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

17.       Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

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18.	Guarantied Party as Agent.

(a)       Guarantied Party has been appointed to act as Guarantied Party hereunder by the Holders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty, the Collateral Agency Agreement, the Exchange Agreement, the Notes and the Collateral Documents; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of the Required Holders.

(b)       Guarantied Party shall at all times be the same Person that is Collateral Agent under the Collateral Agency Agreement. Written notice of resignation by Collateral Agent pursuant to Section 4.04 of the Collateral Agency Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Collateral Agent pursuant to Section 4.04 of the Collateral Agency Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon any such resignation or removal, the Holders shall have the right to appoint a successor Guarantied Party. If no successor Guarantied Party shall have been appointed by the Required Holders and shall have accepted such appointment within sixty (60) days after the retiring Guarantied Party’s giving of notice of resignation or the Required Holders’ removal of the retiring Guarantied Party, then the retiring Guarantied Party’s resignation or removal shall nonetheless be effective, and the Required Holders shall assume and perform all duties of the Guarantied Party until such time, if any, as the Required Holders appoint a guarantied party. Upon the earlier to occur of (x) the acceptance of any appointment as Guarantied Party hereunder by a successor Guarantied Party, and (y) sixty (60) days after the retiring Guarantied Party’s giving notice of resignation, such successor Guarantied Party, or, if applicable, the Required Holders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly at Guarantor’s expense, and without representation, warranty or recourse, (i) transfer to such successor Guarantied Party all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder. After any retiring Guarantied Party’s resignation or removal hereunder, the provisions of this Agreement, Section IV of the Collateral Agency Agreement and the provisions of Sections 1.5 and 1.6 of the Exchange Agreement, shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Guarantied Party.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each Guarantor and, solely for the purpose of the provisions of Sections 15 and 18, the Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEXTWAVE WIRELESS LLC

NEXTWAVE BROADBAND INC.

NW SPECTRUM CO.

AWS WIRELESS INC.

PACKETVIDEO CORPORATION

WCS WIRELESS LICENSE SUBSIDIARY LLC

IP WIRELESS, INC.

each as Guarantor

Each By:_______________________________

Name:	Frank Cassou
Title:	Executive Vice President

Notice Addresses: See Annex Aattached hereto.

S-11	Subsidiary Guaranty

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THE BANK OF NEW YORK MELLON,

as Guarantied Party

By:_________

Name:_______

Title:_________________________

Address:

Notice Address: See Annex A attached hereto.

S-12	Subsidiary Guaranty

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EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this "Counterpart"), dated ______ ___, 20__, is delivered pursuant to Section 16 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Third Lien Guaranty, dated as of October 9, 2008 (as it may be from time to time amended, modified or supplemented, the "Guaranty"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and The Bank of New York Mellon, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of ______________, 20__.

[NAME OF ADDITIONAL GUARANTOR]

By: _______

[Title:_________________________]

Address:___________

___________

               ___________

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ANNEX A

Notice Address for Guarantors

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EXHIBIT G

FORM OF SECURITY AGREEMENT

[See Attached]

EXECUTION VERSION

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG THE COMPANY (AS DEFINED BELOW), PARENT ISSUER (AS DEFINED BELOW), THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND SECURED PARTY (AS DEFINED BELOW), AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH BENEFICIARY HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE SECURED PARTY TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

THIRD LIEN PLEDGE AND SECURITY AGREEMENT

This THIRD LIEN PLEDGE AND SECURITY AGREEMENT (this "Agreement") is dated as of October 9, 2008 and entered into by and among NEXTWAVE WIRELESS INC., a Delaware corporation ("Parent Issuer"), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Parent Issuer (each of such undersigned Subsidiaries being a "Subsidiary Grantor" and collectively "Subsidiary Grantors") and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 16 hereof (each of Parent Issuer, each Subsidiary Grantor, and each Additional Grantor being a "Grantor" and collectively the "Grantors") and THE BANK OF NEW YORK MELLON ("BONY"), as Collateral Agent for and representative of (in such capacity herein called "Secured Party") the Beneficiaries (as hereinafter defined).

PRELIMINARY STATEMENTS

A.        Pursuant to that certain Third Lien Subordinated Exchange Note Exchange Agreement dated as of October 9, 2008 (said Third Lien Subordinated Exchange Note Exchange Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "Exchange Agreement"; the terms defined therein and not otherwise

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defined in Section 26 or elsewhere herein being used herein as therein defined) by and among Parent Issuer, NextWave Wireless LLC, a Delaware limited liability company ("Company"), each of the other Guarantors named therein, each of the Purchasers named therein and Secured Party, as Collateral Agent, Parent Issuer has issued Notes to the Purchasers (together with their successors and assigns and any subsequent holder of Notes permitted under the Exchange Agreement, "Holders").

B.        Secured Party and Holders have entered into that certain Third Lien Collateral Agency Agreement dated as of the date hereof (the "Collateral Agency Agreement"), pursuant to which Holders have appointed Secured Party, and Secured Party has agreed to act, as agent for the Holders under this Agreement.

C.        Subsidiary Grantors have executed and delivered that certain Third Lien Guaranty dated as of the date hereof in favor of Secured Party for the benefit of the Holders, pursuant to which each Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Parent Issuer under the Exchange Agreement.

D.        Company, Parent Issuer, each of the other Guarantors, the purchasers named therein (together with their successors and assigns and any subsequent holder of First Lien Notes permitted under the First Lien Purchase Agreement (as defined below), "First Lien Holders") and BONY, as First Lien Collateral Agent ("First Lien Collateral Agent"), have entered into that certain Purchase Agreement dated as of July 17, 2006, as amended by that certain First Amendment dated as of March 12, 2008 and that certain Second Amendment dated as of the date hereof (as so amended, the "First Lien Purchase Agreement"), pursuant to which the First Lien Notes were issued.

E.        Subsidiary Grantors (other than Company) have also executed and delivered that certain Guaranty dated as of July 17, 2006 in favor of First Lien Collateral Agent for the benefit of the First Lien Holders, pursuant to which each such Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the First Lien Purchase Agreement, and Parent Issuer has executed and delivered that certain Parent Guaranty dated as of July 17, 2006, as amended by that certain First Amendment dated as of the date hereof, in favor of First Lien Collateral Agent for the benefit of First Lien Holders, pursuant to which Parent Issuer has guarantied the prompt payment and performance when due of all obligations of Company under the First Lien Purchase Agreement.

F.        The Grantors have also executed an Amended and Restated Pledge and Security Agreement, dated as of the date hereof, in favor of the First Lien Collateral Agent on behalf of those secured parties under the First Lien Purchase Agreement (the "First Lien Secured Parties").

G.        Company, Parent Issuer and each of the other Guarantors, the purchasers named therein (together with their successors and assigns and any subsequent holder of Second Lien Notes permitted under the Second Lien Purchase Agreement (as defined below), "Second Lien Holders") and BONY, as Second Lien Collateral Agent ("Second Lien Collateral Agent"), have entered into that certain Second Lien Subordinated Note Purchase Agreement

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dated as of the date hereof (the "Second Lien Purchase Agreement"), pursuant to which the Second Lien Notes were issued.

H.        Subsidiary Grantors (other than Company) have also executed and delivered that certain Second Lien Guaranty dated as of the date hereof in favor of Second Lien Collateral Agent for the benefit of the Second Lien Holders, pursuant to which each such Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Second Lien Purchase Agreement, and Parent Issuer has executed and delivered that certain Parent Guaranty dated as of the date hereof in favor of Second Lien Collateral Agent for the benefit of Second Lien Holders, pursuant to which Parent Issuer has guarantied the prompt payment and performance when due of all obligations of Company under the Second Lien Purchase Agreement.

I.         The Grantors have also executed a Second Lien Pledge and Security Agreement, dated as of the date hereof, in favor of the Second Lien Collateral Agent on behalf of those secured parties under the Second Lien Purchase Agreement (the "Second Lien Secured Parties").

J.         The First Lien Collateral Agent, the Second Lien Collateral Agent, the Collateral Agent and the Grantors have entered into that certain Intercreditor Agreement dated as of the date hereof (the "Intercreditor Agreement"), which governs the respective rights and remedies of the First Lien Secured Parties, the Second Lien Secured Parties and the Secured Parties with respect to the Collateral and the proceeds hereof.

K.        It is a condition precedent to the purchase of the Notes by the Holders that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Exchange Agreement and in order to induce Holders to purchase the Notes from Parent Issuer pursuant to the Exchange Agreement, each Grantor hereby agrees with Secured Party as follows:

SECTION 1.	Grant of Security.

Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor’s right, title and interest in and to the following Collateral of such Grantor, in each case whether now or hereafter existing, whether now owned or hereafter acquired, and whether or not subject to the Uniform Commercial Code as it exists on the date of this Agreement, or as it may hereafter be amended in the State of New York (the "UCC"), including the following (the "Collateral"):

(a)	all Pledged Equity;

(b)       the Asset Sale Proceeds Account and all amounts on deposit from time to time in such accounts, including all Investments;

(c)	all FCC Licenses;

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(d)	all Spectrum Leases;

(e)       the right to receive any payment of money, including without limitation general intangibles for money due or to become due, derived in any way from any FCC License, Foreign License, Spectrum Lease or Foreign Spectrum Lease; and

(f)	all Proceeds with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in or under, any license, contract, lease, permit, Instrument or franchise to which such Grantor is a party or any of such Grantor’s rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, lease, permit, Instrument or franchise, or under applicable provisions of the Communications Act or FCC Rules, result in a breach of the terms of, or constitute a default under, such license, contract, lease, permit, Instrument, Security or franchise or applicable provisions of the Communications Act or FCC Rules (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision (including by reason of any modification or change thereto or any change in the interpretation by the FCC of applicable provisions of the Communications Act or FCC Rules by final non-appealable action of the FCC) the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests in accordance with the terms of any such ineffectiveness, lapse, termination, modification or change.

Notwithstanding the foregoing, it being acknowledged and agreed that the creation of a security interest in Equity Interests issued by a Foreign Subsidiary shall be limited to 66% of the issued and outstanding Capital Stock of such Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock of such Foreign Subsidiary not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and the Collateral shall not include any other Equity Interests issued by such Foreign Subsidiary.

Notwithstanding anything herein to the contrary, the Liens granted to the Secured Party pursuant to this Agreement shall be Third Priority Liens on the Collateral (third only to the First Lien Obligations and the Second Lien Obligations) and the exercise of any right or remedy by the Secured Party hereunder is subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, (i) the requirements of this Agreement to endorse, assign or deliver to

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the Secured Party shall be deemed satisfied by endorsement, assignment or delivery of such Collateral to the First Lien Collateral Agent (as bailee for the Secured Party) or, if the Discharge of First Lien Obligations has occurred, to the Second Lien Collateral Agent (as bailee for the Secured Party), and (ii) any endorsement, assignment or delivery to the First Lien Collateral Agent (as bailee for the Secured Party) or, if the Discharge of First Lien Obligations has occurred, to the Second Lien Collateral Agent (as bailee for the Secured Party), shall be deemed an endorsement, assignment or delivery to the Secured Party for all purposes hereunder. Upon the Discharge of First Lien Obligations and until the Discharge of Second Lien Obligations, the Liens granted to the Secured Party pursuant to this Agreement shall have second priority over all other Liens in and to such Collateral (second only to the Second Lien Obligations). Upon the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, the Liens granted to Secured Party pursuant to this Agreement shall have priority over all other Liens in and to such Collateral.

SECTION 2.	Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor. "Secured Obligations" means:

(a)       with respect to Parent Issuer, all obligations and liabilities of every nature of Parent Issuer now or hereafter existing under or arising out of or in connection with the Exchange Agreement and the other Note Documents; and

(b)       with respect to each Grantor and Additional Grantor, all obligations and liabilities of every nature of such Grantor now or hereafter existing under or arising out of or in connection with the Exchange Agreement, Guaranty and the other Note Documents;

in each case together with all extensions or renewals thereof, whether for principal, interest, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Holder as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Parent Issuer or any other Grantor, would accrue on such obligations, whether or not a claim is allowed against Parent Issuer or such Grantor for such amounts in the related bankruptcy proceeding).

SECTION 3.	Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, licenses and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights

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hereunder shall not release any Grantor from any of its duties or obligations under the contracts, licenses and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.	Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)       Material Subsidiaries; License Subsidiaries; Ownership of Collateral.

(i)        Set forth on Schedule B annexed hereto is a true, correct and complete list of each Material Subsidiary, each License Subsidiary and the immediate parent of each such Material Subsidiary and each such License Subsidiary.

(ii)       Except as expressly permitted by the Exchange Agreement, such Grantor owns its interests in the Collateral free and clear of any Lien and has not filed, authorized, or permitted to be filed any effective financing statement or other instrument similar in effect covering all or any part of the Collateral in any filing or recording office.

(b)       Perfection. The security interests in the Collateral granted to Secured Party in accordance with the terms of Section 1 above for the ratable benefit of Holders hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon (i) the filing of UCC financing statements naming each Grantor as "debtor", naming Secured Party as "secured party" and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 1 annexed hereto, (ii) in the case of the Pledged Equity consisting of certificated Securities, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities, and (iii) in the case of the Asset Sale Proceeds Account, the execution and delivery to Secured Party of the Asset Sale Proceeds Account Control Agreement providing for control by Secured Party thereof, the security interests in the Collateral granted to Secured Party for the ratable benefit of Holders will constitute perfected security interests therein in accordance with the terms of Section 1 above prior to all other Liens (except for Permitted Liens and Liens permitted by Section 5.12 of the Exchange Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interests have been duly made or taken.

(c)       Office Locations; Type and Jurisdiction of Organization. Such Grantor’s name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, and organization number provided by the applicable Governmental Authority of the jurisdiction of organization are set forth on Schedule 2 annexed hereto.

(d)       Names. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the five year period preceding the date hereof, or, in the case of the

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Company, since April 13, 2005, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed on the signature pages hereof, except the names set forth on Schedule 3 annexed hereto.

(e)       Delivery of Certain Collateral. All certificates evidencing, comprising or representing the Pledged Equity have been delivered to Secured Party (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent as agent for the Secured Party or, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, to the Second Lien Collateral Agent as agent for the Secured Party) duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(f)        Pledged Equity. All of the Pledged Equity set forth on Schedule 4 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity; Schedule 4 annexed hereto sets forth all of the Pledged Equity owned by each Grantor and the percentage ownership in each issuer thereof.

(g)       Collateral Accounts. Schedule 5 annexed hereto indicates the institution or intermediary at which the Asset Sale Proceeds Account is held and the account number.

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) as of the date hereof and as to each Additional Grantor as of the date of the applicable Counterpart.

SECTION 5.	Further Assurances.

(a)       Generally. Each Grantor agrees that from time to time, at the reasonable expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action (including without limitation filing UCC financing statements and UCC continuation statements), that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby in any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (ii) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party pursuant to Section 3.4 of the Exchange Agreement, and (iii) at Secured Party’s request, appear in and defend any action or proceeding that may adversely affect such Grantor’s title to or Secured Party’s security interest in all or any material part of the Collateral. Each Grantor hereby authorizes Secured Party to file in any appropriate jurisdiction one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor.

(b)       Pledged Equity. Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (i) all certificates representing or evidencing the Pledged Equity

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shall be delivered to and held by or on behalf of Secured Party (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent as agent for the Secured Party or, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, to the Second Lien Collateral Agent as agent for the Secured Party) pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank, all in form and substance satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests in a Person that is, or becomes, a direct Material Subsidiary of such Grantor, promptly (and in any event within ten Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in respect of such additional Pledged Equity; provided, that the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Equity shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Within ten Business Days of each such acquisition, the representations and warranties contained in Section 4(f) hereof shall be deemed to have been made by such Grantor as to such Pledged Equity, whether or not such Pledge Supplement is delivered.

SECTION 6.	Certain Covenants of Grantors.

(a)	Each Grantor shall:

(i)        give Secured Party at least 15 Business Days’ prior written notice of (i) any change in such Grantor’s name, identity or corporate structure (including without limitation by reason of the Conversion) and (ii) any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor;

(ii)       keep correct and accurate records of Collateral at the locations described in Schedule 2 annexed hereto; and

(iii)      permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records, and each Grantor agrees to render to Secured Party, at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, as provided in Section 3.4 of the Exchange Agreement.

(b)       Within 10 Business Days of the date hereof, Company shall terminate the Spectrum Cash Account (as defined in the First Lien Purchase Agreement) and the Cash Reserve Account (as defined in the First Lien Purchase Agreement).

SECTION 7.	Special Covenants With Respect to the Pledged Equity.

(a)       Form of Pledged Equity. Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations. If any Pledged Equity is not a security pursuant to Section 8-103 of the UCC, no Grantor shall take any action that, under such Section, converts such Pledged Equity into a security without causing the issuer thereof to issue to it

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certificates or instruments evidencing such Pledged Equity, which it shall promptly deliver to Secured Party as provided in this Section 7(a).

(b)       Covenants. Each Grantor shall (i) not, except as expressly permitted by the Exchange Agreement, permit any issuer of Pledged Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, subject to the provisions of the second to last paragraph of Section 1, pledged and become Collateral hereunder and no cash, securities or other property is distributed in respect of the outstanding Equity Interests of any other constituent corporation; (ii) cause each issuer of Pledged Equity not to issue Equity Interests in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor; (iii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Equity, comply with Section 5(b), subject to the provisions of the second to last paragraph of Section 1;and(iv) at its expense perform and comply in all material respects with all terms and provisions of any agreement related to the Pledged Equity required to be performed or complied with by it.

(c)       Voting and Distributions. So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Equity or any part thereof for any purpose not prohibited by the terms of this Agreement or the Exchange Agreement; and (ii) each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all dividends, other distributions, principal and interest paid in respect of the Pledged Equity.

Upon the occurrence and during the continuation of an Event of Default, subject to the provisions of Section 11(d) below: (x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions, principal and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent as agent for the Secured Party or, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, to the Second Lien Collateral Agent as agent for the Secured Party) all such proxies, dividend payment orders and other instruments as Secured Party may from time to time

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reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent as agent for the Secured Party or, after the Discharge of First Lien Obligations but prior to the Discharge of Second Lien Obligations, to the Second Lien Collateral Agent as agent for the Secured Party) an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy, subject to the provisions of Section 11(d) below, shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than indemnification obligations that are intended to survive termination of the Note Documents), the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

SECTION 8.	Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Secured Party as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)       upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)       upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents and other documents in connection with clause (a) above;

(c)       upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

(d)       to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Exchange Agreement and Liens permitted under this Agreement or the Exchange Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand;

(e)       upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse

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receipts, drafts against debtors, assignments, verifications and notices in connection with the Asset Sale Proceeds Account and other documents relating to the Collateral;

(f)        to file, or cause to be filed, to the extent permitted by law, including the Communications Act and FCC Rules, such applications for approval and to take all other and further actions required to obtain any approvals or consents from the FCC or any other applicable regulatory authority required for the exercise of any right or remedy hereunder; and

(g)       subject to the provisions of Section 11(d) below, upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Grantors’ expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 9.	Secured Party May Perform.

If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors.

SECTION 10.	Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property or accords to collateral in which Secured Party has a similar interest.

SECTION 11.	Remedies.

(a)       Generally. If any Event of Default shall have occurred and be continuing, Secured Party may, subject to clause (d) below, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) without notice except as specified below, sell the Collateral or any part thereof in one or more parts at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, and (ii)  without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Pledged Equity. Secured Party or any Holder may be the purchaser of

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any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Holders shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.If the proceeds of the disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)       Pledged Equity. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Equity conducted without prior registration or qualification of such Pledged Equity under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Pledged Equity for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Pledged Equity, upon written request, each Grantor shall and shall cause each issuer of any Pledged Equity to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Pledged Equity

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which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(c)   Collateral Accounts. In addition to any remedies set forth in clause (a) above, upon the occurrence and during the continuance of an Event of Default, Secured Party may instruct Account Bank to (i) sell any Investments or other Collateral relating to the Asset Sale Proceeds Account, (ii) transfer all Investments or other Collateral relating to the Asset Sale Proceeds Account, including any cash, to any other account established in Secured Party’s (or its agent’s or nominee’s) name, (iii) register title to any other Collateral relating to the Asset Sale Proceeds Account in the name of Secured Party or any of its nominees or agents, without reference to any interest of Grantor, or (iv) retain any of the Collateral relating to the Asset Sale Proceeds Account as Secured Party’s property (for the benefit of Holders) in satisfaction of an amount of Secured Obligations equal to the then-current market value of such Collateral retained as determined by Secured Party. All amounts and proceeds in the Asset Sale Proceeds Account may, in the discretion of Secured Party during the continuance of an Event of Default, (i) be held by Secured Party as collateral for the Secured Obligations and/or (ii) then or at any time thereafter be applied pursuant to Section 12 hereof. Secured Party shall also have such rights and remedies in respect of such Collateral as are set forth in the Asset Sale Proceeds Account Control Agreement.

(d)	FCC and Governmental Approvals.

(i)        Notwithstanding any other provision of this Agreement, Secured Party shall take no action to exercise or enforce any remedy that is available to Secured Party pursuant to this Agreement which exercise or enforcement would constitute or result in any assignment of any FCC License, Spectrum Lease or any other Governmental Authorization or other Collateral or any transfer of control of any License Subsidiary or any FCC License, other Governmental Authorization or any Spectrum Lease or other Collateral, whether de jure or de facto, if such assignment or transfer of control of such License, Authorization or Lease or other Collateral would require, under then existing law (including the Communications Act and the FCC Rules or the written rules and regulations promulgated by the FCC or any other agency or government), the prior approval of the FCC or any other Governmental Authority, without first obtaining such approval; provided, however Secured Party shall not be liable to any person for such actions to the extent that Secured Party relies upon the advice of counsel or other experts selected by it in its sole discretion; and provided further that Collateral Agent may take the actions permitted under Section 11(c) above with respect to the Asset Sale Proceeds Account (as currently defined herein), and the parties hereto expressly acknowledge that no such permitted action under Section 11(c) would (x) involve the Pledged Equity, FCC Licenses or Spectrum Leases or (y) constitute or result in an assignment or transfer of control of a type described in this Section 11(d)(i).

(ii)       Notwithstanding the foregoing, during the continuance of an Event of Default (as defined herein), each Grantor shall cooperate with Secured Party to ensure that Secured Party may obtain and enjoy the full rights and benefits granted to Secured Party by this Agreement and each other agreement, instrument and document delivered to Secured Party in

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connection herewith or in any document evidencing or securing the Collateral. Specifically, each Grantor shall:

(A)      cooperate fully with Secured Party in obtaining all approvals, consents, authorizations and qualifications from any Governmental Authority or instrumentality (including but not limited to the FCC) that Secured Party may, in its reasonable determination, deem necessary or advisable to accomplish any such transfer or assignment of all or any part of the Collateral and

(B)      prepare, execute and, if requested by Secured Party, file with any Governmental Authority or instrumentality (including but not limited to the FCC) any application, request for consent, certificate, instrument or other document that Secured Party may, in its reasonable determination, deem necessary or advisable to accomplish any such transfer or assignment of all or any part of the Collateral.

(iii)      Notwithstanding any other language and provision herein made, each Grantor hereby agrees to and authorizes an involuntary transfer of control of any Subsidiary of Parent Issuer after and during the continuation of any Event of Default and, without limiting any rights of Secured Party under this instrument, authorizes Secured Party to nominate a trustee or receiver to assume control of any Subsidiary of Parent Issuer, subject only to any required FCC or other Governmental Authority consent and/or judicial consent or approval pending in order to effectuate any such nomination and assumption of control. Such trustee or receiver shall have all rights and powers permitted to it by law or court order and as provided under this instrument and delegated to such trustee or receiver. Each Grantor hereby expressly waives the right to object to the appointment of a trustee or receiver as aforesaid and expressly agrees that such appointment shall be made as an admitted equity and as a matter of absolute right to Secured Party. Each Grantor shall cooperate fully in obtaining each approval and consent of the FCC or any other Governmental Authority required to effectuate the foregoing, including without limitation the preparation, execution and filing with the FCC of the transferor’s portion of any application or applications for consent to the transfer of control necessary or appropriate under Communications Act or the FCC’s Rules for approval of the transfer of control or assignment of all or any portion of the Collateral. Each Grantor expressly acknowledges that its consent contemplates full cooperation by such Grantor in the preparation, execution and filing of FCC Form 603 or any other applicable FCC Form for involuntary transfer of any one or all of the FCC Licenses or Spectrum Leases, and further acknowledges that authorization of the FCC to the transfer of control of the right, title and interest of each Grantor in and to all or any FCC Licenses and Spectrum Leases is integral to Secured Party’s realization of the value of the Collateral. Each Grantor further admits and acknowledges that there is no adequate remedy at law for failure of any Grantor to comply with the foregoing provisions and that such failure would not be compensable in damages. Each Grantor agrees that Secured Party is entitled to obtain specific performance of such Grantor’s agreements under this paragraph of Section 11(d), and hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance. Each Grantor acknowledges that the provisions of this paragraph are intended to be enforceable at all times whether before or after commencement of a proceeding for the dissolution, winding up, liquidation, arrangement, reorganization and whether in bankruptcy, insolvency, receivership, or upon any other similar proceeding involving any Grantor or any Subsidiary of Parent Issuer.

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In addition to all other rights and remedies at law or equity which Secured Party may have, Secured Party shall have the right, subject to Section 11(d)(i) above, during the continuance of any Event of Default to apply at any time to a court having jurisdiction thereof for the appointment of a receiver of any and all of the Collateral. It is expressly agreed by each Grantor that such court shall appoint such receiver with the usual powers and duties of receivers in like cases and that such appointment shall be made by the court as a matter of strict right to Secured Party, and without reference to the adequacy of the value of the Collateral or to the solvency or insolvency of any Grantor or any Subsidiary of Parent Issuer, or any party defendant to any suit. Each Grantor hereby specifically waives the right to object to the appointment of a receiver and hereby expressly agrees that such appointment shall be made as an admitted equity and as a matter of absolute right to Secured Party.

In the event of any changes in applicable law (including, without limitation, changes in the Communications Act or the FCC Rules, or any Grantor becoming subject to the jurisdiction of any applicable Governmental Authority) occurring after the date hereof that affect in any manner Secured Party’s rights of access to, or use or sale of, the FCC Licenses or Spectrum Leases, or the procedures necessary to enable Secured Party to obtain such rights of access, use or sale (including, without limitation, changes allowing greater access), Secured Party and Grantors, upon request of Secured Party, shall amend this Agreement and the other Note Documents in such manner as Secured Party shall reasonably request, in order to provide Secured Party with such rights to the greatest extent possible consistent with such then applicable law.

SECTION 12.	Application of Proceeds.

Except as expressly provided elsewhere in this Agreement and the Intercreditor Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in the following priority:

FIRST: To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) and, as to obligations arising under the Note Documents, as provided in the Note Documents; and

THIRD: To the payment to or upon the order of Parent Issuer, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

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SECTION 13.	Indemnity and Expenses.

(a)       Grantors jointly and severally agree to indemnify Secured Party and each Holder in accordance with Sections 1.5 and 1.6 of the Exchange Agreement.

(b)       The obligations of Grantors in this Section 13 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Exchange Agreement and the other Note Documents and (ii), as to any Grantor that is a party to a Guaranty, be subject to the provisions of Section 1(b) thereof.

SECTION 14. Continuing Security Interest; Transfer of Notes; Termination and Release.

(a)       This Agreement shall create a continuing security interest as specified herein in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause but subject to the provisions of Section 10.2 of the Exchange Agreement, any Holder may assign or otherwise transfer any Notes held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Holders herein or otherwise.

(b)       Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall automatically revert to the applicable Grantors without further action required by any party hereto. Upon any such termination Secured Party will, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. In addition, upon the proposed sale or other disposition of any Collateral by a Grantor in accordance with the Exchange Agreement for which such Grantor desires a security interest release from Secured Party, such a release may be obtained pursuant to the provisions of Section 10.4 of the Exchange Agreement.

SECTION 15.	Secured Party as Agent.

(a)       Secured Party has been appointed to act as Secured Party hereunder by Holders, subject to the Collateral Agency Agreement, the Exchange Agreement and the Intercreditor Agreement. The actions of the Secured Party hereunder are subject to the provisions of the Collateral Agency Agreement, the Exchange Agreement and the Intercreditor Agreement. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Collateral Agency Agreement and the Exchange Agreement and subject to the Intercreditor Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 11 hereof in accordance with the instructions of the Required Holders.

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(b)       Secured Party shall at all times be the same Person that is Collateral Agent under the Collateral Agency Agreement. Written notice of resignation by Collateral Agent pursuant to Section 4.04 of the Collateral Agency Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Collateral Agent pursuant to Section 4.04 of the Collateral Agency Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon any such resignation or removal, the Required Holders shall have the right to appoint a successor Secured Party. If no successor Secured Party shall have been appointed by the Required Holders and shall have accepted such appointment within sixty (60) days after the retiring Secured Party’s giving of notice of resignation or the Required Holders’ removal of the retiring Secured Party, then the retiring Secured Party’s resignation or removal shall nonetheless be effective, and the Required Holders shall assume and perform all duties of the Secured Party until such time, if any, as the Required Holders appoint a successor secured party. Upon the earlier of (i) the acceptance of any appointment as Secured Party hereunder by a successor Secured Party and (ii) sixty (60) days after the retiring Secured Party’s giving of notice of resignation, such successor Secured Party or, if applicable, the Required Holders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party, and the retiring Secured Party’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefits as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute (if necessary) and deliver, at Grantor’s expense and without any representation, warranty or recourse, to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

SECTION 16.	Additional Grantors.

The initial Grantors hereunder shall be Parent Issuer, Company and such of the Subsidiaries of Company and Parent Issuer as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Grantors by executing a Counterpart. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Material Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SF1:728435	17

SECTION 17.	Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and the Required Holders and, in the case of any such amendment or modification, by Grantors; provided this Agreement may be modified by the execution of a Pledge Supplement by a Grantor in accordance with Section 5 hereof or a Counterpart by an Additional Grantor in accordance with Section 16 hereof and Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 18.	Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in Section 10.1 of the Exchange Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 19.	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party or Required Holders in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 20.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 21.	Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SF1:728435	18

SECTION 22.	Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL AND EXCEPT TO THE EXTENT THAT THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARE GOVERNED OR LIMITED BY THE COMMUNICATIONS ACT AND THE FCC RULES.

SECTION 23.	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 18 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 23 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 24.	Waiver of Jury Trial.

GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS

SF1:728435	19

WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GRANTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GRANTORS AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTORS AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH GRANTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 25.	Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 26.	Definitions.

(a)       Each capitalized term utilized in this Agreement that is not defined in the Exchange Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in Articles 1, 8 or 9 of the UCC.

(b)       In addition, the following terms used in this Agreement shall have the following meanings:

"Account Bank"means UBS Financial Services Inc.

"Additional Grantor" means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

"Asset Sale Proceeds Account"means the account established with Account Bank and designated "NextWave Wireless LLC -- Asset Sale Proceeds Accnt", as more fully described in Section 1 of the Asset Sale Proceeds Account Control Agreement, any replacement for such

SF1:728435	20

account established with the written consent of the Required Holdersand any other account in which any investment of funds from such account may be held.

"Asset Sale Proceeds Account Control Agreement"means the Account Control Agreement providing for control of the Asset Sale Proceeds Account dated as of the date hereof among Account Bank, Company, First Lien Collateral Agent, Second Lien Collateral Agent and Secured Party.

"BONY" means The Bank of New York Mellon.

"Collateral" has the meaning set forth in Section 1 hereof.

"Collateral Agency Agreement" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Counterpart" means a counterpart to this Agreement in substantially the form of Exhibit II hereto entered into by a Subsidiary of Company pursuant to Section 16 hereof.

"Discharge of First Lien Obligations"shall have the meaning assigned to such term in the Intercreditor Agreement.

"Discharge of Second Lien Obligations"shall have the meaning assigned to such term in the Intercreditor Agreement.

"Equity Interests" means all shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

"Exchange Agreement" has the meaning set forth in the Preliminary Statements of this Agreement.

"First Lien Collateral Agent" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"First Lien Holders" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"First Lien Purchase Agreement" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"First Lien Obligations" shall have the meaning set forth in the Intercreditor Agreement.

"First Lien Secured Parties" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Holders" shall have the meaning set forth in the Preliminary Statements of this Agreement.

SF1:728435	21

"Intercreditor Agreement"shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Investments" means any property, including any Financial Asset or Investment Property, credited to the Asset Sale Proceeds Account, and any other property acquired in exchange for, with proceeds from or distributions on, or otherwise in respect of such property.

"Pledged Equity" means all Equity Interests in Company or a Material Subsidiary now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 4 annexed hereto, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor; provided that, with respect to Equity Interests issued by a Foreign Subsidiary, such Equity Interests constituting Pledged Equity shall be limited to 66% of the issued and outstanding Capital Stock of such Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock of such Foreign Subsidiary not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

"Pledge Supplement" means a Pledge Supplement, in substantially the form of Exhibit I annexed hereto, in respect of any additional Pledged Equity pledged pursuant to this Agreement.

"Secured Obligations" has the meaning set forth in Section 2 hereof.

"Second Lien Collateral Agent" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Second Lien Holders" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Second Lien Obligations" shall have the meaning set forth in the Intercreditor Agreement.

"Second Lien Purchase Agreement" shall have the meaning set forth in the Preliminary Statements of this Agreement.

"Second Lien Secured Parties" shall have the meaning set forth in the Preliminary Statements of this Agreement.

(c)       The rules of construction set forth in Section 10.25 of the Exchange Agreement shall be applicable to this Agreement mutatis mutandis.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:	NEXTWAVE WIRELESS LLC
NEXTWAVE WIRELESS INC.

NEXTWAVE BROADBAND INC.

NW SPECTRUM CO.

AWS WIRELESS INC.

WCS WIRELESS LICENSE SUBSIDIARY, LLC

IP WIRELESS, INC.

Each By: ______________________________

Name: George Alex

Title: Executive Vice President and Chief Financial Officer

PACKETVIDEO CORPORATION

Each By: ______________________________

Name: George Alex

Title: Senior Vice President

Notice Address: See Schedule A annexed hereto.

S-1	Security Agreement

SF1:728435

THE BANK OF NEW YORK MELLON,

as Collateral Agent, as Secured Party

By:__________________________________

Name:_____________________________

Title:______________________________

Address:	The Bank of New York Mellon,

Asset Solutions Division

600 East Las Colinas Blvd.

Suite 1300

Irving, Texas 75039

Attention: Bob Hingston/Risk Management

S-2	Security Agreement

SF1:728435

SCHEDULE A

TO

SECURITY AGREEMENT

Name of Grantor	Notice Address
NextWave Wireless LLC	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
NextWave Wireless Inc.	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
NextWave Broadband Inc.	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
PacketVideo Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
NW Spectrum Co.	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
AWS Wireless Inc.	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
WCS Wireless License Subsidiary, LLC	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou
IPWireless, Inc.	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou

Schedule A	Security Agreement

SCHEDULE B

TO

SECURITY AGREEMENT

Name of Material Subsidiary or License Subsidiary	Immediate Parent
NextWave Wireless LLC	NextWave Wireless Inc.
NextWave Broadband Inc.	NextWave Wireless LLC
PacketVideo Corporation	NextWave Broadband Inc.
NW Spectrum Co.	NextWave Broadband Inc.
AWS Wireless Inc.	NextWave Broadband Inc.
WCS Wireless License Subsidiary, LLC	NW Spectrum Co.
IP Wireless, Inc.	NextWave Wireless LLC
NextWave Argentina S.A.	NextWave Wireless LLC – 98% NW Spectrum Co – 2%
Inquam Norway AS	NextWave Broadband Inc.
Callbi S.A.	NextWave Argentina S.A.
4253311 Canada, Inc.	4399773 Canada, Inc.
Inquam Broadband GmbH	WiMax Telecom AG
WiMax Telecom GmbH	WiMax Telecom AG
WiMax Telecom SRO	WiMax Telecom AG
Amtel Networks SRO	WiMax Telecom SRO
Callix Consulting AG	WiMax Telecom AG
WiMax Telecom d.o.o.	WiMax Telecom GmbH
B-Max Breitband GmbH	WiMax Telecom GmbH
Southam Chili SA	NextWave Inversiones Ltda
Sociedad Televisora CBC Ltd	NextWave Chili Ltda

Schedule B	Security Agreement

SCHEDULE 1

TO

SECURITY AGREEMENT

Filing Offices

Grantor	Filing Office
NextWave Wireless LLC	Delaware Secretary of State
NextWave Wireless Inc.	Delaware Secretary of State
NextWave Broadband Inc.	Delaware Secretary of State
PacketVideo Corporation	Delaware Secretary of State
NW Spectrum Co.	Delaware Secretary of State
AWS Wireless Inc.	Delaware Secretary of State
WCS Wireless License Subsidiary, LLC	Delaware Secretary of State
IPWireless, Inc.	Delaware Secretary of State

Schedule 1	Security Agreement

SCHEDULE 2

TO

SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Name of Grantor	Type of Organization	Chief Executive Office / Principal Place of Business	Jurisdiction of Organization	Organization Number
NextWave Wireless LLC	Limited Liability Company	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	2630032
NextWave Wireless Inc.	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	4183894
NextWave Broadband Inc.	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	3886289
PacketVideo Corporation	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	2924300
NW Spectrum Co.	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	4154858
AWS Wireless Inc.	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	4154827
WCS Wireless License Subsidiary, LLC	Limited Liability Company	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	3715687
IPWireless, Inc.	Corporation	12670 High Bluff Drive San Diego, California 92130 Attn: Frank Cassou	Delaware	3028530

Schedule 2	Security Agreement

SCHEDULE 3

TO

SECURITY AGREEMENT

Other Names

Grantor	Other Legal Names
NextWave Wireless LLC	None
NextWave Wireless Inc.	None
NextWave Broadband Inc.	None
PacketVideo Corporation	PVC Acquisition Corp
NW Spectrum Co.	None
AWS Wireless Inc.	None
WCS Wireless License Subsidiary, LLC	None
IPWireless, Inc.	None

Schedule 3	Security Agreement

SCHEDULE 4

TO

SECURITY AGREEMENT

Pledged Equity

Grantor	Issuer	Issuer’s Jurisdiction of Organization	Class of Equity	Par Value	Equity Certificate Nos.	Amount of Equity Interests	Percentage of Outstanding Equity Pledged
NextWave Wireless LLC	NextWave Broadband Inc.	Delaware	Common	$0.01	2	1,000 Authorized 1,000 Outstanding	100%
NextWave Broadband Inc.	PacketVideo Corporation	Delaware	Common	$0.01	C-2	55,000,000 Authorized 46,750,000 Outstanding	100%
NextWave Broadband Inc.	NW Spectrum Co.	Delaware	Common	$0.01	1	1,000 Authorized 1,000 Outstanding	100%
NextWave Broadband Inc.	AWS Wireless Inc.	Delaware	Common	$0.01	2	1,000 Authorized 1,000 Outstanding	100%
NextWave Broadband Inc.	Inquam Norway AS	Norway					100%
NextWave Wireless LLC	IPWireless, Inc.	Delaware	Common	$0.001	1	1,000 Authorized 1,000 Outstanding	100%
NW Spectrum Co.	WCS Wireless License Subsidiary LLC	Delaware	LLC	None	1	Unlimited	100%
NextWave Wireless LLC – 98% NW Spectrum Co – 2%	NextWave Argentina SA	Argentina					66%
Nextwave Wireless Inc	Nextwave Wireless LLC	Delaware	LLC	None	1	Unlimited	100%

Schedule 4	Security Agreement

SCHEDULE 5

TO

SECURITY AGREEMENT

Asset Sale Proceeds Account

Type of Account	Depository Bank or Securities Intermediary	Address of Depository Bank or Securities Intermediary	Account Number
Securities Account (Asset Sale Proceeds Account)	UBS Financial Services, Inc.	UBS Financial Services Inc. 499 Washington Boulevard, 10th Floor Jersey City, New Jersey 07310 Attn: Legal Verification Group	01370

Schedule 5	Security Agreement

EXHIBIT I TO

SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This Pledge Supplement, dated as of ________________ is delivered pursuant to the Third Lien Pledge and Security Agreement, dated as of October 9, 2008 between ____________________, a _______________ ("Grantor"), the other Grantors named therein, and The Bank of New York Mellon, as Collateral Agent and Secured Party for the benefit of Holders (said Third Lien Pledge and Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the "Security Agreement"). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby agrees that the Pledged Equity set forth on Schedule A annexed hereto shall be deemed to be part of the Pledged Equity and shall become part of the Pledged Equity and shall secure all Secured Obligations.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of _______________.

[GRANTOR]

By:___________________________

Title:_______________________

I-1	Pledge Supplement

to Security Agreement

SF1:728435

SCHEDULE A

TO

PLEDGE SUPPLEMENT

I-A-1	Security Agreement

SF1:728435

EXHIBIT II TO

SECURITY AGREEMENT

[FORM OF COUNTERPART]

COUNTERPART (this "Counterpart"), dated as of _______________, is delivered pursuant to Section 16 of the Security Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Third Lien Pledge and Security Agreement, dated as of October 9, 2008 (said Third Lien Pledge and Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the "Security Agreement"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among NextWave Wireless LLC, a Delaware limited liability company, the other Grantors named therein, and The Bank of New York Mellon, as Collateral Agent and Secured Party for the benefit of the Holders. The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

(i)        authorizes the Secured Party to add the information set forth on the Schedules to this Counterpart to the correlative Schedules attached to the Security Agreement;

(ii)       agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)      makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By:___________________________

Name:______________________

Title:_______________________

SF1:728435	-i-

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

[See Attached]

EXECUTION VERSION

______________________________________________________________________________

INTERCREDITOR AGREEMENT

dated as of

October 9, 2008,

among

NEXTWAVE WIRELESS LLC

as Issuer and Guarantor

NEXTWAVE WIRELESS INC.

as Issuer and Guarantor

THE GUARANTORS

from time to time party hereto,

THE NOTE HOLDERS

from time to time party hereto,

THE BANK OF NEW YORK MELLON

as First Lien Collateral Agent

THE BANK OF NEW YORK MELLON

as Second Lien Collateral Agent

THE BANK OF NEW YORK MELLON

as Third Lien Collateral Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE SECOND LIEN PLEDGE AND SECURITY AGREEMENT OF EVEN DATE HEREWITH AMONG NEXTWAVE WIRELESS LLC, NEXTWAVE WIRELESS INC., THE GRANTORS PARTY THERETO FROM TIME TO TIME, AND THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT, (B) THE SECOND LIEN GUARANTY OF EVEN DATE HEREWITH AMONG THE GUARANTORS PARTY THERETO FROM TIME TO TIME, AND THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT, (C) THE SECOND LIEN PARENT GUARANTY OF EVEN DATE HEREWITH AMONG NEXTWAVE WIRELESS INC., AND THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT, (D) THE THIRD LIEN PLEDGE AND SECURITY AGREEMENT OF EVEN DATE HEREWITH AMONG NEXTWAVE WIRELESS INC., NEXTWAVE WIRELESS LLC, THE GRANTORS PARTY THERETO FROM TIME TO TIME, AND THE BANK OF NEW YORK MELLON, AS THIRD LIEN COLLATERAL AGENT, (E) THE THIRD LIEN GUARANTY OF EVEN DATE HEREWITH AMONG NEXTWAVE WIRELESS LLC, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, AND THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT, AND

SF1:727688

(F) CERTAIN OF THE OTHER COLLATERAL DOCUMENTS REFERRED TO IN THE PURCHASE AGREEMENTS REFERRED TO HEREIN.

______________________________________________________________________________

SF1:727688

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT dated as of October 9, 2008 (this "Agreement"), among NEXTWAVE WIRELESS LLC, a Delaware limited liability company ("Company"), NEXTWAVE WIRELESS INC., a Delaware Corporation ("Parent"), the Subsidiaries of Company party hereto, THE BANK OF NEW YORK MELLON ("BONY"), as collateral agent for the First Lien Note Holders (as defined below) (in such capacity, the "First Lien Collateral Agent"), the Second Lien Note Holders (as defined below), THE BANK OF NEW YORK MELLON, as collateral agent for the Second Lien Note Holders (in such capacity, the "Second Lien Collateral Agent"), the Third Lien Note Holders (as defined below), and THE BANK OF NEW YORK MELLON, as collateral agent for the Third Lien Note Holders (in such capacity, the "Third Lien Collateral Agent").

PRELIMINARY STATEMENT

Reference is made to (a) the Purchase Agreement dated as of July 17, 2006 (the "First Lien Purchase Agreement"), among Company, Parent, the guarantors from time to time party thereto, the note holders from time to time party thereto (the "First Lien Note Holders"), and the First Lien Collateral Agent, (b) the Second Lien Subordinated Note Purchase Agreement dated as of the date hereof (the "Second Lien Purchase Agreement"), among Company, Parent, the guarantors from time to time party thereto, the note holders from time to time party thereto (the "Second Lien Note Holders"), and the Second Lien Collateral Agent, (c) the Third Lien Subordinated Exchange Note Exchange Agreement dated as of the date hereof (the "Third Lien Purchase Agreement" and, together with the First Lien Purchase Agreement and the Second Lien Purchase Agreement, the "Purchase Agreements"), among Parent, Company, the guarantors party thereto from time to time, the note holders from time to time party thereto (the "Third Lien Note Holders"), and the Third Lien Collateral Agent, (d) the Guaranty dated as of July 17, 2006 (the "First Lien Guaranty"), among the subsidiaries of Company from time to time party thereto and the First Lien Collateral Agent, (e) the Parent Guaranty dated as of July 17, 2006, as amended by the Amendment to Parent Guaranty dated as of the date hereof (the "First Lien Parent Guaranty"), among Parent and the First Lien Collateral Agent, (f) the Guaranty dated as of the date hereof (the "Second Lien Guaranty"), among the subsidiaries of Company from time to time party thereto and the Second Lien Collateral Agent, (g) the Parent Guaranty dated as of the date hereof (the "Second Lien Parent Guaranty"), among Parent and the Second Lien Collateral Agent, (h) ) the Guaranty dated as of the date hereof (the "Third Lien Guaranty"), among Company, the subsidiaries of Company from time to time party thereto and the Third Lien Collateral Agent, (i) the Pledge and Security Agreement dated as of July 17, 2006 (the "First Lien Security Agreement"), among Company, Parent, the subsidiaries of Company from time to time party thereto and the First Lien Collateral Agent, (j) the Second Lien Pledge and Security Agreement dated as of the date hereof (the "Second Lien Security Agreement"), among Company, Parent, the subsidiaries of Company from time to time party thereto and the Second Lien Collateral Agent, (k) the Third Lien Pledge and Security Agreement dated as of the date hereof (the "Third Lien Security Agreement"), among Parent, Company, the subsidiaries of Company from time to time party thereto and the Third Lien Collateral Agent, and (l) the other Collateral Documents referred to in the Purchase Agreements.

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SF1:727688

RECITALS

A.   The First Lien Note Holders purchased notes of Company pursuant to the First Lien Purchase Agreement, upon, among other terms and conditions, the condition that the First Lien Obligations (such term and each other capitalized term used but not defined in these recitals having the meaning given it in Article I) shall be secured by first priority Liens on, and security interests in, the Collateral.

B.   The Second Lien Note Holders have agreed to purchase notes of Company pursuant to the Second Lien Purchase Agreement, upon, among other terms and conditions, the condition that the Second Lien Obligations shall be secured by second priority Liens on, and security interests in, the Collateral.

C. The Third Lien Note Holders have agreed to exchange certain preferred stock of Parent for notes of Parent pursuant to the Third Lien Purchase Agreement, upon, among other terms and conditions, the condition that the Third Lien Obligations shall be secured by third priority Liens on, and security interests in, the Collateral.

C.   The Purchase Agreements require, among other things, that the parties thereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Purchase Agreement, the Second Lien Purchase Agreement and the Third Lien Purchase Agreement, as applicable.

SECTION 1.02    Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

"Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy," as now and hereinafter in effect, or any successor statute.

"Bankruptcy Law" shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

"BONY" shall mean The Bank of New York Mellon.

"Collateral" shall mean, collectively, the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral.

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"Collateral Agents" shall mean the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral Agent.

"Collateral Documents" shall mean the First Lien Collateral Documents, the Second Lien Collateral Documents and the Third Lien Collateral Documents.

"Company" shall have the meaning assigned to such term in the preamble to this Agreement.

"Comparable Second Lien Collateral Document" shall mean, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Grantor.

"Comparable Third Lien Collateral Document" shall mean, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document or under any Second Lien Collateral Document, the Third Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Grantor.

"DIP Financing" shall have the meaning assigned to such term in Section 6.01(a).

"DIP Financing Liens" shall have the meaning assigned to such term in Section 6.01(a).

"Discharge of First Lien Obligations" shall mean, subject to Section 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Lien Note Documents and (b) payment in full of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid. Upon the satisfaction of the conditions set forth in clauses (a) and (b), the First Lien Collateral Agent agrees to promptly deliver to the Second Lien Collateral Agent and the Third Lien Collateral Agent written notice of the same when and as delivered to it by the First Lien Required Holders.

"Discharge of Second Lien Obligations" shall mean, subject to Sections 7.02 and 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Second Lien Note Documents, (b) payment in full of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, and (c) termination or expiration of all commitments to purchase notes under the Second Lien Purchase Agreement. Upon the satisfaction of the conditions set forth in clauses (a) through (c), the Second Lien Collateral Agent agrees to promptly deliver to the Third Lien Collateral Agent written notice of the same when and as delivered to it by the Second Lien Required Holders.

"Disposition" shall mean any sale, lease, exchange, transfer or other disposition. "Dispose" shall have a correlative meaning.

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"First Lien Collateral" shall mean all "Collateral", as defined in the First Lien Security Agreement, and any other assets of Parent, Company or any other Grantor now or at any time hereafter subject to Liens securing any First Lien Obligations.

"First Lien Collateral Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

"First Lien Collateral Documents" shall mean the "Collateral Documents", as defined in the First Lien Purchase Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

"First Lien Guaranty" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"First Lien Note Documents" shall mean the "Note Documents", as defined in the First Lien Purchase Agreement.

"First Lien Note Holders" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"First Lien Parent Guaranty" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"First Lien Purchase Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"First Lien Obligations" shall mean the "Secured Obligations", as defined in the First Lien Security Agreement.

"First Lien Release" shall have the meaning assigned to such term in Section 3.04(a).

"First Lien Required Holders" shall mean the "Required Holders", as defined in the First Lien Purchase Agreement.

"First Lien Secured Parties" shall mean, at any time, (a) the First Lien Note Holders, (b) the First Lien Collateral Agent, (c) each other person to whom any of the First Lien Obligations (including indemnification obligations) is owed, and (d) the successors and assigns of each of the foregoing.

"First Lien Security Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement; provided that "First Lien Security Agreement" shall not include any security agreement or other Collateral Documents entered into in connection with any extension, replacement or refinancing of the First Lien Obligations, including without limitation any amendment that would extend the maturity date of any First Lien Obligations.

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"First Priority Liens" shall mean all Liens on the First Lien Collateral to secure the First Lien Obligations, whether created under the First Lien Collateral Documents or acquired by possession, statute, operation of law, subrogation or otherwise.

"Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a person that is a corporation, partnership, trust or limited liability company.

"Grantors" shall mean Company, Parent and each Guarantor that shall have created or purported to create any First Priority Lien, Second Priority Lien or Third Priority Lien on all or any part of its assets to secure any First Lien Obligations, any Second Lien Obligations or any Third Lien Obligations, respectively.

"Guarantors" shall mean, collectively, each Subsidiary of Company that has guaranteed, or that may from time to time hereafter guarantee, the First Lien Obligations, the Second Lien Obligations or the Third Lien Obligations, whether by executing and delivering a Guaranty, a supplement thereto or otherwise.

"Guaranties" shall mean, collectively, each of the First Lien Guaranty, the First Lien Parent Guaranty, the Second Lien Guaranty, the Second Lien Parent Guaranty, and the Third Lien Guaranty.

"Indebtedness" shall mean and includes all obligations that constitute "Indebtedness", as defined in the First Lien Purchase Agreement, the Second Lien Purchase Agreement or the Third Lien Purchase Agreement, as applicable.

"Insolvency or Liquidation Proceeding" shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

"Junior Securities" means:

(a)       debt securities of Parent, Company or the Subsidiaries as reorganized or readjusted, or debt securities of Parent, Company or the Subsidiaries or any other person provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in an Insolvency or Liquidation Proceeding under any applicable law, so long as such securities (i) are subordinated in right of payment to (A) prior to the Discharge of First Lien Obligations, all First Lien Obligations, (B) prior to the Discharge of Second Lien Obligations, in the case of the securities issued to the Third Lien Note Holders, all Second Lien Obligations and (C) all debt securities issued in exchange for (1) prior to the Discharge of First Lien Obligations, the First Lien Obligations and (2) prior to the Discharge of Second Lien Obligations, in the case of debt securities issued to the Third Lien Note Holders, all Second Lien Obligations outstanding at such time to the same extent as, or to a greater extent than, the Third Lien Obligations and, prior to the Discharge of First Lien Obligations, the Second

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Lien Obligations, are so subordinated as provided for in this Agreement and (ii) have material terms that are no less favorable (taken as a whole) to (A) prior to the Discharge of First Lien Obligations, the First Lien Obligations and (B) prior to the Discharge of Second Lien Obligations, with respect to securities issued to the Third Lien Note Holders, all Second Lien Obligations, in each case, than the terms set forth in the applicable Loan Documents; or

(b)       equity securities of Parent, Company or the Subsidiaries as reorganized or readjusted, or equity securities of Parent, Company or the Subsidiaries or any other person provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in an Insolvency or Liquidation Proceeding under any applicable law, so long as (x) (i) the First Lien Note Holders receive (A) debt securities and equity securities (and such equity securities are senior to the equity securities received by the Second Lien Note Holders, (B) solely equity securities, and such equity securities are senior to the equity securities received by the Second Lien Note Holders, or (C) solely debt securities and (ii) the equity securities received by the Second Lien Note Holders, if any, do not contain a mandatory redemption date (or require dividends to be paid on a date) that is earlier than the mandatory redemption date or final maturity date of the securities received by the First Lien Note Holders and (y) (i) the Second Lien Note Holders receive (A) debt securities and equity securities (and such equity securities are senior to the equity securities received by the Third Lien Note Holders, (B) solely equity securities, and such equity securities are senior to the equity securities received by the Third Lien Note Holders, or (C) solely debt securities and (ii) the equity securities received by the Third Lien Note Holders, if any, do not contain a mandatory redemption date (or require dividends to be paid on a date) that is earlier than the mandatory redemption date or final maturity date of the securities received by the Second Lien Note Holders.

"Lien" means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

"New First Lien Collateral Agent" shall have the meaning assigned to such term in Section 7.02.

"New First Lien Note Documents" shall have the meaning assigned to such term in Section 7.02.

"New First Lien Obligations" shall have the meaning assigned to such term in Section 7.02.

"New Second Lien Collateral Agent" shall have the meaning assigned to such term in Section 7.02.

"New Second Lien Note Documents" shall have the meaning assigned to such

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term in Section 7.02.

"New Second Lien Obligations" shall have the meaning assigned to such term in Section 7.02.

"New Third Lien Collateral Agent" shall have the meaning assigned to such term in Section 7.02.

"New Third Lien Note Documents" shall have the meaning assigned to such term in Section 7.02.

"New Third Lien Obligations" shall have the meaning assigned to such term in Section 7.02.

"Note Documents" shall mean the First Lien Note Documents, the Second Lien Note Documents and the Third Lien Note Documents.

"Note Holders" shall mean, collectively, the First Lien Note Holders, the Second Lien Note Holders, and the Third Lien Note Holders."

"Pledged or Controlled Collateral" shall have the meaning assigned to such term in Article V.

"Purchase Agreements" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Refinance" shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

"Second Lien Collateral" shall mean all "Collateral", as defined in the Second Lien Security Agreement, and any other assets of Parent, Company or any other Grantor now or at any time hereafter subject to Liens securing any Second Lien Obligations.

"Second Lien Collateral Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

"Second Lien Collateral Documents" shall mean the "Collateral Documents", as defined in the Second Lien Purchase Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

"Second Lien Guaranty" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Second Lien Mortgages" shall mean, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement,

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document or instrument pursuant to which any Lien on real property is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

"Second Lien Note Documents" shall mean the "Note Documents", as defined in the Second Lien Purchase Agreement.

"Second Lien Note Holders" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Second Lien Obligations" shall mean the "Secured Obligations", as defined in the Second Lien Security Agreement.

"Second Lien Parent Guaranty" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Second Lien Permitted Actions" shall have the meaning assigned to such term in Section 3.01(a).

"Second Lien Purchase Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Second Lien Refinancing Notice" shall have the meaning assigned to such term in Section 7.02.

"Second Lien Release" shall have the meaning assigned to such term in Section 3.04(b).

"Second Lien Required Holders" shall mean the "Required Holders", as defined in the Second Lien Purchase Agreement.

"Second Lien Secured Parties" shall mean, at any time, (a) the Second Lien Note Holders, (b) the Second Lien Collateral Agent, (c) each other person to whom any of the Second Lien Obligations (including indemnification obligations) is owed and (d) the successors and assigns of each of the foregoing.

"Second Lien Security Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Second Priority Liens" shall mean all Liens on the Second Lien Collateral to secure the Second Lien Obligations, whether created under the Second Lien Collateral Documents or acquired by possession, statute, operation of law, subrogation or otherwise.

"Secured Parties" shall mean the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties.

"Standstill Period" shall have the meaning assigned to such term in Section 3.02(a),

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"subsidiary," with respect to any person, means any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

"Subsidiary" shall mean any subsidiary of Company.

"Third Lien Collateral" shall mean all "Collateral", as defined in the Third Lien Security Agreement, and any other assets of Parent, Company or any other Grantor now or at any time hereafter subject to Liens securing any Third Lien Obligations.

"Third Lien Collateral Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

"Third Lien Collateral Documents" shall mean the "Collateral Documents", as defined in the Third Lien Purchase Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted to secure any Third Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

"Third Lien Guaranty" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Third Lien Obligations" shall mean the "Secured Obligations", as defined in the Third Lien Security Agreement.

"Third Lien Mortgages" shall mean, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which any Lien on real property is granted to secure any Third Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

"Third Lien Note Documents" shall mean the "Note Documents", as defined in the Third Lien Purchase Agreement.

"Third Lien Note Holders" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Third Lien Permitted Actions" shall have the meaning assigned to such term in Section 3.01(a).

"Third Lien Purchase Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Third Lien Required Holders" shall mean the "Required Holders", as defined in the Third Lien Purchase Agreement.

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"Third Lien Secured Parties" shall mean, at any time, (a) the Third Lien Note Holders, (b) the Third Lien Collateral Agent, (c) each other person to whom any of the Third Lien Obligations (including indemnification obligations) is owed and (d) the successors and assigns of each of the foregoing.

"Third Lien Security Agreement" shall have the meaning assigned to such term in the preliminary statement of this Agreement.

"Third Priority Liens" shall mean all Liens on the Third Lien Collateral to secure the Third Lien Obligations, whether created under the Third Lien Collateral Documents or acquired by possession, statute, operation of law, subrogation or otherwise.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, refinanced or otherwise modified, (b) any reference herein (i) to any person shall be construed to include such person’s successors and assigns and (ii) to Parent, Company or any other Grantor shall be construed to include Parent, Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for Parent, Company or such Grantor, as the case may be, in any Insolvency or Liquidation Proceeding, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

PRIORITIES

SECTION 2.01    Subordination in Right of Payment and Subordination of Liens.

(a)         To the extent and in the manner set forth in this Agreement, the Second Lien Obligations and the Third Lien Obligations are hereby expressly made subordinate and subject in right of payment to the prior payment of all First Lien Obligations as set forth in this Agreement. Until the earlier of the Discharge of First Lien Obligations or the consent of the First Lien Note Holders, (i) neither the Second Lien Note

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Holders nor the Third Lien Note Holders will take, demand or receive from Parent, Company or any Subsidiary, and none of Parent, Company or any Subsidiary will make, give or permit, directly or indirectly, by set off, redemption, purchase or in any other manner, any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or security for the whole or any part of the Second Lien Obligations or the Third Lien Obligations, and (ii) neither the Second Lien Note Holders nor the Third Lien Note Holders will accelerate for any reason the scheduled maturities of any amount owing under the Second Lien Purchase Agreement or the Third Lien Purchase Agreement, except in either case as otherwise permitted herein. In the event of any Insolvency or Liquidation Proceeding the First Lien Note Holders shall be entitled to receive payment in full in cash of all amounts due in respect of all First Lien Obligations before the Second Lien Note Holders or the Third Lien Note Holders are entitled to receive any payment (other than Junior Securities) on account of the Second Lien Obligations or the Third Lien Obligations, and to that end the First Lien Note Holders shall be entitled to receive, for application to the payment of the First Lien Obligations, any payment or distribution of any kind or character (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of Parent, Company or Guarantors that is subordinated to the payment of the First Lien Obligations) other than Junior Securities, which may be payable or deliverable in respect of the Second Lien Obligations or the Third Lien Obligations in any such Insolvency or Liquidation Proceeding, to the extent necessary to pay or provide for the payment of all First Lien Obligations in full in cash, after giving effect to any concurrent payment or distribution to or for the First Lien Note Holders.

(b)       To the extent and in the manner set forth in this Agreement, the Third Lien Obligations are hereby expressly made subordinate and subject in right of payment to the prior payment of all Second Lien Obligations as set forth in this Agreement. Until the earlier of the Discharge of Second Lien Obligations or the consent of the Second Lien Note Holders, (i) the Third Lien Note Holders will not take, demand or receive from Parent, Company or any Subsidiary, and none of Parent, Company or any Subsidiary will make, give or permit, directly or indirectly, by set off, redemption, purchase or in any other manner, any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or security for the whole or any part of the Third Lien Obligations, and (ii) the Third Lien Note Holders will not accelerate for any reason the scheduled maturities of any amount owing under the Third Lien Purchase Agreement, except as otherwise permitted herein. In the event of any Insolvency or Liquidation Proceeding the Second Lien Note Holders shall be entitled to receive payment in full in cash of all amounts due in respect of all Second Lien Obligations before the Third Lien Note Holders are entitled to receive any payment (other than Junior Securities) on account of the Third Lien Obligations, and to that end the Second Lien Note Holders shall be entitled to receive, for application to the payment of the Second Lien Obligations, any payment or distribution of any kind or character (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of Parent, Company or Guarantors that is subordinated to the payment of the Second Lien Obligations) other than Junior Securities, which may be payable or deliverable in respect of the Third Lien Obligations in any such Insolvency or Liquidation Proceeding, to the extent necessary to pay or provide for the payment of all Second Lien Obligations in full in cash, after giving effect to any concurrent payment or distribution to or for the Second Lien Note Holders.

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(c)       Notwithstanding the date, manner or order of grant, attachment or perfection of any First Priority Lien, any Second Priority Lien or any Third Priority Lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Collateral Document or any other Note Document or any other circumstance whatsoever, (a) each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, hereby agrees, as applicable, that, so long as the Discharge of First Lien Obligations has not occurred, (i) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and Third Priority Liens, and (ii) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party, or any Third Priority Lien now or hereafter held by or for the benefit of any Third Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens and (b) the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, hereby agrees that, so long as the Discharge of Second Lien Obligations has not occurred, (i) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Third Priority Liens, and (ii) any Third Priority Lien now or hereafter held by or for the benefit of any Third Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Second Priority Liens. So long as the Discharge of First Lien Obligations has not occurred, the First Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens or Third Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of Parent, Company, any other Grantor or any other person. So long as the Discharge of Second Lien Obligations has not occurred, the Second Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Third Priority Liens for all purposes, whether or not any Second Priority Liens are subordinated in any respect to any other Lien securing any other obligation of Parent, Company, any other Grantor or any other person

SECTION 2.02    Prohibition on Contesting Liens. Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any First Priority Lien, Second Priority Lien or any Third Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any other First Lien Secured Party, or the Second Lien Collateral Agent or any other Second Lien Secured Party or the Third Lien Collateral Agent or any other Third Lien Secured Party to enforce this Agreement.

SECTION 2.03      No New Liens. The parties hereto agree that none of the Grantors shall, or shall permit any of its subsidiaries to, (a) so long as the Discharge of First Lien Obligations has not occurred, (i) grant or permit any additional Liens on any asset to secure any

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Second Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations and the Third Lien Obligations, (ii) grant or permit any additional Liens on any asset to secure any Third Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations and the Second Lien Obligations, or (iii) grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Second Lien Obligations and the Third Lien Obligations, and (b) after the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, (i) grant or permit any additional Liens on any asset to secure any Third Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Second Lien Obligations, (ii) grant or permit any additional Liens on any asset to secure any Second Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Third Lien Obligations, in each case, with each such Lien to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Collateral Agent or the other First Lien Secured Parties, or the Second Lien Collateral Agent or the other Second Lien Secured Parties, each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees (i) that any amounts received by or distributed to any Second Lien Secured Party or Third Lien Secured Party, as applicable, pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 4.02, (ii) if the Second Lien Collateral Agent or any Second Lien Secured Party acquires any Lien on any assets of Parent, Company or any other Grantor which assets are not also subject to the Lien of the First Lien Collateral Agent under the First Lien Collateral Documents and/or the Lien of the Third Lien Collateral Agent under the Third Lien Collateral Documents, then without the need for any further action or consent of any other Person, the Second Lien Collateral Agent shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent as security of the First Lien Obligations and for the benefit of the Third Lien Collateral Agent as security for the Third Lien Obligations, in each case subject to the lien subordination provisions set forth in this Agreement and (iii) if the Third Lien Collateral Agent or any Third Lien Secured Party acquires any Lien on any assets of Parent, Company or any Grantor which assets are not also subject to the Lien of the First Lien Collateral Agent under the First Lien Collateral Documents and/or the Lien of the Second Lien Collateral Agent under the Second Lien Collateral Documents, then without the need for any further action or consent of any other Person, the Third Lien Collateral Agent shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent as security of the First Lien Obligations and for the benefit of the Second Lien Collateral Agent as security for the Second Lien Obligations, in each case subject to the lien subordination provisions set forth in this Agreement.

SECTION 2.04    Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral be identical. In furtherance of the foregoing, the parties hereto agree:

(a)       to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Collateral Agent, the Second Lien Collateral Agent or the Third Lien

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Collateral Agent, the specific assets included in the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral, the steps taken to perfect the First Priority Liens, the Second Priority Liens and the Third Priority Liens thereon and the identity of the respective parties obligated under the First Lien Note Documents, the Second Lien Note Documents and the Third Lien Note Documents; and

(b)       that (i) the documents, agreements and instruments creating or evidencing the First Lien Collateral and the First Priority Liens shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Second Lien Collateral and the Second Priority Liens and (ii) the documents, agreements and instruments creating or evidencing the Second Lien Collateral and the Second Priority Liens shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Third Lien Collateral and the Third Priority Liens, in each case, other than with respect to the first priority, second priority and third priority nature of the Liens created or evidenced thereunder, the obligations secured thereby, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

SECTION 3.01      Exercise of Rights and Remedies. (a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the First Lien Collateral Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), in each case, without any consultation with or the consent of the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, (A) the Second Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Second Lien Obligations and the Second Lien Secured Parties may vote such claims to the extent not inconsistent with the terms of this Agreement and (B) the Third Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Third Lien Obligations and the Third Lien Secured Parties may vote such claims to the extent not inconsistent with the terms of this Agreement; (ii) each of the Second Lien Collateral Agent and Third Lien Collateral Agent may take any action to perfect, preserve or protect the validity and enforceability of the Second Priority Liens and Third Priority Liens, respectively, provided that no such action is, or could reasonably be expected to be, (A) adverse to the First Priority Liens or the rights of the First Lien Collateral Agent or any other First Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens and Third Priority Liens provided in Section 3.04; (iii) the Second Lien Secured Parties and Third Lien Secured Parties may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties or Third Lien Secured Parties,

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respectively, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Lien Obligations and Third Lien Secured Parties, respectively, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) each of the Second Lien Collateral Agent, any Second Lien Secured Party, the Third Lien Collateral Agent and any Third Lien Secured Party may vote on a plan of reorganization; (v) each of the Second Lien Note Holders and the Third Lien Note Holders may accelerate the Second Lien Obligations and the Third Lien Obligations pursuant to the terms of the Second Lien Note Documents and the Third Lien Note Documents, respectively; and (vi) subject to Section 3.02(a), the Second Lien Collateral Agent and the other Second Lien Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period (the actions of the Second Lien Secured Parties described in this proviso being referred to herein as the "Second Lien Permitted Actions" and the actions of the Third Lien Secured Parties described in this proviso being referred to herein as the "Primary Third Lien Permitted Actions").

After the Discharge of First Lien Obligations and so long as the Discharge of Second Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Lien Collateral Agent and the other Second Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), in each case, without any consultation with or the consent of the Third Lien Collateral Agent or any other Third Lien Secured Party; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Third Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Third Lien Obligations and the Third Lien Secured Parties may vote such claims to the extent not inconsistent with the terms of this Agreement; (ii) the Third Lien Collateral Agent may take any action to perfect, preserve or protect the validity and enforceability of the Third Priority Liens, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Second Priority Liens or the rights of the Second Lien Collateral Agent or any other Second Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Third Priority Liens provided in Section 3.04; (iii) the Third Lien Secured Parties may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Third Lien Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Third Lien Secured Parties, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) each of the Third Lien Collateral Agent and any Third Lien Secured Party may vote on a plan of reorganization; and (v) the Third Lien Note Holders may accelerate the Third Lien Obligations pursuant to the terms of the Third Lien Note Documents (the actions described in this proviso being referred to herein as the "Secondary Third Lien Permitted Actions" and, together with the Primary Third Lien Permitted Actions, the "Third Lien Permitted Actions").

Except for the Second Lien Permitted Actions, unless and until the Discharge of First Lien Obligations has occurred, the sole right of the Second Lien Collateral Agent and the

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other Second Lien Secured Parties with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the Discharge of First Lien Obligations has occurred and in accordance with the Second Lien Note Documents and applicable law.

Except for the Third Lien Permitted Actions, unless and until the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has occurred, the sole right of the Third Lien Collateral Agent and the other Third Lien Secured Parties with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has occurred and in accordance with the Third Lien Note Documents and applicable law.

(b)       Subject to the limitations set forth herein, including Section 3.01(a) above, in exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Note Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The First Lien Collateral Agent agrees to provide at least five days' prior written notice to the Second Lien Collateral Agent and the Third Lien Collateral Agent of its intention to foreclose upon or Dispose of any Collateral.

(c)       Subject to the limitations set forth herein, including Section 3.01(a) above, in exercising rights and remedies with respect to the Collateral in accordance with this Agreement, the Second Lien Collateral Agent and the other Second Lien Secured Parties may enforce the provisions of the Second Lien Note Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The Second Lien Collateral Agent agrees to provide at least five days' prior written notice to the Third Lien Collateral Agent of its intention to foreclose upon or Dispose of any Collateral.

(d)       The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Collateral Document or any other Second Lien Note Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Note Documents.

(e)       The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Third Lien Collateral Document or any other Third Lien Note Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the other First Lien Secured Parties, or the Second Lien Collateral Agent or the other Second Lien

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Secured Parties with respect to the Collateral as set forth in this Agreement, the First Lien Note Documents and the Second Lien Note Documents.

(f)        Notwithstanding anything in this Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Lien Purchase Agreement (prompt notice of which shall be given by the First Lien Collateral Agent to the Second Lien Collateral Agent and the Third Lien Collateral Agent), the Second Lien Secured Parties may, at their sole expense and effort, upon notice to Company and the First Lien Collateral Agent, require the First Lien Secured Parties to transfer and assign to the Second Lien Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Lien Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Lien Secured Parties shall have paid to the First Lien Collateral Agent, for the account of the First Lien Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all applicable premiums plus all accrued and unpaid fees plus all the other First Lien Obligations then outstanding. In order to effectuate the foregoing, the First Lien Collateral Agent shall calculate, upon the written request of the Second Lien Collateral Agent from time to time, the amount in cash that would be necessary to purchase the First Lien Obligations.

SECTION 3.02	No Interference.

(a)       The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Lien Secured Parties:

(i)        will not, so long as the Discharge of First Lien Obligations has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff and the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Lien Collateral Agent or any other Second Lien Secured Party is a party) or (B) commence or join with any person (other than the First Lien Collateral Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that the Second Lien Collateral Agent may enforce or exercise any or all such rights and remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 180 days has elapsed since the date on which the Second Lien Collateral Agent has delivered to the First Lien Collateral Agent and the Third Lien Collateral Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Lien Purchase Agreement (the "Standstill Period"); provided further, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Lien Collateral Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing, in good faith and in accordance with applicable law, the enforcement or exercise of any rights or remedies with respect to all or a material

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portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Collateral Agent and the Third Lien Collateral Agent by the First Lien Collateral Agent);

(ii)       will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Collateral Agent or any other First Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Note Documents or otherwise, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(iii)      subject to the Second Lien Secured Parties’ rights under clause (i) above, will not object to the forbearance by the First Lien Collateral Agent or any other First Lien Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(iv)      will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to Collateral or any condemnation award (or deed in lieu of condemnation) relating to Collateral;

(v)       will not, except for Second Lien Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Note Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(vi)      will not, except for Second Lien Permitted Actions, object to the manner in which the First Lien Collateral Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01; and

(vii)     will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation or any First Lien Collateral Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

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(b)       The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Third Lien Secured Parties:

(i)        will not, so long as the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff and the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Third Lien Collateral Agent or any other Third Lien Secured Party is a party) or (B) commence or join with any person (other than the First Lien Collateral Agent or, after the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action);

(ii)       will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Collateral Agent or any other First Lien Secured Party, Second Lien Collateral Agent or any other Second Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party or Second Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Note Documents or Second Lien Note Documents, respectively, or otherwise, so long as Third Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(iii)      will not object to the forbearance by the First Lien Collateral Agent, any other First Lien Secured Parties, Second Lien Collateral Agent or any other Second Lien Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral, so long as Third Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(iv)      will not, so long as the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has not occurred and except for the Third Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to Collateral or any condemnation award (or deed in lieu of condemnation) relating to Collateral;

(v)       will not, except for the Third Lien Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Note Documents or Second Lien Note Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(vi)      will not, except for the Third Lien Permitted Actions, object to the manner in which (A) the First Lien Collateral Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, or (B) the Second Lien Collateral Agent or any other Second Lien Secured Party may seek to enforce or collect the Second Lien Obligations or the Second Priority Liens, in each case regardless of whether any

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action or failure to act by or on behalf of the First Lien Collateral Agent or any other First Lien Secured Party, or Second Lien Collateral Agent or any other Second Lien Secured Party is, or could be, adverse to the interests of the Third Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law, so long as Third Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01; and

(vii)     will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation, any First Lien Collateral Document, any Second Lien Obligation or any Second Lien Collateral Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

(c)       Nothing in this Agreement shall be construed to in any way limit or impair the right of (i) any of the Second Lien Secured Parties or Third Lien Secured Parties to bid for or purchase for cash the Collateral at any private or judicial foreclosure upon such Collateral, (ii) the Second Lien Collateral Agent, any Second Lien Secured Party, the Third Lien Collateral Agent or any Third Lien Secured Party from joining (but not controlling) any foreclosure or other judicial lien proceeding with respect to the Collateral initiated by the First Lien Collateral Agent or any First Lien Secured Party (and to the extent permitted by the terms of this Agreement, the Second Lien Collateral Agent or any Second Lien Secured Party) so long as it does not delay or interfere in any material respect with the exercise by the First Lien Collateral Agent or such First Lien Secured Party (or to extent permitted by the terms of this Agreement, the exercise by the Second Lien Collateral Agent or such Second Lien Secured Party) of its rights as provided in this Agreement, (iii) the Second Lien Collateral Agent’s and the Second Lien Note Holders’ rights to receive any remaining proceeds of the Collateral after the Discharge of First Lien Obligations and (iv) the Third Lien Collateral Agent’s and the Third Lien Note Holders’ rights to receive any remaining proceeds of the Collateral after the Discharge of Second Lien Obligations.

SECTION 3.03	Intentionally Omitted.

SECTION 3.04    Automatic Release of Second Priority Liens and Third Priority Liens. (a) If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Lien Note Documents (including following any waiver granted to permit such Disposition) or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, (x) releases any of the First Priority Liens, or (y) releases Parent or any Guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a "First Lien Release"), other than any such First Lien Release granted in connection with the Discharge of First Lien Obligations then, subject to Section 3.04(c), the Second Priority Liens and Third Priority Liens on such Collateral, and the obligations of Parent or such Guarantor under its guarantee of the Second Lien Obligations and the obligations of such Guarantor under its guarantee of the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released, and each of the Second Lien

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Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, shall promptly execute and deliver to the First Lien Collateral Agent, the relevant Grantor, such Guarantor or Parent, as the case may be, such termination statements, releases and other documents as the First Lien Collateral Agent or the relevant Grantor, Guarantor or Parent, as the case may be, may reasonably request to effectively confirm such First Lien Release; provided that, in the case of a Disposition of Collateral (other than any such Disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral), the Second Priority Liens and Third Priority Liens shall not be so released if such Disposition is prohibited under the terms of the Second Lien Purchase Agreement and the Third Lien Purchase Agreement, respectively.

(b)       After the Discharge of First Lien Obligations has occurred, if, in connection with (i) any Disposition of any Collateral permitted under the terms of the Second Lien Note Documents (including following any waiver granted to permit such Disposition) or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, (x) releases any of the Second Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the Second Lien Obligations (in each case, a "Second Lien Release"), other than any such Second Lien Release granted in connection with the Discharge of Second Lien Obligations then, subject to Section 3.04(d), the Third Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, shall promptly execute and deliver to the Second Lien Collateral Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the Second Lien Collateral Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such Second Lien Release; provided that, in the case of a Disposition of Collateral (other than any such Disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral), the Third Priority Liens shall not be so released if such Disposition is prohibited under the terms of the Third Lien Purchase Agreement.

(c)       In the event that the aggregate principal amount of notes outstanding under the First Lien Note Documents, at any time, is less than 15% of the sum of such amount and the aggregate principal amount of the notes outstanding under the Second Lien Note Documents (including any accrued PIK Amounts (as defined in the Second Lien Purchase Agreement), then any First Lien Release (other than (1) a First Lien Release in connection with a Disposition of Collateral in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral permitted hereunder, or (2) a First Lien Release by Collateral Agents permitted pursuant to each of the Purchase Agreements, as applicable) shall require the consent of the holders of First Lien Obligations and Second Lien Obligations representing in the aggregate more than 50% of the sum of (y) the aggregate principal amount of notes outstanding under the First Lien Note Documents and (z) the aggregate principal amount of the notes outstanding under the Second Lien Note Documents (including any accrued PIK Amounts (as defined in the Second Lien Purchase Agreement).

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(d)       After the Discharge of First Lien Obligations has occurred, in the event that the aggregate principal amount of notes outstanding under the Second Lien Note Documents (including any accrued PIK Amounts (as defined in the Second Lien Purchase Agreement), at any time, is less than 15% of the sum of such amount and the aggregate principal amount of the notes outstanding under the Third Lien Note Documents (including any accrued PIK Amounts (as defined in the Third Lien Purchase Agreement)), then any Second Lien Release (other than (1) a Second Lien Release in connection with a Disposition of Collateral in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral permitted hereunder, or (2) a Second Lien Release by Collateral Agents permitted pursuant to each of the Purchase Agreements, as applicable) shall require the consent of the holders of Second Lien Obligations and Third Lien Obligations representing in the aggregate more than 50% of the sum of (x) the aggregate principal amount of notes under the Second Lien Note Documents (including any accrued PIK Amounts (as defined in the Third Lien Purchase Agreement)), and (y) the aggregate principal amount of the notes outstanding under the Third Lien Note Documents (including any accrued PIK Amounts (as defined in the Third Lien Purchase Agreement)).

(e)       Until the Discharge of First Lien Obligations occurs, each of the Second Lien Note Holders and the Third Lien Note Holders hereby appoints the First Lien Collateral Agent, and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as the attorney-in-fact of each Second Lien Note Holders and Third Lien Note Holder, respectively, for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument that the First Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

(f)        After the Discharge of First Lien Obligations has occurred and until the Discharge of Second Lien Obligations occurs, each of the Third Note Holders hereby appoints the Second Lien Collateral Agent, and any officer or agent of the Second Lien Collateral Agent, with full power of substitution, as the attorney-in-fact of each Third Lien Note Holder for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument that the Second Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

(g)       To the extent that the First Lien Collateral Agent or the First Lien Note Holders (i) have released any Lien on Collateral or Parent or any Guarantor from its obligation under its guaranty and such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from Parent or any Guarantor, then the Second Lien Collateral Agent on behalf of itself and the Second Lien Secured Parties and the Third Lien Collateral Agent on behalf of itself and the Third Lien Secured Parties, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be. Following the Discharge of First Lien Obligations, to the extent that the Second Lien Collateral Agent or the Second Lien Note Holders (i) have released any Lien on Collateral or Parent or any Guarantor from its obligation under its guaranty and such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from Parent or any Guarantor, then the Third Lien Collateral Agent on behalf of itself and the Third

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Lien Secured Parties, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

SECTION 3.05    Insurance and Condemnation Awards. So long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent and the other First Lien Secured Parties shall have the exclusive right after the occurrence and during the continuance of an Event of Default, subject to the rights of the Grantors under the First Lien Note Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. After the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent and the other Second Lien Secured Parties shall have the exclusive right after the occurrence and during the continuance of an Event of Default, subject to the rights of the Grantors under the Second Lien Note Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. After the occurrence and during the continuance of an Event of Default, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Lien Obligations and subject to the rights of the Grantors under the First Lien Note Documents, be paid to the First Lien Collateral Agent for the benefit of First Lien Secured Parties pursuant to the terms of the First Lien Note Documents, (b) second, after the Discharge of First Lien Obligations has occurred, but prior to the Discharge of Second Lien Obligations and subject to the rights of the Grantors under the Second Lien Note Documents, be paid to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the Second Lien Note Documents, (c) third, after the Discharge of Second Lien Obligations has occurred and subject to the rights of the Grantors under the Third Lien Note Documents, be paid to the Third Lien Collateral Agent for the benefit of the Third Lien Secured Parties pursuant to the terms of the Third Lien Note Documents, and (c) fourth, if no Third Lien Obligations are outstanding, be paid to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the First Lien Collateral Agent in accordance with Section 4.02. After the Discharge of First Lien Obligations has occurred and until the Discharge of Second Lien Obligations has occurred, if the Third Lien Collateral Agent or any other Third Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the Second Lien Collateral Agent in accordance with Section 4.02.

ARTICLE IV

Payments

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SECTION 4.01    Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof received by the First Lien Collateral Agent in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as is specified in the First Lien Purchase Agreement. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as is specified in the Second Lien Purchase Agreement. After the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, any Collateral or proceeds thereof received by the Second Lien Collateral Agent in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as is specified in the Second Lien Purchase Agreement. After the Discharge of First Lien Obligations has occurred and upon the Discharge of Second Lien Obligations, the Second Lien Collateral Agent shall deliver to the Third Lien Collateral Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Third Lien Collateral Agent to the Third Lien Obligations in such order as is specified in the Third Lien Purchase Agreement.

SECTION 4.02	Payment Over.

(a)       So long as the Discharge of First Lien Obligations has not occurred, any payment or distribution or any Collateral, or any proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), received by each of the Second Lien Collateral Agent or any other Second Lien Secured Party, or Third Lien Collateral Agent or any other Third Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), or otherwise in contravention of this Agreement shall be segregated and held in trust and forthwith transferred or paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, each of the Second Lien Note Holders and the Third Lien Collateral Note Holders hereby appoints the First Lien Collateral Agent, and any officer or agent of the First Lien Collateral Agent, with full power of substitution, the attorney-in-fact of each Second Lien Note Holder and Third Lien Note Holder, respectively, for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

(b)       After the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, any payment or distribution or any

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Collateral, or any proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), received by the Third Lien Collateral Agent or any other Third Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), or otherwise in contravention of this Agreement shall be segregated and held in trust and forthwith transferred or paid over to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. After the Discharge of First Lien Obligations has occurred and until the Discharge of Second Lien Obligations occurs, the Third Lien Note Holders hereby appoints the Second Lien Collateral Agent, and any officer or agent of the Second Lien Collateral Agent, with full power of substitution, the attorney-in-fact of each Third Lien Note Holder for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the Second Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

ARTICLE V

Bailment and Sub-Agency for Perfection of Certain Security Interests

(a)       The First Lien Collateral Agent agrees that if it shall at any time hold a First Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Lien Collateral Agent, or of agents or bailees of the First Lien Collateral Agent (such Collateral being referred to herein as the "Pledged or Controlled Collateral"), the First Lien Collateral Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Lien Note Documents and the Third Priority Liens granted under the Third Lien Note Documents and subject to the terms and conditions of this Article V, also hold such Pledged or Controlled Collateral for the benefit of the Second Lien Collateral Agent and the Third Lien Collateral Agent including for the benefit of the Second Lien Collateral Agent and the Third Lien Collateral Agent for purposes of Section 9-313 and 8-301 of the Uniform Commercial Code.

(b)       The Second Lien Collateral Agent agrees that if it shall at any time hold a Second Priority Lien on any Pledged or Controlled Collateral in the possession or under the control of the Second Lien Collateral Agent, or of agents or bailees of the Second Lien Collateral Agent, the Second Lien Collateral Agent shall, solely for the purpose of perfecting the Third Priority Liens granted under the Third Lien Note Documents and subject to the terms and conditions of this Article V, also hold such Pledged or Controlled Collateral for the benefit of the Third Lien Collateral Agent including for the benefit of the Third Lien Collateral Agent for purposes of Section 9-313 and 8-301 of the Uniform Commercial Code.

(c)       So long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien Note Documents as if the Second Priority Liens and Third Priority Liens did not exist. The obligations and responsibilities of each of the First Lien Collateral Agent to the Second Lien Collateral Agent

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and the other Second Lien Secured Parties, and the Third Lien Collateral Agent and the other Third Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee in accordance with this Article V. Without limiting the foregoing, the First Lien Collateral Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Lien Collateral Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Collateral Document or any other document, have a fiduciary relationship in respect of any other First Lien Secured Party, the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party.

(d)       After the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other Second Lien Note Documents as if the Third Priority Liens did not exist. The obligations and responsibilities of the Second Lien Collateral Agent to the Third Lien Collateral Agent and the other Third Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee in accordance with this Article V. Without limiting the foregoing, the Second Lien Collateral Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The Second Lien Collateral Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Collateral Document or any other document, have a fiduciary relationship in respect of any other Second Lien Secured Party, the Third Lien Collateral Agent or any other Third Lien Secured Party.

(e)       Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if the Second Lien Obligations are outstanding at such time, to the Second Lien Collateral Agent, (ii) if no Second Lien Obligations are outstanding at such time and the Third Lien Obligations are outstanding at such time, to the Third Lien Collateral Agent, and (iii) if no Second Lien Obligations of Third Lien Obligations are outstanding at such time, to the applicable Grantor, in each case so as to allow such person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, the First Lien Collateral Agent agrees to take all actions in its power as shall be reasonably requested by the Second Lien Collateral Agent to permit the Second Lien Collateral Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral. In connection with any transfer under clause (ii) of the immediately preceding sentence, the First Lien Collateral Agent agrees to take all actions in its power as shall be reasonably requested by the Third Lien Collateral Agent to permit the Third Lien Collateral Agent to obtain, for the benefit of the Third Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

(f)        Upon the Discharge of Second Lien Obligations, the Second Lien Collateral Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if the Third Lien Obligations are outstanding at such time, to the Third Lien Collateral Agent, and (ii) if no Third

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Lien Obligations are outstanding at such time, to the applicable Grantor, in each case so as to allow such person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, the Second Lien Collateral Agent agrees to take all actions in its power as shall be reasonably requested by the Third Lien Collateral Agent to permit the Third Lien Collateral Agent to obtain, for the benefit of the Third Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01    Finance and Sale Matters. (a) Until the Discharge of First Lien Obligations has occurred, each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Lien Secured Parties and the Third Lien Secured Parties, as applicable:

(i)        will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall oppose or object to such use of cash collateral;

(ii)       will not oppose or object to any post-petition financing, whether provided by the First Lien Secured Parties or any other person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a "DIP Financing"), or the Liens securing any DIP Financing ("DIP Financing Liens"), unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, will subordinate the Second Priority Liens or Third Priority Liens, as applicable, to the First Priority Liens and the DIP Financing Liens on the terms of this Agreement; provided that the foregoing shall not prevent the Second Lien Secured Parties or the Third Lien Secured Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction;

(iii)      except to the extent permitted by paragraph (c) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; and

(iv)      will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or the Third Priority Liens, as applicable, or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other

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Bankruptcy Law, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to such Disposition.

(b)       After the Discharge of First Lien Obligations has occurred and until the Discharge of Second Lien Obligations has occurred, the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Third Lien Secured Parties:

(i)        will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the Second Lien Secured Parties, or a representative authorized by the Second Lien Secured Parties, shall oppose or object to such use of cash collateral;

(ii)       will not oppose or object to any DIP Financing or any DIP Financing Liens, unless the Second Lien Secured Parties, or a representative authorized by the Second Lien Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Second Priority Liens, the Third Lien Collateral Agent will, for itself and on behalf of the other Third Lien Secured Parties, subordinate the Third Priority Liens to the Second Priority Liens and the DIP Financing Liens on the terms of this Agreement; ; provided that the foregoing shall not prevent the Third Lien Secured Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction;

(iii)      except to the extent permitted by paragraph (c) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; and

(iv)      will not oppose or object to any Disposition of any Collateral free and clear of the Third Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the Second Lien Secured Parties, or a representative authorized by the Second Lien Secured Parties, shall consent to such Disposition.

(c)       (i) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall contest, or support any other person in contesting, (A) any request by the First Lien Collateral Agent or any other First Lien Secured Party for adequate protection or (B) any objection, based on a claim of a lack of adequate protection, by the First Lien Collateral Agent or any other First Lien Secured Party to any motion, relief, action or proceeding, and (ii) the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that no Third Lien Secured Party shall contest, or support any other person in contesting, (A) any request by the First Lien Collateral Agent or any other First Lien Secured Party, or the Second Lien Collateral Agent or any other Second Lien Secured Party for adequate protection or (B) any objection, based on a claim of a lack of adequate protection, by the First Lien Collateral Agent or any other First Lien Secured Party, or the Second Lien Collateral Agent or any other Second Lien Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in

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connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of additional collateral, each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens and Third Priority Liens, as applicable, are subordinated to the First Priority Liens under this Agreement or (B) any Second Lien Secured Party is granted adequate protection in the form of additional collateral, the First Lien Collateral Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Lien as security for the First Lien Obligations and for such DIP Financing, and the Third Lien Collateral Agent may, for itself and on behalf of the other Third Lien Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens, Second Priority Liens and DIP Financing Liens on the same basis as the other Third Priority Liens are subordinated to the First Priority Liens and Second Priority Liens under this Agreement, or (C) any Third Lien Secured Party is granted adequate protection in the form of additional collateral, each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, shall be granted adequate protection in the form of a Lien as security for the First Lien Obligations and Second Lien Obligations, as applicable, and for such DIP Financing.

SECTION 6.02      Relief from the Automatic Stay. (a)Each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that, so long as the Discharge of First Lien Obligations has not occurred, no Second Lien Secured Party or Third Lien Secured Party shall, without the prior written consent of the First Lien Collateral Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien or Third Priority Lien, as applicable.

(b)       The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that, after the Discharge of First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, no Third Lien Secured Party or Third Lien Secured Party shall, without the prior written consent of the Second Lien Collateral Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Third Priority Lien.

SECTION 6.03    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations are secured by Liens upon the same assets or property, the provisions of this

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Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.04    Post-Petition Interest. (a) The First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by (i) the Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed that such value shall be determined taking into account the First Priority Liens, but without regard to the existence of the Third Priority Liens, on the Collateral) or (ii) the Third Lien Collateral Agent or any other Third Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Third Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Third Priority Liens (it being understood and agreed that such value shall be determined by taking into account the First Priority Liens and Second Priority Liens on the Collateral) unless such claim is for cash payments of interest during the pendency of any Insolvency or Liquidation Proceeding.

(b)       The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose or seek to challenge any claim by (i) the First Lien Collateral Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens or Third Priority Liens on the Collateral) or (ii) the Third Lien Collateral Agent or any other Third Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Third Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Third Priority Liens (it being understood and agreed that such value shall be determined by taking into account the First Priority Liens and Second Priority Liens on the Collateral) unless such claim is for cash payments of interest during the pendency of any Insolvency or Liquidation Proceeding.

(c)       The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that no Third Lien Secured Party shall oppose or seek to challenge any claim by (i) the First Lien Collateral Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens or Third Priority Liens on the Collateral) or (ii) the Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed that such value shall be determined taking into account the First Priority Liens, but without regard to the existence of the Third Priority Liens, on the Collateral)

SECTION 6.05    Certain Waivers by the Second Lien Secured Parties and the Third Lien Secured Parties.

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(a)       The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) subject to Section 6.01, any cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency or Liquidation Proceeding.

(b)       The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, waives any claim any Third Lien Secured Party may hereafter have against any First Lien Secured Party or any Second Lien Secured Party arising out of (a) the election by any First Lien Secured Party or Second Lien Secured Party, as applicable, of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) subject to Section 6.01, any cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency or Liquidation Proceeding

SECTION 6.06    Certain Voting Matters. Each of the First Lien Collateral Agent on behalf of the First Lien Secured Parties, the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties, and the Third Lien Collateral Agent on behalf of the Third Lien Secured Parties, agrees that, without the consent of the others, it will not seek to vote with any of the others as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding.

ARTICLE VII

Other Agreements

SECTION 7.01  Matters Relating to Note Documents. (a) The First Lien Note Documents may be amended, amended and restated, supplemented or otherwise modified in accordance with their terms without the consent of any Second Lien Secured Party or any Third Lien Secured Party; provided, however, that, without the consent of the Second Lien Required Holders and Third Lien Required Holders, no such amendment, supplement or modification shall (i) contravene any provision of this Agreement, (ii) result in any increase in the aggregate principal amount of Indebtedness outstanding under the First Lien Note Documents, (iii) increase the interest rate under the First Lien Note Documents (excluding increases resulting from the accrual of interest at the default rate applicable under the First Lien Purchase Agreement) or (iv) extend the scheduled maturity date of the Indebtedness under the First Lien Purchase Agreement. Without prejudice to any rights of the Second Lien Note Holders under the Second Lien Purchase Agreement or the rights of the Third Lien Note Holders under the Third Lien Purchase Agreement, Indebtedness under the First Lien Note Documents may be Refinanced if (A) the terms and conditions of such Refinancing Indebtedness are no less favorable in the aggregate to Parent, Company and the other note parties thereunder and to the Second Lien Secured Parties than the terms and conditions of the Indebtedness then outstanding under the First Lien Purchase Agreement, (B) the final maturity and the average life to maturity of such Refinancing Indebtedness is at least equal to that of the Indebtedness then outstanding under the First Lien Purchase Agreement and is no greater than that of the Indebtedness then outstanding under the Second Lien Purchase Agreement and (C) the holders of such

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Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. For the avoidance of doubt, if conditions (A), (B) and (C) above are not met, the Indebtedness under the First Lien Note Documents may not be Refinanced without the consent of the Second Lien Required Holders.

(b)       Prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Required Holders, no Second Lien Note Document may be amended, supplemented or otherwise modified, or entered into, to the extent such amendment, supplement or modification, or the terms of such new Second Lien Note Document, would (i) contravene the provisions of this Agreement, (ii) increase the interest rate under the Second Lien Note Documents (excluding increases resulting from the accrual of interest at the default rate), (iii) change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Second Lien Note Documents, (iv) change the redemption, prepayment or defeasance provisions set forth in the Second Lien Note Documents in a manner adverse to the First Lien Secured Parties, (v) add to the Second Lien Collateral other than as specifically provided by this Agreement or (vi) otherwise materially increase the obligations of Parent, Company or the other Guarantors thereunder or confer additional rights on the Second Lien Secured Parties in a manner adverse to the First Lien Secured Parties. Without the prior written consent of the Third Lien Required Holders, no Second Lien Note Document may be amended, supplemented or otherwise modified, or entered into, to the extent such amendment, supplement or modification, or the terms of such new Second Lien Note Document, would increase the aggregate principal amount of Indebtedness outstanding under the Second Lien Note Documents to an amount greater than the sum of $126,315,788.40; provided that, prior to the Discharge of First Lien Obligations, no amendment to the Second Lien Note Documents may increase the aggregate principal amount of Indebtedness outstanding under the Second Lien Note Documents. Without prejudice to any rights of the First Lien Note Holders under the First Lien Purchase Agreement or the rights of the Third Lien Note Holders under the Third Lien Purchase Agreement, Indebtedness under the Second Lien Note Documents may be Refinanced if (A) the terms and conditions of such Refinancing Indebtedness are no less favorable in the aggregate to Parent, Company and the other note parties thereunder and to the First Lien Secured Parties than the terms and conditions of the Indebtedness then outstanding under the Second Lien Purchase Agreement, (B) the final maturity and the average life to maturity of such Refinancing Indebtedness is at least equal to that of the Indebtedness then outstanding under the Second Lien Purchase Agreement and (C) the holders of such Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. For the avoidance of doubt, if conditions (A), (B) and (C) above are not met, the Indebtedness under the Second Lien Note Documents may not be Refinanced without the consent of the First Lien Required Holders.

(c)       Without the prior written consent of the First Lien Required Holders and the Second Lien Required Holders, no Third Lien Note Document may be amended, supplemented or otherwise modified, or entered into, to the extent such amendment, supplement or modification, or the terms of such new Third Lien Note Document, would (i) contravene the provisions of this Agreement, (ii) increase the interest rate under the Third Lien Note Documents (excluding increases resulting from the accrual of interest at the default rate), (iii) require any cash interest payments or change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Third Lien Note Documents, (iv) change any default or

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event of default provisions set forth in the Third Lien Note Documents in a manner adverse to the First Lien Secured Parties or the Second Lien Secured Parties, (v) change the redemption, prepayment or defeasance provisions set forth in the Third Lien Note Documents in a manner adverse to the First Lien Secured Parties or the Second Lien Secured Parties, (vi) add to the Third Lien Collateral other than as specifically provided by this Agreement or (vii) otherwise materially increase the obligations of Parent, Company or the other note parties thereunder or confer additional rights on the Third Lien Secured Parties in a manner adverse to the First Lien Secured Parties or the Second Lien Secured Parties. Without prejudice to any rights of the First Lien Note Holders under the First Lien Purchase Agreement and the Second Lien Note Holders under the Second Lien Purchase Agreement, Indebtedness under the Third Lien Note Documents may be Refinanced if (A) the terms and conditions of such Refinancing Indebtedness are no less favorable in the aggregate to Parent, Company and the other note parties thereunder and to the First Lien Secured Parties and the Second Lien Secured Parties than the terms and conditions of the Indebtedness then outstanding under the Third Lien Purchase Agreement, (B) the final maturity and the average life to maturity of such Refinancing Indebtedness is at least equal to that of the Indebtedness then outstanding under the Third Lien Purchase Agreement and (C) the holders of such Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. For the avoidance of doubt, if conditions (A), (B) and (C) above are not met, the Indebtedness under the Third Lien Note Documents may not be Refinanced without the consent of the First Lien Required Holders and the Second Lien Required Holders.

(d)       Parent, Company, Subsidiaries and the Second Lien Collateral Agent agree that the Second Lien Purchase Agreement and each Second Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Collateral Agent. Parent, Company, Subsidiaries and the Second Lien Collateral Agent further agree that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral pursuant to this Agreement.

(e)       Parent, Company, Subsidiaries and the Third Lien Collateral Agent agree that the Third Lien Purchase Agreement and each Third Lien Collateral Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Collateral Agent and Second Lien Collateral Agent. Parent, Company, Subsidiaries and the Third Lien Collateral Agent further agree that each Third Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent and Second Lien Collateral Agent may reasonably request to reflect the subordination of such Third Lien Mortgage to the First Lien Collateral Document and Second Lien Collateral Document covering such Collateral pursuant to this Agreement.

(f)        In the event that the First Lien Collateral Agent or the other First Lien Secured Parties and the relevant Grantor enter into any amendment, amendment and restatement, supplement, modification, waiver or consent in respect of any of the First Lien Collateral Documents (other than this Agreement), then such amendment, amendment and restatement, supplement, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Second Lien Collateral Document and Comparable

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Third Lien Collateral Document, in each case, without the consent of any Second Lien Secured Party or Third Lien Secured Party and without any action by the Second Lien Collateral Agent, the Third Lien Collateral Agent, Parent, Company or any other Grantor; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Second Priority Liens or Third Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 3.04 and provided that there is a concurrent release of the corresponding First Priority Liens, (B) amend, modify or otherwise affect the rights or duties of either of the Second Lien Collateral Agent or the Third Lien Collateral Agent without its prior written consent or (C) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Second Lien Note Documents or Third Lien Note Documents and (ii) notice of such amendment, amendment and restatement, supplement, modification, waiver or consent shall have been given to each of the Second Lien Collateral Agent and the Third Lien Collateral Agent no later than the tenth Business Day following the effective date of such amendment, amendment and restatement, supplement, modification, waiver or consent.

(g)       In the event that the Second Lien Collateral Agent or the other Second Lien Secured Parties and the relevant Grantor enter into any amendment, amendment and restatement, supplement, modification, waiver or consent in respect of any of the Third Lien Collateral Documents (other than this Agreement), then such amendment, amendment and restatement, supplement, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Third Lien Collateral Document, in each case, without the consent of any Third Lien Secured Party and without any action by the Third Lien Collateral Agent, Parent, Company or any other Grantor; provided, that (i) no such amendment, amendment and restatement, supplement, modification, waiver or consent shall (A) remove assets subject to the Third Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 3.04 and provided that there is a concurrent release of the corresponding Second Priority Liens, (B) amend, modify or otherwise affect the rights or duties of either of the Third Lien Collateral Agent without its prior written consent or (C) permit Liens on the Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Third Lien Note Documents and (ii) notice of such amendment, amendment and restatement, supplement, modification waiver or consent shall have been given to the Third Lien Collateral Agent no later than the tenth Business Day following the effective date of such amendment, amendment and restatement, supplement, modification, waiver or consent.

SECTION 7.02    Effect of Refinancing of Indebtedness under First Lien Note Documents and Second Lien Note Documents.

(a)       In the event that, substantially contemporaneously with the Discharge of First Lien Obligations, Company Refinances Indebtedness outstanding under the First Lien Note Documents and provided that (i) such Refinancing is permitted hereby and (ii) Company gives to the Second Lien Collateral Agent and the Third Lien Collateral Agent, at least five days prior to such Refinancing, written notice (the "First Lien Refinancing Notice") electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, then (A) such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (B) such Refinancing Indebtedness and all other obligations under the note or

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loan documents evidencing such Indebtedness (the "New First Lien Obligations") shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (C) the purchase agreement and the other note documents evidencing such Refinancing Indebtedness (the "New First Lien Note Documents") shall automatically be treated as the First Lien Purchase Agreement and the First Lien Note Documents and, in the case of New First Lien Note Documents that are security documents, as the First Lien Collateral Documents for all purposes of this Agreement and (D) the collateral agent under the New First Lien Note Documents (the "New First Lien Collateral Agent") shall be deemed to be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a First Lien Refinancing Notice, which notice shall include the identity of the New First Lien Collateral Agent, the First Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as Company or such New First Lien Collateral Agent may reasonably request in order to provide to the New First Lien Collateral Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. Company shall cause the agreement, document or instrument pursuant to which the New First Lien Collateral Agent is appointed to provide that the New First Lien Collateral Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New First Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations and the Third Lien Obligations, the applicable Grantors shall promptly grant a Second Priority Lien and a Third Priority Lien on such assets to secure the Second Priority Obligations and the Third Lien Obligations, respectively.

(b)       In the event that, substantially contemporaneously with the Discharge of Second Lien Obligations, Company Refinances Indebtedness outstanding under the Second Lien Note Documents and provided that (i) such Refinancing is permitted hereby and (ii) Company gives to the Third Lien Collateral Agent, at least five days prior to such Refinancing, written notice (the "Second Lien Refinancing Notice") electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, then (A) such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (B) such Refinancing Indebtedness and all other obligations under the note or loan documents evidencing such Indebtedness (the "New Second Lien Obligations") shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (C) the purchase agreement and the other note documents evidencing such Refinancing Indebtedness (the "New Second Lien Note Documents") shall automatically be treated as the Second Lien Purchase Agreement and the Second Lien Note Documents and, in the case of New Second Lien Note Documents that are security documents, as the Second Lien Collateral Documents for all purposes of this Agreement and (D) the collateral agent under the New Second Lien Note Documents (the "New Second Lien Collateral Agent") shall be deemed to be the Second Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a Second Lien Refinancing Notice, which notice shall include the identity of the New Second Lien Collateral Agent, the Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as Company or such New Second Lien Collateral Agent may reasonably request in order to provide to the New Second Lien Collateral Agent the rights and powers contemplated

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hereby, in each case consistent in all material respects with the terms of this Agreement. Company shall cause the agreement, document or instrument pursuant to which the New Second Lien Collateral Agent is appointed to provide that the New Second Lien Collateral Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New Second Lien Obligations are secured by assets of the Grantors that do not also secure the Third Lien Obligations, the applicable Grantors shall promptly grant a Third Priority Lien on such assets to secure the Third Lien Obligations, respectively.

(c)       Prior to the Discharge of First Lien Obligations and Second Lien Obligations, in the event that, substantially contemporaneously with the Discharge of Third Lien Obligations, Company Refinances Indebtedness outstanding under the Third Lien Note Documents and provided that (i) such Refinancing is permitted hereby and (ii) Company gives to the other Collateral Agents, at least five days prior to such Refinancing, written notice (the "Third Lien Refinancing Notice") electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, then (A) such Discharge of Third Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (B) such Refinancing Indebtedness and all other obligations under the note or loan documents evidencing such Indebtedness (the "New Third Lien Obligations") shall automatically be treated as Third Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (C) the purchase agreement and the other note documents evidencing such Refinancing Indebtedness (the "New Third Lien Note Documents") shall automatically be treated as the Third Lien Purchase Agreement and the Third Lien Note Documents and, in the case of New Third Lien Note Documents that are security documents, as the Third Lien Collateral Documents for all purposes of this Agreement and (D) the collateral agent under the New Third Lien Note Documents (the "New Third Lien Collateral Agent") shall be deemed to be the Third Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a Third Lien Refinancing Notice, which notice shall include the identity of the New Third Lien Collateral Agent, the Third Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as Company or such New Third Lien Collateral Agent may reasonably request in order to provide to the New Third Lien Collateral Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. Company shall cause the agreement, document or instrument pursuant to which the New Third Lien Collateral Agent is appointed to provide that the New Third Lien Collateral Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, prior to the Discharge of First Lien Obligations, if the New Third Lien Obligations are secured by assets of the Grantors that do not also secure the First Lien Obligations, the applicable Grantors shall promptly grant a First Priority Lien on such assets to secure the First Lien Obligations. In furtherance of Section 2.03, prior to the Discharge of Second Lien Obligations, if the New Third Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Lien Obligations.

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SECTION 7.03	No Waiver by First Lien Secured Parties.

(a)       Other than with respect to the Second Lien Permitted Actions and Third Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party, including any request by the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party for adequate protection or any exercise by the Second Lien Collateral Agent or any other Second Lien Secured Party, or the Third Lien Collateral Agent or any other Third Lien Secured Party of any of its rights and remedies under the Second Lien Note Documents or the Third Lien Note Documents, as applicable, or otherwise.

(b)       Other than with respect to the Third Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the Second Lien Collateral Agent or any other Second Lien Secured Party from, after the Discharge of First Lien Obligations has occurred, opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by the Third Lien Collateral Agent or any other Third Lien Secured Party, including any request by the Third Lien Collateral Agent or any other Third Lien Secured Party for adequate protection or any exercise by the Third Lien Collateral Agent or any other Third Lien Secured Party of any of its rights and remedies under the Third Lien Note Documents or otherwise; provided, however, that the Third Lien Collateral Agent and any other Third Lien Secured Party shall not be entitled to request any cash payments of interest during the pendency of any Insolvency or Liquidation Proceeding without the consent of the First Lien Collateral Agent and the Second Lien Collateral Agent.

SECTION 7.04    Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations or the Second Lien Obligations previously made shall be rescinded for any reason whatsoever, then the First Lien Obligations or the Second Lien Obligations, as applicable, shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties provided for herein.

SECTION 7.05    Further Assurances. Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Lien Collateral Agent, the Second Lien Collateral Agent or the Third Lien Collateral Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

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In the event that any person becomes a Guarantor after the date hereof, the Grantors party hereto shall cause such Guarantor to become a party hereto and execute and deliver to Collateral Agents a counterpart of this Agreement.

ARTICLE VIII

Representations and Warranties

SECTION 8.01    Representations and Warranties of Each Party. Each Collateral Agent represents and warrants to the other parties hereto as follows:

(a)       Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)       This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)       The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

ARTICLE IX

No Reliance; No Liability; Obligations Absolute

SECTION 9.01    No Reliance; Information. Each Collateral Agent, for itself and on behalf of the respective other Secured Parties, acknowledges that (a) the respective Secured Parties have, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party or Third Lien Secured Party, (ii) in the case of the Second Lien Secured Parties, any First Lien Secured Party or Third Lien Secured Party, and (iii) in the case of the Third Lien Secured Parties, any First Lien Secured Party or Second Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Note Documents to which they are party and (b) the respective Secured Parties will, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party or Third Lien Secured Party, (ii) in the case of the Second Lien Secured Parties, any First Lien Secured Party or Third Lien Secured Party, and (iii) in the case of the Third Lien Secured Parties, any First Lien Secured Party or Second Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Note Document to which they are party. Each of the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties shall have no duty to disclose to any other Secured Party, any information

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relating to the Parent, Company or any of the Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the Obligations, that is known or becomes known to any of them or any of their Affiliates. In the event any First Lien Secured Party, any Second Lien Secured Party or any Third Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 9.02    No Warranties or Liability. (a) Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Third Lien Collateral Agent nor any other Third Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Third Lien Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Lien Collateral Agent nor any other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Lien Collateral Agent nor any other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b)       Each of the Second Lien Collateral Agent and the other Second Lien Secured Parties, and the Third Lien Collateral Agent and the other Third Lien Secured Parties shall have no express or implied duty to the First Lien Collateral Agent or any other First Lien Secured Party, and each of the First Lien Collateral Agent and the other First Lien Secured Parties, and the Third Lien Collateral Agent and the other Third Lien Secured Parties shall have no express or implied duty to the Second Lien Collateral Agent or any other Second Lien Secured Party, and each of the First Lien Collateral Agent and the other First Lien Secured Parties, and the Second Lien Collateral Agent and the other Second Lien Secured Parties shall have no express or implied duty to the Third Lien Collateral Agent or any other Third Lien Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Lien Note Document, any Second Lien Note Document and any Third Lien Note Document (other than, in

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each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c)       The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no First Lien Secured Party shall have any liability to the Second Lien Collateral Agent or any other Second Lien Secured Party, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Collateral Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Note Documents (other than this Agreement), (ii) the collection of the First Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral. The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, agrees that no First Lien Secured Party or Second Lien Secured Party shall have any liability to the Third Lien Collateral Agent or any other Third Lien Secured Party, and hereby waives any claim against any First Lien Secured Party or Second Lien Secured Party, arising out of any and all actions which the First Lien Collateral Agent or the other First Lien Secured Parties, or the Second Lien Collateral agent or the Second Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Note Documents or the Second Lien Note Documents (other than this Agreement), as applicable, (ii) the collection of the First Lien Obligations or the Second Lien Obligations, as applicable, or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

SECTION 9.03    Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Lien Collateral Agent and the other First Lien Secured Parties, the Second Lien Collateral Agent and the other Second Lien Secured Parties, and the Third Lien Collateral Agent and the other Third Lien Secured Parties shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any Note Document;

(b)       any change in the time, place or manner of payment of, or in any other term of (including, subject to the limitations set forth in Section 7.01, the Refinancing of), all or any portion of the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)       any change in the time, place or manner of payment of, or, subject to the limitations set forth in Section 7.01(a), in any other term of, all or any portion of the First Lien Obligations, Second Lien Obligations or Third Lien Obligations;

(d)       any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Note Document;

(e)       the securing of any First Lien Obligations, Second Lien Obligations or Third Lien Obligations with any additional collateral or Guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other

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collateral or any release of any Guarantee securing any First Lien Obligations Second Lien Obligations or Third Lien Obligations; or

(f)        any other circumstances that otherwise might constitute a defense available to, or a discharge of, Parent, Company or any Guarantor in respect of the First Lien Obligations, the Second Lien Obligations or this Agreement, or any of the Second Lien Secured Parties or Third Lien Secured Parties in respect of this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01  Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or by nationally recognized overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)       if to Parent, Company or any Guarantor, to it at 12670 High Bluffs Drive, San Diego, CA 92130, Attention: Frank Cassou Esq. (Fax No.: (858) 480-3112), with a copy to Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153-0119, Attention: Marita Makinen, Esq.;

(b)       if to the First Lien Collateral Agent, Second Lien Collateral Agent or Third Lien Collateral Agent, to The Bank of New York Mellon at 600 East Las Colinas Blvd., Suite 1300, Irving, Texas, 75039, Attention: Bob Hingston/Risk Management, with a copy to McGuire, Craddock & Strother, P.C., 500 North Akard, Suite 3550, Dallas, Texas 75210, Attention: Jonathan Thalheimer, Esq.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or by nationally recognized overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among Parent, Company and any Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 10.02  Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Note Documents, the provisions of this Agreement shall control.

SECTION 10.03  Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, hereby waives, as

41

SF1:727688

applicable, any and all rights the Second Lien Secured Parties and the Third Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

SECTION 10.04  Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.05  Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)       Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Lien Collateral Agent, the Second Lien Collateral Agent and the Third Lien Collateral Agent; provided that no such agreement shall amend, modify or otherwise affect the rights or obligations of any Grantor without such person's prior written consent.

SECTION 10.06    Subrogation. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred; provided, however, that, as between Parent, Company and the other Grantors, on the one hand, and the Second Lien Secured Parties, on the other hand, any such payment that is paid over to the First Lien Collateral Agent pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations unless and until the Discharge of First Lien Obligations shall have occurred and the First Lien Collateral Agent delivers any such payment to the Second Lien Collateral Agent. The Third Lien Collateral Agent, for itself and on behalf of the other Third Lien Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has occurred; provided, however, that, as between Parent, Company and the other Grantors, on the one hand, and the Third Lien Secured Parties, on the other hand, any such payment that is paid over to the First Lien Collateral Agent or the Second Lien Collateral Agent pursuant to this Agreement shall be deemed not to reduce any of the Third Lien Obligations unless and until the Discharge of First Lien Obligations and Discharge of Second Lien Obligations shall have occurred and the First Lien Collateral

42

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Agent or the Second Lien Collateral Agent delivers any such payment to the Third Lien Collateral Agent.

SECTION 10.07      Applicable Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)       Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)       Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.08    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

SECTION 10.09    Parties in Interest; Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, Second Lien Secured Parties and Third Lien Secured Parties, all of whom are intended to be

43

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bound by, and to be third party beneficiaries of, this Agreement. No other person shall have or be entitled to assert rights or benefits hereunder.

(b)       As a condition to any Person becoming a successor First Lien Collateral Agent, the First Lien Note Holders shall cause such successor First Lien Collateral Agent to promptly execute a counterpart to this Agreement. As a condition to any Person becoming a successor Second Lien Collateral Agent, the Second Lien Note Holders shall cause such successor Second Lien Collateral Agent to promptly execute a counterpart to this Agreement. As a condition to any Person becoming a successor Third Lien Collateral Agent, the Third Lien Note Holders shall cause such successor Third Lien Collateral Agent to promptly execute a counterpart to this Agreement.

(c)       As a condition to any Person becoming a Second Lien Note Holder, each Second Lien Note Holder shall cause its respective successors or assigns that become Second Lien Note Holders subsequent to the date hereof to promptly execute a counterpart to this Agreement. As a condition to any Person becoming a Third Lien Note Holder, each Third Lien Note Holder shall cause its respective successors or assigns that become Third Lien Note Holders subsequent to the date hereof to promptly execute a counterpart to this Agreement.

SECTION 10.10    Specific Performance. Each Collateral Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

SECTION 10.11    Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.13    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights among the First Lien Secured Parties, the Second Lien Secured Parties, and the Third Lien Secured Parties. None of Parent, Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations, except as expressly provided in this Agreement, hereunder. Nothing in this Agreement is intended to or shall impair the obligations of Parent, Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations as and when the same shall become due and payable in accordance with their terms.

44

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SECTION 10.14    Control Agent. (a) Parent, Company and each Guarantor hereby grants to the Control Agent, for the benefit of the First Lien Secured Parties, the Second Lien Secured Parties and the Third Lien Secured Parties, a security interest in all of their respective Deposit Accounts and all proceeds thereof now owned or at any time hereafter acquired by Parent, Company or such Guarantor or in which Parent, Company or such Guarantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all First Lien Obligations, Second Lien Obligations and Third Lien Obligations.

(b)       The First Lien Collateral Agent, on behalf of each of the First Lien Secured Parties, hereby appoints BONY as the agent (the "Control Agent") for the First Lien Collateral Agent for the benefit of each of the First Lien Secured Parties (and also acknowledges that the Control Agent will act for the benefit of each of the Second Lien Secured Parties and the Third Lien Secured Parties) for purposes of obtaining and perfecting any Lien on any Deposit Accounts of Parent, Company and the Guarantors. The Second Lien Collateral Agent, on behalf of each of the Second Lien Secured Parties, hereby appoints BONY as the Control Agent for the Second Lien Collateral Agent for the benefit of each of the Second Lien Secured Parties (and also acknowledges that the Control Agent will act as agent for the benefit of each of the First Lien Secured Parties and the Third Lien Secured Parties) for purposes of obtaining and perfecting any Lien on any Deposit Accounts of Parent, Company and the Guarantors. The Third Lien Collateral Agent, on behalf of each of the Third Lien Secured Parties, hereby appoints BONY as the Control Agent for the Third Lien Collateral Agent for the benefit of each of the Third Lien Secured Parties (and also acknowledges that the Control Agent will act as agent for the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties) for purposes of obtaining and perfecting any Lien on any Deposit Accounts of Parent, Company and the Guarantors. The Control Agent hereby accepts such appointment.

(c)       If at any time, BONY ceases to act as First Lien Collateral Agent in accordance with Section 9.5 of the First Lien Purchase Agreement, the successor First Lien Collateral Agent appointed thereunder shall be appointed successor Control Agent hereunder and shall be entitled to all indemnifications and exculpations contained in any of the First Lien Note Documents, the Second Lien Note Documents or the Third Lien Note Documents, provided that, (i) upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall provide notice to any depository bank party to a Control Agreement of its resignation as Control Agent and (x) so long as the Discharge of Second Lien Obligations has not occurred, shall appoint Second Lien Collateral Agent as successor Control Agent under each such Control Agreement, and from and after such Discharge of First Lien Obligations, the Second Lien Collateral Agent shall be Control Agent hereunder, or (y) after the Discharge of Second Lien Obligations has occurred, shall appoint Third Lien Collateral Agent as successor Control Agent under each such Control Agreement, and from and after such Discharge of First Lien Obligations, the Third Lien Collateral Agent shall be Control Agent hereunder, and (ii) so long as the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, the Second Lien Collateral Agent shall provide notice to any depository bank party to a Control Agreement of its resignation as Control Agent and shall appoint Third Lien Collateral Agent as successor Control Agent under each such Control Agreement, and from and after such

45

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Discharge of Second Lien Obligations, the Third Lien Collateral Agent shall be Control Agent hereunder. Notwithstanding the foregoing, (i) any resigning Control Agent shall continue to be Control Agent under any Control Agreement (but shall have no duties, responsibilities or liabilities and shall be Control Agent solely for purposes of maintaining perfection of Liens securing the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations) until a successor Control Agent executes a counterpart or equivalent thereof to such Control Agreement accepting such appointment, and (ii) no Control Agent shall deliver any notice terminating any Control Agreement until each of the Discharge of First Lien Obligations, the Discharge of Second Lien Obligations and Discharge of Third Lien Obligations has occurred.

SECTION 10.15      Collateral Agent Role. Notwithstanding anything herein to the contrary, the First Lien Collateral Agent’s duties under this Agreement are administrative only and it shall not be required under any circumstances to exercise discretion in the performance of its duties hereunder but shall be required to act or to refrain from acting upon instructions from the First Lien Required Holders and shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with such instructions or pending instructions. Notwithstanding anything herein to the contrary, the Second Lien Collateral Agent’s duties under this Agreement are administrative only and it shall not be required under any circumstances to exercise discretion in the performance of its duties hereunder but shall be required to act or to refrain from acting upon instructions from the Second Lien Required Holders and shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with such instructions or pending instructions. Notwithstanding anything herein to the contrary, the Third Lien Collateral Agent’s duties under this Agreement are administrative only and it shall not be required under any circumstances to exercise discretion in the performance of its duties under but shall be required to act or to refrain from acting upon instructions from the Third Lien Required Holders and shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with such instructions or pending instructions. The Secured Parties understand and agree that the Collateral Agents hereunder are not administering any of the Purchase Agreements and with respect to the Discharge of First Lien Obligations or the Discharge of Second Lien Obligations or with respect to any other matter contained herein cannot represent and warrant or otherwise attest to the performance of any parties of any obligations contained therein. Each Secured Party hereunder hereby (i) acknowledges that BONY is acting hereunder in multiple capacities and for multiple parties and (ii) waives any conflict of interest, now contemplated or hereafter arising, in connection therewith and agrees not to assert against BONY any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

[Remainder of this page intentionally left blank]

46

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEXTWAVE WIRELESS LLC

By:	____________________________________

Name:

Title:

NEXTWAVE WIRELESS INC.

By:	____________________________________

Name:

Title:

AWS WIRELESS INC.

By:	____________________________________

Name:

Title:

IP WIRELESS, INC.

By:	____________________________________

Name:

Title:

SF1:727688

NEXTWAVE BROADBAND INC.

By:	____________________________________

Name:

Title:

NW SPECTRUM CO.

By:	____________________________________

Name:

Title:

PACKETVIDEO CORPORATION

By:	____________________________________

Name:

Title:

WCS WIRELESS LICENSE SUBSIDIARY, LLC

By:	____________________________________

Name:

Title:

SF1:727688

[2ND AND 3RD LIEN NOTE HOLDERS]

By:	____________________________________

Name:

Title:

SF1:727688

THE BANK OF NEW YORK MELLON, as First Lien Collateral Agent, Second Lien Collateral Agent and Third Lien Collateral Agent

By:______________________________

Name:

Title:

SF1:727688

ANNEX I

Provision for the Second Lien Purchase Agreement

"Reference is made to the Intercreditor Agreement dated as of October 9, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among Company, Parent, the subsidiaries of Company party thereto, The Bank of New York Mellon, as First Lien Collateral Agent (as defined therein), The Bank of New York Mellon, as Second Lien Collateral Agent (as defined therein), and The Bank of New York Mellon, as Third Lien Collateral Agent (as defined therein). Each Note Holder hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the payment and lien subordination provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Note Holder. The foregoing provisions are intended as an inducement to the note holders under the First Lien Purchase Agreement to extend credit to Company and such note holders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control."

Provision for the Third Lien Purchase Agreement

"Reference is made to the Intercreditor Agreement dated as of October 9, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among Parent, Company, the subsidiaries of Companies party thereto, The Bank of New York Mellon, as First Lien Collateral Agent (as defined therein), The Bank of New York Mellon, as Second Lien Collateral Agent (as defined therein), and The Bank of New York Mellon, as Third Lien Collateral Agent (as defined therein). Each Note Holder hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the payment and lien subordination provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Note Holder. The foregoing provisions are intended as an inducement to the note holders under the First Lien Purchase Agreement and the note holders under the Second Lien Purchase Agreement to extend credit to Parent and such note holders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control."

Annex I-1

SF1:727688

Provision for the Second Lien Collateral Documents and Third Lien Collateral Documents

"Reference is made to the Intercreditor Agreement dated as of October 9, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among Company, Parent, the subsidiaries of Company party thereto, The Bank of New York Mellon, as First Lien Collateral Agent (as defined therein), The Bank of New York Mellon, as Second Lien Collateral Agent (as defined therein), and The Bank of New York Mellon, as Third Lien Collateral Agent (as defined therein). Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control."

Annex I-2

SF1:727688

Page

ARTICLE I	Definitions	3
SECTION 1.01	Certain Defined Terms	3
SECTION 1.02	Other Defined Terms	3
SECTION 1.03	Terms Generally	10
ARTICLE II	Priorities	10
SECTION 2.01	Subordination in Right of Payment and Subordination of Liens	10
SECTION 2.02	Prohibition on Contesting Liens	12
SECTION 2.03	No New Liens	12
SECTION 2.04	Similar Liens and Agreements	13
ARTICLE III	Enforcement of Rights; Matters Relating to Collateral	14
SECTION 3.01	Exercise of Rights and Remedies	14
SECTION 3.02	No Interference	17
SECTION 3.03	Intentionally Omitted	20
SECTION 3.04	Automatic Release of Second Priority Liens and Third Priority Liens 20
SECTION 3.05	Insurance and Condemnation Awards	22
ARTICLE IV	Payments	23
SECTION 4.01	Application of Proceeds	23
SECTION 4.02	Payment Over	24
ARTICLE V	Bailment and Sub-Agency for Perfection of Certain Security Interests	25
ARTICLE VI	Insolvency or Liquidation Proceedings	26
SECTION 6.01	Finance and Sale Matters	27
SECTION 6.02	Relief from the Automatic Stay	29
SECTION 6.03	Reorganization Securities	29
SECTION 6.04	Post-Petition Interest	29
SECTION 6.05	Certain Waivers by the Second Lien Secured Parties and the Third Lien Secured Parties 30
SECTION 6.06	Certain Voting Matters	31
ARTICLE VII	Other Agreements	31

SF1:727688	-i-

(continued)

Page

SECTION 7.01	Matters Relating to Note Documents	31
SECTION 7.02	Effect of Refinancing of Indebtedness under Second Lien Note Documents 34
SECTION 7.03	No Waiver by First Lien Secured Parties	34
SECTION 7.04	Reinstatement	35
SECTION 7.05	Further Assurances	35
ARTICLE VIII	Representations and Warranties	35
SECTION 8.01	Representations and Warranties of Each Party	36
SECTION 8.02	Representations and Warranties of Each Collateral Agent	36
ARTICLE IX	No Reliance; No Liability; Obligations Absolute	36
SECTION 9.01	No Reliance; Information	36
SECTION 9.02	No Warranties or Liability	37
SECTION 9.03	Obligations Absolute	38
ARTICLE X	Miscellaneous	39
SECTION 10.01	Notices	39
SECTION 10.02	Conflicts	39
SECTION 10.03	Effectiveness; Survival	39
SECTION 10.04	Severability	40
SECTION 10.05	Amendments; Waivers	40
SECTION 10.06	Subrogation	40
SECTION 10.07	Applicable Law; Jurisdiction; Consent to Service of Process 41
SECTION 10.08	Waiver of Jury Trial	41
SECTION 10.09	Parties in Interest	41
SECTION 10.10	Specific Performance	42
SECTION 10.11	Headings	42
SECTION 10.12	Counterparts	42
SECTION 10.13	Provisions Solely to Define Relative Rights	42
SECTION 10.14	Control Agent	42

SF1:727688	-ii-

EXHIBIT I

FORM OF ASSUMPTION AGREEMENT

[See Attached]

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item I below ([the] [each, an] "Assignor") and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Subordinated Note Purchase Agreement identified below (as amended, the "Purchase Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Purchase Agreement, as of the Effective Date inserted by the Collateral Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Holder] [their respective capacities as Holders] under the Purchase Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Holder)] [the respective Assignors (in their respective capacities as Holders)] against any Person, whether known or unknown, arising under or in connection with the Purchase Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] "Assigned Interest"). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

_________________________

1  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3  Select as appropriate.

4  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

SF1:728643.5

1.	Assignor[s]:	______________________________

______________________________

2.	Assignee[s]:	______________________________

______________________________

3.	Company:	NextWave Wireless LLC

4.         Collateral Agent:        _________________________, as the collateral agent under the Purchase Agreement

5.         Note Purchase Agreement: The $105,263,157 Second Lien Subordinated Note Purchase Agreement dated as of October 9, 2008 among NextWave Wireless LLC, NextWave Wireless Inc., the other Guarantors from time to time party thereto, the Holders from time to time party thereto, and The Bank of New York, as Collateral Agent

	6.	Assigned Interest[s]:
Assignor[s] [5]	Assignee[s] [6]	Aggregate Amount of Notes of Holders[7]	Amount of Notes Assigned[8]	Percentage Assigned of Notes[9]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	_________________________][10]

Effective Date: ______________________ ___, 20___.

The terms set forth in this Assignment and Assumption are hereby agreed to:

_________________________

5  List each Assignor, as appropriate.

6  List each Assignee, as appropriate.

7  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8  Insert amount of Note in words.

9  Set forth, to at least 9 decimals, as a percentage of the Notes of all Holders thereunder.

10  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

SF1:728643.5	2

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By:	______________________________

Title:

[NAME OF ASSIGNOR]

By:	______________________________

Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By:	______________________________

Title:

[NAME OF ASSIGNEE]

By:	______________________________

Title:

_________________________

11  Add additional signature blocks as needed.

12  Add additional signature blocks as needed.

SF1:728643.5	3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1       Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.

1.2       Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder under the Purchase Agreement, (ii) it is acquiring the Securities to be acquired by it for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act, (iii) it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act, (iv) it did not employ any broker or finder in connection with the transactions contemplated by the Purchase Agreement; (v) it understands that the Securities have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and the Company has not undertaken to register the Securities under the Securities Act or any state or blue sky law, (vi) it further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Assignee) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts, (vii) from and after the Effective Date, it shall be bound by the provisions of the Purchase Agreement as a Holder thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Holder thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Purchase Agreement, the Collateral Agency Agreement and the Intercreditor Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.10 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (x) it has, independently and without reliance upon the Collateral Agent or any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and

4

decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (xi) if it is a foreign Holder, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Purchase Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Collateral Agent, [the] [any] Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Holder.

2.         Payments. From and after the Effective Date, the Company shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other a mounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

SF1:728643.5	5

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

[See Attached]

SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this " Certificate") is delivered in connection with that certain Third Lien Subordinated Exchange Note Exchange Agreement dated as of October 9, 2008 (the "Exchange Agreement") by and among NextWave Wireless Inc., a Delaware corporation (the "Parent") and the owner of 100% of the Capital Stock of NextWave Wireless LLC, a Delaware limited liability company (the "Company"), each other Guarantor from time to time party thereto (collectively with Company, the "Guarantors"), the Holders from time to time party thereto (collectively, the "Holders"), and The Bank of New York Mellon, as Collateral Agent (" Collateral Agent"). Capitalized terms used herein without definition have the same meanings as in the Exchange Agreement.

This Solvency Certificate is being delivered pursuant to Section 2.1(w) of the Exchange Agreement. The undersigned are the Chief Financial Officer of Company and the Chief Financial Officer of Parent, respectively, and each hereby further certifies as of the date hereof, in his capacity as an officer of Company or Parent, as the case may be, and not individually, as follows:

1.         I have responsibility for (a) the management of the financial affairs of Company or Parent, as the case may be, and the preparation of financial statements of Company or Parent, as the case may be, and (b) reviewing the financial and other aspects of the transactions contemplated by the Exchange Agreement.

2.         I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for Company or Parent, as the case may be, for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.         In preparation for the consummation of the transactions contemplated by the Exchange Agreement, I have prepared and/or reviewed a pro forma balance sheet as at October 9, 2008 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Exchange Agreement for Parent and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Exchange Agreement. The pro forma balance sheet has been prepared utilizing what I believe are reasonable estimates of the "fair value" and "present fair saleable value" of the assets of Parent and its Subsidiaries. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4.         Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows with respect to Company and Parent, each individually, and Parent and its Subsidiaries taken as a whole on a consolidated basis, in each case after giving effect to the consummation of the Transactions:

a.         The fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become

SF1:730190	1

absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person.

b.         Such Person’s capital is not, and will not be, unreasonably small in relation to its business or any contemplated or undertaken transaction.

c.         Such Person does not, and will not, intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due.

d.         Such Person is, and will be, "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.

In computing the amount of such contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

For the purpose of the above analysis, the values of such Person’s assets have been computed by considering such Person as a going concern entity.

I understand that Collateral Agent and Holders are relying on this Solvency Certificate in extending credit to Parent pursuant to the Exchange Agreement.

SF1:730190	2

Each of the undersigned has executed this Solvency Certificate, in his capacity as an officer of Company and of Parent, and not individually, as of the 9th day of October, 2008.

COMPANY

Name: _______________________

Title: Chief Financial Officer

PARENT

Name: _______________________

Title: Chief Financial Officer

SF1:730190	3

EXHIBIT K

FORM OF SECOND LIEN PURCHASE AGREEMENT

[See Attached]

EXECUTION VERSION

SECOND LIEN SUBORDINATED NOTE PURCHASE AGREEMENT

among

NextWave Wireless LLC,

NextWave Wireless Inc.,

each Guarantor named herein,

and

the Purchasers named herein

Relating to:

Senior-Subordinated Secured Second Lien Notes due 2010

of

NextWave Wireless LLC

Dated as of October 9, 2008

ARTICLE I PURCHASE, SALE AND ISSUANCE OF SECURITIES		1

1.1	Issuance of Notes.	1

1.2	Sale and Purchase of the Notes; Closing; Issuance of Initial Warrants.	1

1.3	[RESERVED]	2

1.4	Purchasers Representations and Acknowledgement.	2

1.5	Expenses.	5

1.6	Indemnification.	5

1.7	Registration of Notes; etc.	7

1.8	Tax Matters.	8

ARTICLE II CLOSING CONDITIONS		11

2.1	Closing Conditions.	11

ARTICLE III HOLDERS SPECIAL RIGHTS		16

3.1	Service Charges.	16

3.2	Direct Payment.	16

3.3	Lost, etc. Notes.	17

3.4	Inspection.	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES		17

4.1	Organization, Powers.	18

4.2	Qualification and Good Standing.	18

4.3	Company and Subsidiaries; Capitalization.	18

4.4	Due Authorization.	18

4.5	No Conflict.	19

4.6	Governmental Consents.	19

4.7	Binding Obligations.	19

4.8	No Default; Contracts and Spectrum Leases.	19

4.9	Use of Proceeds.	20

4.10	Financial Condition.	20

4.11	No Material Adverse Change; Absence of Undisclosed Liabilities.	21

4.12	Title to Collateral; Properties; Liens.	21

4.13	FCC Licenses.	21

4.14	Intellectual Property.	22

4.15	Litigation; Adverse Facts.	23

4.16	Payment of Taxes.	24

4.17	Compliance With Laws; Governmental Authorizations; Insurance.	24

4.18	Affiliate Transactions.	25

4.19	Investment Company Act.	25

- i -

(continued)

4.20	Securities Activities.	25

4.21	ERISA.	26

4.22	Certain Fees.	26

4.23	Environmental Matters.	26

4.24	Employee Matters.	27

4.25	Solvency.	27

4.26	Indebtedness.	27

4.27	No Violation of Regulations of Board of Governors of Federal Reserve System.	27

4.28	Private Offering.	28

4.29	Disclosure.	28

4.30	Representations and Warranties.	28

4.31	Creation, Perfection and Priority of Liens.	28

4.32	Subsidiary Rights.	29

4.33	Ranking of Notes.	29

4.34	Independent Auditors.	29

4.35	Books and Records.	29

4.36	Money Laundering.	29

4.37	SEC Compliance.	30

4.38	Necessary Approvals.	31

ARTICLE V COVENANTS		31

5.1	Financial Statements and Other Reports.	31

5.2	Payment of Notes.	34

5.3	Satisfaction of Obligations; Taxes.	34

5.4	Maintenance of Property; Insurance.	34

5.5	Corporate Existence.	34

5.6	Books and Records.	35

5.7	Compliance with Law, Maintenance of FCC Licenses.	35

5.8	Account Control Agreement Amendment.	35

5.9	Additional Guarantors; Additional Collateral.	35

5.10	Use of Proceeds; Asset Sale Proceeds Account.	37

5.11	Limitation on Restricted Payments; Permitted Investments.	37

5.12	Liens and Related Matters.	38

5.13	Indebtedness.	39

5.14	Asset Sales.	40

5.15	Merger and Consolidation.	42

5.16	No Layering of Debt.	43

5.17	Limitation on Transactions With Affiliates.	43

- ii -

(continued)

5.18	Offer to Repurchase Upon Change of Control.	44

5.19	Nature of Business.	46

5.20	Investment Company Act.	46

5.21	Waiver of Stay, Extension or Usury Laws.	46

5.22	Spectrum Holdings.	46

5.23	Amendments of Organizational Documents.	46

5.24	OFAC.	47

5.25	Parent.	47

5.26	No Refinancing of First Lien Notes.	47

5.27	Budget.	47

5.28	License Subsidiaries.	48

5.29	Chief Operating Officer.	48

5.30	Asset Management Resolution.	48

ARTICLE VI DEFAULTS AND REMEDIES		49

6.1	Event of Default.	49

6.2	Acceleration.	52

6.3	Other Remedies.	52

6.4	Waiver of Past Defaults.	53

6.5	Rights of Holders to Receive Payment.	53

ARTICLE VII [RESERVED]		53

ARTICLE VIII REDEMPTION AND REPURCHASE OF THE NOTES		53

8.1	Optional Redemption; Mandatory Redemption.	53

8.2	Selection of Notes to Be Redeemed or Purchased.	54

8.3	Notice of Redemption.	55

8.4	Effect of Notice of Redemption.	55

8.5	Deposit of Redemption or Purchase Price.	55

8.6	Notes Redeemed or Purchased in Part.	56

ARTICLE IX DEFINITIONS		56

ARTICLE X MISCELLANEOUS		79

10.1	Notices.	79

10.2	Successors and Assigns; Assignments.	79

10.3	Amendment and Waiver.	81

10.4	Release of Security Interest or Guaranty; Release of Guarantor.	81

10.5	Interest Rate Limitation.	82

10.6	Counterparts.	82

- iii -

(continued)

10.7	Headings.	82

10.8	Governing Law.	83

10.9	Consent to Jurisdiction and Service of Process.	83

10.10	Waiver of Jury Trial.	83

10.11	Survival of Warranties and Certain Agreements.	84

10.12	Failure or Indulgence Not Waiver; Remedies Cumulative.	84

10.13	Independence of Covenants.	84

10.14	Marshalling; Payments Set Aside.	84

10.15	Set-Off.	85

10.16	Classification of Transaction.	85

10.17	Exculpation.	85

10.18	Entire Agreement.	85

10.19	Severability.	86

10.20	Confidentiality.	86

10.21	Ratable Sharing.	87

10.22	Independent Nature of Holders Obligations and Rights.	88

10.23	Intercreditor Agreement.	88

10.24	Third Party Beneficiaries.	88

10.25	Rules of Construction.	88

- iv -

SCHEDULES AND EXHIBITS

Schedule 1.2A	Purchase Price
Schedule 1.2B	Purchasers
Schedule 4.3	Corporate and Capital Structure
Schedule 4.8	Material Contracts
Schedule 4.13	FCC Licenses
Schedule 4.14	Intellectual Property
Schedule 4.15	Claims and Proceedings
Schedule 4.18	Affiliate Transactions
Schedule 4.21	Qualified Plans and Multiemployer Plans
Schedule 4.23	Environmental Matters
Schedule 4.26	Indebtedness
Schedule 4.37	SEC Compliance
Schedule 5.12	Liens
Schedule 5.13	Existing Indebtedness
Schedule 5.14(c)	Lease or Sublease Markets
Schedule 9.1	Permitted Investments

Exhibit A	Form of Note
Exhibit B	Form of Account Control Agreement Amendment
Exhibit C	Form of Opinion of Company Counsel
Exhibit D	Form of Tax Matters Certificate
Exhibit E	Form of Collateral Agency Agreement
Exhibit F	Form of Guaranty
Exhibit G	Form of Security Agreement
Exhibit H	Form of Intercreditor Agreement
Exhibit I	Form of Assumption Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K-1	Form of Initial Warrant Agreement
Exhibit K-2	Form of Additional Warrant Agreement
Exhibit L	Form of Registration Rights Agreement
Exhibit M	Form of Parent Guaranty
Exhibit N	Form of Exchange Note Exchange Agreement
Exhibit O	Form of Parent Director Nomination Agreement

- v -

SECOND LIEN SUBORDINATED NOTE PURCHASE AGREEMENT

          SECOND LIEN SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of October 9, 2008, among NextWave Wireless LLC, a limited liability company organized under the laws of the State of Delaware (the "Company"), NextWave Wireless Inc., a corporation organized under the laws of the State of Delaware and the owner of 100% of the Capital Stock of the Company ("Parent"), each Guarantor from time to time party hereto (each, a "Guarantor" and collectively, the "Guarantors"), the purchasers set forth in Schedule 1.2B (each, a "Purchaser" and collectively, the "Purchasers"), and The Bank of New York Mellon ("BONY"), as Collateral Agent.

          The parties hereto agree as follows:

ARTICLE I

PURCHASE, SALE AND ISSUANCE OF SECURITIES

          1.1          Issuance of Notes.

          On the date hereof, the Company will issue to the Purchasers, $105,263,157 aggregate Stated Value of Senior-Subordinated Secured Second Lien Notes in the form attached hereto as Exhibit A (the Notes) and at the purchase price set forth on Schedule 1.2A, with the original issue discount as described below. The Company will promptly pay or cause to be paid the Principal Amount of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes, and in accordance with the terms of the Intercreditor Agreement.

          The Notes will at all times be secured pursuant to the Collateral Documents and guarantied by the Guarantors in accordance with the terms of this Agreement. Interest will be payable on the Notes at a rate and on terms set forth in the Notes and this Agreement. The Notes shall be subject to optional redemption, mandatory redemption and an obligation to make a repurchase offer upon the occurrence of a Change of Control, in each case as further set forth in this Agreement and the Notes. Capitalized terms used herein without definition have the meanings assigned to them in Article IX hereof.

          1.2          Sale and Purchase of the Notes; Closing; Issuance of Initial Warrants.

                         (a)          In reliance upon the Purchasers several representations made in Section 1.4 hereof and subject to the terms and conditions set forth in the Note Documents, the Company hereby agrees to sell to the Purchasers the Notes. In reliance upon the representations and warranties of the Company contained in the Note Documents, and subject to the terms and conditions set forth herein and therein, the Purchasers hereby agree to purchase the Notes from the Company as described in Section 1.2(b). Having considered all facts relevant to a determination of the value of the Notes being acquired by the Purchasers on the date hereof, the Company and the Purchasers have concluded and do hereby agree that, within the meaning of Section 1273 of the Code, the issue price for each Note is as set forth in Schedule 1.2A. The parties hereto recognize that this Agreement creates original issue discount as set forth in Schedule 1.2A to be taken into account by each Purchaser and the Company for United States federal income tax purposes on the respective Notes, and they agree to adhere to this Agreement for such purposes and not to take any action inconsistent herewith. The inclusion of the foregoing provisions is not an admission by any Purchaser that it is subject to United States taxation.

                         (b)          The sale and purchase of the Notes to be purchased by the Purchasers will take place at a closing (the "Closing") at 10:00 a.m., New York City time on the date hereof at the offices of OMelveny & Myers LLP at Seven Times Square, New York, NY 10036. At the Closing, the Company will, subject to the terms and conditions set forth in the Note Documents, deliver to each Purchaser the Stated Value of Notes set forth with respect to such Purchaser on Schedule 1.2B (in such permitted denomination or denominations and registered in its name or the name of such nominee or nominees as such Purchaser may request) against payment of the purchase price therefor as set forth on such Schedule 1.2B by intra-bank or federal funds wire transfer of same day funds to the Company.

                         (c)          On the date hereof, Parent shall, subject to the terms and conditions set forth in the Note Documents, issue the Initial Warrants to the Purchasers (or, at the direction of any Purchaser, to any assignee of such Purchasers rights under this Section 1.2(c)), and the Purchasers shall acquire the Initial Warrants in reliance upon the representations and warranties of the Company and the Guarantors contained in the Note Documents, and subject to the terms and conditions set forth herein and therein. As used herein, "Initial Warrants" means warrants in substantially the form of Exhibit A to the Initial Warrant Agreement to acquire an aggregate number of forty million (40,000,000) shares of Common Stock (the "Initial Warrant Shares") at an exercise price of $0.01 per Initial Warrant Share. As used herein, "Common Stock" means the common stock, par value $0.001, of Parent. Each Purchaser shall be issued an Initial Warrant exercisable for the number of the Initial Warrant Shares representing such Purchasers pro rata share of the aggregate number of the Initial Warrant Shares, as set forth with respect to such Purchaser in Schedule 1.2B.

          1.3          [RESERVED]

          1.4          Purchasers Representations and Acknowledgement.

                         (d)          Each Purchaser represents, severally and not jointly, that it is acquiring the Securities to be acquired by it for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

          Each Purchaser further represents, agrees and acknowledges, severally and not jointly, that it:

                                        1. is an "accredited investor" as defined in Regulation D promulgated under the Securities Act;

                                        2. did not employ any broker or finder in connection with the transactions contemplated by this Agreement;

                                        3. understands that the Securities have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and the Company has not undertaken to register the Securities under the Securities Act or any state or blue sky law; and

                                        4. further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                         (e)          If any Purchaser desires to sell or otherwise dispose of all or any part of the Securities (other than pursuant to Rule 144, Rule 144A or an effective registration statement under the Securities Act), if requested by the Company, it will deliver to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company, that an exemption from registration under the Securities Act is available. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities (and all securities issued in exchange therefor, upon exercise thereof or in substitution thereof) shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUEST AN OPINION OF LEGAL COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER THAT ANY SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OR ENCUMBRANCE IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, IF SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OR ENCUMBRANCE IS NOT PURSUANT TO RULE 144, RULE 144A OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

In addition, upon original issuance thereof, the Notes (and all securities issued in exchange therefor, upon exercise thereof or in substitution thereof) shall bear the following legend:

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG THE COMPANY, PARENT, THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS

DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND THE BANK OF NEW YORK MELLON, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH NOTE HOLDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

          As a condition to any Person becoming a Holder, such Person shall execute and deliver an Assumption Agreement and a counterpart to the Intercreditor Agreement.

                         (f)          Each Holder agrees, for the benefit of the other Holders only, that, in connection with the purchase of the Securities, it has relied on the representations of Parent and the Company herein, information provided by Parent and the Company, its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries, and its own appraisal of the creditworthiness of Parent and its Subsidiaries. No individual Holder (or Affiliate or representative of any Holder) is acting as a financial advisor or fiduciary to any other Holder, or shall have any duty or responsibility to any other Holder, either initially or on a continuing basis. Without limiting the foregoing, no individual Holder (or Affiliate or representative of any Holder) shall have any duty or responsibility to any other Holder to make any investigation on behalf of any Holder or to provide any Holder with any credit or other information with respect to Parent and its Subsidiaries, whether coming into its possession before the purchase of the Securities, or at any time thereafter, and no Holder (or Affiliate or representative of any Holder) shall have any responsibility with respect to the accuracy or completeness of any information provided to Holders. The Holders acknowledge and agree that (i) the Holders, in such capacity, have no right to representation on the Board of Directors of the Company, Parent or any Subsidiary thereof, or to have an observer at meetings of any such Board of Directors, and that (ii) any Person affiliated or associated with an individual Holder who may serve as a member of the Board of Directors of the Company, Parent or any Subsidiary thereof is doing so in that Persons individual capacity, not as a representative of any Holder, and, in such capacity, shall have no duty or responsibility to any Holder.

          1.5          Expenses.

                         (a)          Whether or not any of the Notes are sold, the Company will pay all reasonable costs and expenses incurred by the Holders in connection with the transactions contemplated by this Agreement, including, without limitation:

                                        1. all reasonable out-of-pocket expenses (other than Taxes) incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents and all other agreements and transactions contemplated thereby, including without limitation due diligence and analysis (including as to FCC Licenses, Spectrum Leases and other Spectrum Holdings), examinations and appraisals;

                                        2. to the extent not specifically included in clause (1) above, the reasonable fees and expenses of OMelveny & Myers LLP, who are acting as counsel to one or more Purchasers in connection with the preparation, negotiation, execution and delivery of the Note Documents all other agreements and transactions contemplated thereby;

                                        3. all reasonable out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Holders in connection with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby; and

                                        4. such other fees (including without limitation, commitment fees) as agreed to by the Company and the Purchasers.

                         (b)          Whether or not any of the Notes are sold, the Company will pay all reasonable costs and expenses incurred by the Collateral Agent in connection with the transactions contemplated by this Agreement, including, without limitation:

                                        1. the costs and expenses outlined in that certain fee schedule dated as of September 17, 2008;

                                        2. to the extent not specifically included in clause (1) above, the reasonable fees and expenses of McGuire, Craddock & Strother, P.C., who are acting as counsel to the Collateral Agent in connection with the preparation, negotiation, execution and delivery of the Note Documents; and

                                        3. all reasonable out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Collateral Agent in connection with any amendment, modification, waiver, consent (whether or not such amendment, waiver or consent becomes effective), or preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby.

          1.6          Indemnification.

                         (a)          In addition to all rights and remedies available to the Purchasers at law or in equity, the Company and the Guarantors (collectively, the "Indemnifying Parties") shall jointly and severally indemnify and hold harmless the Purchasers, the Collateral Agent, each subsequent Holder and their respective affiliates, stockholders, partners, members, officers, directors, employees, agents, representatives, controlling persons, successors, heirs and assigns (collectively, the "Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (but not including any diminution in value of the Notes), liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any claims by or on behalf of the Company or any of its Subsidiaries or any third party, including interest, penalties, and reasonable attorneys fees and expenses of one counsel to the Indemnified Parties (or such additional counsel as may reasonably be required by reason of a conflict of interest among or between Indemnified Parties) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, Losses) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                                        1. any misrepresentation or breach of a representation or warranty on the part of any Note Party under any Note Document;

                                        2. without duplication of Section 1.6(a)(1) above, any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits hereto, certificates or other instruments or documents furnished to the Holders by or on behalf of any Note Party made in or pursuant to any Note Document;

                                        3. any non-fulfillment or breach of any covenant or agreement on the part of any Note Party under any Note Document;

                                        4. any Environmental Claim; or

                                        5. except with respect to Taxes, any claim (whenever made) relating in any way to any Note Party and any claim (whenever made) arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (A) the execution, delivery and performance of this Agreement, the other Note Documents, and the documents and agreements contemplated hereby or thereby or (B) any actions taken by or omitted to be taken by any of the Indemnified Parties in connection with any Note Document;

provided, however, that no Indemnified Party shall be entitled to such rights and remedies to the extent that such Losses occur solely as a result of the willful misconduct, or the gross negligence on the part of any Indemnified Party, as finally determined by a court of competent jurisdiction.

                         (b)          All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby without limit, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Purchasers, their advisors and/or any of the Indemnified Parties or the acceptance by the Company of any certificate or opinion, and shall inure to the benefit of any purchaser or other holder of the Notes, in accordance with the terms hereof, and notwithstanding such Persons subsequent assignment or transfer of its Notes.

                         (c)          If for any reason the indemnity provided for in this Section 1.6 is unavailable to any Indemnified Party or is insufficient to hold each such Indemnified Party harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then the Company and the Guarantors jointly and severally shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company and the Guarantors on the one hand and such Indemnified Party on the other but also the relative fault of the Company and the Guarantors and the Indemnified Party as well as any relevant equitable considerations. In addition, the Company and the Guarantors, jointly and severally, agree to reimburse any Indemnified Party upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim. The indemnity, contribution and expenses reimbursement obligations that the Company and the Guarantors have under this Section 1.6 shall be in addition to any liability that the Company and the Guarantors may otherwise have at law or in equity. The Company and the Guarantors further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

                         (d)          Any indemnification or payments in respect of contribution of any Purchaser or any other Indemnified Party by the Company or the Guarantors pursuant to this Section 1.6 shall be effected by wire transfer of immediately available funds from the Company or any Guarantor to an account designated by such Purchaser or any other Indemnified Party within ten Business Days after the incurrence of a Loss.

          1.7          Registration of Notes; etc.

                         (a)          The Company will maintain (and make available for inspection by the Holders upon reasonable prior notice at reasonable times) at its address referred to in Section 10.1(c) a register for the recordation of, and shall record, the names and addresses of Holders (and any changes thereto), the respective amounts of the Notes of each Holder from time to time and the amount that is due and payable, and paid, to each Holder (the "Register"). Promptly following the Closing and each subsequent change to the Register, the Company shall provide a copy of the Register to the Collateral Agent. The Company shall deem and treat the Persons listed as Holders in the Register as the holders and owners of the corresponding Notes listed therein for all purposes of this Agreement; all amounts owed with respect to any Note shall be owed to the Holder listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Holder shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Notes. Each Holder shall record on its internal records the amount of its Notes and each payment in respect thereof, and any such recordation shall be conclusive and binding on the Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Holders records. Failure to make any recordation in the Register or in any Holders records, or any error in such recordation, shall not affect any Notes or any obligation thereunder.

                         (b)          Subject to Section 10.2, a Holder may transfer a Note to a new Holder only by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only).

                         (c)          Upon surrender for registration of transfer of any Notes, the Company, at its expense, will mark the surrendered Notes as canceled, and execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate Principal Amount. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated as of, and bear interest from, the date to which interest shall have been paid on the surrendered Note, or dated as of the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Promptly upon the transfer of any Note, the Company shall provide written notice of such transfer to the Collateral Agent, including the date of such transfer, the amount of Note or Notes transferred and the name of and payment instructions for the transferee.

                         (d)          Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate Principal Amount, as applicable, but in different denominations. Whenever any Notes are so surrendered for exchange, the Company, at its expense, will mark the surrendered Notes as canceled, and execute and deliver the Notes that the Holder making the exchange is entitled to receive.

                         (e)          All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of the Company, evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

                         (f)          Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder thereof or its attorney duly authorized in writing.

                         (g)          Upon receipt of a Note pursuant to clause (b) or (d) above and any forms, certificates or other evidence with respect to Tax matters that the new Holder may be required to deliver the Company pursuant to Section 1.8, the Company will record the relevant information in the Register.

                         (h)          Any transfer of any of the Notes is subject to Section 1.4(b) hereof and will not be valid unless and until such transfer is recorded in the Register.

          1.8          Tax Matters.

                         (a)          Any and all payments by or on behalf of the Company or any Guarantor hereunder or under the Notes or the other Note Documents that are made to or for the benefit of a Holder shall be made free and clear of and without deduction or withholding on account any

Taxes. If the Company or any Guarantor or any other Person on behalf of the Company or any Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other Note Document to a Holder:

                                        1. the Company shall notify such Holder of any such requirement or any change in any such requirement as soon as it becomes aware of it;

                                        2. the Company shall timely pay any such Tax to the relevant Governmental Authority when such Tax is due, in accordance with Applicable Law;

                                        3. unless such Tax is an Excluded Tax, the sum payable shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this clause), each Holder receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

                                        4. within 30 days after the Company receives a receipt of payment of any Tax which the Company is required by clause (2) above to pay, shall deliver to the applicable Holder the original or a certified copy of an official receipt or other satisfactory evidence of the payment and its remittance to the relevant Governmental Authority.

                         (b)          In addition, without limiting the provisions of paragraph (a) above, the Company agrees to timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law and within thirty (30) days after the Company receives a receipt for payment of any such Taxes, the Company shall furnish to the applicable Holder a copy of such receipt.

                         (c)          The Company will indemnify each Holder, within 10 days after demand therefor, for the full amount of any Covered Taxes or Other Taxes (including for the full amount of any Covered Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8(c)) paid by such Holder, as the case may be, and any penalties (other than penalties imposed by reason of such Holders gross negligence or willful misconduct), interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder shall be conclusive absent manifest error.

                         (d)          If a Holder receives a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company paid additional amounts pursuant to this Section 1.8, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company pursuant to this Section 1.8 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, however, that the Company, upon the request of such Holder, agrees to repay the amount paid over to the Company to such Holder in the event that such Holder is required to repay such refund to such Governmental Authority.

                         (e)          Unless not legally entitled to do so:

                                        1. each Holder shall deliver such forms or other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements;

                                        2. any Holder that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under the Notes or any other Note Document shall deliver to the Company, on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Company, in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding;

                                        3. without limiting the generality of the foregoing, any Holder shall deliver to the Company (in such number of copies as shall be reasonably requested by the Company) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter, as may be necessary in the determination of the Company, in the reasonable exercise of its discretion), whichever of the following is applicable:

(A)

unless such Holder has otherwise established to the reasonable satisfaction of the Company that it is an exempt recipient (as defined in Section 6049(b)(4) of the Code and the United States Treasury Regulations thereunder) properly completed and duly executed copies of Internal Revenue Service Form W-9,

(B)	properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(C)	properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(D)

in the case of a Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate in the form of Exhibit D hereto to the effect that such Holder is not (i) a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Sections 881(c)(3)(B) or 871(h)(3)(B) of the Internal Revenue Code) of the Company, or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue

Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, and

(E)	properly completed and duly executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in any Tax,

          in each case together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction required to be made, if any.

                         (f)          Without limiting the generality of the foregoing, each Holder hereby agrees, from time to time after the initial delivery of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Holder shall promptly (1) deliver to the Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Holder, together with any other certificate or statement of exemption required in order to confirm or establish that such Holder is entitled to an exemption from or reduction of any Tax with respect to payments to such Holder under the Note Documents, or (2) notify the Company of its inability to deliver any such forms, certificates or other evidence.

                         (g)          Any Holder claiming any additional amounts payable pursuant to this Section 1.8 shall use its reasonable best efforts to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise materially disadvantageous to such Holder.

                         (h)          The obligations of the Company under this Section 1.8 shall survive the payment of the Notes and the termination of this Agreement.

ARTICLE II

CLOSING CONDITIONS

          2.1          Closing Conditions.

          The obligations of the Purchasers to purchase and pay for the Notes shall be subject to the satisfaction of each of the following conditions on or before the date hereof:

                         (a)          Completion of Due Diligence. The Purchasers shall have completed a business due diligence investigation of the Company, Parent and the respective Subsidiaries of the Company and Parent (including, without limitation, satisfactory review of the Closing Date Budget) satisfactory to the Purchasers in their sole discretion. Avenue Capital Management II, L.P. ("Avenue Capital") shall have reviewed and be reasonably satisfied with the ownership, corporate, legal, tax, management and capital structure of Parent and its Subsidiaries (after giving effect to the Transactions).

                         (b)          Opinion of Counsel. The Purchasers and the Collateral Agent shall have received opinions in form and substance satisfactory to the Purchasers and the Collateral Agent, dated as of the date hereof from Weil, Gotshal & Manges LLP or, with respect to the FCC Licenses and related matters, Patton Boggs, LLP, each counsel for the Company and the Guarantors, covering the matters set forth on Exhibit C with respect to the Company and the Guarantors, and covering such other matters incident to the transactions contemplated hereby as the Purchasers and the Collateral Agent may reasonably request.

                         (c)          Representations and Warranties True. The representations and warranties of the Company and the Guarantors contained in this Agreement are true and correct in all material respects on and as of the date hereof (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete on and as of such earlier date).

                         (d)          Compliance with this Agreement; No Default. After giving effect to the transactions contemplated by this Agreement, (i) no Default or Event of Default shall have occurred and be continuing hereunder, (ii) no Default or Event of Default (each as defined under the First Lien Documents) shall have occurred and be continuing under the First Lien Documents, and (iii) no Default or Event of Default (each as defined under the Exchange Note Documents) shall have occurred and be continuing under the Exchange Note Documents.

                         (e)          Delivered Documents. On or before the date hereof, each of the Company and the Guarantors shall deliver to the Purchasers with respect to the Company or such Guarantor, as the case may be, each, unless otherwise noted, dated as of the date hereof:

                                        1. Note Documents; etc. Copies of the Note Documents and the Intercreditor Agreement duly executed by each party thereto (other than the Purchasers).

                                        2. Officers Certificate. A certificate, dated as of the date hereof and signed by a Responsible Officer of the Company, certifying that the conditions set forth in this Article II have been satisfied on and as of such date.

                                        3. Secretarys Certificate. A certificate, dated as of the date hereof and signed by the Secretary of the Company and the Secretary of each Guarantor, certifying as to the Board of Directors and other resolutions and Organizational Documents attached thereto and as to all other corporate or other organizational proceedings relating to the authorization, execution and delivery of the Notes, the Note Documents and the Intercreditor Agreement.

                                        4. Good Standing Certificates. A good standing certificate from the Secretary of State of such Persons jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated as of a recent date prior to the date hereof.

                                        5. Incumbency Certificates. Signature and incumbency certificates of the officers of each Person executing the Note Documents, and any other documents, instruments and certificates required to be executed by such Person in connection herewith or therewith.

                                        6. Other Documents. Such other documents or certificates as the Purchasers or the Collateral Agent may reasonably request.

                         (f)          Issuance of Notes and Initial Warrants. Pursuant to Section 1.2 hereof, the Company shall have issued and delivered the $105,263,157 aggregate Stated Value of Notes to the Purchasers, and Parent shall have issued and delivered the Initial Warrants to the Purchasers.

                         (g)          Governmental Authorizations; No Violation. The Company and the Guarantors shall have received all material Governmental Authorizations (including any required Governmental Authorizations from the FCC) and sent or made all material notices, filings, registrations and qualifications required to be obtained, sent or made in connection with the consummation of the Transactions. The consummation by the Company and the Guarantors of the Transactions shall not materially contravene, violate or conflict with any Applicable Law.

                         (h)          Financial Statements. The Company shall have delivered to the Purchasers the financial statements referred to in Section 4.10; provided that such financial statements shall be deemed to have been delivered if publicly available through the SECs Electronic Data Gathering, Analysis, and Retrieval system (www.sec.gov/edgar).

                         (i)          Payment of Fees and Expenses. The Company shall have (i) paid the fees and expenses referred to in Section 1.5, and/or (ii) acknowledged and agreed that the funds to be delivered by the Purchasers pursuant to Section 1.2(b) shall be net of all fees and expenses referred to in Section 1.5 and accrued as of the date hereof (including legal fees and expenses).

                         (j)          Purchase Permitted by Applicable Laws; Legal Investment. Each Purchasers purchase of and payment for the Notes and Initial Warrants to be purchased by it (i) shall not be prohibited by any Applicable Law or governmental regulation; and (ii) shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

                         (k)          Security Interests in Collateral. The Purchasers shall have received evidence satisfactory to the Purchasers and the Collateral Agent that the Company and the Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Purchasers or the Collateral Agent, desirable in order to create in favor of the Collateral Agent for the benefit of the Holders a valid and perfected Second Priority security interest in the entire Collateral in accordance with the Collateral Documents. Such actions shall include, without limitation, the following:

                                        1. Stock Certificates. Delivery to the Purchasers of a confirmation from First Lien Collateral Agent that it is in receipt of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Purchasers and the Collateral Agent) representing all Capital Stock pledged pursuant to the First Lien Security Agreement.

                                        2. Searches and UCC Termination Statements. Delivery to the Collateral Agent of (i) the results of a recent search, by a Person satisfactory to the Purchasers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal property of the Company and any of the Guarantors, together with copies of all such filings disclosed by such search, and (ii) termination statements duly executed by all applicable Persons and filed in all applicable jurisdictions necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

                                        3. UCC Financing Statements. Delivery to the Collateral Agent of UCC financing statements with respect to all Collateral of the Company and each Guarantor, filed in all jurisdictions necessary or, in the opinion of the Purchasers, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

                         (l)          Series A Preferred Stock Consent. The Company shall have obtained consent pursuant to the Series A Preferred Stock Certificate of Designations to Asset Sales in excess of the $500,000,000 threshold set forth in the Series A Preferred Stock Certificate of Designations and a waiver of any Deemed Liquidation (as defined in the Series A Preferred Stock Certificate of Designations) that may arise due to such Asset Sales by (i) the holders of at least seventy-five percent (75%) of the outstanding shares of the Series A Preferred Stock, and (ii) each of Avenue Capital Group, Sola Group, Allen Salmasi (acting through Navation, Inc. or otherwise), and Douglas Manchester (acting through Manchester Financial Group, L.P. or otherwise), on behalf of all shares of Series A Preferred Stock held by or through such Persons.

                         (m)          Cost Savings. No later than two (2) Business Days prior to the date hereof, the Purchasers shall have received from the Company (i) a final budget (the "Closing Date Budget") in form and substance reasonably acceptable to Avenue Capital in its sole discretion that provides for identifiable cost cuts and cost savings, and (ii) a Six-Month Budget for the period commencing from the first day of the fourth Fiscal Quarter of the 2008 Fiscal Year.

                         (n)          NASDAQ Financial Viability Exemption. The Listing Qualifications Department of NASDAQ shall have informed Parent in writing that Parent is eligible for the financial viability exemption pursuant to NASDAQ Marketplace Rule 4350(i)(2), Parent shall have issued a press release and mailed notice to its stockholders of its intent to issue the Warrants to the Purchasers pursuant to such exemption as contemplated by Rule 4350(i)(2), and the applicable ten (10) day period shall have been satisfied.

                         (o)          First Lien Noteholders; First Lien Documents. The Required Holders (as defined in the First Lien Purchase Agreement) shall have (i) consented to the issuance of the Notes on the terms and conditions contained in this Agreement and the other Note Documents, the performance of each Note Partys obligations hereunder and thereunder, and any other Transactions, and shall have entered into any necessary amendments to the First Lien Documents to reflect such consent, and (ii) executed and delivered an amendment to the First Lien Documents (A) providing that all Net Proceeds (as defined in the First Lien Purchase Agreement) from any Asset Sales (as defined in the First Lien Purchase Agreement) be used to immediately repay the First Lien Notes, (B) modifying Section 5.13(g) of the First Lien Purchase Agreement to conform to the terms of Section 5.13(g) hereof, and (C) making such other modifications as the Required Holders (as defined in the First Lien Purchase Agreement) and the Company may mutually agree to.

                         (p)          Fairness Opinion. The Purchasers and the Collateral Agent shall have received a copy of an opinion dated as of the date hereof, rendered to the Finance Committee of the Board of Directors of Parent from The Bank Street Group LLC, stating that the Transactions, taken as a whole, are fair to the Company from a financial point of view.

                         (q)          Solvency Opinion. The Purchasers and the Collateral Agent shall have received a copy of an opinion dated as of the date hereof, from Valuation Research Company rendered to the Finance Committee of the Board of Directors of Parent, in form, scope and substance satisfactory to the Purchasers and the Collateral Agent, with appropriate attachments, demonstrating that after giving effect to the consummation of the Transactions, the Company and Parent, each individually, and Parent and its Subsidiaries, taken as a whole on a consolidated basis, are, and will be Solvent.

                         (r)          Interim Chief Operating Officer. Michael Murphy, a Managing Director of AlixPartners, or such other person reasonably satisfactory to the Governance Committee as shall have been identified by Avenue Capital, shall have been appointed as new interim Chief Operating Officer of Parent (the "Interim COO"), which Interim COO shall (i) report solely to the entire Board of Directors of Parent and the Governance Committee on at least a bi-weekly basis, (ii) keep the executive management of Parent informed of his current status and planned activities on a routine basis, and (iii) have day-to-day responsibilities for managing the business operations of Parent, the Company and the respective Subsidiaries of Parent and the Company, including without limitation, (A) responsibility for monitoring compliance with, and oversight of business activities in accordance with, the Closing Date Budget, any applicable Six-Month Budget and the Asset Management Resolution, and (B) participation in overall strategic direction and decision making, in consultation with the entire Board of Directors of Parent and the Governance Committee.

                         (s)          Permanent Chief Operating Officer. The Governance Committee shall have been formed and initiated a search for one or more persons to serve as permanent Chief Operating Officer of Parent (such person or persons, collectively, the "Permanent COO"), each of which officers shall, (i) together or individually, as the case may be, have the same day-to-day responsibilities and reporting duties as the Interim COO, and (ii) be reasonably acceptable to Avenue Capital.

                         (t)          Nomination of Director. Parent and Avenue Capital shall have entered into the Parent Director Nomination Agreement.

                         (u)          Exchange Notes. Parent shall have issued and delivered the Exchange Notes in accordance with the terms of the Exchange Note Documents.

                         (v)          Anti-Money Laundering Laws. Purchasers shall have received from the Company and the Guarantors all documentation and other information required or requested by any Governmental Authority under applicable know your customer and anti-money-laundering rules and regulations, including the Anti-Money Laundering Laws.

                         (w)          Solvency Certificate. Purchasers and the Collateral Agent shall have received a Solvency Certificate from the Company dated as of the date hereof and addressed to the Purchasers and the Collateral Agent, and in form, scope and substance satisfactory to the Purchasers, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Company and Parent, each individually, and Parent and its Subsidiaries, taken as a whole on a consolidated basis, are, and will be Solvent.

                         (x)          Asset Management Resolution. The Board of Directors of Parent shall have passed a resolution (the "Asset Management Resolution") authorizing the retention of Lazard Freres & Co. and AlixPartners to work, under the direction of the Governance Committee, with the Interim COO and the management of each of the Company and its applicable Subsidiaries to meet the requirements set forth in the Closing Date Budget with respect to IPW and its Subsidiaries, Go Networks and its Subsidiaries, the Global Services Strategic Business Unit of NextWave Broadband, and the Semiconductor Strategic Business Unit of NextWave Broadband (collectively, the "Named Businesses"), namely that within the timetables contemplated by the Closing Date Budget, each of such businesses shall no longer require cash or any other type of financial or monetary support from the Company in any form, and the Company shall no longer incur any liabilities with respect to such businesses (the "Named Business Condition"); provided that any disposition or liquidation of any of the Named Businesses will remain subject to the direction, review and approval by the Governance Committee, as delegatee of the Board of Directors.

          Notwithstanding anything to the contrary in this Article II, with respect to the conditions precedent referenced, the Collateral Agent shall not be responsible for determining the satisfaction of such conditions precedent, or liable for any failure thereof.

ARTICLE III

HOLDERS SPECIAL RIGHTS

          The Company hereby agrees to grant to each Holder the following special rights:

          3.1          Service Charges.

          No service charge shall be made for any registration of transfer or exchange of the Notes.

          3.2          Direct Payment.

                         (a)          The Company will pay or cause to be paid all amounts payable in cash with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 3:00 p.m., New York time on the date when due in accordance with this Agreement and the Note), by intra-bank or federal funds wire transfer to each Holders account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior to the applicable payment. Each Purchasers initial bank account for this purpose is on such Purchasers signature page hereto, and if no notice is given pursuant to the previous sentence hereof, such transfer shall be made to such initial bank account.

                         (b)          Notwithstanding anything to the contrary contained in the Notes, if any amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount up to, but excluding, the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

          3.3          Lost, etc. Notes.

          Notwithstanding any provision in any Note Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then the affidavit of the Holders treasurer or assistant treasurer (or other authorized officer), briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by the Company or the transfer agent, as the case may be, with respect to such Note, of new Notes for a like amount, in substitution therefor, other than such Purchasers or such Holders reasonably satisfactory unsecured written agreement to indemnify the Company or the transfer agent, as the case may be.

          3.4          Inspection.

          Following the Closing, the Company (a) will allow the Holders the right, during normal business hours and upon reasonable prior notice, to visit and inspect any of the offices, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with the designated representatives and officers of the Company and the Guarantors (and by this provision, the Company and the Guarantors authorize their officers to discuss the affairs, finances and accounts of the Company and the Guarantors), all at such times and as often as may be reasonably requested, but not more frequently than twice per Fiscal Year unless an Event of Default has occurred and is continuing and (b) authorizes its public accountants to discuss the affairs, finances and accounts of the Company and the Guarantors, in each case, subject to any limitations imposed by law or by confidentiality agreements binding on the Company or the relevant Guarantor and excluding materials subject to attorney-client privilege or attorney work product. The costs and expenses of such inspections will be paid by the Holders, provided that if an Event of Default then exists, such costs and expenses incurred by the Holders will be paid by the Company and the Guarantors. The Company shall be entitled to participate in or observe all such visits, inspections, examinations and discussions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          The Company and the Guarantors hereby, jointly and severally, represent and warrant on and as of the date hereof and immediately after giving effect to the Transactions, that:

          4.1          Organization, Powers.

          The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Guarantor that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each Guarantor that is a partnership or limited liability company is duly organized and a validly existing partnership or limited liability company, as the case may be, under the laws of its jurisdiction of formation and is in good standing in such jurisdiction. Each of the Company and the Guarantors has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Note Documents, to carry out the transactions contemplated hereby and thereby and, in the case of the Company, to issue and deliver the Securities and pay the obligations incurred under the Note Documents, and, in the case of each Guarantor, to issue its respective Guaranty and enter into the Collateral Documents to which it is a party.

          4.2          Qualification and Good Standing.

          The Company and each of the Guarantors is qualified or authorized to do business and is in good standing in the jurisdiction of its organization and in every other jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

          4.3          Company and Subsidiaries; Capitalization.

          Schedule 4.3 sets forth a true and correct list of the holders of 5% or more of the Capital Stock of Parent and its Subsidiaries as of the date hereof. As of the date hereof, Parent has the number of authorized, issued and outstanding shares of common stock and preferred stock (including the Series A Preferred Stock) as set forth on Schedule 4.3. As of the date hereof, all of the issued and outstanding Capital Stock of Parent has been duly authorized, validly issued and is fully paid and nonassessable. As of the date hereof, all of the issued and outstanding Capital Stock of the Company has been duly authorized, validly issued and is fully paid and nonassessable, and all of such Capital Stock of the Company is owned by Parent. Schedule 4.3 sets forth a true and correct list of every Subsidiary of the Company as of the date hereof. Each such Subsidiary is, directly or indirectly, 100% owned by the Company, except as otherwise described on Schedule 4.3. Except as set forth on Schedule 4.3, as of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, employee stock plans or other similar agreements or understandings for the purchase or acquisition of any shares of Capital Stock or other securities of Parent or any of its Subsidiaries. The Guarantors constitute all of the License Subsidiaries and Material Subsidiaries.

          4.4          Due Authorization.

          The execution, delivery and performance of the Note Documents, the issuance and delivery of the Securities and the Guaranties, and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company and/or partnership action, as applicable, on the part of the Company and each of the Guarantors.

          4.5          No Conflict.

          The execution, delivery and performance by the Company and each Guarantor of the Note Documents, including the issuance and delivery of the Securities and the Guaranties, as applicable, and the consummation of the Transactions do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Company or any of the Guarantors, or violate any Organizational Documents of the Company or any of the Guarantors, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any FCC License, Spectrum Lease or other Material Contract of any Note Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (except pursuant to the Note Documents), (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Note Party, except for such approvals or consents obtained on or before the date hereof, or (v) give rise (except pursuant to the Note Documents) to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of any Note Party or any Material Contract to which any Note Party is a party or by which any Note Party is bound.

          4.6          Governmental Consents.

          The execution, delivery and performance by each Note Party of the Note Documents, the issuance and delivery of the Securities and the Guaranties, as applicable, and the consummation of the Transactions do not and will not require any Governmental Authorization by any Governmental Authority (including the FCC) except to the extent obtained on or before the date hereof.

          4.7          Binding Obligations.

                         (a)          On and as of the date hereof, each Note Document has been duly executed and delivered by each Note Party party thereto and is the legally valid and binding obligation of each Note Party party thereto, enforceable against such Note Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

                         (b)          The Notes have been duly authorized by the Company and when executed and authenticated, will be entitled to the benefits of this Agreement and will constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

          4.8          No Default; Contracts and Spectrum Leases.

                         (a)          Schedule 4.8 sets forth a complete list of each Material Contract and each Spectrum Lease (including all amendments or modifications thereto) as of the date hereof. The Company has made available to the Purchasers true and complete copies of all Material Contracts and Spectrum Leases (including all amendments or modifications thereto) to which the

Company or any Guarantor is a party or to which it or any of them or any of their respective properties is subject.

                         (b)          Except as set forth on Schedule 4.15, as of the date hereof, neither the Company nor any of the Guarantors is in default in the payment or performance of any of its Material Contracts or Spectrum Leases or has received any notice of default thereunder, and no such default has occurred or will occur as a result of the execution and delivery of the Note Documents and consummation of the Transactions. The Company has no knowledge of any event which, upon the giving of notice or the passage of time, or both, would give rise to any default in the performance by it or, to its knowledge, any other party thereto, of any obligation under any Material Contract or Spectrum Lease.

                         (c)          Subsidiaries of the Company are the sole owners and holders of all of the leasehold or license interests granted by each Spectrum Lease. Except as disclosed on Schedule 4.15, as of the date hereof, each Material Contract and Spectrum Lease is in full force and effect, constituting valid and binding obligations of the parties thereto and enforceable in accordance with their respective terms. Except as disclosed on Schedule 4.15, as of the date hereof, neither the Company nor any Subsidiary of the Company has received any notice that any party to any of the Material Contracts or Spectrum Leases intends to cancel or terminate any such Material Contract or Spectrum Lease.

          4.9          Use of Proceeds.

          The net proceeds from the sale of the Notes hereunder will be used solely to fund the operations of the Company in the ordinary course of business and shall not be used for any other purpose, including any acquisition of any assets or business.

          4.10        Financial Condition.

                         (a)          The audited consolidated balance sheet of Parent and its Subsidiaries set forth in Parents most recently filed Annual Report on Form 10-K, and the related audited consolidated statements of income or operations, shareholders equity and cash flows for the Fiscal Year ended on that date, were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, fairly present, in all material respects, the financial condition of such Persons as at the dates indicated and the results of their operations and their cash flows for the periods indicated, except as otherwise indicated therein.

                         (b)          The unaudited consolidated balance sheets of Parent and its Subsidiaries included in Parents most recently filed Quarterly Report on Form 10-Q as at the end of each Fiscal Quarter ended more than 45 days prior to the date hereof, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the periods indicated were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, and certified by the chief financial officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, except for the absence of footnotes and as otherwise expressly noted therein.

          4.11        No Material Adverse Change; Absence of Undisclosed Liabilities.

          Since June 28, 2008, no event or change has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in the financial statements referred to in Section 4.10, since June 28, 2008, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities that would be required to be reflected on a balance sheet or the notes prepared thereto in accordance with GAAP consistently applied, other than obligations or liabilities incurred in the ordinary course of business.

          4.12        Title to Collateral; Properties; Liens.

          Except as disclosed on Schedule 4.15, as of the date hereof, the Company and each of the Guarantors have (i) good title to its Collateral, (ii) good and marketable title in fee simple to all real property owned by it which is material to the business of the Company and its Subsidiaries and (iii) good title to or valid leasehold interests in all of its personal property which is material to the business of the Company and its Subsidiaries. Upon the completion of the Transactions, the Collateral Agent has and shall continue to have a Second Priority Lien in and to the Collateral; provided that if no First Lien Obligations are outstanding such Lien held by the Collateral Agent shall have priority over all other Liens in and to such Collateral (other than any Permitted Liens). Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

          4.13        FCC Licenses.

                         (a)          Schedule 4.13 contains a true and complete list, as of the date of this Agreement, of (i) each FCC License which the FCC has issued to the Company or any of its Subsidiaries, identifying the holder of each such FCC License and (ii) all material pending applications filed with the FCC by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has any Foreign Spectrum Holdings as of the date hereof.

                         (b)          Except as set forth on Schedule 4.13, as of the date hereof, (i) each of the FCC Licenses listed on Schedule 4.13 is valid, binding, in full force and effect, and enforceable by the Company or any of its Subsidiaries party thereto in accordance with its terms; (ii) the Company or any of its Subsidiaries which is the holder of each such FCC License has performed all accrued obligations thereunder in all material respects and has not received written notice of intention to terminate any FCC License or written notice alleging a material default (other than letters of default that have been rescinded or with respect to defaults that have been cured or waived); (iii) no event caused by, relating to or affecting the Company or any of its Subsidiaries which is the holder of an FCC License has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a material default or material breach by the Company or any of its Subsidiaries party of the terms of such FCC License, the Communications Act or the FCC Rules, (iv) neither the Company nor any of its Subsidiaries has modified any of the material terms of any FCC License held by the Company or a Subsidiary of the Company and (v) to the knowledge of the Company, no holder of an Underlying License is in breach or default in any material respect thereunder and no event caused by, relating to or affecting any holder of an

Underlying License has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a material default or material breach by such party of the terms of such Underlying License, the Communications Act or the FCC Rules. True and complete copies of the FCC Licenses listed in Schedule 4.13, including all substantive amendments, waivers and modifications thereto in the possession of the Company or any of its Subsidiaries party thereto as of the date of this Agreement, together with all material pending applications filed with the FCC, have been made available to the Purchasers by the Company prior to the date hereof. The Company has not entered into any agreement, written or oral, or made any commitment to enter into any such agreement, pursuant to which the Company would accept any interference other than such interference contemplated by the applicable FCC Licenses, Underlying Licenses and FCC Rules, or to permit any additional signals in the Geographic Service Area covered by such FCC Licenses or Underlying Licenses and, to the Companys knowledge, there is not any such interference or additional signal.

                         (c)          Neither the Company nor any of its Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any such Person or give rise to any order of forfeiture or could otherwise reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any reason to believe that the FCC Licenses listed and described on Schedule 4.13 will not be renewed in the ordinary course. The Company and each of its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to the FCC Rules. No licenses, authorizations, permits or other rights other than the FCC Licenses are required under the Communications Act or the FCC Rules to operate the business of the Company in substantially the manner it is being operated as of the date hereof and as of the date hereof.

          4.14        Intellectual Property.

                         (a)          The Company and the Guarantors own (or have valid licenses with respect to) all right, title and interest in and to all trademarks and service marks, tradenames, patents, copyrights and trade secrets identified on Schedule 4.14 (collectively, the "Intellectual Property") (other than pending patent applications and any docketed disclosures), free and clear of all Liens, other than Liens permitted pursuant to Section 5.12(a). Except for Intellectual Property relating to WiMAX technology, as to which no representation is made herein, the Intellectual Property constitutes all such property as is material to the conduct of the business of the Company and the Guarantors. All material Intellectual Property (other than pending patent applications and any docketed disclosures) is subsisting, in full force and effect, and is valid and enforceable.

                         (b)          Except as set forth on Schedule 4.14, as of the date hereof, none of the owned or licensed Intellectual Property is subject to any outstanding order, ruling decree, judgment or stipulation to which the Company or any of its Subsidiaries is or has been made a party.

                         (c)          Except as set forth on Schedule 4.14, as of the date hereof, there are no agreements or arrangements (including covenants not to sue, non-assertion, settlement or similar agreements or consents) to which the Company or any of its Subsidiaries is a party (i) pursuant to which any of the owned Intellectual Property has been licensed to or used by any Person other than the Company or any of its Subsidiaries, or which permits use by any such other Person; or (ii) that restrict the rights of the Company or any of its Subsidiaries to use or enforce any of the owned Intellectual Property.

                         (d)          To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except that no representation or warranty is made relating to the development of the Companys WiMAX technology and products. Except as set forth on Schedule 4.15, as of the date hereof, no claim or demand of any Person against the Company or its Subsidiaries has been made, nor is there any proceeding that is pending or to the knowledge of the Company threatened, which (in any such case) (i) challenges the rights of the Company or its Subsidiaries in respect of any Intellectual Property or (ii) asserts that the Company or any of its Subsidiaries is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property.

                         (e)          Except to the extent set forth on Schedule 4.15, as of the date hereof, to the knowledge of the Company, no Person is infringing upon or misappropriating, or has infringed upon or misappropriated (i) any owned Intellectual Property or the rights of the Company or any of its Subsidiaries in any owned Intellectual Property or (ii) any Intellectual Property licensed to the Company or any of its Subsidiaries or the rights of the Company or any of its Subsidiaries therein.

                         (f)          Except to the extent the Company, in its commercially reasonable judgment, has determined otherwise, the Intellectual Property capable of such registration, filing or issuance has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or the United States Copyright Office.

                         (g)          All material licenses of Intellectual Property to the Company and each of its Subsidiaries are valid and enforceable.

          4.15        Litigation; Adverse Facts.

          Except as set forth on Schedule 4.15, as of the date hereof, there is no action, suit, proceeding, arbitration or governmental investigation at law or in equity or before or by any Governmental Authority pending or, to the best knowledge of the Company, threatened, in writing against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, which, either singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is (i) in material violation of any Applicable Law or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority binding on the Company or any of its Subsidiaries.

          4.16        Payment of Taxes.

          All returns and reports of the Company and its Subsidiaries required to be filed by any of them with respect to material Taxes have been timely filed (or extended), and all material Taxes imposed upon the Company or its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been timely paid other than those which are being contested by the Company or such Subsidiary in good faith and by appropriate proceedings promptly instituted and diligently conducted and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made or provided therefor. There is no audit or assessment of a material Tax proposed in writing against the Company or any of its Subsidiaries as of the date of this representation other than those which are being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made therefor. Neither the Company nor Parent is a United States real property holding corporation within the meaning of Section 897 of the Code. The Company is disregarded as separate from Parent for Federal income tax purposes and local income tax purposes. Parent is taxable as a corporation for Federal income tax purposes.

          4.17        Compliance With Laws; Governmental Authorizations; Insurance.

                         (a)          Each of Parent and its Subsidiaries has obtained all Governmental Authorizations required for the conduct of its business substantially as described in Parents most recently filed Annual Report on Form 10-K. Each of Parent and its Subsidiaries is in compliance with all such Governmental Authorizations and all Applicable Laws, and all such Governmental Authorizations are in full force and effect, except to the extent that noncompliance, or the failure to be in full force and effect, could not reasonably be expected to have a Material Adverse Effect. No violations have been recorded in respect of any such Governmental Authorization, and no proceeding is pending or, to the knowledge of the Company and the Guarantors, threatened to revoke or limit any Governmental Authorization. All (i) Spectrum Holdings, including all FCC Licenses, and (ii) Spectrum Leases, by their terms and as performed and conducted by the parties thereto, are in compliance in all material respects with all Applicable Laws, including the Communications Act and the FCC Rules. With respect to all Spectrum Leases that require Governmental Authorization, including the authorization of the FCC, as of the date hereof the Company or the holder of the applicable Underlying Licenses has obtained such Governmental Authorization and such Governmental Authorization is in full force and effect, except as disclosed in the SEC Documents or on Schedule 4.13.

                         (b)          The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as is customary in the business in which the Company and its Subsidiaries are engaged and which management of the Company believes to be prudent. All policies for such insurance are in full force and effect and all premiums due thereon have been paid. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage that is material to the business of the Company and its Subsidiaries and that has been sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

          4.18        Affiliate Transactions.

          Except as specifically disclosed on Schedule 4.18, there have not been any material transactions or loans (including guarantees of any kind) between the Company or any of its Subsidiaries and (i) other Persons that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company or any of its Subsidiaries, (ii) individuals owning, directly or indirectly, an interest in the Company or any of its Subsidiaries that gives them significant influence over the Company or any of its Subsidiaries, (iii) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company or any of its Subsidiaries, including directors and senior management of companies and close members of such individuals families, and (iv) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any Person described in (ii) or (iii) or over which such a Person is able to exercise significant influence (including enterprises owned by directors or major stockholders of the Company or any of its Subsidiaries and enterprises that have a member of key management in common with the Company or any of its Subsidiaries). For purposes of this Section 4.18: (i) significant influence over an enterprise is the power to control the financial and operating policy decisions of the enterprise; and (ii) stockholders beneficially owning a 5% interest in the voting power of the Company or any of its Subsidiaries are presumed to have a significant influence on the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.18, no employee, officer, stockholder or director of the Company or any of its Subsidiaries or member of his or her immediate family is indebted to the Company or its Subsidiaries, as the case may be, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Companys Board of Directors).

          4.19        Investment Company Act.

          Neither the Company nor any of its Subsidiaries is or, immediately after receipt of payment for the Notes and the consummation of the Transactions, will be an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

          4.20        Securities Activities.

          Neither the Company nor any of the Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          4.21        ERISA.

                         (a)          Schedule 4.21 lists all Qualified Plans and Multiemployer Plans through the date hereof. Each of the Company, Parent, the Subsidiaries of Parent and the Guarantors are in compliance in all material respects with all requirements of each Plan, and each Plan materially complies, and is operated in material compliance, with all applicable provisions of law. The Company is not aware, after due inquiry, of any item of non-compliance with respect to any Plan that could reasonably be expected to (i) result in the loss of Plan qualification or tax-exempt status, or (ii) give rise to a material excise tax or other penalty imposed by a Governmental Authority. No proceeding, claim, lawsuit and/or investigation (other than a routine claim for benefits) is pending concerning any Plan, which proceeding, claim, lawsuit or investigation could reasonably be expected to result in a material liability. All required contributions have been and will be timely made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to each of the Company, Parent, the Subsidiaries of Parent, the Guarantors, and each of their respective ERISA Affiliates, there are no, and have been no Unfunded Pension Liabilities in excess of $1,000,000 or Withdrawal Liabilities.

                         (b)          No ERISA Event has occurred or could reasonably be expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

                         (c)          Each of the Company, Parent, the Subsidiaries of Parent, the Guarantors, and each of their respective ERISA Affiliates currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

          4.22        Certain Fees.

          Neither the Company nor any Person acting on its behalf has entered into any agreement or arrangement as a result of which any brokers or finders fee or commission will be payable by the Company with respect to the Note Documents or any of the Transactions contemplated hereby, and the Company hereby indemnifies the Purchasers against, and agrees that it will hold the Purchasers harmless from, any claim, demand or liability for any such brokers or finders fees alleged to have been incurred by the Company in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability incurred by the Company.

          4.23        Environmental Matters.

          Except as set forth on Schedule 4.23, as of the date hereof, neither the Company nor any of the Guarantors nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or the Release or threatened Release of any Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the date hereof, neither the Company nor any of the Guarantors has received any request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9604) or any comparable law related to a matter that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the date hereof, there are and have been no violations of Environmental Laws or Release of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Guarantors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the date hereof, neither the Company nor any of the Guarantors nor to the Companys knowledge, any predecessor of the Company or any of the Guarantors has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Companys or any of the Guarantors operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except for any such activity conducted in material compliance with Environmental Laws and in a manner that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the date hereof, compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.23, as of the date hereof, no event or condition has occurred or is occurring with respect to the Company or any of the Guarantors relating to any Environmental Law, any Release or threatened Release of Hazardous Materials, or any other Hazardous Material Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

          4.24        Employee Matters.

          There is no strike or work stoppage in existence or, to the best knowledge of the Company and the Guarantors, threatened in writing involving the Company or any of its Subsidiaries.

          4.25        Solvency.

          The Company individually and the Company and the Guarantors, taken as a whole on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be Solvent.

          4.26        Indebtedness.

          The capitalization table on Schedule 4.26 sets forth and identifies in reasonable detail all outstanding short-term and long-term Indebtedness of the Company and its Subsidiaries, after giving effect to the Transactions and the other transactions contemplated by this Agreement.

          4.27        No Violation of Regulations of Board of Governors of Federal Reserve System.

          None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any Regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

          4.28        Private Offering.

          Subject to the truth and accuracy of the representations and warranties of the Purchasers hereunder, the sale of the Notes and the issuance of any other Securities pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act. In connection with each offer or sale of the Notes or issuance of any other Securities, no form of general solicitation or general advertising was used by the Company or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

          The Purchasers are the only purchasers of the Notes, and the only acquirors of the rights to receive the Warrants. No similar securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof. The Company agrees that neither it, nor anyone acting on behalf of it, will offer or sell the Securities, or any similar securities, in the future if such offer or sale will bring the issuance and/or sale of the Securities hereunder within the provisions of Section 5 of the Securities Act.

          4.29        Disclosure.

          The representations and warranties of the Company and the Guarantors contained in this Agreement and the information contained in the other documents, certificates and written statements furnished to any of the Purchasers by or on behalf of the Company or the Guarantors for use in connection with the transactions contemplated by this Agreement, including the documents filed by any Note Party with the SEC, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

          4.30        Representations and Warranties.

          All statements contained in any certificate delivered to the Purchasers or the Collateral Agent by or on behalf of any Note Party pursuant to or in connection with this Agreement as of the Closing shall be deemed to constitute representations and warranties under this Agreement with the same force and effect as the representations and warranties expressly set forth herein.

          4.31        Creation, Perfection and Priority of Liens.

          The execution and delivery of the Collateral Documents by the Company and each of the Guarantors, together with the actions taken on or prior to the date hereof pursuant to Section 2.1(k) are effective to create in favor of the Collateral Agent, on behalf of the Holders, as security for the obligations under the Note Documents, a valid Second Priority Lien on all of the Collateral; provided that if no First Lien Obligations are outstanding such Lien shall have priority over all other Liens on such Collateral (other than any Permitted Liens). All filings and other actions necessary or desirable to perfect and maintain the perfection and such priority status of such Liens have been duly made or taken and remain in full force and effect, other than the periodic filing of UCC continuation statements in respect of UCC financing statements (including any fixture filings) filed by or on behalf of the Holders.

          4.32        Subsidiary Rights.

          The Company, Parent or one of Parents Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by Applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as are owned by the Company, Parent or such Subsidiary.

          4.33        Ranking of Notes.

          Subject to the provisions of the Intercreditor Agreement, no Indebtedness of the Company or any of its Subsidiaries is senior to the Second Lien Obligations in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. The Holders acknowledge that their rights under the Second Lien Obligations will rank second as to priority of payment and lien priority to the rights of the First Lien Noteholders under the First Lien Obligations for so long as such First Lien Obligations remain outstanding.

          4.34        Independent Auditors.

          Ernst & Young LLP, who have certified the consolidated financial statements of Parent contained in Parents most recently filed Annual Report on Form 10-K, are independent public accountants within the meaning of the Securities Act.

          4.35        Books and Records.

          The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries (in the case of any acquired Subsidiary, since the date of its acquisition) accurately and completely reflect all information relating to the respective businesses of the Company and its Subsidiaries, the nature, acquisition, maintenance, and location of each of their respective assets, and the nature of all transactions giving rise to material obligations or accounts receivable of the Company or its Subsidiaries, as the case may be, except where the failure to so reflect such information could not reasonably be expected to have a Material Adverse Effect. The minute books of the Company and its Subsidiaries (in the case of any acquired Subsidiary, since the date of its acquisition) contain accurate records in all material respects of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors, and other governing Persons of the Company and its Subsidiaries, respectively.

          4.36        Money Laundering.

          The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations ("Anti-Money Laundering Laws"), including, but not limited to the laws, regulations and Executive Orders and sanctions programs administered by OFAC, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled,

Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

          4.37        SEC Compliance.

                         (a)          Any documents filed with the SEC by any Note Party pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act when they were or are filed with the SEC, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder, and did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                         (b)          Parent is subject to and in compliance in all material respects with the requirements of Section 13 or 15(d) of the Exchange Act; and Parent has made all filings required by the SEC in a timely manner to ensure the availability of Form S-3.

                         (c)          Except as set forth on Schedule 4.37, Parent and each of its Subsidiaries maintain (i) effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and (ii) a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with managements general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with managements general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                         (d)          Except as set forth on Schedule 4.37, since the end of Parents most recent audited fiscal year, there has been (i) no material weakness in Parents internal control over financial reporting (whether or not remediated) and (ii) no change in Parents internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parents internal control over financial reporting.

                         (e)          Parent and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that is designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SECs rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parents management as appropriate to allow timely decisions regarding required disclosure. Parent and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by the Exchange Act.

                         (f)          There is and has been no failure on the part of Parent and any of Parents directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

          4.38        Necessary Approvals.

          Each of the Company and the Guarantors has obtained all governmental, shareholder, third party and other approvals necessary or advisable in connection with the Transactions (including receipt of written notice from the National Association of Securities Dealers Automated Quotation System ("NASDAQ") stating that Parent qualifies for the financial viability exemption contemplated by NASDAQ Marketplace Rule 4350(i)(2)) and the continuing operations of the business of Parent and its Subsidiaries after giving effect to the Transactions.

ARTICLE V

COVENANTS

          So long as any of the Notes remain unpaid and outstanding, the Company and each of the Guarantors covenant to the Holders as follows:

          5.1          Financial Statements and Other Reports.

          Parent will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Collateral Agent and the Holders:

                         (a)          Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year), the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, reviewed by Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Parent, setting forth in each case in comparative form (x) with respect to such statements of income, the corresponding figures for the corresponding periods for the previous Fiscal Year, and (y) with respect to such balance sheets, the corresponding figures as of the end of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated; provided, that the delivery by Parent of quarterly reports on Form 10-Q of Parent and its consolidated Subsidiaries (which shall include all material information contained in the Officers Certificate delivered in connection therewith pursuant to clause (c)) shall satisfy the requirements of this Section 5.1(a). Following delivery of each quarterly report, the Holders will have the opportunity to review the contents of the quarterly report with members of the executive management of Parent, including without limitation Parents chief financial officer, subject to customary confidentiality undertakings if any non-public information is requested to be presented in such meetings. Parent shall determine the time and location thereof and notice thereof will be provided to each Holder at least 15 Business Days in advance. Telephonic attendance will be permitted on the part of any of Parents representatives and/or any Holder. In addition, as soon as available and in any event within 15 days of the end of each month that is not the end of a Fiscal Quarter, the Company shall deliver to each Electing Holder (as defined below) the unaudited consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form (x) with respect to such statements of income, the corresponding figures for the corresponding periods for the previous Fiscal Year, and (y) with respect to such balance sheets, the corresponding figures as of the end of the previous Fiscal Year, all in reasonable detail. Following delivery of each monthly report, the Electing Holders will have the opportunity to review the contents of the monthly report with members of the executive management of Parent, including without limitation Parents chief financial officer. Parent shall determine the time and location thereof and notice thereof will be provided to each Electing Holder at least 5 Business Days in advance. Telephonic attendance will be permitted on the part of any of Parents representatives and/or any Electing Holder. For purposes hereof, "Electing Holder "means a Holder that has notified Parent that it wishes to receive the monthly reports described above, and has provided a confidentiality undertaking reasonably satisfactory to Parent, provided that such a Holder shall cease to be an Electing Holder upon it notifying Parent in writing that it no longer wishes to receive the monthly reports described above;

                         (b)          Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, all in reasonable detail and certified by the chief financial officer of Parent that they fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Parent, which report shall be unqualified, shall express no assumptions or qualifications concerning the ability of Parent and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, that the delivery by the Company of annual reports on Form 10-K of Parent and its consolidated Subsidiaries (which shall include all material information contained in the Officers Certificate delivered in connection therewith pursuant to Section 5.1(c)) shall satisfy the requirements of this Section 5.1(b);

                         (c)          Compliance Certificates: together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b) above, an Officers Certificate of the Company and Parent stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officers Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Company or other Note Party has taken, is taking and proposes to take with respect thereto;

                         (d)          Events of Default, etc.: promptly upon any officer of the Company or Parent obtaining knowledge of (i) any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Holder has given notice with respect to a claimed Default or Event of Default, (ii) any violation of any law, statute, rule, regulation or ordinance of any Governmental Authority, or of any agency thereof, binding on the Company or any of the Guarantors which has had or could reasonably be expected to have a Material Adverse Effect, (iii) any condition or event that could reasonably be expected to result in a violation or breach of the terms or conditions of any FCC License, Underlying License or Spectrum Lease, or result in the termination, invalidity or loss of any material rights under any FCC License, Underlying License or Spectrum Lease or (iv) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Company or other Note Party has taken, is taking and proposes to take with respect thereto;

                         (e)          ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                         (f)          ERISA Notices: with reasonable promptness, copies of (i) all notices received by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (ii) copies of such other documents or governmental reports or filings relating to any Plan as the Holders shall reasonably request; and

                         (g)          Build-Out Reports: from time to time and, upon the reasonable prior request of a Holder, provided that such information is not otherwise available in documents filed by Parent with the SEC, reports concerning the status of the Companys (or applicable Subsidiarys) satisfaction of its build-out and service requirements in connection with its FCC Licenses and Spectrum Leases.

          5.2          Payment of Notes.

          The Company will promptly pay or cause to be paid the Principal Amount of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes, and in accordance with the terms of the Intercreditor Agreement.

          5.3          Satisfaction of Obligations; Taxes.

                         (a)          The Company will, and will cause each of its Subsidiaries to, perform all obligations under any Contractual Obligation to which the Company or any of its Subsidiaries is bound, or to which any of its properties is subject, except where the failure to perform would not reasonably be expected to have a Material Adverse Effect.

                         (b)          The Company will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable before the same shall become a Lien (other than Liens permitted pursuant to Section 5.12(a) upon any of its properties or assets); provided that no such Tax or claims need be paid if being contested in good faith by appropriate proceedings and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          5.4          Maintenance of Property; Insurance.

                         (a)          The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition in all material respects, ordinary wear and tear and accidental or unforeseen circumstances excepted, all properties necessary in the business of the Company and each of its Subsidiaries, and all Collateral, and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof, consistent with industry practice.

                         (b)          The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

          5.5          Corporate Existence.

          Except as otherwise permitted pursuant to the terms of this Agreement, the Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence; provided, however, that the Company shall not be required to, and its Subsidiaries shall not be required to, preserve any such corporate existence of any Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of its business and the business of its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders, and provided that such Subsidiary does not hold any Spectrum Holdings, other than such Spectrum Holdings as the Company would not be required to maintain in full force and effect in accordance with Section 5.7(c) below.

          5.6          Books and Records.

          The Company will, and will cause each of its Subsidiaries to, keep complete and accurate books and records in conformity with GAAP.

          5.7          Compliance with Law, Maintenance of FCC Licenses.

          The Company will, and will cause each of its Subsidiaries to:

                         (g)          comply with all Applicable Laws except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

                         (h)          maintain all Governmental Authorizations in compliance with all Applicable Law except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

                          (i)          maintain in full force and effect the FCC Licenses and Spectrum Leases and any Foreign Licenses or Foreign Spectrum Leases necessary for the operation of its business, and comply with the construction, operating and reporting requirements of the FCC or other applicable Governmental Authority, including the satisfaction of all FCC and other service and/or buildout requirements, except for such noncompliance or failures to maintain, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          5.8          Account Control Agreement Amendment.

          The Company will deliver to the Collateral Agent and the First Lien Collateral Agent the Account Control Agreement Amendment duly executed by all applicable Persons within ten (10) Business Days after the date hereof.

          5.9          Additional Guarantors; Additional Collateral.

                         (a)          In the event that the Company or any Subsidiary of the Company forms or acquires a License Subsidiary or any other Material Subsidiary, the Company shall promptly notify the Collateral Agent (who shall notify the Holders) of that fact and cause each such License Subsidiary and Material Subsidiary to execute and deliver to the Collateral Agent counterparts of the Guaranty and the Security Agreement, and, if applicable, shall cause the immediate parent of such Subsidiary (including any such Foreign Subsidiary) to execute a counterpart of the Security Agreement, and, in each case, all such further documents and instruments as may be necessary or, in the opinion of the Required Holders, or the Collateral Agent, desirable to create a valid and perfected Lien on all of the assets of such Subsidiary that constitute Collateral, as well as a pledge of the Subsidiarys Capital Stock. For so long as any First Lien Obligations are outstanding, such Lien and pledge in favor of the Holders shall be a Second Priority Lien and pledge, subject only to the prior rights of the First Lien Noteholders in accordance with the terms of the Intercreditor Agreement, and upon the satisfaction in full of the First Lien Obligations, such Lien and pledge in favor of the Holders shall be a first priority Lien and pledge in and to such Collateral and Capital Stock in favor of the Holders. Notwithstanding the foregoing, (i) no Foreign Subsidiary shall be required to execute and deliver the Guaranty or the Security Agreement and (ii) the Capital Stock of a Foreign Subsidiary required to be pledged pursuant to the provisions of the Security Agreement shall apply only to a Foreign Subsidiary that is directly owned by the Company or a Domestic Subsidiary and shall be limited to 66% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)). The Company shall also deliver to the Holders, together with such counterparts of the Guaranty and the Security Agreement and other documents and instruments, (A) certified copies of such Guarantors Organizational Documents, together with a good standing certificate from the Secretary of State (or equivalent officer) of the jurisdiction of its organization or formation, each to be dated as of a recent date prior to their delivery to the Holders, (B) a certificate executed by the secretary or an assistant secretary of such Guarantor as to (a) the incumbency and signatures of the officers of such Guarantor executing the counterparts of the Guaranty and the Security Agreement and such other documents and instruments executed in connection therewith and (b) the fact that the attached resolutions of the Governing Authority of such Guarantor authorizing the execution, delivery and performance of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments are in full force and effect and have not been modified or rescinded, and (C) a favorable opinion of counsel to the Company and such Guarantor, in form and substance reasonably satisfactory to the Required Holders, as to (a) the due organization or formation and good standing of such Guarantor, and the ownership of the Capital Stock thereof, (b) the due authorization, execution and delivery by such Guarantor of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments, and (c) the enforceability of the counterparts of the Guaranty and the Security Agreement and such other documents and instruments.

                         (b)          Each of the Company and each of the Guarantors will (i) cause the Collateral to be subject at all times to a Lien perfected in favor of the Collateral Agent to secure the obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the date hereof, such other additional security documents as the Holders shall reasonably request, subject in any case to Liens permitted hereunder and (ii) deliver such other documentation as the Required Holders or the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC financing statements and other items of the types required to be delivered pursuant to Section 2.1(k), all in form, content and scope reasonably satisfactory to the Required Holders or the Collateral Agent, and duly executed by all applicable Persons and/or filed in all jurisdictions necessary or, in the opinion of the Required Holders, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents. Without limiting the generality of the above, the Company and the Guarantors will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary that is a Material Subsidiary and (b) 66% of the issued and outstanding Capital Stock entitled to vote (within the meaning of

Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary of the Company that is directly owned by the Company or a Domestic Subsidiary and that is a Material Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Required Holders or the Collateral Agent shall reasonably request. In each case, the priority of the Liens and pledges described in this Section 5.9(b) shall be in accordance with the priorities described in this Section 5.9 and in the Intercreditor Agreement.

          5.10        Use of Proceeds; Asset Sale Proceeds Account.

                         (a)          The Company shall use the net proceeds from the sale of the Notes solely to fund the operations of the Company in the ordinary course of business and shall not use such proceeds for any other purpose, including any acquisition of any assets or business.

                         (b)          The Company shall use any amounts in or deposited in the Asset Sale Proceeds Account in the following order of priority, first, for so long as any First Lien Obligations are outstanding, to satisfy the First Lien Obligations in accordance with the terms of the First Lien Documents, and second, to the extent such amounts are not required to be applied to satisfy the First Lien Obligations and for so long as any Second Lien Obligations are outstanding, to satisfy the Second Lien Obligations in accordance with the terms of the Note Documents (including Section 8.1(b) hereof), until the Second Lien Obligations are satisfied in full. In the case of a redemption pursuant to Section 8.1(a) or 8.1(b) hereof, the Company shall state in the Notice of Redemption the aggregate amount of proceeds in the Asset Sale Proceeds Account that will be applied to effect such redemption. No later than three (3) Business Days prior to the Redemption Date specified in the Notice of Redemption, the Collateral Agent shall deliver to the financial institution with which the Asset Sale Proceeds Account is maintained a consent to the release of such proceeds from the Asset Sale Proceeds Account on such Redemption Date.

                         (c)          All amounts credited to the Asset Sale Proceeds Account shall be held in cash or invested solely in Cash Equivalents of a type described in clauses (i) through (iv) of the definition thereof, and all such cash and Cash Equivalents shall be held in, and credited to, such accounts.

          5.11        Limitation on Restricted Payments; Permitted Investments.

                         (a)          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not prohibit:

                                        1. Restricted Payments made to the Company or any Guarantor, or by any Subsidiary of the Company that is not a Guarantor on a pro rata basis to the holders of its Capital Stock; or

                                        2. Restricted Payments to Parent in an amount not to exceed the amount required by Parent to pay any consolidated, combined or unitary Taxes of Parent, the Company and/or any of the Subsidiaries of the Company that are due and payable within 10 days of the Restricted Payment.

                         (b)          The Company shall not, and shall cause its Subsidiaries not to, make any Investment other than Permitted Investments.

                         (c)          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any payment with respect to any of their respective obligations under the Exchange Note Guaranty.

          5.12        Liens and Related Matters.

                         (a)          Prohibition on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                                        3. Permitted Liens;

                                        4. Liens with respect to Capital Leases and Liens on any asset existing at the time of acquisition of such asset by the Company or a Subsidiary of the Company (provided that no such Lien shall secure any Indebtedness incurred in contemplation of such acquisition or constituting (x) a refinancing, extension or replacement of Indebtedness existing at the time of acquisition of such asset or (y) an increase in the principal amount of Indebtedness existing at the time of acquisition of such asset except to the extent such increase was contemplated pursuant to commitments existing under the agreement evidencing such Indebtedness at the time of such acquisition), or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by the Company or a Subsidiary of the Company or to secure any Indebtedness permitted hereby incurred by the Company or a Subsidiary of the Company at the time of the acquisition of such asset, which Indebtedness is incurred for the sole purpose of financing all or any part of the purchase price thereof (and does not exceed such purchase price); provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof and shall not apply to any Collateral; and provided further, that all such Liens do not in the aggregate secure Indebtedness in a principal amount in excess of $25,000,000 at any time outstanding; and

                                        5. Liens described in Schedule 5.12 annexed hereto.

                         (b)          No Restrictions on Subsidiary Distributions to the Company or Other Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiarys Capital Stock owned by the Company or any other Subsidiary of the Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (iii) make loans or advances to the Company or any other Subsidiary of the Company, or (iv) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except (A) as provided in the Note Documents, the First Lien Documents or the Exchange Note Documents, (B) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets and (C) as to any assets subject to Liens permitted under Section 5.12(a), as may be permitted in any agreement relating to Indebtedness secured by such Lien permitted under Section 5.12(a).

                         (c)          No Negative Pledges. Subject to the terms of the Intercreditor Agreement, neither the Company nor any of its Subsidiaries shall enter into any agreement or remain party to any agreement prohibiting the creation or assumption of any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure obligations under any Note Documents, including this Agreement.

          5.13        Indebtedness.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except that:

                         (a)          the Company and the Guarantors may become and remain liable with respect to Indebtedness arising or existing under this Agreement, the Notes, the Guaranty, the other Note Documents, and the First Lien Notes;

                         (b)          the Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to the Company or any Subsidiary Guarantor, and any Subsidiary that is not a Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary that is not a Guarantor;

                         (c)          the Company and the Guarantors, as applicable, may become and remain liable with respect to Indebtedness of the type described in Section 5.12(a)(2) in an aggregate principal amount not in excess of $25,000,000 at any time outstanding;

                         (d)          the Company and the Guarantors may become and remain liable with respect to Indebtedness arising under Spectrum Leases that are Capital Leases under GAAP;

                         (e)          the Company and the Guarantors may incur short-term Indebtedness to the FCC in respect of the purchase price of FCC Licenses acquired by a License Subsidiary pursuant to FCC auctions, provided that all such amounts are paid in full when payment is due in accordance with FCC Rules;

                         (f)          the Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 5.13 annexed hereto;

                         (g)          solely for the purpose of funding a working capital line of credit (a "Working Capital Line"), the Company and its Subsidiaries may become and remain liable with respect to additional Indebtedness in an aggregate principal amount of up to $25,000,000, provided that such Indebtedness (i) is secured (if at all) solely by accounts receivable and inventory of the Company and its Subsidiaries, and (ii) is negotiated and approved by the COO; and

                         (h)          the Company and the Subsidiary Guarantors may guaranty Indebtedness arising or existing under the Exchange Notes in accordance with the terms of the Exchange Note Guaranty and the Intercreditor Agreement.

          5.14        Asset Sales.

                          (a)          General Requirements. The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale, unless:

                                        1. the Net Proceeds thereof are deposited in the Asset Sale Proceeds Account and applied first, to the extent required by the First Lien Noteholders, to the satisfaction in full of the outstanding First Lien Obligations (so long as any First Lien Obligations are outstanding), in accordance with the terms of the First Lien Documents, and second, to the satisfaction in full of the outstanding Second Lien Obligations in accordance with the terms of the Note Documents (including Section 8.1(b) hereof); provided that the Company may retain up to an aggregate of $1,500,000 in Net Proceeds resulting from any one or more Asset Sales during the term of the Notes, each of which individually does not result in Net Proceeds greater than $1,500,000;

                                        2. the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale that yields Net Proceeds greater than the aggregate original purchase price paid by the Company or any of its Subsidiaries for such assets or Capital Stock; and

                                        3. all of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents;

provided that the requirements of clause (2) of this Section 5.14(a) shall not apply to any sale or other disposition of all or any part of the Capital Stock or assets of IPW, Go Networks or the Semiconductor Strategic Business Unit of NextWave Broadband, in one or a series of Asset Sales.

                         (b)          Required Asset Sales. During the period beginning on the date hereof and ending on March 31, 2009 (the "Required Sale Period"), the Company shall receive, or enter into definitive and binding agreements (each a "Definitive Agreement") to receive, Net Proceeds from Asset Sales of at least $350,000,000 in the aggregate (the "Required Net Proceeds"), all of which Net Proceeds shall be used by the Company to make one or more mandatory redemptions of the First Lien Notes (so long as any First Lien Note remains outstanding) or the Notes; provided that no Definitive Agreement shall be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied unless the Asset Sale contemplated by such Definitive Agreement shall have been consummated by a date no later than six (6) months after the date of execution of such Definitive Agreement; provided further, however, that if the failure to consummate any Asset Sale contemplated by a Definitive Agreement is due solely to the inability of the Company to obtain any Governmental

Authorization necessary to consummate such Asset Sale and the Company has made and is making all commercially best efforts to obtain such Governmental Authorization (a "Governmental Delay"), then the Net Proceeds from such Asset Sale may be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied. No Net Proceeds from any Asset Sale shall be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied unless such Net Proceeds have been used by the Company to actually make a mandatory redemption of the First Lien Notes (so long as any First Lien Note remains outstanding) or the Notes. For the avoidance of doubt, Asset Sales with respect to which the Company has, prior to the date hereof, already entered into Definitive Agreements (the Net Proceeds of the Asset Sales contemplated by such Definitive Agreements aggregating approximately $150,000,000 under the terms of such Definitive Agreements) (each such Asset Sale, a "Pre-Closing Asset Sale") shall be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied, but only to the extent that (i) with respect to each Pre-Closing Asset Sale, such Pre-Closing Asset Sale is consummated at or above the agreed upon sale price during the Required Sale Period, and (ii) all Net Proceeds from all Pre-Closing Asset Sales are used to make mandatory redemptions of the First Lien Notes (so long as any First Lien Notes remain outstanding) or the Notes. Also for the avoidance of doubt, no Definitive Agreement may be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied if the Asset Sale contemplated by such Definitive Agreement fails to be consummated on any date later than six (6) months after the date of execution of such Definitive Agreement for reasons other than (or in addition to) a Governmental Delay.

                         (c)           Upon the earliest to occur of any of the following (each an "Additional Warrant Trigger"):

                                        1. as of March 31, 2009, the Company has failed to receive, or enter into Definitive Agreements to receive, the Required Net Proceeds (after giving effect to any Pre-Closing Asset Sales eligible, in accordance with the terms of Section 5.14(b), to be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied); or

                                        2. at any time after March 31, 2009, the aggregate amount of Net Proceeds from Asset Sales received by the Company during the Required Sale Period (including any Net Proceeds from Pre-Closing Asset Sales eligible, in accordance with the terms of Section 5.14(b), to be counted for the purpose of determining whether the Required Net Proceeds amount has been satisfied) plus the aggregate amount of Net Proceeds received or reasonably expected to be received under all Definitive Agreements under the terms of such Definitive Agreements, is less than the Required Net Proceeds;

the Company shall promptly, and in any case no later than 20 days following the occurrence of an Additional Warrant Trigger, issue the Additional Warrants to the Holders of Notes outstanding as of the date of such Additional Warrant Trigger. As used herein, "Additional Warrants" means warrants in substantially the form of Exhibit A to the Additional Warrant Agreement to acquire an aggregate number of ten million (10,000,000) shares of Common Stock (the "Additional Warrant Shares") at an exercise price of $0.01 per Additional Warrant Share. Each Holder of a Note outstanding as of the date of occurrence of an Additional Warrant Trigger shall be issued an Additional Warrant exercisable for the number of the Additional Warrant

Shares representing such Holders pro rata share of the aggregate number of the Additional Warrant Shares, as determined in accordance with the Principal Amount of Notes held by such Holder as of the date of such Additional Warrant Trigger, as a portion of the aggregate Principal Amount of all Notes outstanding as of the date of such Additional Warrant Trigger.

                         (d)          Notwithstanding the foregoing provisions of this Section 5.14, in the case of an Asset Sale that will yield Net Proceeds sufficient, together with any other amounts then on deposit in the Asset Sale Proceeds Account, to satisfy in full, any and all outstanding First Lien Obligations (in accordance with the terms of and at the prices specified in the First Lien Documents) and any and all outstanding Second Lien Obligations (in accordance with the terms of and at the prices specified in the Note Documents), such Net Proceeds may be less than the aggregate original purchase price of the assets being sold pursuant to such Asset Sale; provided that the Company shall deliver a Notice of Redemption in accordance with Section 8.3 no later than the date of consummation of such Asset Sale, which Notice of Redemption shall indicate that the Notes will be redeemed in whole on the redemption date specified therein; and provided further that such Net Proceeds shall be deposited into and maintained in the Asset Sale Proceeds Account until the specified redemption date.

                         (e)          The Company shall not, and shall not permit its Subsidiaries to lease or sublease any of its rights under or in respect of any FCC License or Foreign License, provided that the Company and its Subsidiaries may enter into such leases or subleases in no more than five of the markets set forth on Schedule 5.14(c) hereof (one lease per market, for a maximum of five leases), and provided further that, solely to the extent that the Net Proceeds of such lease or sublease are applied to pay scheduled interest on the First Lien Notes or the Notes (or reserved for such purpose, in an amount not to exceed the aggregate amount of the next scheduled interest payment), such Net Proceeds are not required to be applied as described in Section 5.14(a), above.

          5.15        Merger and Consolidation.

          The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or change its form of organization, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, or (iii) consummate a stock sale or other business combination (including without limitation, a reorganization, recapitalization, spin-off or scheme or arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock; except that any Subsidiary of the Company may merge into (A) any wholly-owned Subsidiary of the Company that is a Guarantor of the Notes or (B) with or into another Person, provided that, after giving effect to any such merger described in clause (A) or (B), no Default or Event of Default shall have occurred and be continuing and provided further that, in the case of clause (B), if such Subsidiary is a Material Subsidiary (or is otherwise a Note Party), such Subsidiary shall be the surviving entity, shall have reaffirmed all of its obligations under the Note Documents and shall continue to be a wholly-owned Subsidiary of the Company, and in all other cases (except a merger in connection with an Asset Sale that is permitted by the terms hereof) the surviving entity shall be a Subsidiary of the Company.

          5.16        No Layering of Debt.

          The Company (i) will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company and senior in right of payment to, or pari passu in right of payment with, the Notes, and (ii) will not permit any Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to, or pari passu in right of payment with, such Guarantors obligations under the Guaranty, in each case, other than a Working Capital Line. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to, or pari passu in right of payment with, such Guarantors obligations under the Guaranty, other than a Working Capital Line. Notwithstanding the foregoing provisions of this Section 5.16, the Company and the Guarantors shall be permitted to incur, maintain and guaranty all obligations under the First Lien Documents, subject to the terms of Section 5.26.

          5.17        Limitation on Transactions With Affiliates.

                         (a)          The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company (each an Affiliate Transaction) except as disclosed on Schedule 4.18, unless:

                                        1. the Affiliate Transaction is, or series of Affiliate Transactions are, on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person on an arms length basis;

                                        2. the Company delivers to each of the Holders a resolution of the Board of Directors of the Company set forth in an Officers Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 5.17(a) and that such Affiliate Transaction has been approved by a majority of the independent members of the Board of Directors of the Company; provided that such Officers Certificate shall only be required in connection with an Affiliate Transaction or series of Affiliate Transactions in excess of $5,000,000; and

                                        3. with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, valuation, appraisal or investment banking firm of national standing.

                         (b)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.17(a) hereof:

                                        1. transactions between or among the Company or any Guarantor;

                                        2. reasonable and customary salaries and fees paid to members of the Boards of Directors and officers of the Company and its Subsidiaries;

                                        3. reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Boards of Directors of the Company and its Subsidiaries on or after the date hereof, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into; or

                                        4. salary, bonus, employee stock option, stock repurchase, employee benefit compensation, business expense reimbursement, health care, insurance and other like benefits, severance, termination and other employment-related agreements, arrangements or plans and other compensation and employment arrangements with directors, officers, managers and employees in the ordinary course of business, including, without limitation, in connection with any employment agreements or benefits arrangements between the Company and any of its Subsidiaries with employees.

                         (c)          Notwithstanding any other provision of this Section 5.17, any transactions between or among the Company or any of its Affiliates, on the one hand, and any Purchaser or Holder (or their representatives) on the other hand, with respect to or in connection with the Notes, the First Lien Notes or the Exchange Notes will be deemed an Affiliate Transaction but will not be subject to the provisions of Section 5.17(a)(3).

          5.18        Offer to Repurchase Upon Change of Control.

                         (a)          Upon the occurrence of a Change of Control, the Company will, to the extent permitted by the Intercreditor Agreement and Section 5.18(c) hereof, make an offer (a "Change of Control Offer") to each Holder, at each Holders option, to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holders Notes at a purchase price (the "Change of Control Payment"), payable in cash, equal to the sum of (i) the aggregate Principal Amount of such Holders Notes, plus (ii) any accrued and unpaid interest thereon to the date of repurchase, plus (iii) the Make-Whole Amount with respect to such Holders Notes. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

                                        1. that the Change of Control Offer is being made pursuant to this Section 5.18 and that all Notes tendered will be accepted for payment;

                                        2. the Change of Control Payment and the repurchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

                                        3. that any Note (or portion thereof) not tendered will continue to accrue interest;

                                        4. that, unless the Company defaults in the payment of the Change of Control Payment, all Notes (or portion thereof) accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

                                        5. that Holders electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled Option of Holder to Elect Purchase attached to the Notes completed, or transfer by book-entry transfer, to the Company at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                                        6. that Holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the fourth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the Principal Amount of Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes repurchased; and

                                        7. that Holders whose Notes are being repurchased only in part will be issued new Notes equal in Stated Value to the unpurchased portion of the Principal Amount of the Notes surrendered, which unpurchased portion must be equal to $1,000 in Principal Amount or an integral multiple thereof.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.18, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.18 by virtue of such compliance.

                         (b)          On the Change of Control Payment Date, the Company will, to the extent lawful and to the extent permitted by the Intercreditor Agreement and Section 5.18(c) hereof, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. The Company will promptly (but in any case not later than two Business Days after the Change of Control Payment Date) make payment in accordance with Section 3.2, to each Holder of Notes properly tendered, the Change of Control Payment for such Notes, and the Company will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in Stated Value to any unpurchased portion of the Principal Amount of the Notes surrendered, if any; provided that each such new Note will be in a Stated Value of $1,000 or an integral multiple of $1,000.

                         (c)          Prior to the commencement of a Change in Control Offer, but in any event within 30 days following any Change in Control, and as a condition precedent to any payment pursuant to Section 5.18(b), Company will:

                                        1. satisfy all First Lien Obligations; or

                                        2. obtain the requisite consents under the First Lien Purchase Agreement to permit the repayment or repurchase of the Notes as provided herein.

          5.19        Nature of Business.

          The Company will not, and will not permit any of its Subsidiaries to, engage in any material respect in any business substantially different from a Permitted Business.

          5.20        Investment Company Act.

          The Company will not, and will not permit any of its Subsidiaries to, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

          5.21        Waiver of Stay, Extension or Usury Laws.

          The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which prohibit or forgive the Company or such Guarantor from paying all or any portion of the Principal Amount of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted.

          5.22        Spectrum Holdings.

          All Spectrum Holdings of the Company and its Subsidiaries shall be owned by a License Subsidiary that is a Guarantor or, in the case of Foreign Spectrum Holdings, except to the extent Applicable Law or the reasonable tax planning requirements of the Company and its Subsidiaries require otherwise, a Foreign Subsidiary that is directly and wholly owned by the Company or a Domestic Subsidiary that is a wholly-owned Subsidiary of the Company. At no time shall the Company or a Guarantor lease, transfer, or otherwise alienate any portion of the Spectrum Holdings, except in accordance with Section 5.14. The Company and the Guarantors will take the actions required to maintain the value and utility of the spectrum in the Spectrum Holdings including, without limitation, exercising diligence in preventing any increased interference or undesired signal levels in the radio frequencies specified in the FCC Licenses, Underlying Licenses, Foreign Licenses and licenses relating to any Foreign Spectrum Lease throughout the entirety of the Geographic Service Area (or similar foreign area) specified in such licenses. All such actions in respect of US Spectrum Holdings shall be consistent with the Communications Act and the FCC Rules.

          5.23        Amendments of Organizational Documents.

          The Company shall not, nor shall it permit any of its Subsidiaries to amend, supplement or otherwise change their respective Organizational Documents in a manner that is adverse to the Holders.

          5.24        OFAC.

          Neither the Company nor any Subsidiary of the Company: (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2 of such order, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

          5.25        Parent.

          Parent shall be a holding company and shall not engage in any business or other activities, other than the issuance of its Capital Stock, the ownership of the Capital Stock of the Company, such activities as are customary for a publicly traded holding company that is not itself an operating company, and other activities expressly contemplated hereby. For the avoidance of doubt, Parent shall be permitted to issue the Exchange Notes pursuant to the terms of the Exchange Note Exchange Agreement and to carry out its obligations arising thereunder in accordance with the Exchange Note Documents and the Intercreditor Agreement; provided that so long as any of the First Lien Obligations or any of the Second Lien Obligations are outstanding, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any cash sum for any payment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar cash payment with respect to, any Third Lien Obligations.

          5.26        No Refinancing of First Lien Notes.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly refinance, substitute for, extend the terms of, or otherwise amend or modify the terms of, the First Lien Notes; provided, however, that the Company or its Subsidiaries may amend or modify the terms of the First Lien Notes as provided for under the Intercreditor Agreement. Except as provided for in the Intercreditor Agreement, all payments of principal with respect to the First Lien Notes shall permanently reduce the principal amount of the First Lien Notes outstanding and no additional First Lien Notes may be issued.

          5.27        Budget.

                         (a)          At least three (3) weeks prior to the beginning of each Fiscal Quarter of each Fiscal Year, the Company shall deliver to the Holders, a detailed budget forecast of Parent and its Subsidiaries on a consolidated basis for the six (6) consecutive month period commencing on the first day of such Fiscal Quarter, each such detailed budget forecast consistent with the Closing Date Budget and in a form reasonably satisfactory to Avenue Capital Group (each a "Six-Month Budget").

                         (b)          With respect to each such six-month period, the Company shall provide the Holders a monthly report, as of the end of each month and within two (2) Business Days of each month-end, indicating the actual cash balance of Parent and its Subsidiaries on a consolidated basis as compared to the applicable month-end amount for the Closing Date Budget or Six-Month Budget, as applicable, and certifying that (i) such actual cash balance has not deviated in a negative amount from the related Closing Date Budget or Six-Month Budget, as applicable, by more than ten percent (10%) for such date (the "Budget Condition") and (ii) Parent and its Subsidiaries on a consolidated basis have maintained at all times a minimum cash balance of at least $15,000,000 (the "Minimum Balance Condition").

          5.28        License Subsidiaries.

          The Company and each of its Subsidiaries shall cause each FCC License and Spectrum Lease to be held directly by a corporation, limited liability company, or limited partnership organized under the laws of a jurisdiction in the United States that (a) is a wholly-owned direct or indirect Subsidiary of the Company, (b) does not engage in any business or activity other than the ownership and use of one or more FCC Licenses and/or Spectrum Leases and activities incidental thereto, (c) does not own or acquire any assets other than one or more FCC Licenses and/or Spectrum Leases and Capitol Stock of a Subsidiary with operating personnel for FCC-related business, and (d) does not have or incur any Indebtedness or other liabilities other than liabilities under the Note Documents, liabilities imposed by laws, including tax liabilities, or other liabilities incidental to its existence and permitted business and activities (any corporation, limited liability company, or limited partnership satisfying the foregoing requirements, a "License Subsidiary").

          5.29        Chief Operating Officer.

          The Company and Parent covenant and agree that:

                         (a)          the announcement of the appointment of the Interim COO, as provided for in Section 2.1(r), shall be made simultaneously with the announcement of the Closing;

                         (b)          prior to the appointment of the Permanent COO, the person appointed as the Interim COO in accordance with Section 2.1(r) (or such other person reasonably satisfactory to the Governance Committee and Avenue Capital) shall serve as the Interim COO, with the responsibilities and reporting duties as described in Section 2.1(r); and

                          (c)          after the appointment of the Permanent COO, the person or persons appointed as the Permanent COO in accordance with Section 2.1(s) (or such other person or persons reasonably satisfactory to the Governance Committee and Avenue Capital) shall continue to serve in such capacity, with the responsibilities and reporting duties as described in Section 2.1(s).

          5.30        Asset Management Resolution.

          The Asset Management Resolution shall not be rescinded, repealed, revoked, amended, supplemented or otherwise modified, except as required by Applicable Law.

ARTICLE VI

DEFAULTS AND REMEDIES

          6.1          Event of Default.

          Each of the following is an Event of Default:

                         (a)          the Company defaults and such default continues for a period of five (5) days in the payment when due of interest or fees on the Notes or other fees or payments under this Agreement;

                         (b)          the Company defaults in the payment when due of the Principal Amount of, or premium, if any, on the Notes;

                         (c)          the Company or Parent, as applicable, fails to satisfy any of (1) the Minimum Balance Condition at any time, or (2) the Budget Condition for two consecutive month-ends, unless the Named Business Condition is satisfied as of the second of such two consecutive month-ends, or (3) the Budget Condition for three consecutive month-ends, or (4) any part of the Named Business Condition as of the month-ends for two consecutive months (that is, two consecutive monthly reports indicate that the Company continues to provide cash or any other type of support for, or be liable with respect to, any of the Named Businesses for which the Closing Date Budget or the most recent Six-Month Budget, as applicable, had indicated that such Named Businesses would no longer require any such resources);

                         (d)          the Company or any Guarantor, as applicable, fails to observe or perform any term or condition contained in Sections 4.9, 5.4(b), 5.5, 5.7(c), 5.8 through 5.14(a), 5.14(c) through 5.27(a), or 5.28 through 5.30 of this Agreement, or Parent fails to observe or perform any term in Sections 10(d) through 10(l) of the Parent Guaranty;

                         (e)          any of the Events of Default set forth in Section 6.1(c) occurs more than once in any consecutive 360-day period, despite such Event of Default having been cured (for the avoidance of doubt, the Event of Default described in this Section 6.1(e) shall not be curable by any means and once occurred shall be deemed to be continuing notwithstanding any cure of the underlying Events of Default set forth in Section 6.1(c));

                         (f)          any Note Party fails to observe or perform any covenant in any Note Document, other than as set forth in Section 6.1(d) or any other covenant a default in the performance of which is covered elsewhere in this Section 6.1, for 20 days after the earlier of (1) the date such Note Party becomes aware of the default or (2) written notice to the Company by the Holders of at least twenty-five percent (25%) of the aggregate Principal Amount of the outstanding Notes specifying the default and demanding that such default be remedied and stating that such notice is a Notice of Default; provided that no failure solely to observe or perform the covenants contained in Section 5.14(b) will by itself be an Event of Default; and provided further that no failure solely to satisfy the Budget Condition will by itself be an Event of Default under this Section 6.1(f).

                         (g)          (1) a payment default occurs in respect of the First Lien Notes, the Exchange Notes, a Working Capital Line, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of its Subsidiaries in excess of $7,500,000, whether such Indebtedness now exists, or is created after the date of this Agreement, or (2) the occurrence of any other default or event of default in respect of the First Lien Notes, the Exchange Notes, a Working Capital Line, or under any such mortgage, indenture or instrument, if, in either such case, the effect of such default or event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

                         (h)          a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against Parent or any of its Subsidiaries, which judgment or judgments are not paid, discharged or stayed for a period of 30 days; provided that the aggregate of all such undischarged judgments (exclusive of any applicable, independent third party insurance coverage or third party indemnity, on terms and conditions and from indemnitors reasonably acceptable to the Holders) exceeds $7,500,000;

                         (i)          Parent or any of its Subsidiaries (other than any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus):

                                        1. commences a voluntary bankruptcy proceeding;

                                        2. consents to the entry of an order for relief against it in an involuntary bankruptcy case;

                                        3. consents to the appointment of a custodian of it or for all or substantially all of its property;

                                        4. makes a general assignment for the benefit of its creditors; or

                                        5. generally is not paying its debts as they become due;

                         (j)          1.          a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)	is for relief against Parent or any of its Subsidiaries;

(B)	appoints a custodian for all or substantially all of the property of Parent or any of its Subsidiaries; or orders the liquidation of Parent or any of its Subsidiaries; or

(C)	orders the liquidation of Parent or any of its Subsidiaries; and

(D)	the order or decree remains unstayed and in effect for 30 consecutive days; or

                                        2.          a bankruptcy proceeding is commenced against Parent or any of its Subsidiaries and such proceeding shall continue for 30 consecutive days without being dismissed, bonded or discharged;

provided that this Section 6.1(j) shall not apply to any such order, decree or proceeding to the extent it solely applies to any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus;

                         (k)          the Security Agreement, the Parent Guaranty or the Guaranty is held in any judicial proceeding to be unenforceable or invalid in any material respect or shall cease for any reason (other than the payment in full of the obligations under this Agreement or any other termination thereof in accordance with the terms hereof) to be in full force and effect in any material respect or the Company, any Guarantor, or any Person acting on behalf of any such Person, shall deny or disaffirm in writing its obligations under the Guaranty or under the Security Agreement (other than in accordance with the terms hereof);

                         (l)          any representation, warranty, certification or other statement made or furnished to the Holders by or on behalf of the Company or any Guarantor in this Agreement, any Note Document or any instrument, certificate or financial statement furnished (in compliance with or in reference thereto) proves to be false, incorrect, breached, or misleading in any material respect when made or furnished;

                         (m)          one or more ERISA Events occur that individually or in the aggregate result in or could reasonably be expected to result in liability of the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates in excess of $7,500,000 during the term of this Agreement; or Unfunded Pension Liabilities exist individually or in the aggregate for all Plans (excluding for purposes of such computation any Plans with respect to which assets exceed benefit liabilities), which exceeds $7,500,000;

                         (n)          any FCC License or Foreign License or other Spectrum Holdings owned or held by the Company or its Subsidiaries and required for the lawful ownership, lease, control, use, operation, management or maintenance of any Wireless Communications System owned by the Company or its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof, the result of which, individually or in the aggregate together with similar events with respect to other FCC Licenses, Foreign Licenses or other Spectrum Holdings held by the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; one or more of the FCC Licenses, Foreign Licenses or other Spectrum Holdings held by the Company or its Subsidiaries, the loss of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall no longer be in full force and effect; or any other proceeding shall have been instituted by or shall have been commenced before any Governmental Authority that more likely than not will result in the cancellation, termination, rescission, revocation, impairment or suspension of one or more such

FCC License, Foreign License or other Spectrum Holdings or result in such modification of one or more such FCC Licenses, Foreign Licenses or other Spectrum Holdings that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

                         (o)          the Shelf Registration Statement (as defined in the Registration Rights Agreement) shall not have been filed with the SEC on the date required by the Registration Rights Agreement and any such failure shall not have been cured within 20 days after written notice thereof by any Holder.

          6.2          Acceleration.

          Subject to the terms of the Intercreditor Agreement:

                         (a)          upon the occurrence of an Event of Default (an "Insolvency Default") specified in clause (i) or (j) of Section 6.1 hereof, all outstanding Notes will become due and payable immediately without further action or notice; and

                         (b)          if any other Event of Default occurs and is continuing, Holders of not less than fifty-one percent (51%) of the aggregate Principal Amount of the outstanding Notes may declare all the Notes to be due and payable by notice in writing to the Company specifying the respective Event of Default and that it is a Notice of Acceleration.

          For the avoidance of doubt, the Principal Amounts due under this Section 6.2 shall be due and payable in cash, together with all other amounts, whether interest or otherwise, due and payable under this Section 6.2, upon the Notes becoming due and payable under this Section 6.2.

          The Required Holders, by written notice to the Company may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than nonpayment of principal, interest or the premium that has become due solely because of the acceleration) have been cured or waived.

          6.3          Other Remedies.

                         (a)          If an Event of Default occurs and is continuing, the Holders or the Collateral Agent, as applicable, may pursue any available remedy (i) to collect the payment of principal, premium, and interest on the Notes, (ii) to enforce the performance of any provision of the Notes, this Agreement, the Parent Guaranty or the Guaranty, or (iii) exercise remedies under the Collateral Documents.

                         (b)          A delay or omission by any Holder or the Collateral Agent in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

          6.4          Waiver of Past Defaults.

          Required Holders may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default or Event of Default in the payment of the Principal Amount of, premium or interest on, the Notes and (ii) a Default or Event of Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Agreement; provided, however, that the Required Holders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, subject to the terms of the final paragraph of Section 6.2; provided further, however, that the affirmative vote of the Holders of at least seventy-five percent (75%) of the aggregate Principal Amount of the outstanding Notes shall be required to waive an Event of Default of the type referred to in Section 6.1(c) or 6.1(e) or the consequences of such an Event of Default. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

          Each of the Purchasers and subsequent Holders hereby consents to and approves of, and, if applicable, waives any Event of Default resulting solely in connection with and arising from the commencement of any bankruptcy, insolvency or liquidation proceeding to the extent the claims and/or liabilities in connection therewith affect only any of Go Networks, IPW, Cygnus or any Subsidiary of Go Networks, IPW or Cygnus.

          6.5          Rights of Holders to Receive Payment.

          Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal, premium and interest on such Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE VII

[RESERVED]

ARTICLE VIII

REDEMPTION AND REPURCHASE OF THE NOTES

          8.1          Optional Redemption; Mandatory Redemption.

                         (a)          Optional Redemptions; Redemption Amount. The Company may at any time redeem all or a portion of the Notes, in a minimum amount of $5,000,000 and integral multiples of $1,000,000, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to the sum of (i) the Principal Amount of the Notes to be redeemed plus (ii) any accrued and unpaid interest with respect to the Principal Amount of the Notes to be redeemed and all other amounts due and payable under the Note Documents to the date of redemption plus (iii) the Make-Whole Amount (the sum of the amounts referred to in clauses (i)

through (iii), above, being the "Redemption Amount"); provided that all of the First Lien Obligations must be satisfied in full before any of the Notes may be redeemed.

                         (b)          Asset Sales. Subject to the terms of the Section 5.14, following the satisfaction in full of the First Lien Obligations, within three (3) Business Days of any Asset Sale consummated simultaneously with or after the satisfaction in full of the First Lien Obligations, the Company shall make a redemption of the Notes in an amount equal to the Net Proceeds of such Asset Sale (or, in the case of any redemption of the Notes occurring simultaneously with the satisfaction in full of the First Lien Obligations, any excess Net Proceeds of such Asset Sale following the satisfaction in full of the First Lien Obligations), at a redemption price equal to the Redemption Amount of the Notes to be redeemed; provided that the Company shall not be required to redeem any Notes under this Section 8.1(b) until the aggregate Principal Amount of the Notes to be redeemed shall exceed $2,500,000. For the avoidance of doubt, if any redemption of the Notes under this Section 8.1(b) shall occur simultaneously with the satisfaction in full of the First Lien Obligations, then the amount of the redemption required by this Section 8.1(b) shall be reduced by the amount so used to satisfy First Lien Obligations.

                         (c)          [RESERVED].

                         (d)          Make-Whole Amount. As used herein "Make-Whole Amount" means an amount equal to the then present value of the remaining scheduled interest payments on the Notes (including, for the avoidance of doubt, payment of interest in the form of PIK Amounts on the Notes) avoided by such redemption, discounted at a rate equal to the sum of (a) 0.50% and (b) a rate (the "Treasury Rate") that is equal to the yield to maturity of actively traded United States Treasury securities having a maturity equal to the remaining life of the Notes to be redeemed; provided, however, that if no United States Treasury security has an average life equal to the remaining life, the yields (the "Other Yields") for the two maturities of the United States Treasury securities having average lives most closely corresponding to such remaining life and trading in the secondary market at the price closest to the Principal Amount thereof shall be calculated, and the Treasury Rate shall be the yield interpolated or extrapolated from such Other Yields on a straight-line basis, rounding in each of such relevant periods to the nearest month; such yields to maturity to be determined in each case by interpolating linearly from the yield to maturity of actively traded, currently quoted United States Treasury securities whose maturities are closest to such remaining life, as such yields to maturity are quoted by the Knight-Ridder Financial Information division of Knight-Ridder, Inc. (or such other source as may be mutually acceptable to the Company and Required Holders) at 12:00 p.m. (noon) (New York City time) on the date of such redemption, all as reasonably determined by Required Holders after consultation with the Company.

                         (e)          Mechanics of Redemptions. Any redemption pursuant to this Section 8.1 shall be made pursuant to the provisions of Sections 8.2 through 8.6 hereof.

          8.2          Selection of Notes to Be Redeemed or Purchased.

          If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Company will select Notes for redemption or purchase on a pro rata basis.

          8.3          Notice of Redemption.

          In the case of any optional redemption of Notes pursuant to Section 8.1(a) hereof, at least 30 days but not more than 60 days before the applicable redemption date, the Company will mail or cause to be mailed, by first class mail or courier, notice of redemption (a "Notice of Redemption") to each Holder whose Notes are to be redeemed at its registered address. The notice will identify the Notes to be redeemed and will state:

                         (a)          the redemption date;

                         (b)          the redemption price;

                         (c)          if any Note is being redeemed in part, the portion of the Principal Amount of such Note to be redeemed, and that, after the redemption date upon surrender of such Note, a new Note or Notes in aggregate Stated Value equal to the unredeemed portion of the Principal Amount of the original Note will be issued upon cancellation of such original Note;

                         (d)          that Notes must be surrendered to the Company to collect the redemption price;

                         (e)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

                         (f)          the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

          8.4          Effect of Notice of Redemption.

          Once the Notice of Redemption is mailed in accordance with Section 8.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A Notice of Redemption may not be conditional.

          8.5          Deposit of Redemption or Purchase Price.

          Payments on Notes that are to be redeemed or purchased in an offer to purchase will be made in accordance with Section 3.2 of this Agreement.

          If the Company complies with the provisions of the immediately preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest to the date of redemption will be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid in cash on the unpaid Principal Amount, from the redemption or purchase date until such Principal Amount is paid, at the rate provided in the Notes and in accordance with Section 3.2 hereof.

          8.6          Notes Redeemed or Purchased in Part.

          Upon surrender of a Note that is redeemed or purchased in part, the Company will issue at the expense of the Company a new Note or Notes equal in aggregate Stated Value to the unredeemed or unpurchased portion of the Principal Amount of the Note surrendered.

ARTICLE IX

DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          "Account Control Agreement Amendment" means an amendment to the Account Control Agreement relating to the Asset Sale Proceeds Account in substantially the form of Exhibit B.

          "Account Control Agreements" means, collectively, (i) the Account Control Agreements, each dated as of July 14, 2006, among UBS Financial Services Inc., the Company and First Lien Collateral Agent and (ii) any other control agreements entered into by any Note Party, First Lien Collateral Agent and the financial institution or securities intermediary at which the Asset Sale Proceeds Account is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the First Lien Collateral Agents security interest in such accounts, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the First Lien Collateral Agent as to the disposition of funds in such account, without further consent by any Note Party, as any such control agreement referred to clause (i) or (ii) above may be amended, restated, supplemented or otherwise modified from time to time.

          "Additional Warrant Agreement" means the Warrant Agreement dated as of the Additional Warrant Issuance Date, among Parent and the Holders of the Notes outstanding as of the date an Additional Warrant Trigger first occurs (as the initial recipients of the Additional Warrants), substantially in the form of Exhibit K-2 to this Agreement, as the same may be amended, supplemented and modified from time to time.

          "Additional Warrant Issuance Date" means the date of the issuance of the Additional Warrants, in accordance with Section 5.14.

          "Additional Warrant Shares" has the meaning assigned to such term in Section 5.14(c).

          "Additional Warrant Trigger" has the meaning assigned to such term in Section 5.14(c).

          "Additional Warrants" has the meaning assigned to such term in Section 5.14(c).

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to control or be controlled by a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Affiliate Transactions" has the meaning assigned to such term in Section 5.17.

          "Aggregate Amounts Due" has the meaning assigned to such term in Section 10.21.

          "Agreement" means this Second Lien Subordinated Note Purchase Agreement and all Schedules, Exhibits and Annexes attached hereto.

          "Anti-Money Laundering Laws" has the meaning assigned to such term in Section 4.36.

          "Applicable Interest Rate" means, 14% per annum, unless an Event of Default or a Budget Default has occurred and is continuing, in which case the Applicable Interest Rate shall be increased to include Default Interest.

          "Applicable Law" means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting the Company or any of its Subsidiaries or any collateral or any of their other assets, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto.

          "Asset Management Resolution" has the meaning assigned to such term in Section 2.1(n).

          "Asset Sales" means the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition by the Company or any of its Subsidiaries to any Person of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Capital Stock of any of the Companys Subsidiaries, provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 5.15 and not by the provisions of Section 5.14. In addition, the term Asset Sale shall exclude:

(a) sales or other dispositions of obsolete, damaged, surplus, worn-out, condemned, unsuitable or not required property and equipment;

(b) licensing of intellectual property in the ordinary course of business;

(c) sale or transfer of cash or Cash Equivalents in the ordinary course of business;

(d) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

          (e)          any sale or disposition of property or assets by a Subsidiary of the Company to the Company or a Guarantor, or by a Subsidiary of the Company that is not a Guarantor to another Subsidiary of the Company that is not a Guarantor; and

(f) any transaction or series of related transactions resulting in aggregate gross proceeds to the Company and its Subsidiaries of $250,000 or less.

          "Asset Sale Proceeds Account" means an account of the Company established with UBS Financial Services, Inc. or another financial institution reasonably satisfactory to the Purchasers, for the purpose set forth in Section 5.10 and subject to an Account Control Agreement.

          "Assumption Agreement" means an Assumption Agreement substantially in the form of Exhibit I attached hereto, pursuant to which any Person becoming a Holder after the date hereof shall become a party to (i) this Agreement, (ii) the Collateral Agency Agreement, and (iii) the Intercreditor Agreement.

          "Avenue Capital" has the meaning assigned to such term in Section 2.1(a).

          "Avenue Capital Group" means, collectively, Avenue Capital, Avenue Investments, L.P., Avenue International, Ltd., Avenue Special Situations Fund IV, L.P., and Avenue Special Situations Fund V, L.P. and/or any of its Affiliates.

          "Bankruptcy Code" means Title 11 of the United States Code entitled Bankruptcy, as now and hereafter in effect, or any successor statute.

          "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or similar governing body.

          "BONY" has the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Budget Condition has the meaning assigned to such term in Section 5.27.

          "Budget Default" means, the Company fails to satisfy (i) the Budget Condition as of any month-end, or (ii) the Budget Condition for two consecutive month-ends, but the Named Business Condition is satisfied as of the latter of such month-ends.

          "Business Day" means any day that is not a Legal Holiday.

          "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase or other arrangements or rights to acquire any of the foregoing.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guarantied as to interest and principal by the United States

Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poors (S&P) or Moodys Investors Service, Inc. (Moodys); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moodys; (iv) certificates of deposit or bankers acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least adequately capitalized (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moodys. For the avoidance of doubt, Cash Equivalents shall not include any auction rate or similar securities where the obligor is not absolutely required to redeem or repay the Indebtedness in question within such one year (or shorter) period.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (iii) any determination of a court or other Governmental Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Change of Control" means the occurrence of any of the following events:

                         (a)          the approval by the holders of the Companys Capital Stock or the Capital Stock of Parent of any plan or proposal for liquidation or dissolution;

                         (b)          any person or group (each as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) (other than a person or group comprised solely of holders of Parents Capital Stock as of the date hereof) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than 35% of the aggregate voting power represented by the issued and outstanding Capital Stock of Parent; or

                         (c)          the Continuing Directors shall cease to constitute a majority of the Board of Directors of Parent.

          "Change of Control Offer" has the meaning assigned to such term in Section 5.18.

          "Change of Control Payment" has the meaning assigned to such term in Section 5.18.

          "Change of Control Payment Date" has the meaning assigned to such term in Section 5.18.

          "Closing" has the meaning assigned to such term in Section 1.2.

          "Closing Date Budget" has the meaning assigned to such term in Section 2.1(m).

          "Code" means the Internal Revenue Code of 1986, as amended to the date hereof from time to time hereafter, and any successor statute.

          "Collateral" has the meaning assigned to such term in the Security Agreement.

          "Collateral Agency Agreement" means the Second Lien Collateral Agency Agreement dated as of the date hereof, in substantially the form of Exhibit E hereto, by and between the Holders and the Collateral Agent.

          "Collateral Agent" means BONY, acting in its capacity as collateral agent for the benefit of the Holders under the Collateral Agency Agreement, together with its successors and assigns.

          "Collateral Documents" means the Security Agreement, the Collateral Agency Agreement, the Account Control Agreement Amendment, and all other instruments or documents delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to grant to the Collateral Agent, on behalf of Holders, a Second Priority Lien on any property of such Note Party as security for the obligations; provided that if no First Lien Obligations are outstanding such Lien shall have priority over all other Liens in and to such Collateral (other than any Permitted Liens).

          "Common Stock" has the meaning assigned to such term in Section 1.2(c).

          "Communications Act" means the Communications Act of 1934, as amended.

          "Company" has the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Compliance Certificate" means an Officers Certificate delivered in accordance with Section 5.1(c).

          "Continuing Directors" means the directors of Parent as of the date hereof, and each other director if, in each case, such other directors nomination for election to the Board of Directors of Parent is recommended by at least a majority of the then Continuing Directors.

          "Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "COO" means, (i) prior to the appointment of the Permanent COO, the Interim COO, and (ii) after the appointment of the Permanent COO, the Permanent COO.

          "Covered Taxes" shall mean Taxes other than Excluded Taxes and Other Taxes.

          "Cygnus" means Cygnus Communications, Inc., a Delaware corporation.

          "Daily Interest Rate" means, as of each date of determination, the quotient of (i) the Applicable Interest Rate divided by (ii) 360.

          "Default" means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

          "Default Interest" means, during any period during which there has occurred and is continuing any Event of Default or Budget Default, a rate per annum equal to 2% to the extent payment of such amount shall be legally enforceable.

          "Definitive Agreement" has the meaning assigned to such term in Section 5.14(b).

          "Domestic Subsidiary" means a Subsidiary of the Company incorporated, organized or otherwise formed under the laws of any state in the United States of America or the District of Columbia.

          "Electing Holder" has the meaning assigned to such term in Section 5.1(a).

          "Environmental Claim" means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law; (ii) in connection with any Release or threatened Release of or exposure to Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to, natural resources or the environment.

          "Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities (i) imposing liability or establishing standards for conduct for the preservation and protection of the environment; (ii) relating to any Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or land use matters, as they relate to protection or preservation of the environment or toxic materials, substances or wastes, in any manner applicable to the Company or any of its Subsidiaries or any Facility.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

          "ERISA Affiliate", as applied to any Person, means any trade or business (whether or not incorporated) under common control with that Person or treated as a single employer with that Person within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

          "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates to timely make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company, Parent, any of the Subsidiaries of Parent, or any Guarantor may be directly or indirectly liable; or (j) a Qualified Plan becomes in an at-risk status pursuant to Section 303 of ERISA or Section 430 of the Code.

          "Event of Default" has the meaning assigned to such term in Section 6.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute.

          "Exchange Note Collateral Agency Agreement" means the Third Lien Collateral Agency Agreement dated as of even date herewith, among BONY and the holders of the Exchange Notes. After any refinancing, extension or replacement of any Indebtedness under the Exchange Notes pursuant to the terms of the Intercreditor Agreement, the term Exchange Note Collateral Agency Agreement shall mean any replacement collateral agency agreement entered into in connection with such refinancing, extension or replacement.

          "Exchange Note Collateral Agent" means BONY, acting in its capacity as collateral agent for the benefit of the holders of the Exchange Notes under the Exchange Note Collateral Agency Agreement, together with its successors and assigns. After any refinancing, extension or replacement of any Indebtedness under the Exchange Notes pursuant to the terms of the Intercreditor Agreement, the term Exchange Note Collateral Agent shall mean any replacement collateral agent in connection with such refinancing, extension or replacement.

          "Exchange Note Collateral Documents" means the Exchange Note Security Agreement, the Exchange Note Collateral Agency Agreement, and all other instruments or documents delivered by any Note Party pursuant to the Exchange Note Exchange Agreement or any of the other documents related thereto in order to grant to the Exchange Note Collateral Agent, on behalf of the holders of the Exchange Notes, a Third Priority Lien on any assets of such Note Party as security for the obligations of such Note Party to holders of the Exchange Notes.

          "Exchange Note Documents" means the Exchange Notes, the Exchange Note Exchange Agreement, the Exchange Note Guaranty, the Exchange Note Collateral Documents, the

Exchange Note Collateral Agency Agreement, and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

          "Exchange Note Exchange Agreement" means the Third Lien Subordinated Exchange Note Exchange Agreement dated as of the date hereof, by and among Parent, the Company, the purchasers set forth therein, any guarantor from time to time party thereto, and BONY, as collateral agent, in substantially the form attached hereto as Exhibit N. After any refinancing, extension or replacement of any Indebtedness under the Exchange Notes pursuant to the terms of the Intercreditor Agreement, the term Exchange Note Exchange Agreement shall mean any replacement purchase agreement or exchange agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

          "Exchange Note Guaranty" means the Third Lien Guaranty dated as of even date herewith, by the Company and certain other Subsidiaries of Parent in favor of and for the benefit of BONY, as Exchange Note Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the Exchange Notes pursuant to the terms of the Intercreditor Agreement, the term Exchange Note Guaranty shall mean any replacement guaranty agreement entered into in connection with such refinancing, extension or replacement.

          "Exchange Note Security Agreement" means that certain Third Lien Pledge and Security Agreement, dated as of even date herewith, among Parent, the Company and certain other Subsidiaries of Parent, and BONY, as Exchange Note Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the Exchange Notes pursuant to the terms of the Intercreditor Agreement, the term Exchange Note Security Agreement shall mean any replacement security agreement entered into in connection with such refinancing, extension or replacement.

          "Exchange Notes" means the $[__________] in aggregate principal amount of Third Lien Subordinated Secured Convertible Notes of Parent due December 31, 2011 issued on the date hereof, or such lesser amount of such notes as the same may be reduced pursuant to redemption, repayment or otherwise as required or permitted by the Exchange Note Exchange Agreement and the Intercreditor Agreement. After any refinancing, extension or replacement of any Indebtedness under such Third Lien Subordinated Secured Convertible Notes of Parent pursuant to the terms of the Intercreditor Agreement, the term Exchange Notes shall mean any notes evidencing the Indebtedness of Parent incurred in connection with such refinancing, extension or replacement.

          "Excluded Taxes" means, with respect to any Holder or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder (i) Taxes that are imposed on the net income (however denominated) and franchise Taxes imposed in lieu thereof (a) by the United States, (b) by any other Governmental Authority under the laws of which such recipient is organized or has its principal office or maintains its applicable lending office, or (c) by any Governmental Authority as a result of a present or former connection between such recipient and the jurisdiction of such Governmental Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Note Documents), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Company is located, and (iii) any Tax that (x) is imposed on amounts payable at the time such recipient becomes a party hereto (or designates a new office), or (y) is attributable to such recipients failure or inability (other than as a result of a Change in Law after such recipient becomes a party hereto) to comply with its obligations under Sections 1.8(e) and (f), except, in the case of clause (x) above, to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new office (or assignment), to receive additional amounts from the Company with respect to such withholding Tax pursuant to Section 1.8.

          "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company.

          "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving undue pressure or compulsion to complete the transaction on the part of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Agreement).

          "FCC" means the Federal Communications Commission and any successor thereto.

          "FCC License" means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

          "FCC Rules" means all rules, regulations, written policies, orders and decisions of the FCC adopted under the Communications Act, in each case as from time to time in effect.

          "First Lien Collateral Agency Agreement" means the Collateral Agency Agreement dated as of July 17, 2006, among BONY and the First Lien Noteholders. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Collateral Agency Agreement shall mean any replacement collateral agency agreement entered into in connection with such refinancing, extension or replacement.

          "First Lien Collateral Agent" means BONY, acting in its capacity as collateral agent for the benefit of the First Lien Noteholders under the First Lien Collateral Agency Agreement, together with its successors and assigns. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Collateral Agent shall mean any replacement collateral agent in connection with such refinancing, extension or replacement.

          "First Lien Collateral Documents" means the First Lien Security Agreement, the First Lien Collateral Agency Agreement, each Account Control Agreement, and all other instruments or documents delivered by any Note Party pursuant to the First Lien Purchase Agreement or any of the other documents related thereto in order to grant to the First Lien Collateral Agent, on behalf of the First Lien Noteholders, a First Priority Lien on any assets of such Note Party as security for the obligations of such Note Party to First Lien Noteholders.

          "First Lien Documents" means the First Lien Purchase Agreement, the First Lien Notes, the First Lien Guaranty, the First Lien Parent Guaranty, the First Lien Collateral Documents, the First Lien Warrant Agreement, the First Lien Registration Rights Agreement, and all certificates, instruments and other documents made or delivered in connection therewith.

          "First Lien Guaranty" means the Guaranty dated as of July 17, 2006, by certain Subsidiaries of the Company in favor of and for the benefit of BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Guaranty shall mean any replacement guaranty agreement entered into by such Subsidiaries of the Company in connection with such refinancing, extension or replacement.

          "First Lien Note Maturity Date" shall mean the date on which all Indebtedness under the First Lien Notes has been repaid.

          "First Lien Noteholder" means a holder of First Lien Notes.

          "First Lien Notes" means the $350,000,000 in aggregate principal amount of senior secured notes of the Company due July 17, 2010 issued on July 17, 2006, or such lesser amount of such notes as the same may be reduced pursuant to redemption, repayment or otherwise as required or permitted by the First Lien Purchase Agreement and the Intercreditor Agreement. After any refinancing, extension or replacement of any Indebtedness under such senior secured notes of the Company pursuant to the terms of the Intercreditor Agreement, the term First Lien Notes shall mean any notes evidencing the Indebtedness of the Company incurred in connection with such refinancing, extension or replacement.

          "First Lien Obligations" means the Secured Obligations as defined in the First Lien Security Agreement.

          "First Lien Parent Guaranty" means that certain Parent Guaranty dated as of July 17, 2006 by Parent in favor of and for the benefit of BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Parent Guaranty shall mean any replacement guaranty agreement entered into by Parent in connection with such refinancing, extension or replacement.

          "First Lien Purchase Agreement" means the Purchase Agreement dated as of July 17, 2006, by and among the Company, certain Subsidiaries of the Company, and the purchasers named therein, as amended by the First Amendment, dated as of March 12, 2008, pursuant to which the First Lien Notes were issued. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Purchase Agreement shall mean any replacement purchase agreement entered into by Parent Issuer in connection with such refinancing, extension or replacement.

          "First Lien Registration Rights Agreement" means the Registration Rights Agreement dated as of July 17, 2006, among Parent and the purchasers listed therein.

          "First Lien Security Agreement" means the Pledge and Security Agreement, dated as of July 17, 2006, among the Company, certain Subsidiaries of the Company, and BONY, as First Lien Collateral Agent. After any refinancing, extension or replacement of any Indebtedness under the First Lien Notes pursuant to the terms of the Intercreditor Agreement, the term First Lien Security Agreement shall mean any replacement security agreement entered into in connection with such refinancing, extension or replacement.

          "First Lien Warrant Agreement" means the Warrant Agreement dated as of July 17, 2006, among the initial holders listed therein and Parent.

          "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than any Permitted Liens).

          "Fiscal Quarter" means a fiscal quarter of a Fiscal Year.

          "Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on the last Saturday of each calendar year.

          "Foreign License" means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by any Governmental Authority other than the FCC, including authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

          "Foreign Spectrum Holdings" means the right of a Person to use a defined portion of the radiofrequency spectrum resulting from the Person being the holder of Foreign Licenses, and rights of the Person arising under Foreign Spectrum Leases.

          "Foreign Spectrum Lease" means any lease, license, agreement or other arrangement to which any Foreign Subsidiary of the Company is now or may hereafter become a party pursuant to which any such Foreign Subsidiary leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to radiofrequency specified in a Foreign License issued to the lessor or sublessor, in each case, as amended, restated, supplemented or otherwise modified from time to time.

          "Foreign Subsidiary" means a Subsidiary of the Company that is not a Domestic Subsidiary.

          "GAAP" means the generally accepted accounting principles in the United States as in effect as of the date hereof, provided that with respect to Sections 5.1 and 5.6, GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time.

          "Geographic Service Area" means the geographic area over which a licensee is entitled to transmit signals pursuant to an FCC License or Underlying License. In the case of site-based licenses in the Educational Broadband Service and Broadband Radio Service, this area is bounded by a circle having 35 mile radius and centered at the stations reference coordinates, which was the previous protected service area to which incumbent licensees were entitled prior to January 10, 2005, and is bounded by the chords drawn between intersection points of the licensees previous 35 mile protected service area and those of respective adjacent market co-channel licensees.

          "Go Networks" means Go Networks, Inc., a Delaware corporation.

          "Governance Committee" means the Governance Committee of the Board of Directors of Parent, consisting initially of William Webster, Jack Rosen, Douglas Manchester and Robert Symington (or any independent director or directors of the Board of Directors of Parent, reasonably satisfactory to Avenue Capital, and appointed to replace any of the foregoing individuals or any succeeding member of the Governance Committee in the event that any of such individuals shall have resigned from the Governance Committee or otherwise ceased to serve as a member of the Governance Committee).

          "Governmental Authority" means (a) the government of the United States of America or any state or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any of its Subsidiaries conducts business, or which properly asserts jurisdiction over any Facilities, (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative functions of any such government or (d) any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          "Governmental Delay" has the meaning assigned to such term in Section 5.14(b).

          "Guaranties" means, collectively, the Guaranty and the Parent Guaranty.

          "Guarantors" means each of:

(1) the guarantors party to the Guaranty or the Parent Guaranty, as the case may be; and

(2) any other Subsidiary of the Company that executes the Guaranty in accordance with the provisions of this Agreement,

and their respective successors and assigns.

          "Guaranty" means the Second Lien Guaranty executed and delivered by existing Material Subsidiaries of the Company on the date hereof and to be executed and delivered by additional Material Subsidiaries of the Company from time to time thereafter in accordance with Section 5.9, substantially in the form of Exhibit F annexed hereto.

          "Hazardous Materials" means any chemical, material or substance, the generation, use, storage, transportation or disposal of which, or the exposure to which, is prohibited, limited or regulated pursuant to an Environmental Law.

          "Holder or Holders" means the Purchasers (as the initial holders of the Notes) and their respective successors or assignees in whose name a Note is registered.

          "Indebtedness" means, as applied to any Person, (i) all obligations for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables incurred in the ordinary course of business, volume based vendor arrangements accounted for as deferred income on the balance sheet of the Company, obligations under earn-out agreements which are not yet earned and obligations under earn-out agreements to the extent such obligations are payable in shares of Capital Stock of the Company at the Companys option), (iv) all obligations evidenced by notes, bonds (other than performance or surety bonds), debentures or other similar instruments, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (vi) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (vii) all contingent obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, and (viii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          "Indemnified Parties" has the meaning assigned to such term in Section 1.6.

          "Indemnifying Parties" has the meaning assigned to such term in Section 1.6.

          "Initial Warrant Agreement" means the Warrant Agreement dated as of even date herewith, among Parent and the Purchasers, substantially in the form of Exhibit K-1 to this Agreement, as the same may be amended, supplemented and modified from time to time.

          "Initial Warrant Shares" has the meaning assigned to such term in Section 1.2(c).

          "Initial Warrants" has the meaning assigned to such term in Section 1.2(c).

          "Insolvency Default" has the meaning assigned to such term in Section 6.2.

          "Intellectual Property" has the meaning assigned to such term in Section 4.14(a).

          "Intercreditor Agreement" means the Intercreditor Agreement dated as of even date herewith, by and among the Company, Parent, certain Subsidiaries of the Company, BONY, as First Lien Collateral Agent, BONY, as Collateral Agent, and BONY, as Exchange Note Collateral Agent, substantially in the form of Exhibit H hereto.

          "Interest Payment Date" means each March 31, June 30, September 30 and December 31, except if such day is not a Business Day, the next succeeding Business Day shall be considered the Interest Payment Date.

          "Interest Period" means, each quarterly period, beginning on and including an Interest Payment Date (or the date hereof in the case of the first Interest Period) and ending on and including the day next preceding the next succeeding Interest Payment Date.

          "Interim COO" has the meaning assigned to such term in Section 2.1(r).

          "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guaranties or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the term Investment shall not include: (a) trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms and (b) deposits, advances and prepayments to suppliers for goods and services in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto minus all payments received in respect thereof, including payments of principal, interest, proceeds of sale or other disposition and cash dividends or distributions in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "IPW" means IP Wireless, Inc., a Delaware corporation.

          "Legal Holiday" means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York are not required to be open. If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and interest shall accrue for the intervening period.

          "License Subsidiary" has the meaning assigned to such term in Section 5.28.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, fixed or floating charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any financing lease in the nature thereof but not including Operating Leases and any agreement to give any security interest) and any trust or deposit or other preferential arrangement having the practical effect of any of the foregoing.

          Losses has the meaning assigned to such term in Section 1.6.

          "Make-Whole Amount" has the meaning given such term in Section 8.1(d) hereof.

          "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Adverse Effect" means a material adverse effect on (a) the ability of Parent and its Subsidiaries to perform, or of the Collateral Agent and Holders to enforce, the obligations under the Note Documents, (b) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent, the Company and the Material Subsidiaries taken as a whole or

(c) the validity or enforceability of this Agreement or any of the other Note Documents or the rights or remedies of the Holders hereunder or thereunder.

          "Material Contracts" means any or all of the following, as the context may require: (i) any material indenture, mortgage, deed of trust, agreement or other instrument evidencing or with respect to indebtedness in a principal amount in excess of $7,500,000 to which the Company or any of its Subsidiaries is a party and (ii) any other document, agreement or instrument that is material to the operation or business of the Company and its Subsidiaries, taken as a whole.

          "Material Subsidiary" means each of NextWave Broadband, PacketVideo Corporation, a Delaware Corporation, NW Spectrum Co., a Delaware Corporation, AWS Wireless Inc., a Delaware corporation, WCS Wireless License Subsidiary, LLC, a Delaware limited liability company, IPW, each other License Subsidiary, each Foreign Subsidiary that holds any Foreign Spectrum Holdings and each other Subsidiary of the Company or Parent that constitutes a Significant Subsidiary within the meaning of Regulation S-X promulgated by the SEC; provided, however, that notwithstanding anything herein to the contrary, Go Networks shall not be deemed to be a Material Subsidiary.

          "Maturity Date" means December 31, 2010.

          "Maximum Rate" has the meaning assigned to such term in Section 10.5.

          "Minimum Balance Condition" has the meaning assigned to such term in Section 5.27.

          "Multiemployer Plan" means a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates may have any liability.

          "Named Business" has the meaning assigned to such term in Section 2.1(x).

          "Named Business Condition" has the meaning assigned to such term in Section 2.1(x).

          "NASDAQ" has the meaning assigned to such term in Section 4.38.

          "Net Proceeds" means, with respect to any Asset Sale, cash proceeds of such Asset Sale net of bona fide direct costs of sale including, without limitation, (i) income taxes actually paid or reasonably estimated to be actually payable, as the case may be, as a result of such Asset Sale, (ii) transfer, sales, use and other taxes payable in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Indebtedness under the First Lien Notes, the Second Lien Notes or the Notes) that is secured by a Lien on the stock or assets in question or Indebtedness that is required to be repaid under the terms thereof as a result of such Asset Sale, (iv) brokers and financial advisors commissions and reasonable fees and expenses of counsel and other advisors (including, without limitation, accountants and investment bankers) and other reasonable costs and expenses incurred or estimated to be incurred in connection with such Asset Sale, (v) amounts to be paid to third parties having a beneficial interest in the assets sold, and (vi) reasonable reserves against indemnities or other obligations (so long as such indemnity or other obligations are outstanding) in respect of post-closing and purchase price adjustments (including adjustments related to the performance or results of any divested or acquired business) in connection with the acquisition or disposition of assets permitted hereunder.

          "NextWave Broadband" means NextWave Broadband Inc., a Delaware corporation.

          "Note Documents" means this Agreement, the Notes, the Warrants, the Warrant Agreements, the Registration Rights Agreement, the Guaranty, the Parent Guaranty, the Collateral Documents, the Collateral Agency Agreement, the Intercreditor Agreement, and all certificates, instruments and other documents made or delivered in connection herewith and therewith.

          "Note Parties" means, collectively, the Company, the Guarantors and any other Subsidiary of the Company that is a party to a Note Document and Note Party means any of such Persons.

          "Notes" has the meaning assigned to such term in Section 1.1.

          "Notice of Redemption" has the meaning assigned to such term in Section 8.3.

          "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

          "Officers Certificate" means, with respect to any Person, a certificate executed on behalf of such Person (x) if such Person is a partnership or limited liability company, by the chairman of the Board of Directors (if an officer), chief executive officer, or chief financial officer or vice president of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (y) if such Person is a corporation, on behalf of such corporation by its chairman of the Board of Directors (if an officer) or chief executive officer or its chief financial officer or vice president, and (z) if such person is the Company or a Subsidiary of the Company, a Responsible Officer.

          "Operating Lease", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease.

          "Organizational Documents" means, with respect to any Person, the bylaws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.

          "Other Taxes" means any present or future stamp, documentary, excise, privilege, property, intangible Taxes, charges or similar levies arising from any payment made under any and all Note Documents or from the execution or delivery by the Company or any of the Guarantors or from the filing or recording or maintenance of, or otherwise with respect to the exercise or enforcement by the Holders of their respective rights under any and all Note Documents.

          "Other Yields" has the meaning assigned to such term in Section 8.1(d).

          "Parent" has the meaning assigned to such term in the introductory paragraph to this agreement.

          "Parent Director Nomination Agreement" means the Letter Agreement re Designation of Directors dated as of October 9, 2008, among Parent and Avenue Capital, substantially in the form of Exhibit O annexed hereto.

          "Parent Guaranty" means that certain Second Lien Parent Guaranty dated as of even date herewith by Parent in favor of and for the benefit of BONY, as Collateral Agent, substantially in the form of Exhibit M annexed hereto.

          "Participant" has the meaning assigned to such term in Section 10.2.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permanent COO" has the meaning assigned to such term in Section 2.1(s).

          "Permitted Business" means any business in which the Company or any of its Subsidiaries was engaged on the date hereof and any business that is a reasonable extension thereof or is ancillary or related thereto.

          "Permitted Investments" means, with respect to any Person, (i) Investments in cash and Cash Equivalents, (ii) Investments in securities of trade creditors or customers received (x) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or (y) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment, (iii) Investments in the Notes and the First Lien Notes, (iv) Investments in existence on the date hereof and set forth on Schedule 9.1, (v) advances to employees and officers of Note Parties of up to $500,000 in the aggregate to fund purchases of Capital Stock of the Company under any stock option plan or similar employment arrangements so long as no cash is actually advanced by the Company or any of the Guarantors to such employees and officers to fund such purchases, (vi) guarantees of Indebtedness to the extent permitted pursuant to Section 5.13, (vii) Investments in payment intangibles, chattel paper and accounts (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with past practice of the Note Party, or (viii) Investments by (w) any Note Party in any other Note Party, (x) any Subsidiary of the Company that is not a Note Party in any other Subsidiary of the Company that is not a Note Party, or (y) any Subsidiary of the Company that is not a Note Party in any Note Party, provided, however, that the resulting Indebtedness of such Note Party to such Subsidiary shall be subordinated (I) so long as any First Lien Obligations are outstanding, to the First Lien Obligations, (II) so long as any Second Lien Obligations are outstanding, to the Second Lien Obligations and (III) so long as any Third Lien Obligations are outstanding, to the Third Lien Obligations, or (z) any Note Party in any Subsidiary of the Company that is not a Note Party, provided, however, that Investments in any such Subsidiary that is not a Note Party, other than such Investments existing on the date hereof and listed on Schedule 9.1, shall not be permitted unless the Budget Condition and the

Named Businesses Condition have been met for the monthly period immediately preceding such Investment.

          "Permitted Liens" means the following types of Liens:

                         (i)          so long as any First Lien Obligations are outstanding, the First Priority Liens; provided, however, that no First Priority Lien shall be a Permitted Lien to the extent that such First Priority Lien is incurred in contravention of the terms of the Intercreditor Agreement;

                         (ii)          the Second Priority Liens;

                         (iii)         the Third Priority Liens;

                         (iv)         Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties, provided that payment thereof is not yet required;

                         (v)          Liens incurred or deposits made in the ordinary course of business of the Company and any of the Guarantors in connection with workers compensation, unemployment insurance, other business-related insurance, social security and other like laws;

                         (vi)         Leases, subleases, licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the conduct of the business of the Company and any of the Guarantors, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense;

                         (vii)        Liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment does not constitute an Event of Default;

                         (viii)       easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company and any of the Guarantors;

                         (ix)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

                         (x)           Liens which constitute the right of set off of a customary nature of bankers lien with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with the arrangements entered into with banks in the ordinary course of business;

                         (xi)          Liens incurred in connection with the extension, renewal or refinancing of the obligations secured by Liens of the type herein above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien;

                         (xii)         Liens in favor of the Company or any of the Guarantors;

                         (xiii)        Liens for Taxes the payment of which, at the relevant time, is not required by Section 5.3 hereof;

                         (xiv)        precautionary financing statement filings regarding Operating Leases; and

                         (xv)         Liens securing Indebtedness incurred in accordance with Section 5.13(g).

          "Permitted Spectrum Holdings" means (i) US Spectrum Holdings in any of the following spectrum bands: AWS, WCS, EBS, and BRS, and (ii) Foreign Spectrum Holdings or Spectrum Holdings in other spectrum bands, provided that the aggregate purchase price paid for all such Foreign Spectrum Holdings and Spectrum Holdings in other spectrum bands, plus the aggregate obligations of the Company and its Subsidiaries under Foreign Spectrum Leases and Spectrum Leases of rights in other spectrum bands, shall not exceed $10,000,000.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

          "PIK Amount" means, as of any date of determination, an amount to be added to the outstanding principal amount under each Note on such date equal to the product of (i) the Daily Interest Rate multiplied by (ii) the Principal Amount of the applicable Note outstanding as of the immediately preceding Interest Payment Date (or in the case of the first Interest Period for each Note, the date hereof), subject to any reduction in the Principal Amount of the applicable Note as a result of any repayment of the principal of such Note prior to such date of determination in accordance with the terms hereof and the Intercreditor Agreement.

           "Plan means" an employee benefit plan (as defined in Section 3(3) of ERISA) which is, or within the past five (5) years was, sponsored, maintained or contributed to by the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates, or to which the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates has any potential or outstanding liability, including each Qualified Plan.

          "Principal Amount" means, with respect to any Note, (i) as of the date hereof, the Stated Value of such Note as of the Closing, and (ii) on each other date of determination, the Stated Value of such Note, plus the aggregate of all PIK Amounts accrued prior to or on such date of determination, and minus the aggregate amount of any repayments of principal made prior to such date of determination in accordance with the terms of the Notes and the Intercreditor Agreement.

          "Purchasers" has the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code that the Company, Parent, any of the Subsidiaries of Parent, any Guarantor, or any of their respective ERISA Affiliates sponsors or maintains, or at any time during the immediately preceding five (5) years has sponsored or maintained or contributed to, or to which the Company, Parent, any of the Subsidiaries of Parent,

any Guarantor, or any of their respective ERISA Affiliates makes, is making or is obligated to make contributions, or has any potential or outstanding liability.

          "Redemption Amount" has the meaning assigned to such term in Section 8.1(a).

          "Register" has the meaning assigned to such term in Section 1.7(a).

          "Registration Rights Agreement" means the Registration Rights Agreement dated as of even date herewith, among the Company and the Purchasers, substantially in the form of Exhibit L to this Agreement, as the same may be amended, supplemented and modified from time to time.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

          "Released Guarantor" has the meaning assigned to such term in Section 10.4(b).

          "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Holders" means the Holders of at least two-thirds (66-2/3%) of the aggregate Principal Amount of the outstanding Notes.

          "Required Net Proceeds" has the meaning assigned to such term in Section 5.14(b).

          "Required Sale Period" has the meaning assigned to such term in Section 5.14(b).

          "Responsible Officer" means the chief executive officer, chief financial officer, president, any executive vice president or chief operating officer of the Company or the applicable Subsidiary of the Company, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Company or of the applicable Subsidiary of the Company.

          "Restricted Payments" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or Parent now or hereafter outstanding (other than a dividend payable solely in additional shares of the same class of Capital Stock to the holders of that class), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or Parent now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding, options or other rights to acquire shares of any class of Capital Stock of the Company or Parent now or hereafter outstanding (other than any outstanding warrants issued pursuant to the First Lien Warrant Agreement) and (iv) any payment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Notes.

          "Rule 144" means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

          "Rule 144A" means Rule 144A as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" shall mean all reports, schedules, forms, and statements filed by the Company or Parent (including all exhibits, financial statements, notes and schedules thereto and documents incorporated by reference therein) required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

          "Second Lien Obligations" means the Secured Obligations as defined in the Security Agreement.

          "Second Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral apart from the First Priority Liens for so long as the First Priority Liens shall exist.

          "Securities" means, collectively, the Notes, the Warrants and the Guaranties.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

          "Security Agreement" means the Second Lien Pledge and Security Agreement dated as of even date herewith among the Collateral Agent, the Company, Parent and the Guarantors, substantially in the form of Exhibit G to this Agreement, as the same may be amended, supplemented and modified from time to time.

          "Series A Preferred Stock" means the convertible preferred stock issued pursuant to the Series A Preferred Stock Certificate of Designations.

          "Series A Preferred Stock Certificate of Designations" means the Certificate of Designation, Preferences and Rights of the Series A Senior Convertible Preferred Stock of NextWave Wireless Inc., dated as of March 28, 2007.

          "Six-Month Budget" has the meaning assigned to such term in Section 5.27.

          "Sola Group" means, collectively, Sola Ltd or one or more of its Affiliates.

          "Solvency Certificate" means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit J attached hereto.

          "Solvent" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Persons then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Persons capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Spectrum Holdings" means US Spectrum Holdings and/or Foreign Spectrum Holdings.

          "Spectrum Lease" means any lease, license, agreement or other arrangement to which any Note Party is now or may hereafter become a party pursuant to which any Note Party leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to radiofrequency specified in an Underlying License, in each case, as amended, restated, supplemented or otherwise modified from time to time.

          "Stated Value" means the original principal amount of each Note as of the issuance date of such Note.

           "Subsidiary" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "Subsidiary Guarantors" means each of (i) the guarantors party to the Guaranty, and (ii) any other Subsidiary of the Company that executes the Guaranty in accordance with the provisions of this Agreement, and their respective successors and assigns.

          "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties and any similar liabilities with respect thereto.

          "Third Lien Obligations" means the "Secured Obligations" as defined in the Exchange Note Security Agreement.

          "Third Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Exchange Note Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral apart from the First Priority Liens for so long as the First Priority Liens shall exist, and the Second Priority Liens for so long as the Second Priority Liens shall exist.

          "Transactions" means the consummation of the transactions contemplated under this Agreement and the other Note Documents.

          "Treasury Rate" has the meaning assigned to such term in Section 8.1(d).

          "UCC" means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York.

          "Underlying License" means any license granted by the FCC to a Person who is the lessor to the Company or its Subsidiaries under a Spectrum Lease or, in the case of a sublease, to the Person who is the lessor to the applicable sublessor to the Company or its Subsidiaries.

          "Unfunded Pension Liabilities" means the amount of "unfunded benefit liabilities", as defined in Section 4001(a)(18) of ERISA, with respect to Qualified Plans only.

          "US Spectrum Holdings" means the right of a Person to use a defined portion of the radiofrequency spectrum within a Geographic Service Area, including rights resulting from such Person being the holder of FCC Licenses and rights of such Person arising under Spectrum Leases.

          "Warrant Agreements" means, collectively, the Initial Warrant Agreement and the Additional Warrant Agreement (on and after the Additional Warrant Issuance Date).

          "Warrant Shares" means, collectively, the Initial Warrant Shares and the Additional Warrant Shares (on and after the Additional Warrant Issuance Date).

          "Warrants" means, collectively, the Initial Warrants and the Additional Warrants (on and after the Additional Warrant Issuance Date).

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)          the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

          "Wireless Communications System" means any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or

BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.

          "Withdrawal Liabilities" means the amount of withdrawal liability as determined in accordance with Section 4201 of ERISA.

          "Working Capital Line" has the meaning assigned to such term in Section 5.13(g).

ARTICLE X

MISCELLANEOUS

          10.1        Notices.

          All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier or overnight air courier guarantying next day delivery:

                         (a)          if to the Purchasers or any Holder, to the address set forth on its signature page hereto or as otherwise provided in writing to the Company, with a copy (which shall not constitute notice) to OMelveny & Myers LLP, 1999 Avenue of the Stars, 7th Floor, Los Angeles, CA 90067, Attention: David J. Johnson, Jr., Esq.;

                         (b)          if to Collateral Agent, to the address set forth on its signature page hereto or as otherwise provided in writing to the Company and the Holders, with a copy (which shall not constitute notice) to McGuire, Craddock & Strother, P.C., 500 North Akard, Suite 3550, Dallas, Texas 75210, Attention: Jonathan Thalheimer, Esq.; and

                         (c)          if to the Company or its Subsidiaries, to it at 12670 High Bluffs Drive, San Diego, CA 92130 (Facsimile No. 858-480-3112), Attention: Frank Cassou, Esq.; with a copy (which shall not constitute notice) to Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153-0119 Attention: Marita Makinen, Esq.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guarantying next day delivery. The parties may change the addresses to which notices are to be given by giving five days prior notice of such change in accordance herewith.

          10.2        Successors and Assigns; Assignments.

                         (a)          This Agreement shall inure to the benefit of and be binding upon the successors and registered assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders.

                         (b)          Each Holder may sell or assign all or any portion of its Notes to any Person, at any time, subject to clause (e) below.

                         (c)          Each Holder may, in the ordinary course of its business and in accordance with the Note Documents and Applicable Law, including applicable securities laws, at any time sell to one or more Persons (each, a Participant), participating interests in all or a portion of its rights and obligations under this Agreement. Notwithstanding any such sale by such Holder of participating interests to a Participant, such Holders rights and obligations under this Agreement shall remain unchanged, such Holder shall remain solely responsible for the performance thereof, and the Company shall continue to deal solely and directly with such Holder and shall have no obligations to deal with any Participant in connection with such Holders rights and obligations under this Agreement or the Notes. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting an extension of the scheduled final maturity date of any Note allocated to such participation or a reduction of the Principal Amount of or the rate of interest payable on any Note allocated to such participation. Subject to the further provisions of this subsection 10.2(c), the Company agrees that each Participant shall be entitled to the benefits of Section 1.8 to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to Section 10.2. A Participant shall not be entitled to receive any greater payment under Section 1.8 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Companys prior written consent.

                         (d)          In the event that any Holder sells any participation or assigns or transfers any interest in any Note, each Participant, successor or assign shall agree to (i) make the representations and warranties in Section 1.4 of this Agreement, and (ii) execute and deliver an Assumption Agreement. Each assignee, by its purchase or other acquisition of a Note, hereby agrees to be bound by the terms of the Collateral Agency Agreement and the Intercreditor Agreement.

                         (e)          In no event may a Holder sell any participation or assign or transfer any interest in any Note to a business competitor of the Company or any Guarantor.

                         (f)          The Company and each of the Guarantors shall assist any Holder in connection with any transfer, whether by sale or otherwise, assignment or participation permitted under this Agreement as reasonably required to enable the assigning or selling Holder to effect any such transfer, assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. The Company and each Guarantor shall certify the correctness, completeness and accuracy of all descriptions of each of them and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

                         (g)          Any Holder may furnish any information concerning the Company and the Guarantors in the possession of such Holder from time to time to transferees, assignees and participants (including prospective transferees, assignees and participants); provided that such

Holder shall obtain from actual or potential transferees, assignees or participants confidentiality covenants substantially equivalent to those contained in Section 10.20.

          10.3        Amendment and Waiver.

                         (a)          Except as otherwise expressly provided elsewhere in this Agreement, this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Company, the Guarantors and the Required Holders; provided further, however, that any amendment, modification or supplement that:

                                        1. reduces the Principal Amount of any Note;

                                        2. (other than as set forth in this Agreement) reduces the rate of interest on any Note (including default interest), reduces the amount of principal or changes the principal maturity date of any Note or the redemption or prepayment provisions (other than any notice provisions relating thereto, which shall require only the written consent of the Required Holders) as specified above;

                                        3. makes any Note payable in money or property other than that stated in the Note; or

                                        4. makes any change in Sections 6.2, 6.4, 6.5 or 10.10 hereof or this Section 10.3 (or any related defined terms) or in the definition of Required Holders shall not be binding upon any Holder of outstanding Notes that has not consented thereto in writing; and provided further that any amendment, modification or waiver of (i) Section 5.27, 6.1(c) or 6.1(e), (ii) Section 6.4 with respect to the waiver of an Event of Default of the type referred to in Section 6.1(c) or 6.1(e) or the consequences of such an Event of Default, or (iii) the definition of Budget Default, shall require the prior written consent of the Holders of at least seventy-five percent (75%) of the aggregate Principal Amount of the outstanding Notes.

                         (b)          For all purposes under this Agreement, in determining whether the Holders of the requisite Principal Amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Notes owned by the Company or any of its Subsidiaries or Affiliates (other than Avenue Capital and its Affiliates) shall be disregarded.

          10.4        Release of Security Interest or Guaranty; Release of Guarantor.

                         (a)          Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of the Company) that is permitted by this Agreement or the Intercreditor Agreement or to which Required Holders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Guarantor to any Person (other than an Affiliate of the Company) that is permitted by this Agreement or to which Required Holders have otherwise consented, for which the Company or any of the Guarantors desire to obtain a security interest release or a release of the Guaranty from the Holders, the Company or such Guarantor shall deliver an Officers Certificate to the Holders and the Collateral Agent (i) stating that the

Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officers Certificate, the Collateral Agent shall, at the Companys expense, so long as the Collateral Agent (a) does not know that the facts stated in such Officers Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to the Required Holders have been made for delivery of the Net Proceeds from such Asset Sale as required by Section 5.14, execute and deliver, at the Companys expense and without representation warranty or recourse, such releases of its security interest in such Collateral or such Guaranty as may be reasonably requested by the Company or such Guarantor.

                         (b)          If (i) a Guarantor (a Released Guarantor) shall have been unconditionally and absolutely released as a guarantor of and obligor with respect to any and all Indebtedness and such release is not part of a plan of financing that contemplates such Guarantor guarantying any other Indebtedness of the Company or becoming a co-obligor with respect thereto, and (ii) no Default or Event of Default shall have occurred and be continuing, the Company may deliver to the Collateral Agent an Officers Certificate to such effect and from and after the date such Officers Certificate is delivered to the Collateral Agent, such Released Guarantor shall, subject to this Section 10.4(b) if such Released Guarantor shall again become a Guarantor, be released from its obligations under the Guaranty.

          10.5        Interest Rate Limitation.

          Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the Maximum Rate). If any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal Amount of the Notes, or, if it exceeds such unpaid Principal Amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by any Holder exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Notes hereunder.

          10.6        Counterparts.

          This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          10.7        Headings.

          The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          10.8        Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          10.9        Consent to Jurisdiction and Service of Process.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY AND EACH OF THE GUARANTORS, EACH FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I)          ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II)          WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III)          AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE COMPANY OR ANY GUARANTOR, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1;

          (IV)          AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY AND THE GUARANTORS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V)          AGREES THAT HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI)          AGREES THAT THE PROVISIONS OF THIS SECTION 10.9 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

          10.10        Waiver of Jury Trial.

          THE COMPANY, THE GUARANTORS AND THE HOLDERS HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Company, the Guarantors and the Holders each acknowledge that this waiver is a material inducement for the Company, the Guarantors and the Holders to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Company, the Guarantors and the Holders further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          10.11        Survival of Warranties and Certain Agreements.

          All agreements, representations and warranties made herein or in any Note Document shall survive the execution and delivery of this Agreement and the execution and delivery of the Securities hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company and the Guarantors set forth in sections 1.5, 1.6 and 1.8 shall survive repayment of the Notes and termination of this Agreement.

          10.12        Failure or Indulgence Not Waiver; Remedies Cumulative.

          No failure or delay on the part of any Holder or Collateral Agent in the exercise of any power, right or privilege hereunder or under any Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to and not exclusive of, any rights or remedies otherwise available.

          10.13        Independence of Covenants.

          Except as otherwise expressly stated in a covenant herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

          10.14        Marshalling; Payments Set Aside.

          No Holder or Collateral Agent shall be under any obligation to marshal any assets in favor of the Company, any Guarantor or any other party or against or in payment of any or all of the obligations. To the extent that the Company or any Guarantor makes a payment or payments to any Holder (or to the Collateral Agent for the benefit of Holders), or any Holder or Collateral

Agent enforces any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

          10.15        Set-Off.

          In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Holder is hereby authorized by the Company and the Guarantors at any time or from time to time, without notice to the Company, any Guarantor or any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Holder to or for the credit or the account of the Company or any Guarantor against and on account of the obligations and liabilities of the Company or any Guarantor to that Holder under this Agreement and the other Note Documents, including all claims of any nature or description arising out of or connection with this Agreement or any other Note Document, irrespective of whether or not (i) that Holder shall have made any demand hereunder or (ii) the Principal Amount of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 6.

          10.16        Classification of Transaction.

          Notwithstanding anything to the contrary herein contained, the Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and none of the Company, the Guarantors or any Holder intends any Holder to be, deemed a partner or joint venturer with the Company or any Guarantor.

          10.17        Exculpation.

          The Company and the Guarantors acknowledge that neither the Collateral Agent nor any of its affiliated entities, nor the partners of any Holder nor any investment manager or adviser to any Holder, any investor or participant in the partners of any Holders, nor any of their respective officers, directors, employees, partners, members or shareholders, assume any personal liability for any of the obligations under the Note Documents.

          10.18        Entire Agreement.

          The Note Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. The Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the Note Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

          10.19      Severability.

          In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Purchasers rights and privileges shall be enforceable to the fullest extent permitted by law.

          10.20      Confidentiality.

                         (r)          Each Holder and the Collateral Agent shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Holders and Collateral Agents customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Holder or the Collateral Agent may make disclosures (1) to its and its Affiliates directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (2) to the extent requested by any Government Authority, (3) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement or the other Note Documents, (5) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section 10.20, to any assignees of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (7) with the consent of the Company, (8) to the extent such information (i) is or becomes publicly available other than as a result of a breach of this Section 10.20 or (ii) becomes available to Collateral Agent or any Holder on a nonconfidential basis from a source other than Company, (9) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Holders, the Collateral Agents or their respective Affiliates investment portfolio in connection with ratings issued with respect to such Holder or its Affiliates, or (10) to the Federal Reserve supervisory staff; provided that, unless specifically prohibited by Applicable Law or court order, each Holder and the Collateral Agent shall promptly notify Company (it being understood that such notice is not permitted by the Federal Reserve without its prior approval) of any request by any Government Authority or representative thereof (other than any such request in connection with any regulatory examination or examination of the financial condition of such Holder or the Collateral Agent by such Government Authority) for disclosure of any such non-public information; and provided, further that in no event shall any Holder or the Collateral Agent be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, the Collateral Agent and the Holders may disclose the existence of the Note Documents and information about the Note Documents to market data collectors, similar service providers to the lending industry, and service providers to Collateral Agent and Holders.

                         (s)          No Holder shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the filings made by the Company with the SEC in compliance with Regulation FD unless such Holder (i) has been provided with an opportunity to decline receipt of such information and (ii) has affirmatively agreed to receive such information. For the purposes of this paragraph, material, nonpublic information shall not include any information which such Holder obtains or is privy to because such Holder has representation (direct or indirect) on the Companys Board of Directors.

          10.21      Ratable Sharing.

          Subject to the terms of the Intercreditor Agreement, the Holders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of the Notes made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or bankers lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Holder hereunder or under the other Note Documents (collectively, the Aggregate Amounts Due to such Holder) that is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify the Collateral Agent and each other Holder of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Company or its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Holder as consideration for the assignment or transfer (other than an assignment or transfer pursuant to this Section 10.21) of its Note(s) pursuant to Section 10.2. The Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Holder as to such assignment as fully as if that Holder had complied with the provisions of Section 10.2 with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Holder and each selling Holder agree to comply with the provisions of Section 10.2 at the request of a selling Holder or a purchasing Holder.

          10.22        Independent Nature of Holders Obligations and Rights.

          The obligations of each Holder under any Note Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Note Document. Nothing contained herein or in any other Note Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Note Documents. Each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Note Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

          10.23        Intercreditor Agreement.

          Notwithstanding any provision to the contrary in this Agreement or any Note issued hereunder, this Agreement and all Notes issued hereunder shall be subject in all respects to the provisions of the Intercreditor Agreement. Each Purchaser and each subsequent Holder hereunder (i) acknowledges that it has received a copy of each of the Intercreditor Agreement; (ii) consents to the payment subordination and subordination of Liens provided for in the Intercreditor Agreement; (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and (iv) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Purchaser or Holder, as the case may be. Each Purchaser and each subsequent Holder hereunder hereby (i) acknowledges that BONY is acting under the Intercreditor Agreement and the documents referred to therein in multiple capacities and for multiple parties, including the First Lien Note Holders, the Second Lien Note Holders and the Third Lien Note Holders (each as defined in the Intercreditor Agreement) and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against BONY any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

          10.24        Third Party Beneficiaries.

          The provisions of Section 10.23 are intended as an inducement to the First Lien Noteholders to extend credit to the Company under the First Lien Notes and other First Lien Documents, and such First Lien Noteholders are intended third party beneficiaries of such provisions.

          10.25        Rules of Construction.

          The definitions used herein shall apply equally to the singular and plural forms of the terms defined. The words include, includes and including shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, restated, supplemented or otherwise modified, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Note Documents, the First Lien Documents and the Exchange Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	NEXTWAVE WIRELESS LLC

By:
	Name:	George Alex
	Title:	Chief Financial Officer and Executive Vice President

GUARANTORS:	NEXTWAVE WIRELESS INC.,
NEXTWAVE BROADBAND INC.,
NW SPECTRUM CO.,
AWS WIRELESS INC.,
WCS WIRELESS LICENSE SUBSIDIARY, LLC,
and
IP WIRELESS, INC.

By:
	Name:	George Alex
	Title:	Chief Financial Officer and Executive Vice President

PACKETVIDEO CORPORATION

By:
	Name:	[_________________]
	Title:	[_________________]

S-1                                                              PURCHASE AGREEMENT

COLLATERAL AGENT:	THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:
Name:
Title:

Address:	The Bank of New York Mellon Asset Solutions Division 600 East Las Colinas Blvd. Suite 1300 Irving, Texas 75039
Attention:	Bob Hingston/Risk Management

S-2	PURCHASE AGREEMENT

PURCHASERS:

AVENUE INVESTMENTS, L.P.
By: Avenue Partners, LLC, its General Partner

By:
Name:
Title:

Address:

Avenue Capital Group
535 Madison Avenue
14th Floor
New York, NY 10022
Tel: (212) 878-3568
Email: rsymington@avenuecapital.com; bmulhern@avenuecapital.com;
Attn: Robert Symington
Brian Mulhern
Esther Posner

Initial Bank Account:	JP Morgan Chase Bank
ABA #: 021-000-021
FBO: Citigroup Global Markets, Inc.
Acct: 066-645-646
F/F/C: Avenue Omnibus Account, LLC
Acct #: 522-43316
Attn: Prime Broker Group

S-3	PURCHASE AGREEMENT

SOLA LTD

By:
Name:
Title:

Address:	Solus Alternative Asset Management LP 430 Park Avenue, 9th Floor New York, NY 10022 Phone: 212-284-4300 Fax: 212-284-4338

Initial Bank Account:	The Bank of New York Mellon
ABA #: 021000018
AC-: GLA 211551
For final credit to: 770283
Acct Name: SOLA LTD
Details of Payment: Attn: Maria Pena/(Name of Payment)

Note Purchase Agreement	S-4

EXHIBIT A

[FORM OF NOTE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THE SECURITIES REPRESENTED BY THIS CERTIFICATE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUEST AN OPINION OF LEGAL COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE ISSUER THAT ANY SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OR ENCUMBRANCE IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, IF SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OR ENCUMBRANCE IS NOT PURSUANT TO RULE 144, RULE 144A OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 9, 2008 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE INTERCREDITOR AGREEMENT), AMONG THE COMPANY, PARENT, THE SUBSIDIARIES OF THE COMPANY PARTY THERETO, THE BANK OF NEW YORK MELLON, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), THE BANK OF NEW YORK MELLON, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND THE BANK OF NEW YORK MELLON, AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN). EACH NOTE HOLDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PAYMENT AND LIEN SUBORDINATION PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH NOTE HOLDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTE HOLDERS UNDER THE FIRST LIEN PURCHASE AGREEMENT TO EXTEND CREDIT TO THE COMPANY AND SUCH NOTE HOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR FURTHER INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE, THE HOLDER OF THIS NOTE SHOULD CONTACT THE OFFICE OF THE CHIEF FINANCIAL OFFICER OF NEXTWAVE WIRELESS LLC AT 12670 HIGH BLUFFS DRIVE, SAN DIEGO, CA 92130, WHO WILL PROMPTLY MAKE SUCH INFORMATION AVAILABLE.

NEXTWAVE WIRELESS LLC

October 9, 2008

SENIOR-SUBORDINATED SECURED SECOND LIEN NOTE
DUE 2010

Exhibit A-1

No: [___]	ORIGINAL PRINCIPAL AMOUNT (STATED VALUE) U.S. $[__________]

                    NextWave Wireless LLC, a Delaware limited liability company (and its permitted successors and assigns, the "Company"), for value received, promises to pay to [__________], or its permitted assigns, on the 31st day of December, 2010, the Principal Amount of this Note, plus accrued and unpaid interest hereon to such date of payment. For so long as any of the First Lien Obligations are outstanding, in lieu of the cash payment of interest, the Principal Amount of this Note shall be increased on a daily basis by the PIK Amount; provided that the PIK Amount shall compound on each Interest Payment Date, commencing with the first Interest Payment Date following the date hereof. On and after the date on which the First Lien Obligations are satisfied in full, interest shall accrue at the Applicable Interest Rate on the then outstanding Principal Amount of this Note, and shall be paid in cash, quarterly in arrears, on each Interest Payment Date commencing with the first Interest Payment Date following the date on which the First Lien Obligations are satisfied in full, and continuing until all principal, premium (if any), interest and fees and other amounts due hereunder are paid in full. Interest shall be calculated based upon a twelve-month year consisting of 30-day months.

                    This Note is a duly authorized issue of Senior-Subordinated Secured Second Lien Notes of the Company, designated as Senior-Subordinated Secured Second Lien Notes due 2010 (the Notes), in the original aggregate principal amount of U.S. $105,263,157 issued under the Second Lien Subordinated Note Purchase Agreement, dated as of October 9, 2008, by and among the Company, NextWave Wireless Inc., the guarantors named therein (the Guarantors), the Purchasers named therein, and The Bank of New York Mellon, as Collateral Agent (as amended, restated, modified or supplemented from time to time, the Purchase Agreement). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. This Note shall at all times be secured by the Collateral Documents, guarantied by the Guarantors pursuant to the Guaranty and the Parent Guaranty, and subject to the terms and conditions of the Purchase Agreement.

                    The Company shall treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes. The Principal Amount, premium, if any, and interest on this Note is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts in the manner set forth in the Purchase Agreement.

                    The Holders determination of the Principal Amount of this Note shall be conclusive and binding, absent manifest error.

1.	Optional Redemption.

                    This Note is subject to optional redemption by the Company as provided in Section 8.1(a) of the Purchase Agreement.

Exhibit A-2

2.	Asset Sales.

                    This Note is subject to mandatory redemption in connection with certain Asset Sales as provided in Section 5.14 and Section 8.1(b) of the Purchase Agreement.

3.	Change of Control Offers.

                    This Note is subject to mandatory offers to redeem in connection with a Change of Control as provided in Section 5.18 of the Purchase Agreement.

4.	Guaranty.

                    Pursuant to the Guaranty and the Parent Guaranty, each Guarantor has unconditionally guarantied the payment of all obligations of the Company under the Notes.

5.	Collateral Documents.

                    Pursuant to the Collateral Documents, the Company has secured its obligations under the Note and the Note Documents and each Guarantor has secured its obligations under the Guaranty or the Parent Guaranty by granting to the Holders, a Second Priority Lien on substantially all of their right, title and interest in and to the Collateral (as defined in the Security Agreement); provided that if no First Lien Obligations are outstanding, such Lien shall have priority over all other Liens in and to such Collateral. The Collateral shall be held by the Collateral Agent for the benefit of the Holders pursuant to the terms of the Collateral Agency Agreement.

6.	Purchase Agreement.

                    The Company issued this Note under the Purchase Agreement. The terms of this Note include those stated in the Purchase Agreement, including, without limitation, the provisions in the Purchase Agreement respecting covenants, Events of Default and remedies.

7.	Modification of Notes.

                    The Notes may be modified as provided in Section 10.3 of the Purchase Agreement.

8.	Transfer.

                    This Note is subject to certain transfer restrictions as set forth in the Purchase Agreement.

9.	Non-Waiver.

                    No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

Exhibit A-3

10.	Intercreditor Agreement.

                    Notwithstanding any provision to the contrary in this Note or the Purchase Agreement, this Note shall be subject in all respects to the provisions of the Intercreditor Agreement. As a condition to any Person becoming a Holder of this Note, such Person shall execute and deliver an Assumption Agreement.

11.	Governing Law.

                    This Note shall be construed in accordance with and governed by the laws of the State of New York.

12.	Successors and Assigns.

                    All of the covenants, promises and agreements in this Note shall bind the Companys successors and assigns, whether so expressed or not.

13.	Headings.

                    The headings of the sections and paragraphs of this Note are inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page to Follow]

Exhibit A-4

                    IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

NEXTWAVE WIRELESS LLC

By:

Name:
Title:

Exhibit A-5

OPTION OF HOLDER TO ELECT PURCHASE

          If you want to elect to have this Note purchased by the Company pursuant to Section 5.18 of the Purchase Agreement, check the box below:

☐ Yes

          If you want to elect to have only part of the Note purchased by the Company pursuant to Section 5.18 of the Purchase Agreement, state the amount you elect to have purchased (if no amount is set forth below you will have elected to have the full amount of the Note purchased by the Company): $____________

Date: _______________

Your Signature: ______________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ________________________

Exhibit A-6

EXHIBIT B

FORM OF CONTROL ACCOUNT AGREEMENT

[See Attached]

EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

[See Attached]

EXHIBIT D

TAX MATTERS CERTIFICATE

[See Attached]

EXHIBIT E

FORM OF COLLATERAL AGENCY AGREEMENT

[See Attached]

EXHIBIT F

FORM OF GUARANTY

[See Attached]

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See Attached]

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

[See Attached]

EXHIBIT I

FORM OF ASSUMPTION AGREEMENT

[See Attached]

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

[See Attached]

EXHIBIT K

FORM OF SECOND LIEN PURCHASE AGREEMENT

[See Attached]